UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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SEAGEN INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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21823 30th Drive SE

Bothell, Washington 98021

April 24, 2023

TO THE STOCKHOLDERS OF SEAGEN INC.:

On March 12, 2023, Seagen Inc. (“Seagen”) entered into (i) an agreement and plan of merger (as it may be amended or supplemented from time to time, the “merger agreement”) to be acquired by Pfizer Inc. (“Pfizer”), pursuant to which, Aris Merger Sub, Inc. (“Merger Sub”), an entity formed by Pfizer for the sole purpose of effecting the acquisition, will be merged with and into Seagen (the “merger”), with Seagen surviving the merger as a wholly-owned subsidiary of Pfizer, and (ii) a voting agreement (the “voting agreement”), dated March 12, 2023, by and among Baker Bros. Advisors LP (“Baker Bros.”), on behalf of itself and the persons listed on Schedule A thereto, Pfizer and Seagen, pursuant to which, among other things, Baker Bros. has agreed, on the terms and subject to the conditions set forth in the voting agreement, to vote (or cause to be voted) all of the Covered Shares (as defined in the voting agreement) in favor of the adoption of the merger agreement.

If the merger is completed, each share of our common stock, par value $0.001 per share (our “common stock”), issued and outstanding immediately prior to the effective time of the merger (the “effective time”) (other than shares of our common stock to be cancelled or converted in accordance with the terms and subject to the conditions of the merger agreement and any shares of our common stock outstanding immediately prior to the effective time and held by a holder who has complied with Section 262 of the General Corporation Law of the State of Delaware with respect to such shares of our common stock) will be converted into the right to receive an amount in cash equal to $229.00 (the “merger consideration”), without interest and less any applicable withholding taxes.

We will hold a special meeting of our stockholders (the “special meeting”) in connection with the proposed merger on May 30, 2023, at 12:00 p.m. (Pacific time) (unless the special meeting is adjourned or postponed), via the Internet at www.virtualshareholdermeeting.com/SGEN2023SM (the “virtual meeting website”), where you will be able to attend the special meeting, vote, and submit your questions. Please note you will not be able to attend the special meeting physically in person.

The board of directors (the “Board”) of Seagen has, by resolutions unanimously adopted by the Board (i) determined that the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of Seagen and Seagen stockholders; (ii) approved and declared it advisable to enter into the merger agreement and the voting agreement; (iii) directed that the adoption of the merger agreement be submitted to a vote of Seagen stockholders at the special meeting; and (iv) subject to the terms and conditions of the merger agreement, resolved to recommend that Seagen stockholders approve the adoption of the merger agreement and approve the merger on the terms and subject to the conditions set forth in the merger agreement (the “company board recommendation”).

At the special meeting, Seagen stockholders will be asked to consider and vote on (1) the proposal to adopt the merger agreement (the “merger agreement proposal”) and (2) the proposal to approve, on a non-binding, advisory basis, certain compensation arrangements for Seagen’s named executive officers in connection with the merger. The Board recommends that Seagen stockholders vote “FOR” each of the proposals to be considered at the special meeting.

Your vote is very important, regardless of the number of shares of our common stock that you own. Because stockholders cannot take any action at the special meeting unless a majority of the shares of our common stock issued and outstanding and entitled to vote thereat is represented, it is important that you attend the special meeting virtually or are represented by proxy at the special meeting. The merger cannot be completed unless the merger agreement proposal is approved by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon. Whether or not you plan to attend the special meeting virtually, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying postage-prepaid reply envelope, or submit your proxy by telephone or the Internet. If your shares of our common stock are held in “street name” by your bank, broker or other nominee, your bank, broker or other nominee will be unable to vote your shares of our common stock without instructions from you. You should instruct your bank, broker or other nominee to vote your shares of our common stock in accordance with the procedures provided by your bank, broker or other nominee. If your shares of our common stock are held in your name and you fail to return your proxy card, submit your proxy by telephone or via the Internet or vote virtually at the special meeting, or if your shares of our common stock are held in “street name” by your bank, broker or other nominee and you fail to instruct your bank, broker or other nominee to vote your shares of our common stock, then this will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

Stockholders who do not vote in favor of the proposal to adopt the merger agreement, and who demand appraisal in writing to Seagen prior to the special meeting and comply with all of the applicable requirements of Delaware law will be entitled to rights of appraisal to obtain the fair value of their shares of our common stock. The requirements for exercising appraisal rights are further summarized in the section entitled “Appraisal Rights,” beginning on page 98 of this proxy statement. In addition, a copy of Section 262 of the General Corporation Law of the State of Delaware, which details the applicable Delaware appraisal statute, may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

You have the right to revoke a proxy at any time prior to the taking of the vote at the special meeting. You may revoke your proxy prior to the taking of the vote at the special meeting, by submitting a new proxy to vote your shares of our common stock over the Internet or by telephone (only your latest Internet or telephone proxy is counted), by signing a later-dated new proxy and mailing it, in each case, in accordance with the instructions on the enclosed proxy card or by sending a written revocation of your proxy to Seagen prior to the special meeting. In addition, you may revoke your proxy by attending the special meeting and voting your shares of our common stock via the virtual meeting website; however, attending the special meeting will not revoke your written, Internet or telephone proxy, as the case may be, unless you specifically request revocation or vote your shares of our common stock via the virtual meeting website. The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement. We encourage you to read the entire proxy statement, and its annexes, including the merger agreement, carefully. You may also obtain additional information about Seagen from documents we have filed with the U.S. Securities and Exchange Commission.

If you have any questions or need assistance voting your shares of our common stock, please contact Innisfree M&A Incorporated, our proxy solicitor (“Innisfree”), by calling toll-free at (877) 800-5194.

We hope that you will participate in the special meeting because your vote is important. Thank you for your consideration of this matter and your confidence in Seagen.

Sincerely,

David R. Epstein

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THE ACCOMPANYING PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The accompanying proxy statement is dated April 24, 2023, and, together with the enclosed form of proxy, is first being mailed to Seagen stockholders on or about April 24, 2023.

21823 30th Drive SE

Bothell, Washington 98021

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

DATE & TIME	May 30, 2023, 12:00 p.m. (Pacific time)

PLACE	The special meeting (the “special meeting”) of stockholders of Seagen Inc. (“Seagen”) will be held virtually via the Internet at www.virtualshareholdermeeting.com/SGEN2023SM (the “virtual meeting website”), where you will be able to attend the special meeting, vote, and submit your questions during the special meeting. You will not be able to attend the special meeting in person.

ITEMS OF BUSINESS

•  Consider and vote on a proposal to adopt the Agreement and Plan of Merger (as it may be amended or supplemented from time to time, the “merger agreement”), dated March 12, 2023, by and among Seagen, Pfizer Inc. (“Pfizer”), and Aris Merger Sub, Inc., a wholly-owned subsidiary of Pfizer (“Merger Sub”), a copy of which is included as Annex A to the proxy statement of which this notice forms a part, and pursuant to which Merger Sub will be merged with and into Seagen, with Seagen surviving the merger as a wholly-owned subsidiary of Pfizer (the “merger,” and such proposal the “merger agreement proposal”); and

•  Consider and vote on a proposal to approve, on a non-binding, advisory basis, certain compensation arrangements for Seagen’s named executive officers in connection with the merger (the “compensation proposal”).

RECORD DATE	Common stockholders of record at the close of business on April 17, 2023 may vote at the special meeting.

VOTING BY PROXY	The Board is soliciting your proxy to assure that a quorum is present and that your shares of our common stock are represented and voted at the special meeting. For information on submitting your proxy over the Internet, by telephone or by mailing back the enclosed proxy card (no extra postage is needed for the provided envelope if mailed in the United States), please see the attached proxy statement and enclosed proxy card. If you later decide to vote at the special meeting, information on revoking your proxy prior to the special meeting is also provided.

RECOMMENDATIONS	The Board unanimously recommends that you vote:

• “FOR” the merger agreement proposal; and • “FOR” the compensation proposal.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING VIA THE VIRTUAL MEETING WEBSITE, PLEASE VOTE OVER THE INTERNET OR BY CALLING THE TELEPHONE NUMBER USING THE INSTRUCTIONS ON YOUR PROXY CARD OR COMPLETE, DATE, SIGN AND RETURN A PROXY CARD AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE SPECIAL MEETING AND WISH TO VOTE YOUR SHARES OF OUR COMMON STOCK PERSONALLY VIA THE VIRTUAL MEETING WEBSITE, YOUR VOTE AT THE SPECIAL MEETING WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED BY YOU.

Your proxy may be revoked at any time before the vote at the special meeting, or any adjournment or postponement thereof, by following the procedures outlined in the accompanying proxy statement.

Please note that we intend to limit attendance at the special meeting to common stockholders as of the record date (or their authorized representatives). If your shares of our common stock are held by a broker, bank or other nominee, you must instruct the broker, bank or other nominee how to vote your shares of our common stock or obtain a proxy, executed in your favor, from that record holder giving you the right to vote the shares of our common stock at the special meeting.

The proxy statement of which this notice forms a part provides a detailed description of the merger agreement, the merger and the other transactions contemplated by the merger agreement. We urge you to read the proxy statement, including any documents incorporated by reference, and its annexes carefully and in their entirety. If you have any questions concerning the merger or the proxy statement, would like additional copies of the proxy statement, or need help voting your shares of our common stock, please contact Seagen’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders may call toll free: (877) 800-5194

Banks and Brokers may call collect: (212) 750-5833

By order of the Board of Directors

Jean I. Liu

Chief Legal Officer & Corporate Secretary

Bothell, Washington

April 24, 2023

-i-

-ii-

SUMMARY

This summary highlights information contained elsewhere in this proxy statement and may not contain all the information that is important to you with respect to the merger. We urge you to read carefully the remainder of this proxy statement, including the attached annexes, and the other documents to which we have referred you. For additional information on Seagen included in documents incorporated by reference into this proxy statement, see the section entitled “Where You Can Find More Information” beginning on page 106 of this proxy statement. We have included page references in this summary to direct you to a more complete description of the topics presented below.

Unless otherwise indicated or as the context otherwise requires, all references to “Seagen,” the “Company,” “we,” “us” or “our” in this proxy statement refer to Seagen Inc., a Delaware corporation; all references to “Pfizer” refer to Pfizer Inc., a Delaware corporation; all references to “Merger Sub” refer to Aris Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Pfizer formed for the sole purpose of effecting the merger; all references to “common stock” refer to the common stock, par value $0.001, of Seagen; all references to the “Board” refer to the board of directors of Seagen; all references to the “merger” refer to the proposed merger of Merger Sub with and into Seagen, with Seagen surviving as a wholly-owned subsidiary of Pfizer; all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated March 12, 2023, as it may be amended or supplemented from time to time, by and among Seagen, Pfizer and Merger Sub, a copy of which is included as Annex A to this proxy statement; and all references to “voting agreement” refer to that certain voting agreement, dated March 12, 2023, by and among Baker Bros., on behalf of itself and the persons listed on Schedule A thereto, Pfizer and Seagen, a copy of which is included as Annex B to this proxy statement. Seagen, following the completion of the merger, is sometimes referred to in this proxy statement as the “surviving corporation.”

The Parties to the Merger

Seagen (see page 31)

Seagen is a biotechnology company that develops and commercializes targeted therapies to treat cancer. We are commercializing ADCETRIS®, or brentuximab vedotin, for the treatment of certain CD30-expressing lymphomas, PADCEV®, or enfortumab vedotin-ejfv, for the treatment of certain metastatic urothelial cancers, TUKYSA®, or tucatinib, for the treatment of certain metastatic HER2-positive breast and colorectal cancers, and TIVDAK®, or tisotumab vedotin-tftv, for the treatment of certain metastatic cervical cancers. We are also advancing a pipeline of novel therapies for solid tumors and blood-related cancers designed to address unmet medical needs and to improve treatment outcomes for patients. Many of our programs, including ADCETRIS, PADCEV and TIVDAK, are based on our antibody-drug conjugate, or ADC, technology that utilizes the targeting ability of monoclonal antibodies to deliver cell-killing agents directly to cancer cells.

Shares of our common stock are listed with, and trade on, the Nasdaq Stock Market LLC (the “Nasdaq”) under the symbol “SGEN.” For additional information, visit www.seagen.com. The information provided on the Seagen website is not part of this proxy statement and is not incorporated in this proxy statement by reference or by any other reference to the Seagen website provided in this proxy statement. Our principal executive offices are maintained at 21823 30th Drive SE, Bothell, Washington 98021, telephone number (425) 527-4000.

Pfizer (see page 31)

Pfizer is a research-based, global biopharmaceutical company. Pfizer applies science and its global resources to bring therapies to people that extend and significantly improve their lives through the discovery, development, manufacture, marketing, sale and distribution of biopharmaceutical products worldwide. Pfizer works across developed and emerging markets to advance wellness, prevention, treatments and cures that challenge the most feared diseases of our time. Pfizer collaborates with healthcare providers, governments and local communities to support and expand access to reliable, affordable healthcare around the world. Pfizer was incorporated under the laws of the State of Delaware on June 2, 1942.

Shares of Pfizer common stock, par value $0.05 per share, are listed on the New York Stock Exchange (the “NYSE”) under the symbol “PFE.” For additional information, visit www.pfizer.com. The information provided on the Pfizer website is not part of this proxy statement and is not incorporated in this proxy statement by reference or by any other reference to the Pfizer website provided in this proxy statement. Pfizer’s principal executive offices are maintained at 66 Hudson Boulevard East, New York, New York 10001, telephone number (212) 733-2323.

Merger Sub (see page 31)

Merger Sub was formed solely for the purposes of entering into the merger agreement and engaging in the transactions contemplated by the merger agreement. Merger Sub is a wholly-owned subsidiary of Pfizer and has not carried on any activities or operations to date, except for those activities incidental to its formation and the transactions contemplated by the merger agreement. Upon consummation of the merger, Merger Sub will be merged with and into Seagen and will cease to exist, with Seagen surviving the merger as a wholly-owned subsidiary of Pfizer. Merger Sub’s principal executive offices are maintained at 66 Hudson Boulevard East, New York, New York 10001, telephone number (212) 733-2323.

The Special Meeting

Date, Time, Place and Purpose of the Special Meeting (see page 24)

The special meeting of stockholders of Seagen is scheduled to be held on May 30, 2023 at 12:00 p.m. (Pacific time), via the Internet at www.virtualshareholdermeeting.com/SGEN2023SM. Online check-in will begin at 11:45 a.m. (Pacific time) and you should allow ample time for the check-in procedures. At the special meeting, stockholders who owned shares of our common stock as of the record date will be able to attend, vote and submit questions via the Internet by logging in to the virtual meeting website using the 16-digit control number provided to you on your proxy card. If you do not have a control number, you may attend the special meeting in listen-only mode by visiting www.virtualshareholdermeeting.com/SGEN2023SM, but you will not be able to vote or to submit questions. Whether or not you plan to attend the special meeting, we urge you to vote and submit your proxy in advance of the special meeting by one of the methods described in these proxy materials. You will not be able to attend the special meeting in person.

Purpose of the Special Meeting

The special meeting is being held in order to consider and vote on the following proposals:

•	to adopt the merger agreement (the “merger agreement proposal”); and

•	to approve, on a non-binding, advisory basis, certain compensation arrangements for Seagen’s named executive officers in connection with the merger (the “compensation proposal”).

Record Date; Stockholders Entitled to Vote (see page 25)

Only holders of record of our common stock at the close of business on April 17, 2023, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting. As of the close of business on the record date, 187,457,104 shares of our common stock were issued and outstanding. Holders of record of our common stock are entitled to one vote for each share of our common stock they own at the close of business on the record date.

Quorum (see page 25)

The presence at the special meeting, by attendance via the virtual meeting website or by proxy, of the holders of a majority in voting power of the shares of our common stock issued and outstanding and entitled to vote thereat will constitute a quorum. There must be a quorum for business to be conducted at the special meeting. If you submit a properly executed proxy card, even if you abstain from voting, your shares of our common stock will be counted for purposes of calculating whether a quorum is present at the special meeting. Failure of a quorum to be represented at the special meeting will necessitate an adjournment or postponement and will subject Seagen to additional expense.

In addition, pursuant to the voting agreement, until the Expiration Time (as defined in the voting agreement), at the special meeting (and at every adjournment or postponement thereof), Baker Bros. will cause each stockholder identified in the voting agreement to be represented in person or by proxy at the special meeting (or cause the holders of record as of the record date to be represented in person or by proxy at such meeting) in order for the Covered Shares to be counted as present for purposes of establishing a quorum. At the close of business on the record date, the Covered Shares represented approximately 25.0% of the outstanding voting power of our common stock.

Required Vote (see page 25)

Assuming a quorum is present at the special meeting, approval of the merger agreement proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” approval of the merger agreement proposal.

Assuming a quorum is present at the special meeting, approval of the compensation proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal. Abstentions and broker non-votes will have no effect on the approval of the compensation proposal.

As of March 1, 2023, the directors and executive officers of Seagen beneficially owned and were entitled to vote, in the aggregate, 48,795,401 shares of our common stock (including (i) shares of our common stock for which the applicable director or executive officer has sole or shared power over voting or investment decisions and (ii) shares of our common stock which the applicable director or executive officer has the right to acquire, through option exercise or otherwise, within 60 days after March 1, 2023). At the close of business on March 1, 2023, the shares of our common stock beneficially owned by the directors and executive officers of Seagen represented approximately 25.9% of the outstanding voting power of our common stock.

In addition, pursuant to the voting agreement, until the Expiration Time, at the special meeting (and at every adjournment or postponement thereof), and on any action or approval of Seagen stockholders by written consent with respect to each of the proposals, Baker Bros. will vote (including via proxy) (or cause the holder of record on the record date to vote (including via proxy)) all of the Covered Shares: (a) in favor of the merger agreement proposal; and (b) against (1) any action or agreement that would reasonably be expected to result in any of the conditions to Seagen’s obligations to complete the merger not being fulfilled or result in a breach of any covenant, representation or warranty or any other obligation or agreement of Seagen contained in the merger agreement, or of Baker Bros. contained in the voting agreement, and (2) any acquisition proposal, or any agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede or interfere with the consummation of the merger and the other transactions contemplated by the merger agreement.

Proxies and Revocation (see page 28)

Any stockholder of record entitled to vote at the special meeting may vote virtually at the special meeting, or by submitting a proxy to vote via the Internet, by telephone or by mail using the enclosed postage-prepaid envelope.

If you are a beneficial owner of shares of our common stock and your shares of our common stock are held in “street name,” you should instruct your bank, broker or other nominee on how to vote your shares of our common stock using the instructions provided by your bank, broker or other nominee. If you fail to submit a proxy or fail to vote virtually at the special meeting, or you do not provide your bank, broker or other nominee with instructions, as applicable, your shares of our common stock will not be voted on the merger agreement proposal, which will have the same effect as a vote “AGAINST” approval of the merger agreement proposal.

If you fail to vote virtually at the special meeting or fail to return your proxy card or fail to submit your proxy to vote via the Internet or by telephone, or if your shares of our common stock are held in “street name” by your bank, broker or other nominee, and you fail to instruct your bank, broker or other nominee to vote, your shares of our common stock will not be voted and will not have an effect on the approval of the compensation proposal, assuming a quorum is present.

You have the right to revoke a proxy at any time prior to the taking of the vote at the special meeting. You may revoke your proxy prior to the taking of the vote at the special meeting, by submitting a new proxy to vote your shares of our common stock over the Internet or by telephone (only your latest Internet or telephone proxy is counted), by signing a later-dated new proxy and mailing it, in each case, in accordance with the instructions on the enclosed proxy card or by sending a written revocation of your proxy to Seagen prior to the special meeting. In addition, you may revoke your proxy by attending the special meeting virtually and voting; however, attending the special meeting virtually will not revoke your written, Internet or telephone proxy, as the case may be, unless you specifically request revocation or vote in person at the special meeting.

If you are a beneficial owner of shares of our common stock held in “street name,” you may change your instruction to your bank, broker or other nominee, as applicable, by submitting a subsequent instruction to such bank, broker or other nominee, or you may change your vote by attending the special meeting virtually and voting your shares of our common stock.

The Merger

A copy of the merger agreement is attached as Annex A to this proxy statement. We encourage you to read the entire merger agreement carefully because it is the principal document governing the merger. For more information on the merger agreement, see the section entitled “The Merger Agreement” beginning on page 68 of this proxy statement.

Pursuant to the merger agreement, at the effective time of the merger (the “effective time”), Merger Sub will be merged with and into Seagen. Seagen will survive the merger as a wholly-owned subsidiary of Pfizer.

In addition, pursuant to the voting agreement, Baker Bros. has agreed, on the terms and subject to the conditions set forth in the voting agreement, to vote (or cause to be voted) all of the Covered Shares in favor of the adoption of the merger agreement. A copy of the voting agreement is attached as Annex B to this proxy statement. We encourage you to read the entire voting agreement carefully because it is the principal document governing the terms of the voting commitment from Baker Bros.

The Merger Consideration (see page 32)

Upon the terms and subject to the conditions set forth in the merger agreement, at the effective time, each share of our common stock issued and outstanding immediately prior to the effective time (other than shares of our common stock to be canceled or converted in accordance with the terms and subject to the conditions set forth in the merger agreement and any shares of our common stock outstanding immediately prior to the effective time and held by a holder who has complied with Section 262 of the General Corporation Law of the State of Delaware (as amended, and all rules and regulations promulgated thereunder, the “DGCL”) with respect to such shares of our common stock, the “dissenting shares”) will be converted into the right to receive an amount in cash equal to $229.00 (the “merger consideration”), without interest and less any applicable withholding taxes.

Recommendation of the Board of Directors; Reasons for the Merger (see pages 24 and 45)

After careful consideration, the Board has, by resolutions unanimously adopted by the Board: (i) determined that the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of Seagen and its stockholders; (ii) approved and declared it advisable to enter into the merger agreement and the voting agreement; (iii) directed that the adoption of the merger agreement be submitted to a vote of Seagen stockholders at the special meeting; and (iv) subject to the terms and conditions of the merger agreement, resolved to recommend that Seagen stockholders approve the adoption of the merger agreement and approve the merger on the terms and subject to the conditions set forth in the merger agreement (the “company board recommendation”). Certain factors considered by the Board in reaching its decision to can be found in the section entitled “The Merger (Proposal 1)—Recommendation of the Board of Directors; Reasons for the Merger.”

The Board unanimously recommends that stockholders vote “FOR” the merger agreement proposal and “FOR” the compensation proposal.

Opinion of Centerview Partners LLC (see page 48 and Annex C)

Seagen retained Centerview Partners LLC (“Centerview”) as financial advisor to the Board in connection with the merger and the other transactions contemplated by the merger agreement. In connection with this engagement, the Board requested that Centerview evaluate the fairness, from a financial point of view, to the holders of shares of our common stock (other than (i) all shares of our common stock that are owned by Seagen as treasury shares and any shares of our common stock owned by Pfizer, Merger Sub, or any direct or indirect wholly-owned subsidiary of Pfizer or Seagen and (ii) any dissenting shares (the shares referred to in clauses (i) and (ii), together with any shares of our common stock held by any affiliate of Seagen or Pfizer, “excluded shares”)) of the merger consideration proposed to be paid to such holders pursuant to the merger agreement. On March 12, 2023, Centerview rendered to the Board its oral opinion, which was subsequently confirmed by delivery of a written opinion dated March 12, 2023 that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the merger consideration to be paid to the holders of shares of our common stock (other than excluded shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Centerview’s written opinion, dated March 12, 2023, which describes the various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex C to this proxy statement and is incorporated by reference into this proxy statement. Centerview’s financial advisory services and opinion were provided for the information and assistance of the Board (in the directors’ capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the merger and the other transactions contemplated by the merger agreement and Centerview’s opinion addressed only the fairness, from a financial point of view, as of the date thereof, to the holders of shares of our common stock (other than excluded shares) of the merger consideration to be paid to such holders pursuant to the merger agreement. Centerview’s opinion did not address any other term or aspect of the merger agreement, the merger or the other transactions contemplated by the merger agreement and does not constitute a recommendation to any Seagen stockholder or any other person as to how such stockholder or other person should vote with respect to the merger or otherwise act with respect to the merger and the other transactions contemplated by the merger agreement or any other matter.

The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.

Interests of Seagen’s Directors and Executive Officers in the Merger (see page 58)

In considering the recommendation of the Board that Seagen stockholders adopt the merger agreement, Seagen stockholders should be aware that the executive officers and directors of Seagen have certain interests in the merger agreement, the merger and the other transactions contemplated by the merger agreement that may be different from, or in addition to, the interests of Seagen stockholders generally. The Board was aware of these interests and considered them, among other matters, in approving the merger agreement and in making their recommendation that Seagen stockholders approve the adoption of the merger agreement. These interests include, among others, cash severance payments that may be payable following a qualifying termination of an executive officer’s employment under employment agreements and the treatment of Seagen equity awards. Additional interests that were considered by the Board include the provision of indemnification and insurance arrangements pursuant to the merger agreement. These interests are discussed in more detail in the section entitled “The Merger (Proposal 1)—Interests of Seagen’s Directors and Executive Officers in the Merger” beginning on page 58 of this proxy statement.

Financing of the Merger (see page 64)

Completion of the merger is not subject to a financing condition. Pfizer and Merger Sub have represented in the merger agreement that, as of the date the closing of the merger occurs (the “closing date”), Pfizer and Merger Sub will have available sufficient cash, available lines of credit or other sources of immediately available funds to pay the amounts required to be paid by Pfizer or Merger Sub, as applicable, pursuant to the merger agreement.

Closing and Effective Time of the Merger (see page 64)

We expect to complete the merger in late 2023 or early 2024, subject to fulfillment of customary closing conditions, including approval of the merger agreement proposal by Seagen stockholders and receipt of required regulatory approvals and clearances. The merger is subject to various regulatory approvals and clearances and other conditions, and it is possible that factors outside the control of Seagen or Pfizer could result in the merger being completed at a later time, or not at all. There may be a substantial amount of time between the special meeting and the completion of the merger. We expect to complete the merger promptly following the receipt of all required approvals.

Regulatory Approvals and Clearances Required for the Merger (see page 65)

The respective obligations of the parties to effect the merger are subject to certain regulatory approvals and clearances. Subject to the terms and conditions set forth in the merger agreement, the merger cannot be completed until (i) the applicable waiting period (and any extension thereof) under the HSR Act has expired or been terminated, and (ii) any agreements not to close the transaction with any governmental authority have expired or been terminated. In addition to antitrust approval in the United States, the completion of the merger is conditioned on approvals and clearances in accordance with antitrust laws and foreign investment laws in certain other jurisdictions.

The merger agreement also provides that if, prior to the effective time of the merger (i) the U.K. Competition and Markets Authority (the “CMA”) indicates in writing to Pfizer that it has decided to formally investigate the merger and, accordingly, requests Pfizer to submit a merger notice in the form prescribed under the Enterprise Act 2002, (ii) the European Commission (the “EC”) indicates in writing to Pfizer that a member state of the European Union or the EC is making, or has made, a referral of the merger to the EC under Article 22 of the EU Merger Regulation, or (iii) a merger control, foreign direct investment, or national security inquiry or review is initiated or commenced by certain other governmental authorities, approval of the merger by the CMA, the EC or such other governmental authority, as the case may be, will be a condition precedent to the completion of the merger.

On April 5, 2023, Pfizer filed a briefing paper with the EC. On April 21, 2023, Pfizer filed a briefing paper with the CMA.

At any time before or after consummation of the merger, the FTC or the DOJ (notwithstanding the termination of the waiting period under the HSR Act or the expiration or termination of any agreement with the FTC or the DOJ) could take such action under antitrust laws as they deem necessary or desirable in the public interest, including seeking to enjoin the completion of the merger and seeking divestiture of substantial assets of Seagen or Pfizer or imposing other conduct relief. At any time before or after the completion of the merger, any state or non-U.S. governmental authority could take such action under antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger, seeking divestiture of substantial assets of Seagen or Pfizer or imposing other conduct relief. Private parties may also seek to take legal action under antitrust laws under certain circumstances.

There can be no assurance that all of the regulatory approvals described above, or any other regulatory approvals that might be required to consummate the merger, will be sought or obtained and, if obtained, there can be no assurance as to the timing of any approvals, ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. There can also be no assurance that the FTC, the DOJ or any other governmental authority or any private party will not attempt to challenge the merger on antitrust grounds, and, if such a challenge is made, there can be no assurance as to its result. You should read the section entitled “The Merger Agreement—Required Efforts to Consummate the Merger” for a description of the parties’ obligations with respect to regulatory approvals related to the merger.

Litigation Relating to the Merger (see page 65)

As of April 24, 2023, we are aware of four complaints that have been filed in connection with the merger. The complaints allege, among other things, that certain disclosures in the preliminary proxy statement filed by Seagen on April 14, 2023 in connection with the merger were materially incomplete and misleading.

The four actions are captioned O’Dell v. Seagen Inc. et al., No. 1:23-cv-03254 (Apr. 19, 2023), filed in the United States District Court for the Southern District of New York, Boyd v. Seagen Inc. et al., No. 1:23-cv-03309 (Apr. 20, 2023), filed in the United States District Court for the Southern District of New York, Wang v. Seagen Inc. et al., No. 1:23-cv-03302 (Apr. 20, 2023), filed in the United States District Court for the Southern District of New York, and Ober v. Seagen Inc. et al., No. 1:23-cv-03378 (Apr. 21, 2023), filed in the United States District Court for the Southern District of New York. The complaints name Seagen and the current members of the Board as defendants.

The complaints allege, among other things, violations of Sections 14(a) and 20(a) of the Exchange Act, 15 U.S.C. §§ 78n(a), 78t(a), SEC Rule 14a-9, 17 C.F.R. 240.14a-9 and 17 C.F.R. § 244.100. The complaints seek, among other relief, to enjoin Seagen from consummating the merger and to be awarded rescissory damages, including reasonable attorneys’ and expert fees and expenses.

Seagen believes that the allegations asserted in the complaints are without merit. As of April 24, 2023, Seagen was not aware of the filing of other lawsuits challenging the merger or the proxy statement; however, additional lawsuits arising out of the merger or the proxy statement may be filed in the future.

Material U.S. Federal Income Tax Consequences of the Merger (see page 95)

The exchange of shares of our common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for such purposes, a U.S. holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger”) who receives cash in the merger in exchange for shares of our common stock will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash that the U.S. holder receives pursuant to the merger with respect to such shares and the U.S. holder’s adjusted tax basis in such shares.

You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” and consult your tax advisor regarding the particular tax consequences of the merger to you, including any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Appraisal Rights (see page 98)

If the merger is completed, Seagen stockholders who do not vote in favor of the merger agreement proposal are entitled to appraisal rights under the DGCL in connection with the merger, provided that such stockholders fully comply with the requirements of Section 262 of the DGCL, which are further summarized in the section entitled “Appraisal Rights,” beginning on page 98 of this proxy statement. In addition, a copy of Section 262 of the DGCL, which details the applicable Delaware appraisal statutes, may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. This means that you may be entitled to have the “fair value” of your shares of our common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, to be paid upon the amount determined to be “fair value,” in lieu of the amount of the merger consideration you would have received pursuant to the merger agreement, if you follow exactly the procedures set forth in Section 262 of the DGCL. The ultimate amount you may receive in an appraisal proceeding may be less than, equal to or more than the amount you would have otherwise received under the merger agreement if you do not seek appraisal of your shares of our common stock.

To exercise your appraisal rights with respect to your shares of our common stock, you must, among other things, deliver a written demand for appraisal to Seagen before the vote is taken on the merger agreement proposal and you must not vote (either via the virtual meeting website or by proxy) in favor of the merger agreement proposal with respect to such shares of our common stock, and you must continue to hold such shares of our common stock from the record date of making the demand for appraisal through the effective time. As such, merely voting against, abstaining or failing to vote on the merger agreement proposal will not by itself preserve your right to appraisal under the DGCL. If you fail to follow exactly the procedures set forth in Section 262 of the DGCL, you will lose your appraisal rights. The requirements for exercising appraisal rights are further described in the section entitled “Appraisal Rights,” beginning on page 98 of this proxy statement. In addition, a copy of Section 262 of the DGCL, which details the applicable Delaware appraisal statute, may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. We encourage you to read these provisions carefully and in their entirety.

If you hold your shares of our common stock through a bank, broker or other nominee and you wish to exercise your appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures. In view of the complexity of the DGCL, Seagen stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly. The discussion of appraisal rights in this proxy statement is not a full summary of the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by the full text of Section 262 of the DGCL, accessible without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

The Voting Agreement (see page 65)

On March 12, 2023, concurrently with the execution of the merger agreement, Seagen entered into the voting agreement with Pfizer and Baker Bros., on behalf of itself and the persons listed on Schedule A thereto in their respective capacities as record or beneficial owners of shares of our common stock, pursuant to which Baker Bros. agreed, on the terms and subject to the conditions set forth in the voting agreement, among other things, to vote (or cause to be voted) the Covered Shares (i) in favor of the merger agreement proposal, and (ii) against (A) any action or agreement that would reasonably be expected to result in any of the conditions to Seagen’s obligations to complete the merger not being fulfilled or result in a breach of any covenant, representation or warranty or any other obligation or agreement of Seagen contained in the merger agreement, or of Baker Bros. contained in the voting agreement, (B) any acquisition proposal, or (C) any agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede or interfere with the consummation of the merger and the other transactions contemplated by the merger agreement.

The voting agreement is discussed in more detail in the section entitled “The Merger Agreement—The Voting Agreement” beginning on page 65 of this proxy statement.

Delisting and Deregistration of Seagen Common Stock (see page 67)

If the merger is completed, our common stock will be delisted from the Nasdaq and deregistered under the Securities Exchange Act of 1934 (as amended, and all rules and regulations promulgated thereunder, collectively, the “Exchange Act”).

The Merger Agreement

Treatment of Common Stock and Equity Awards (see page 69)

•

Common Stock. Upon the terms and subject to the conditions set forth in the merger agreement, at the effective time, each eligible share of our common stock will be automatically cancelled and will cease to exist, and will be converted into the right to receive an amount in cash equal to $229.00, without interest and less any applicable withholding taxes.

•

Stock Options. At the effective time, each option to purchase shares of our common stock (each a “Seagen Option”) that is outstanding as of immediately prior to the effective time, whether or not then vested, will be cancelled and converted into the right to receive an amount in cash equal to the product of (i) the excess, if any, of the merger consideration over the per share exercise price of such Seagen Option, multiplied by (ii) the number of shares of our common stock then subject to such Seagen Option (which number, in the case of Seagen Options subject to performance goals based on stock price hurdles, will be determined based on actual performance in accordance with the terms of such Seagen Options, with any Seagen Options that do not vest being forfeited for no consideration), net of applicable taxes and without interest.

•

RSUs. At the effective time, each restricted stock unit (each a “Seagen RSU”), other than any post-signing Seagen RSU (as defined below), that is outstanding as of immediately prior to the effective time, whether or not then vested, will be cancelled and converted into the right to receive an amount in cash equal to the product of (i) the merger consideration, multiplied by (ii) the number of shares of our common stock then subject to such Seagen RSU, net of applicable taxes and without interest. Each Seagen RSU granted after the date of the merger agreement that is unvested and outstanding as of the effective time (a “post-signing Seagen RSU”) will be substituted automatically with a Pfizer cash-based award (each, a “Pfizer cash award”) with respect to an amount in cash equal to the product of (i) the merger consideration, multiplied by (ii) the number of shares of our common stock then subject to such post-signing Seagen RSU. Each Pfizer cash award will otherwise be subject to substantially the same terms and conditions applicable to such post-signing Seagen RSU as of immediately prior to the effective time. For Seagen RSUs granted in connection with Seagen’s annual grants in August 2023, one-third of the outstanding amount of such awards will vest immediately prior to the effective time, and the remaining portion of the award will vest in equal installments on the first two annual anniversaries of closing, or upon an earlier termination without “cause” (as defined in Seagen’s Amended and Restated 2007 Equity Incentive Plan), due to death or disability, or for good reason.

•

Annual PSUs. At the effective time, each performance-based share unit (each a “Seagen PSU”) that is not a Seagen products PSU (each, a “Seagen non-products PSU”) that is outstanding immediately prior to the effective time, whether or not then vested, will be cancelled and converted into the right to receive an amount in cash equal to the product of (i) the merger consideration, multiplied by (ii) the number of shares of our common stock then subject to such Seagen non-products PSU based on (a) for performance periods that are complete as of the effective time, actual performance, and (b) for performance periods that are incomplete as of the effective time, the greater of the target and actual performance, net of applicable taxes and without interest.

•

Product PSUs. At the effective time, each Seagen PSU with performance-based vesting conditions based on the achievement of certain milestone-based performance conditions (each, a “Seagen products PSU”), that is unearned and outstanding immediately prior to the effective time will be substituted with a Pfizer cash award subject to the same performance-based vesting requirements (a “Pfizer performance cash award”) with respect to that number of shares of Pfizer common stock that is equal to the product of (i) the merger consideration, multiplied by (ii) the number of shares of our common stock then subject to such Seagen products PSU. Each Pfizer performance cash award will otherwise be subject to the same terms and conditions applicable to such Seagen products PSU as of immediately prior to the effective time; provided, that upon a termination without “cause” (as defined in Seagen’s Amended and Restated 2007 Equity Incentive Plan), due to death or disability, or for good reason, the service conditions that such Pfizer performance cash award is subject to will be waived, and the award will vest in full upon achievement of performance conditions (and will be forfeited if such performance conditions are not achieved).

No Solicitation; Adverse Recommendation Changes (see page 77)

Seagen has agreed that it will not, and will cause its representatives not to, directly or indirectly: (i) initiate, solicit, knowingly encourage or knowingly facilitate the making of any inquiry, offer or proposal that constitutes or would reasonably be expected to lead to an acquisition proposal; (ii) enter into any agreement providing for the consummation of a transaction contemplated by any acquisition proposal; or (iii) engage in negotiations or discussions with, or provide any non-public information or data to, any person (other than Pfizer or any of its affiliates or representatives) relating to any acquisition proposal, or grant any waiver or release under any restriction from making an acquisition proposal, other than discussions solely to notify such person of the non-solicitation terms of the merger agreement or to clarify the terms and conditions of such proposal or offer.

Notwithstanding the restrictions described above, prior to obtaining the requisite Seagen stockholder approval, Seagen and its representatives may furnish non-public information concerning Seagen’s business, properties or assets to any person in accordance with a confidentiality agreement with terms not materially less favorable in the aggregate to Seagen than those contained in its confidentiality agreement with Pfizer and may participate in discussions and negotiations with such person concerning an acquisition proposal if, but only if, such person has submitted a bona fide proposal to Seagen relating to such acquisition proposal that (i) did not result from a material breach of the non-solicitation provisions of the merger agreement, and (ii) the Board determines in good faith, after consultation with its financial advisors, either constitutes or could reasonably be expected to lead to a superior proposal.

Prior to obtaining the requisite Seagen stockholder approval, if Seagen receives an acquisition proposal, the Board may effect an adverse recommendation change or terminate the merger agreement to enter an agreement providing for the consummation of a transaction contemplated by any superior proposal if, but only if, the Board concludes in good faith, after consultation with outside counsel and its financial advisors, that such acquisition proposal constitutes a superior proposal and determines in good faith, after consultation with outside counsel, that failure to take such action would reasonably be likely to be inconsistent with its fiduciary duties to Seagen stockholders in accordance with law, so long as Seagen has first complied with certain terms of the merger agreement, including (i) notifying Pfizer of its intent with respect to a superior proposal and negotiating with Pfizer in good faith regarding adjustments proposed by Pfizer to the terms of the merger agreement for a period of four business days, subject to additional two-business-day negotiation periods if the terms of the superior proposal are materially revised during such negotiation period and (ii) in the case of termination of the merger agreement to accept a superior proposal, paying the termination fee to Pfizer and immediately following such termination entering into a binding definitive agreement for such superior proposal.

In addition to the foregoing, prior to obtaining the requisite Seagen stockholder approval, the Board may effect an adverse recommendation change in response to an intervening event if, but only if, the Board concludes in good faith, after consultation with its outside counsel, that failure to make an adverse recommendation change on account of an intervening event would reasonably be likely to be inconsistent with its fiduciary duties, so long as Seagen has first complied with certain terms of the merger agreement, including notifying Pfizer of its intent and negotiating with Pfizer in good faith regarding adjustments proposed by Pfizer to the terms of the merger agreement for a period of four business days.

See pages 77 and 78, respectively, for definitions of “acquisition proposal” and “superior proposal” as used in the merger agreement.

Conditions to the Completion of the Merger (see page 84)

The respective obligations of Seagen, Pfizer and Merger Sub to consummate the merger are subject to the satisfaction or written waiver of certain customary conditions, including the receipt of any approvals or clearances applicable to the consummation of the merger in accordance with the HSR Act and other antitrust laws and foreign investment laws in certain jurisdictions, the expiration or termination of any agreement with any governmental authority not to consummate the transaction, the receipt of the requisite Seagen stockholder approval, the absence of legal prohibitions, no material adverse effect having occurred that is continuing, the accuracy of the parties’ representations and warranties subject to certain specified materiality standards, and the parties’ compliance in all material respects with their respective obligations under the merger agreement.

Termination of the Merger Agreement (see page 86)

Subject to certain exceptions, the merger agreement may be terminated and the transactions contemplated thereby may be abandoned at any time prior to the effective time, whether before or after the requisite Seagen stockholder approval is obtained:

•	by mutual written consent of Pfizer and Seagen;

•	by either Pfizer or Seagen:

•	if a court of competent jurisdiction or other governmental authority will have issued any restraint;

•	if the closing has not occurred on or prior to the outside date; or

•	if the requisite Seagen stockholder approval is not obtained at the special meeting duly convened therefor or at any adjournment or postponement thereof;

•	by Pfizer or Merger Sub:

•

if there has been a breach by Seagen of, or any inaccuracy in, any representation, warranty, covenant or other agreement of Seagen set forth in the merger agreement that would result in a failure of certain conditions to Pfizer’s or Merger Sub’s obligations to close, subject to cure periods specified in the merger agreement; or

•	if at any time prior to the receipt of the requisite Seagen stockholder approval, the Board has effected an adverse recommendation change;

•	by Seagen:

•

if there has been a breach by Pfizer or Merger Sub of, or any inaccuracy in, any representation, warranty, covenant or other agreement of Pfizer or Merger Sub set forth in the merger agreement that would result in a failure of certain conditions to Seagen’s obligations to close, subject to cure periods specified in the merger agreement; or

•

at any time prior to the receipt of the requisite Seagen stockholder approval, in order to accept a superior proposal in accordance with the merger agreement, provided that Seagen has paid the termination fee.

A termination fee equal to $1,646 million will be payable by Seagen to Pfizer if:

•	Pfizer terminates the merger agreement because, prior to obtaining the requisite Seagen stockholder approval, the Board makes an adverse recommendation change;

•	Seagen terminates the merger agreement in order to accept a superior proposal in accordance with the merger agreement; or

•

(i) Pfizer or Seagen, as applicable, terminates the merger agreement because (A) the closing has not occurred by the outside date; (B) the requisite Seagen stockholder approval is not obtained; or (C) of a breach by Seagen of, or any inaccuracy in, any representation, warranty, covenant or other agreement of Seagen set forth in the merger agreement and, at the time of such termination, the requisite Seagen stockholder approval has not been obtained, (ii) prior to such termination, an acquisition proposal has been publicly announced and not publicly withdrawn at least four business days prior to the special meeting, and (iii) within 12 months of such termination, Seagen enters into a definitive agreement with respect to an acquisition proposal that is ultimately consummated or an acquisition proposal is consummated (provided that, for such purposes, the references to “20%” in the definition of acquisition proposal are deemed to be references to “50%”).

A reverse termination fee equal to $2,224 million will be payable by Pfizer to Seagen if:

•

Seagen or Pfizer terminates the merger agreement because (i) of a restraint (solely to the extent arising under any antitrust laws and foreign investment laws), or (ii) the merger has not occurred by the outside date;

•	the requisite Seagen stockholder approval has been obtained;

•

the regulatory approval condition or the no law or order condition (solely to the extent in respect of, pursuant to or arising under any antitrust laws or foreign investment laws) has not been satisfied;

•	the remaining conditions to Pfizer’s and Merger Sub’s obligation to close, other than the regulatory approval condition and the no law or order condition, are satisfied; and

•

a breach by Seagen of its obligations with respect to regulatory matters has not contributed materially and substantially to the applicable restraint that gives rise to the termination right or the failure of the regulatory approval condition or the no law or order condition to be satisfied.

Remedies (see page 89)

The parties have agreed (i) that each party will be entitled, in addition to any other remedy to which it may be entitled at law or in equity, to compel specific performance to prevent or restrain breaches or threatened breaches of the merger agreement in any action without the posting of a bond or undertaking, and (ii) that the parties waive, in any action for specific performance, the defense of adequacy of a remedy at law and any other objections to specific performance of the merger agreement.

Market Price of Common Stock (see page 91)

If the merger is completed, you will be entitled to receive an amount in cash equal to $229.00 (disregarding reduction for any applicable withholding taxes), for each eligible share owned by you (unless you have properly exercised, and not lost, your appraisal rights with respect to such shares of our common stock), which represents a premium of approximately 42% to the closing price of $161.37 per share of our common stock on February 24, 2023, the last trading day prior to the first media accounts regarding a possible acquisition of Seagen by Pfizer, and a premium of approximately 54% to the 30-trading day volume-weighted average share price of $148.42 per share of our common stock on that same date.

On April 21, 2023, the most recent practicable date before this proxy statement was first mailed to our stockholders, the closing price for our common stock on the Nasdaq was $203.80 per share of our common stock. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of our common stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following are brief answers to certain questions that you, as a stockholder of Seagen, may have regarding the merger agreement, the merger, the special meeting and the proposals being considered at the special meeting. Seagen urges you to carefully read the remainder of this proxy statement because the information in this section does not provide all the information that might be important to you with respect to the merger agreement, the merger and the special meeting. Additional important information is also contained in the annexes to, and the documents incorporated by reference into, this proxy statement.

Q.	Why am I receiving these materials?

A.	The Board is furnishing this proxy statement and form of proxy card to Seagen stockholders in connection with the solicitation of proxies to be voted at the special meeting.

Q.	What is the purpose of the special meeting?

A.	At the special meeting, stockholders will consider and act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, namely:

•	the merger agreement proposal; and

•	the compensation proposal.

Q.	Where and when is the special meeting?

A.

The special meeting of stockholders of Seagen is scheduled to be held on May 30, 2023 at 12:00 p.m. (Pacific time), via the Internet at www.virtualshareholdermeeting.com/SGEN2023SM. Online check-in will begin at 11:45 a.m. (Pacific time), and you should allow ample time for the check-in procedures. At the special meeting, stockholders who owned shares of our common stock as of the record date will be able to attend, vote and submit questions via the Internet by logging in to the virtual meeting website using the 16-digit control number provided to you on your proxy card. If you do not have a control number, you may attend the special meeting in listen-only mode by visiting www.virtualshareholdermeeting.com/SGEN2023SM, but you will not be able to vote or to submit questions. Whether or not you plan to attend the special meeting, we urge you to vote and submit your proxy in advance of the special meeting by one of the methods described in these proxy materials. You will not be able to attend the special meeting in person.

Q.	How does the Board recommend that I vote on the proposals?

A.	The Board recommends that you vote as follows:

•	“FOR” the merger agreement proposal; and

•	“FOR” the compensation proposal.

In considering the recommendation of the Board to vote in favor of the merger agreement proposal, Seagen stockholders should be aware that Seagen’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Seagen stockholders generally. For a more complete description of these interests, see the information provided in the section entitled “The Merger—Interests of Seagen’s Directors and Executive Officers in the Merger” beginning on page 58 of this proxy statement.

Q.	What will I receive in the merger?

A.

Upon the terms and subject to the conditions set forth in the merger agreement, at the effective time, each share of our common stock issued and outstanding immediately prior to the effective time (other than shares of our common stock to be cancelled or converted in accordance with the terms and subject to the conditions set forth in the merger agreement and any dissenting shares) will be converted into the right to receive an amount in cash equal to $229.00, without interest and less any applicable withholding taxes.

Q.	How does the merger consideration compare to the market price of Seagen common stock prior to the announcement of the merger?

A.

The merger consideration of $229.00 per share represents a premium of approximately 42% to the closing price of $161.37 per share of our common stock on February 24, 2023, the last trading day prior to the first media accounts regarding a possible acquisition of Seagen by Pfizer, and a premium of approximately 54% to the 30-trading day volume-weighted average share price of $148.42 per share of our common stock on that same date.

On April 21, 2023, the most recent practicable date before this proxy statement was first mailed to our stockholders, the closing price for our common stock on the Nasdaq was $203.80 per share of our common stock. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of our common stock.

Q.	What will happen in the merger?

A.

Upon the terms and subject to the conditions set forth in the merger agreement, and in accordance with the applicable provisions of the DGCL, Merger Sub will be merged with and into Seagen at the effective time. At the effective time, the separate corporate existence of Merger Sub will cease, and Seagen will continue as the surviving corporation in the merger and a wholly-owned subsidiary of Pfizer. As a result of the merger, our common stock will no longer be publicly traded and you will no longer have any interest in the future earnings or growth of Seagen or Pfizer. In addition, our common stock will be delisted from the Nasdaq and deregistered under the Exchange Act, and Seagen will no longer be required to file periodic reports with the U.S. Securities and Exchange Commission (the “SEC”) with respect to our common stock, in each case, in accordance with applicable law, rules and regulations.

Q.	What vote is required to adopt the merger agreement?

A.

Assuming a quorum is present at the special meeting, approval of the merger agreement proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” approval of the merger agreement proposal.

In addition, pursuant to the voting agreement, until the Expiration Time, at the special meeting (and at every adjournment or postponement thereof), Baker Bros. will cause each stockholder identified in the voting agreement to be represented in person or by proxy at the special meeting (or cause the holders of record as of the record date to be represented in person or by proxy at such meeting) in order for the Covered Shares to be counted as present for purposes of establishing a quorum and to cause the Covered Shares to be voted in favor of the merger agreement proposal. At the close of business on the record date, the Covered Shares represented approximately 25.0% of the outstanding voting power of our common stock.

Q.	What vote is required to approve (on a non-binding, advisory basis) the compensation proposal?

A.

Assuming a quorum is present at the special meeting, approval of the compensation proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the matter. Abstentions and broker non-votes will have no effect on the approval of the compensation proposal.

Q.	Why am I being asked to consider and cast a non-binding advisory vote to approve the compensation that may be paid or become payable to Seagen’s named executive officers that relates to the merger?

A.

The SEC rules require Seagen to seek approval on a non-binding, advisory basis with respect to certain payments that will, or may be made to Seagen’s named executive officers in connection with the merger. For additional information, see the section entitled “Advisory Vote on Named Executive Officer Merger-Related Compensation Arrangements (Proposal 2)” beginning on page 90 of this proxy statement.

Q.	What will happen if Seagen stockholders do not approve the compensation proposal?

A.

The vote on the compensation proposal is a vote separate and apart from the vote on the merger agreement proposal. Accordingly, a stockholder may vote to approve the merger agreement proposal and vote not to approve the compensation proposal, and vice versa. Because the vote on the compensation proposal is advisory in nature only, it will not be binding on Seagen, Pfizer or Merger Sub. Accordingly, if the merger agreement is adopted by Seagen stockholders and the merger is completed, the merger-related compensation may be paid to Seagen’s named executive officers to the extent payable in accordance with the terms of their respective compensation agreements and arrangements even if the stockholders do not approve the compensation proposal.

Q.	Are there any voting agreements related to the merger?

A.

Baker Bros. has entered into the voting agreement with Pfizer and Seagen, pursuant to which it has agreed, on the terms and subject to the conditions set forth in the voting agreement, to, among other things: (I) cause each stockholder identified in the voting agreement to be represented in person or by proxy at the special meeting (and at every adjournment or postponement thereof) (or cause the holders of record on any applicable record date to be represented in person or by proxy at such meeting) in order for the Covered Shares to be counted as present for purposes of establishing a quorum and to cause the Covered Shares to be voted in favor of the merger agreement proposal; and (II) vote (including via proxy) (or cause the holder of record on the record date to vote (including via proxy)) all of the Covered Shares: (a) in favor of the merger agreement proposal; and (b) against (1) any action or agreement that would reasonably be expected to result in any of the conditions to Seagen’s obligations to complete the merger not being fulfilled or result in a breach of any covenant, representation or warranty or any other obligation or agreement of Seagen contained in the merger agreement, or of Baker Bros. contained in the voting agreement and (2) any acquisition proposal, or any agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede or interfere with the consummation of the merger and the other transactions contemplated by the merger agreement.

At the close of business on the record date, the Covered Shares represented approximately 25.0% of the outstanding voting power of our common stock.

Q.	Do any of Seagen’s directors or executive officers have any interests in the merger agreement that are different from, or in addition to, my interests as a Seagen stockholder?

A.

In considering the recommendation of the Board that Seagen stockholders adopt the merger agreement, Seagen stockholders should be aware that the executive officers and directors of Seagen have certain interests in the merger agreement, the merger and the other transactions contemplated by the merger agreement that may be different from, or in addition to, the interests of Seagen stockholders generally. The Board was aware of these interests and considered them, among other matters, in approving the merger agreement and in making their recommendation that Seagen stockholders approve the adoption of the merger agreement. These interests include, among others, cash severance payments that may be payable following a qualifying termination of an executive officer’s employment under employment agreements and the treatment of Seagen equity awards. Additional interests that were considered by the Board include the provision of indemnification and insurance arrangements pursuant to the merger agreement. These interests are discussed in more detail in the section entitled “The Merger—Interests of Seagen’s Directors and Executive Officers in the Merger” beginning on page 58 of this proxy statement.

Q.	When do you expect the merger to be completed?

A.

We expect to complete the merger in late 2023 or early 2024, subject to fulfillment of customary closing conditions, including the approval of Seagen stockholders and receipt of required regulatory approvals and clearances. The merger is subject to various regulatory approvals and clearances and other conditions, and it is possible that factors outside the control of Seagen or Pfizer could result in the merger being completed at a later time, or not at all. There may be a substantial amount of time between the special meeting and the completion of the merger. We expect to complete the merger promptly following the receipt of all required approvals.

Q.	What are the material U.S. federal income tax consequences of the merger?

A.

The exchange of shares of our common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for such purposes, a U.S. holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 95 of this proxy statement) who receives cash in the merger in exchange for shares of our common stock will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash that the U.S. holder receives pursuant to the merger with respect to such shares and the U.S. holder’s adjusted tax basis in such shares.

You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” and consult your tax adviser regarding the particular tax consequences of the merger to you, including any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Q.	Who is entitled to vote at the special meeting?

A.

The record date for the special meeting is April 17, 2023. Only common stockholders of record at the close of business on that date are entitled to attend and vote at the special meeting or any adjournment or postponement thereof. Each share of common stock is entitled to one vote on all matters that come before the special meeting.

Q.	What happens if I sell or otherwise transfer my shares of Seagen common stock after the record date but before the special meeting?

A.

The record date for the special meeting is earlier than the date of the special meeting and the date on which the merger is expected to be completed. If you sell or transfer your shares of our common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares of our common stock, and each of you notifies Seagen in writing of such special arrangements, you will transfer the right to receive the merger consideration, if the merger is completed, to the person to whom you sell or transfer your shares of our common stock, but you will retain your right to vote those shares at the special meeting. Even if you sell or otherwise transfer your shares of our common stock after the record date, we encourage you to sign, date and return the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone (in accordance with the instructions detailed in the section entitled “The Special Meeting” beginning on page 24 of this proxy statement).

Q.	Who may attend the special meeting?

A.

Only stockholders as of the close of business on April 17, 2023, or their duly appointed proxies, and invited guests of Seagen may attend the special meeting via the virtual meeting website. “Street name” holders (those whose shares of our common stock are held through a broker, bank or other nominee) who wish to vote at the special meeting must obtain a proxy, executed in your favor, from your broker, bank or other nominee giving you the right to vote your shares of our common stock at the special meeting.

Q.	Who is soliciting my vote?

A.

The Board is soliciting your proxy, and Seagen will bear the cost of soliciting proxies. Innisfree M&A Incorporated (“Innisfree”) has been retained to assist with the solicitation of proxies. Innisfree will be paid approximately $25,000 in total and will be reimbursed for its reasonable out-of-pocket expenses for these and other advisory services in connection with the special meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, custodians and other like parties to the beneficial owners of shares of our common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail or other electronic medium by Innisfree or, without additional compensation, by Seagen or certain of Seagen’s directors, officers and employees.

Q.	What do I need to do now?

A.

Carefully read and consider the information contained in and incorporated by reference into this proxy statement, including its annexes. Whether or not you expect to attend the special meeting by attendance via the virtual meeting website or by proxy, please submit a proxy to vote your shares of our common stock as promptly as possible so that your shares of our common stock may be represented and voted at the special meeting. A failure to vote your shares of our common stock or an abstention from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Q.	How do I vote if my shares are registered directly in my name?

A.	If you are a stockholder of record, there are four methods by which you may vote at the special meeting:

•	Internet: To vote over the Internet, follow the instructions printed on your proxy card. If you vote over the Internet, you do not have to mail in a proxy card.

•	Telephone: To vote by telephone, follow the instructions printed on your proxy card. If you vote by telephone, you do not have to mail in a proxy card.

•

Mail: To vote by mail, complete, sign and date a proxy card and return it promptly in the postage-paid envelope provided. If you return your signed proxy card to us before the special meeting, we will vote your shares of our common stock as you direct.

•

Virtually During the Special Meeting: To vote your shares of our common stock during the special meeting, click on the vote button provided on the screen and follow the instructions provided. If you encounter any difficulties accessing the special meeting during the check-in or meeting time, please call the technical support number that will be posted on the log in page.

Whether or not you plan to attend the special meeting by attendance via the virtual meeting website or by proxy, as applicable, we urge you to vote by proxy to ensure your vote is counted. You may still attend the special meeting if you have already voted by proxy. We encourage you to vote over the Internet or by telephone, both of which are convenient, cost-effective and reliable alternatives to returning a proxy card by mail.

Q.	How do I vote if my shares are held in the name of my broker (street name)?

A.

If your shares of our common stock are held by your broker, bank or other nominee, often referred to as held in “street name,” you will receive a form from your broker, bank or other nominee seeking instruction as to how your shares of our common stock should be voted. You should contact your broker, bank or other nominee with questions about how to provide or revoke your instructions.

Q.	Can I change my vote after I submit my proxy?

A.

Yes. You have the right to revoke a proxy at any time prior to the taking of the vote at the special meeting. You may revoke your proxy prior to the taking of the vote at the special meeting, by submitting a new proxy to vote your shares of our common stock over the Internet or by telephone (only your latest Internet or telephone proxy is counted), by signing a later-dated new proxy and mailing it, in each case, in accordance with the instructions on the enclosed proxy card or by sending a written revocation of your proxy to Seagen prior to the special meeting. In addition, you may revoke your proxy by attending the special meeting virtually and voting; however, attending the special meeting virtually will not revoke your written, Internet or telephone proxy, as the case may be, unless you specifically request revocation or vote in person at the special meeting.

If you are a beneficial owner of shares of our common stock held in “street name,” you may change your instruction to your bank, broker or other nominee, as applicable, by submitting a subsequent instruction to such bank, broker or other nominee, or you may also change your vote by obtaining a legal proxy, executed in your favor from the holder of record, and voting your shares in person at the special meeting.

Q.	If the merger is completed, how do I obtain the merger consideration for my shares of Seagen common stock?

A.

Upon the terms and subject to the conditions of the merger agreement, at the effective time, each eligible share will be automatically canceled and will cease to exist, and will be converted into the right to receive the merger consideration, without interest and less any applicable withholding taxes. If your shares of our common stock are evidenced by stock certificates, after the merger is completed, you will receive a letter of transmittal and related materials from the paying agent for the merger with detailed written instructions for exchanging your shares of our common stock. Holders of book-entry shares will not be required to deliver a certificate or an executed letter of transmittal to the paying agent to receive the merger consideration. If your shares of our common stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the merger consideration.

Q.	Should I send in my stock certificates or other evidence of ownership now?

A.	No. You should not return your stock certificates or send in other documents evidencing ownership of common stock now or with your proxy card.

Q.	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the merger consideration for my shares of Seagen’s common stock?

A.

Stockholders who do not vote in favor of the adoption of the merger agreement are entitled to exercise appraisal rights under Section 262 of the DGCL in connection with the merger if they take certain actions and meet certain conditions. For additional information, see the section entitled “Appraisal Rights” beginning on page 98 of this proxy statement. In addition, a copy of Section 262 of the DGCL, which details the applicable Delaware appraisal statute, may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

Failure to strictly comply with all procedures required by Section 262 of the DGCL will result in a loss of your right to appraisal. We encourage you to read these provisions carefully and in their entirety and, in view of their complexity, to promptly consult with your legal and financial advisors if you wish to pursue your appraisal rights in connection with the merger.

Q.	How many shares must be present to constitute a quorum for the special meeting?

A.

The presence at the special meeting, by attendance via the virtual meeting website or by proxy, of the holders of a majority in voting power of the shares of our common stock issued and outstanding and entitled to vote thereat will constitute a quorum. There must be a quorum for business to be conducted at the special meeting. Failure of a quorum to be present at the special meeting will necessitate an adjournment or postponement and will subject Seagen to additional expense.

Pursuant to the voting agreement, Baker Bros. has agreed, on the terms and subject to the conditions set forth in the voting agreement, to cause each stockholder identified in the voting agreement to be represented in person or by proxy at the special meeting (and at every adjournment or postponement thereof) (or cause the holders of record on any applicable record date to be represented in person or by proxy at such meeting) in order for the Covered Shares to be counted as present for purposes of establishing a quorum. At the close of business on the record date, the Covered Shares represented approximately 25.0% of the outstanding voting power of our common stock.

Q.	What if I abstain from voting?

A.

If you attend the special meeting or send in your signed proxy card, but abstain from voting on any proposal, your shares of our common stock will still be counted in determining whether a quorum is present. If you abstain from voting or fail to vote your shares of our common stock (including the failure of a record owner to execute and return a proxy card and the failure of a beneficial owner of shares of our common stock held in “street name” by a broker to give voting instructions to the broker), that abstention or failure to vote will have the same effect as if you voted “AGAINST” the merger agreement proposal. However, abstentions and a failure to return your proxy card or otherwise vote your shares of our common stock will have no effect on the approval of the compensation proposal, assuming a quorum is present.

If you properly sign your proxy card but do not mark the boxes showing how your shares of our common stock should be voted on a matter, the shares represented by your properly signed proxy will be voted: (1) “FOR” the merger agreement proposal; and (2) “FOR” the compensation proposal.

Q.	What is a broker non-vote?

A.

Each “broker non-vote” will also count as a vote “AGAINST” the proposal to adopt the merger agreement but will have no effect on the compensation proposal. Broker non-votes are shares of our common stock held by brokers that are present in person or by proxy at the special meeting, but with respect to which the broker is not instructed by the beneficial owner of such shares of our common stock how to vote on a particular proposal, and the broker does not have discretionary voting power on such proposal. Because brokers do not have discretionary voting authority with respect to any of the proposals described in this proxy statement, if a beneficial owner of shares of our common stock held in “street name” does not give voting instructions to the broker, then those shares of our common stock will not be present in person or by proxy at the special meeting. For shares of our common stock held in “street name,” only shares of our common stock affirmatively voted “FOR” the proposal to adopt the merger agreement will be counted as a vote in favor of such proposal. Because none of the proposals to be voted on at the special meeting are routine matters for which brokers may have discretionary authority to vote, Seagen does not expect any broker non-votes at the special meeting.

Q.	What is a proxy?

A.

A proxy is a Seagen stockholder’s legal designation of another person to vote shares of our common stock owned by such Seagen stockholder on their behalf. If you are a Seagen stockholder of record, you can vote by proxy over the Internet, by telephone or by mail by following the instructions provided in the enclosed proxy card. If you hold shares of our common stock beneficially in “street name”, you should follow the voting instructions provided by your bank, broker or other nominee.

Q.	If a Seagen stockholder gives a proxy, how are the shares of our common stock voted?

A.

Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies will vote your shares of our common stock in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares of our common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of our common stock should be voted on a matter, the shares represented by your properly signed proxy will be voted: (1) “FOR” the merger agreement proposal; and (2) “FOR” the compensation proposal.

Q.	What does it mean if I receive more than one set of proxy materials?

A.

This means you own shares of our common stock that are registered under different names or are in more than one account. For example, you may own some shares of our common stock directly as a stockholder of record and other shares of our common stock through a broker or you may own shares of our common stock through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must vote, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares of our common stock you own. Each proxy card you receive comes with its own prepaid return envelope. If you submit your proxy by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q.	Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A.

No. Because any shares of our common stock you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, any shares of our common stock so held will not be combined for voting purposes with shares of our common stock you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares of our common stock because they are held in a different form of record ownership. Shares of our common stock held by a corporation or business entity must be voted by an authorized officer of the entity. Shares of our common stock held in an individual retirement account must be voted under the rules governing the account.

Q.	Can I participate if I am unable to attend the special meeting?

A.	If you are unable to attend the special meeting, we encourage you to complete, sign, date and return your proxy card or to vote over the Internet or by telephone.

Q.	Where can I find the voting results of the special meeting?

A.

Seagen intends to announce preliminary voting results at the special meeting and to publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports that Seagen files with the SEC are publicly available.

Q.	What happens if the merger is not completed?

A.

If the merger agreement is not adopted by Seagen stockholders or if the merger is not completed for any other reason, Seagen stockholders will not receive any payment for their shares of our common stock in connection with the merger. Instead, shares of our common stock will continue to be listed and traded on the Nasdaq. The merger agreement provides that, upon termination of the merger agreement under certain circumstances, Seagen may be required to pay to Pfizer a termination fee of $1,646 million in cash. See the section entitled “The Merger Agreement—Termination Fee” beginning on page 87 of this proxy statement for a discussion of the circumstances under which such a termination fee may be required to be paid. The merger agreement also provides that, upon termination of the merger agreement under certain other circumstances, Pfizer may be required to pay to Seagen a reverse termination fee of $2,224 million in cash. See the section entitled “The Merger Agreement—Reverse Termination Fee” beginning on page 88 of this proxy statement for a discussion of the circumstances under which such a reverse termination fee may be required to be paid.

Q.	How can I obtain additional information about Seagen?

A.

Seagen will provide copies of this proxy statement, documents incorporated by reference and its Annual Report to Stockholders for the fiscal year ended December 31, 2022, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2022, without charge to any stockholder who makes a written request to our Corporate Secretary at 21823 30th Drive SE, Bothell, Washington 98021. Seagen’s Annual Report on Form 10-K and other SEC filings may also be accessed at www.sec.gov or on Seagen’s Investor Relations website at https://investor.seagen.com. Seagen’s website address is provided as an inactive textual reference only. The information provided on or accessible through our website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to our website provided in this proxy statement.

Q.	How many copies of this proxy statement and related voting materials should I receive if I share an address with another stockholder?

A.

The SEC’s proxy rules permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Seagen and some brokers may be householding our proxy materials by delivering a single set of proxy materials to multiple stockholders who request a copy and share an address, unless contrary instructions have been received from the affected stockholders. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker if your shares of our common stock are held in a brokerage account or Seagen if you are a stockholder of record by sending a written request to our Corporate Secretary at 21823 30th Drive SE, Bothell, Washington 98021 or calling (425) 527-4000. In addition, Seagen will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the proxy statement.

Q.	Who should I contact if I have any questions?

A.

If you have questions about the merger or the other matters to be voted on at the special meeting or desire additional copies of this proxy statement or additional proxy cards or otherwise need assistance voting, you should contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders may call toll free: (877) 800-5194

Banks and Brokers may call collect: (212) 750-5833

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Information set forth in this proxy statement and the other documents referenced herein, including financial estimates and statements as to the expected timing, completion and effects of the proposed transaction between Seagen, on the one hand, and Pfizer and Merger Sub, on the other hand, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results or developments may differ materially from those projected or implied in these estimates and statements. Such estimates and statements include, but are not limited to, statements about the benefits of the transaction, including future financial and operating results, Seagen’s plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the management of Seagen and are subject to significant risks and uncertainties outside of our control. Among the risks and uncertainties that could cause actual results to differ from those described in the forward-looking statements are the following: the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the risk that Seagen stockholders may not approve the transaction; the risk that the necessary regulatory approvals and clearances may not be obtained or may be obtained subject to conditions that are not anticipated; risks that any of the other closing conditions to the proposed transaction may not be satisfied in a timely manner or at all; risks related to potential litigation brought in connection with the proposed transaction; risks related to financial community and rating agency perceptions of Seagen and its business, operations, financial condition and the industry in which it operates; risks related to disruption of management time from ongoing business operations due to the proposed merger; effects of the announcement, pendency or completion of the proposed merger on the ability of Seagen to retain customers and retain and hire key personnel and maintain relationships with suppliers and partners, and on Seagen’s operating results and businesses generally; and risks related to the potential impact of general economic, political and market factors on the parties to the proposed merger or the proposed merger.

Discussions of additional risks and uncertainties are contained in Seagen’s filings with the SEC. Seagen is under no obligation, and expressly disclaims any obligation, to update, alter, or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise. Persons reading this proxy statement are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof.

THE SPECIAL MEETING

This proxy statement is being provided to the stockholders of Seagen as part of a solicitation of proxies by the Board for use at the special meeting to be held at the time and place specified below, and at any properly convened meeting following an adjournment or postponement thereof. This proxy statement provides stockholders of Seagen with the information they need to know to be able to vote or to instruct their vote to be cast at the special meeting.

Date, Time and Place of the Special Meeting

The special meeting of stockholders of Seagen is scheduled to be held on May 30, 2023 at 12:00 p.m. (Pacific time), via the Internet at www.virtualshareholdermeeting.com/SGEN2023SM. Online check-in will begin at 11:45 a.m. (Pacific time), and you should allow ample time for the check-in procedures. At the special meeting, stockholders who owned shares of our common stock as of the record date, will be able to attend, vote and submit questions via the Internet by logging in to the special meeting website using the 16-digit control number provided to you on your proxy card. If you do not have a control number, you may attend the special meeting in listen-only mode by visiting www.virtualshareholdermeeting.com/SGEN2023SM, but you will not be able to vote or to submit questions. Whether or not you plan to attend the special meeting, we urge you to vote and submit your proxy in advance of the special meeting by one of the methods described in these proxy materials. You will not be able to attend the special meeting in person.

Purpose of the Special Meeting

At the special meeting, holders of shares of our common stock will be asked to consider and vote on the following:

•	the merger agreement proposal; and

•	the compensation proposal.

Recommendation of the Board of Directors; Reasons for the Merger

After careful consideration, the Board has, by resolutions unanimously adopted by the Board: (i) determined that the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of Seagen and its stockholders; (ii) approved and declared it advisable to enter into the merger agreement and the voting agreement; (iii) directed that the adoption of the merger agreement be submitted to a vote of Seagen stockholders at the special meeting; and (iv) subject to the terms and conditions of the merger agreement, resolved to make the company board recommendation. Certain factors considered by the Board in reaching its decision can be found in the section entitled “The Merger—Recommendation of the Board of Directors; Reasons for the Merger, beginning on page 45 of this proxy statement.”

Our stockholders must approve the merger agreement proposal in order for the merger to occur. If our stockholders fail to approve the merger agreement proposal, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully and in its entirety.

The vote on the compensation proposal is a vote separate and apart from the vote on the merger agreement proposal. Accordingly, a stockholder may vote to approve the merger agreement proposal and vote not to approve the compensation proposal, and vice versa. Because the vote on the compensation proposal is advisory in nature only, it will not be binding on Seagen, Pfizer or Merger Sub. Accordingly, if the merger agreement is adopted by Seagen stockholders and the merger is completed, the merger-related compensation may be paid to

Seagen’s named executive officers to the extent payable in accordance with the terms of their respective compensation agreements and arrangements even if the stockholders do not approve the compensation proposal.

The Board unanimously recommends that Seagen stockholders vote “FOR” each of the above proposals.

Record Date; Stockholders Entitled to Vote

Only holders of record of our common stock at the close of business on April 17, 2023, the record date for the special meeting, will be entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting. At the close of business on the record date, 187,457,104 shares of our common stock were issued and outstanding.

Holders of record of our common stock are entitled to one vote for each share of common stock they own at the close of business on the record date.

Quorum

The presence at the special meeting, by attendance via the virtual meeting website or by proxy, of the holders of a majority in voting power of the shares of our common stock issued and outstanding and entitled to vote thereat will constitute a quorum. Any shares of our common stock held by Seagen are not considered to be outstanding for purposes of determining a quorum. There must be a quorum for business to be conducted at the special meeting. If a quorum is not present, then either (i) the chair of the special meeting on such person’s own motion, or (ii) holders of a majority in voting power of the shares of our common stock entitled to vote at the special meeting who are present or represented by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting to another place (if any), date or time. Failure of a quorum to be represented at the special meeting will necessitate an adjournment or postponement and will subject Seagen to additional expense. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. If you submit a properly executed proxy card, even if you abstain from voting, your shares of our common stock will be counted for purposes of calculating whether a quorum is present at the special meeting.

In addition, pursuant to the voting agreement, until the Expiration Time, at the special meeting (and at every adjournment or postponement thereof), Baker Bros. will cause each stockholder identified in the voting agreement to be represented in person or by proxy at the special meeting (or cause the holders of record as of the record date to be represented in person or by proxy at such meeting) in order for the Covered Shares to be counted as present for purposes of establishing a quorum. At the close of business on the record date, the Covered Shares represented approximately 25.0% of the outstanding voting power of our common stock.

Required Vote

Assuming a quorum is present at the special meeting, approval of the merger agreement proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” approval of the merger agreement proposal.

Assuming a quorum is present at the special meeting, approval of the compensation proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the matter. Abstentions and broker non-votes will have no effect on the approval of the compensation proposal.

As of March 1, 2023, the directors and executive officers of Seagen beneficially owned and were entitled to vote, in the aggregate, 48,795,401 shares of our common stock (including (i) shares of our common stock for which the applicable director or executive officer has sole or shared power over voting or investment decisions and (ii) shares of our common stock which the applicable director or executive officer has the right to acquire, through option exercise or otherwise, within 60 days after March 1, 2023). At the close of business on March 1, 2023, the shares of our common stock beneficially owned by the directors and executive officers of Seagen represented approximately 25.9% of the outstanding voting power of our common stock.

In addition, pursuant to the voting agreement, until the Expiration Time, at the special meeting (and at every adjournment or postponement thereof), and on any action or approval of Seagen stockholders by written consent with respect to each of the proposals, Baker Bros. will vote (including via proxy) (or cause the holder of record on the record date to vote (including via proxy)) all of the Covered Shares: (a) in favor of the merger agreement proposal; and (b) against (1) any action or agreement that would reasonably be expected to result in any of the conditions to Seagen’s obligations to complete the merger not being fulfilled or result in a breach of any covenant, representation or warranty or any other obligation or agreement of Seagen contained in the merger agreement, or of Baker Bros. contained in the voting agreement, and (2) any acquisition proposal, or any agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede or interfere with the consummation of the merger and the other transactions contemplated by the merger agreement.

Abstentions and Broker Non-Votes; Failure to Vote

An abstention occurs when a stockholder attends a meeting, in person or by proxy, but abstains from voting. At the special meeting, abstentions will be counted in determining whether a quorum is present. If a stockholder abstains from voting or fails to vote its shares of our common stock (including the failure of a record owner to execute and return a proxy card and the failure of a beneficial owner of shares of our common stock held in “street name” by a broker to give voting instructions to the broker), that abstention or failure to vote will have the same effect as if the stockholder voted “AGAINST” the merger agreement proposal. However, abstentions and a failure to return your proxy card or otherwise vote your shares of our common stock will have no effect on the approval of the compensation proposal, assuming a quorum is present.

Each “broker non-vote” will also count as a vote “AGAINST” the proposal to adopt the merger agreement but will have no effect on the compensation proposal. Broker non-votes are shares of our common stock held by brokers that are present in person or by proxy at the special meeting, but with respect to which the broker is not instructed by the beneficial owner of such shares of our common stock how to vote on a particular proposal, and the broker does not have discretionary voting power on such proposal. Because brokers do not have discretionary voting authority with respect to any of the proposals described in this proxy statement, if a beneficial owner of shares of our common stock held in “street name” does not give voting instructions to the broker, then those shares of our common stock will not be present in person or by proxy at the special meeting. For shares of our common stock held in “street name,” only shares of our common stock affirmatively voted “FOR” the proposal to adopt the merger agreement will be counted as a vote in favor of such proposal. Because none of the proposals to be voted on at the special meeting are routine matters for which brokers may have discretionary authority to vote, Seagen does not expect any broker non-votes at the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of our common stock should be voted on a matter, the shares represented by your properly signed proxy will be voted: (1) “FOR” the merger agreement proposal; and (2) “FOR” the compensation proposal.

Voting at the Special Meeting

The special meeting of stockholders of Seagen is scheduled to be held on May 30, 2023 at 12:00 p.m. (Pacific time), via the Internet at www.virtualshareholdermeeting.com/SGEN2023SM (the “virtual meeting website”). Online check-in will begin at 11:45 a.m. (Pacific time) and you should allow ample time for the check-in procedures. At the special meeting, stockholders who owned shares of our common stock as of the record date will be able to attend, vote and submit questions via the Internet by logging in to the virtual meeting website using the 16-digit control number provided to you on your proxy card. If you do not have a control number, you may attend the special meeting in listen-only mode by visiting the virtual meeting website, but you will not be able to vote or to submit questions. Whether or not you plan to attend the special meeting, we urge you to vote and submit your proxy in advance of the special meeting by one of the methods described in these proxy materials. You will not be able to attend the special meeting in person.

During the special meeting, once you have logged into the virtual meeting website using the 16-digit control number, you may submit questions in the question box provided. We intend to answer as many questions pertinent to company matters as time allows at the question and answer session following the formal portion of the special meeting. Questions substantially similar may be grouped and answered once to avoid repetition.

If you experience technical difficulties during the check-in process or during the special meeting, support phone numbers will be available on the log-in page on the day of the special meeting.

Stockholders whose shares of our common stock are registered with our transfer agent, Computershare Shareowner Services LLC, in their own name are record holders, also known as stockholders of record. Stockholders whose shares of our common stock are not registered in their own name with Computershare Shareowner Services LLC are beneficial holders of shares of our common stock held in street name. Such shares of our common stock may be held in an account at a bank or at a brokerage firm (your record holder). If you are a beneficial holder, you have the right to direct your record holder on how to vote your shares of our common stock, and you will receive instructions from your record holder on how to direct it to vote your shares of our common stock.

Seagen encourages you to vote over the Internet or by phone, as Seagen believes they are the most cost-effective methods. We also recommend that you vote as soon as possible, even if you are planning to attend the special meeting, so that the vote count will not be delayed. Both the Internet and telephone provide convenient, cost-effective alternatives to returning your proxy card by mail. If you vote your shares of our common stock over the Internet, you may incur costs associated with electronic access, such as usage charges from Internet access providers. If you choose to vote your shares of our common stock over the Internet or by telephone, there is no need for you to mail back your proxy card.

•	To Vote Over the Internet: To vote over the Internet, follow the instructions printed on your proxy card. If you vote over the Internet, you do not have to mail in a proxy card.

•	To Vote by Telephone: To vote by telephone, follow the instructions printed on your proxy card. If you vote by telephone, you do not have to mail in a proxy card.

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To Vote by Proxy Card: To vote by proxy card, complete and sign the proxy card and mail it to the address indicated on the proxy card. If you sign and return your signed proxy card without indicating how you want your shares of our common stock to be voted with regard to a particular proposal, your shares of our common stock will be voted in favor of each such proposal. Proxy cards that are returned without a signature will not be counted as present at the special meeting and cannot be voted.

If you are a beneficial owner of shares of our common stock, and your shares of our common stock are held in “street name,” you have the right to direct your record holder on how to vote your shares of our common stock, and you will receive instructions from your record holder on how to direct it to vote your shares of our common stock. Many banks and brokerage firms have a process for their beneficial holders to provide instructions via the Internet or by telephone. If Internet or telephone voting is unavailable from your record holder, please complete and return the voting instruction form in the addressed, postage pre-paid envelope provided. If your shares of our common stock are held beneficially in street name, and you have not given your record holder voting instructions, your record holder will not be able to vote your shares of our common stock with respect to any matter at the special meeting.

In addition, whether you are a stockholder of record or a beneficial owner in “street name” who has received a legal proxy, if you held shares of our common stock as of the record date, you may vote at the special meeting by accessing the meeting center at www.virtualshareholdermeeting.com/SGEN2023SM during the special meeting and entering your 16-digit control number. Whether or not you plan to attend the special meeting, we urge you to vote by proxy to ensure your vote is counted. You may attend and vote at the special meeting even if you have already voted by proxy.

Proxies and Revocation

Any stockholder of record entitled to vote at the special meeting may vote virtually at the special meeting, or by submitting a proxy to vote via the Internet, by telephone or by mail using the enclosed postage-prepaid envelope. If you are a beneficial owner of shares of our common stock, and your shares of our common stock are held in “street name,” you should instruct your bank, broker or other nominee on how to vote your shares of our common stock using the instructions provided by your bank, broker or other nominee. If you fail to submit a proxy or to vote virtually at the special meeting, or you do not provide your bank, broker or other nominee with instructions, as applicable, your shares of our common stock will not be voted on the merger agreement proposal, which will have the same effect as a vote “AGAINST” approval of the merger agreement proposal.

If you fail to vote virtually at the special meeting, fail to return your proxy card or fail to submit your proxy to vote via the Internet or by telephone, or if your shares of our common stock are held in “street name” by your bank, broker or other nominee, and you fail to instruct your bank, broker or other nominee to vote, your shares of our common stock will not be voted and will not have an effect on the approval of the compensation proposal, assuming a quorum is present.

You have the right to revoke a proxy at any time prior to the taking of the vote at the special meeting. You may revoke your proxy prior to the taking of the vote at the special meeting by submitting a new proxy to vote your shares of our common stock over the Internet or by telephone (only your latest Internet or telephone proxy is counted), by signing a later-dated new proxy and mailing it, in each case, in accordance with the instructions on the enclosed proxy card or by sending a written revocation of your proxy to Seagen prior to the special meeting. In addition, you may revoke your proxy by attending the special meeting virtually and voting; however, attending the special meeting virtually will not revoke your written, Internet or telephone proxy, as the case may be, unless you specifically request revocation or vote in person at the special meeting.

If you are a beneficial owner of shares of our common stock held in “street name,” you may change your instruction to your bank, broker or other nominee, as applicable, by submitting a subsequent instruction to such bank, broker or other nominee, or you may also change your vote by obtaining a legal proxy, executed in your favor from the holder of record, and voting your shares in person at the special meeting.

Solicitation of Proxies

The Board is soliciting your proxy, and Seagen will bear the costs of the solicitation of proxies for the special meeting. In addition to solicitation by mail, directors, officers and our employees may solicit proxies from stockholders by telephone, by facsimile, by mail, on the Internet or in person. These directors, officers and employees will not receive additional compensation, but may be reimbursed for out-of-pocket expenses in connection with this solicitation. In addition to solicitation by our directors, officers and employees, we have engaged Innisfree to assist in the solicitation of proxies and to provide related advice and informational support for a fee of $25,000 in total. Seagen has agreed to reimburse Innisfree for certain out-of-pocket fees, telephone charges and expenses and will also indemnify Innisfree, its subsidiaries and their respective directors, officers, employees and agents against certain claims, liabilities, losses, damages and expenses related to the proxy solicitation. Seagen may advance monies to Innisfree to pay on Seagen’s behalf charges rendered by banks, brokers, trustees or their agents for their expenses in forwarding proxy materials to beneficial owners of shares of our common stock.

Rights of Stockholders Who Seek Appraisal

Seagen stockholders are entitled to appraisal rights under the DGCL in connection with the merger, provided that such stockholders comply with the requirements of Section 262 of the DGCL. If the merger is completed, any Seagen stockholder who does not vote in favor of the merger agreement proposal and who otherwise complies with the requirements of Section 262 of the DGCL has the right to seek appraisal of such person’s shares of our common stock and to receive payment in cash for the “fair value” of such person’s shares of our common stock, as determined by the Delaware Court of Chancery, to be paid upon the amount determined to be “fair value,” in lieu of the amount of the merger consideration you would have received pursuant to the merger agreement. The ultimate amount you may receive in an appraisal proceeding may be less than, equal to or more than the amount you would have otherwise received under the merger agreement if you do not seek appraisal of your shares of our common stock.

To exercise your appraisal rights with respect to your shares of our common stock, you must, among other things, deliver a written demand for appraisal to Seagen before the vote is taken on the merger agreement proposal, and you must not vote (either via live webcast at the virtual meeting website or by proxy) in favor of the merger agreement proposal with respect to such shares of our common stock, and you must continue to hold such shares of our common stock from the record date of making the demand for appraisal through the effective time. As such, merely voting against, abstaining or failing to vote on the merger agreement proposal will not by itself preserve your right to appraisal under the DGCL. If you fail to follow exactly the procedures set forth in Section 262 of the DGCL, you will lose your appraisal rights. The requirements for exercising appraisal rights are further described in the section entitled “Appraisal Rights” beginning on page 98 of this proxy statement. In addition, a copy of Section 262 of the DGCL, which details the applicable Delaware appraisal statute, may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. We encourage you to read these provisions carefully and in their entirety. If you hold your shares of our common stock through a bank, broker or other nominee and you wish to exercise your appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures. In view of the complexity of the DGCL, Seagen stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly. The discussion of appraisal rights in this proxy statement is not a full summary of the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by the full text of Section 262 of the DGCL, accessible without subscription or costs at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

Adjournment

Although it is not currently expected, the special meeting may be adjourned or postponed. Seagen’s bylaws provide that the chairman of any meeting of stockholders will have the right and authority to convene and (for any reason or no reason) to recess and/or adjourn the special meeting, although the merger agreement includes certain limitations on Seagen’s ability to postpone or adjourn the special meeting.

If the special meeting is adjourned, we are not required to give notice of the time and place (if any) of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present and vote at such adjourned meeting if announced at the special meeting at which the adjournment is taken, unless the adjournment is for more than 30 days or the Board fixes a new record date for the special meeting. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting. All proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

Other Matters

Pursuant to the DGCL and Seagen’s bylaws, only the matters set forth in the notice of special meeting may be brought before the special meeting.

Householding of Special Meeting Materials

The SEC has adopted rules permitting companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple Seagen stockholders who reside at the same address may receive a single copy of our proxy materials, unless the affected Seagen stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, you may request a separate copy by contacting the bank, broker or other holder of record, by contacting our Investors Relations Department at (425) 527-4000 or by sending a written request to: Jean I. Liu, Corporate Secretary, Seagen, 21823 – 30th Drive SE, Bothell, Washington 98021. The voting instructions sent to a street name stockholder should provide information on how to request (1) householding of future Seagen proxy materials, or (2) seaprate materials if only one set of documents is being sent to a household. If it does not, any Seagen stockholder who would like to make one of these requests should contact Seagen described above.

Voting Results

Seagen intends to announce preliminary voting results at the special meeting and to publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports that Seagen files with the SEC are publicly available.

Exchanging Shares of Seagen Common Stock

You should not return your stock certificate or send documents representing common stock with the proxy card. If the merger is completed, the paying agent for the merger will send you a letter of transmittal and instructions for exchanging your shares of our common stock for the merger consideration.

Questions and Additional Information

If you have questions about the merger or the other matters to be voted on at the special meeting or desire additional copies of this proxy statement or additional proxy cards or otherwise need assistance voting, you should contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders may call toll free: (877) 800-5194

Banks and Brokers may call collect: (212) 750-5833

THE MERGER (PROPOSAL 1)

The discussion of the merger agreement and the merger in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and incorporated by reference into this proxy statement.

Pursuant to the terms of the merger agreement, at the effective time, Merger Sub will be merged with and into Seagen, with Seagen surviving the merger as a subsidiary of Pfizer.

Parties to the Merger

Seagen

Seagen is a biotechnology company that develops and commercializes targeted therapies to treat cancer. We are commercializing ADCETRIS, or brentuximab vedotin, for the treatment of certain CD30-expressing lymphomas, PADCEV, or enfortumab vedotin-ejfv, for the treatment of certain metastatic urothelial cancers, TUKYSA, or tucatinib, for the treatment of certain metastatic HER2-positive breast and colorectal cancers, and TIVDAK, or tisotumab vedotin-tftv, for the treatment of certain metastatic cervical cancers. We are also advancing a pipeline of novel therapies for solid tumors and blood-related cancers designed to address unmet medical needs and to improve treatment outcomes for patients. Many of our programs, including ADCETRIS, PADCEV and TIVDAK, are based on our antibody-drug conjugate, or ADC, technology that utilizes the targeting ability of monoclonal antibodies to deliver cell-killing agents directly to cancer cells.

Shares of our common stock are listed with, and trade on, the Nasdaq Stock Market LLC (the “Nasdaq”) under the symbol “SGEN.” For additional information, visit www.seagen.com. The information provided on the Seagen website is not part of this proxy statement and is not incorporated in this proxy statement by reference or by any other reference to the Seagen website provided in this proxy statement. Our principal executive offices are maintained at 21823 30th Drive SE, Bothell, Washington 98021, telephone number (425) 527-4000.

Pfizer

Pfizer is a research-based, global biopharmaceutical company. Pfizer applies science and its global resources to bring therapies to people that extend and significantly improve their lives through the discovery, development, manufacture, marketing, sale and distribution of biopharmaceutical products worldwide. Pfizer works across developed and emerging markets to advance wellness, prevention, treatments and cures that challenge the most feared diseases of our time. Pfizer collaborates with healthcare providers, governments, and local communities to support and expand access to reliable, affordable healthcare around the world. Pfizer was incorporated under the laws of the State of Delaware on June 2, 1942.

Shares of Pfizer common stock, par value $0.05 per share, are listed on the New York Stock Exchange (the “NYSE”) under the symbol “PFE.” For additional information, visit www.pfizer.com. The information provided on the Pfizer website is not part of this proxy statement and is not incorporated in this proxy statement by reference or by any other reference to the Pfizer website provided in this proxy statement. Pfizer’s principal executive offices are maintained at 66 Hudson Boulevard East, New York, New York 10001, telephone number (212) 733-2323.

Merger Sub

Merger Sub was formed solely for the purposes of entering into the merger agreement and engaging in the transactions contemplated by the merger agreement. Merger Sub is a wholly-owned subsidiary of Pfizer and has not carried on any activities or operations to date, except for those activities incidental to its formation and the transactions contemplated by the merger agreement. Upon consummation of the merger, Merger Sub will be merged with and into Seagen and will cease to exist, with Seagen surviving the merger as a wholly-owned subsidiary of Pfizer. Merger Sub’s principal executive offices are maintained at 66 Hudson Boulevard East, New York, New York 10001, telephone number (212) 733-2323.

Effects of the Merger

Pursuant to the terms and subject to the conditions set forth in the merger agreement, and in accordance with the applicable provisions of the DGCL, Merger Sub will be merged with and into Seagen at the effective time. At the effective time, the separate corporate existence of Merger Sub will cease, and Seagen will continue as the surviving corporation in the merger and a wholly-owned subsidiary of Pfizer. As a result of the merger, our common stock will no longer be publicly traded and will be delisted from the Nasdaq. In addition, our common stock will be deregistered under the Exchange Act, and Seagen will no longer be required to file periodic reports with the SEC. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation.

Merger Consideration for Seagen Common Stock; Treatment of Seagen Equity Awards

Seagen Common Stock

Upon the terms and subject to the conditions set forth in the merger agreement, at the effective time, each share of our common stock issued and outstanding immediately prior to the effective time (other than shares of our common stock to be cancelled or converted in accordance with the terms and subject to the conditions set forth in the merger agreement and any dissenting shares) will be converted into the right to receive an amount in cash equal to $229.00, without interest and less any applicable withholding taxes.

After the merger is completed, you will have the right to receive the merger consideration in respect of each share of Seagen common stock that you own (other than shares of our common stock to be cancelled or converted in accordance with the terms and subject to the conditions set forth in the merger agreement) immediately prior to the effective time (subject to any required tax withholding), but you will no longer have any rights as a Seagen stockholder (except that Seagen stockholders who properly and validly exercise and do not withdraw their appraisal rights will have a right to receive payment of the “fair value” of their shares as determined pursuant to an appraisal proceeding, as contemplated by the DGCL).

Treatment of Seagen Equity Awards

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Stock Options. At the effective time, each Seagen Option that is outstanding as of immediately prior to the effective time, whether or not then vested, will be cancelled and converted into the right to receive an amount in cash equal to the product of (i) the excess, if any, of the merger consideration over the per share exercise price of such Seagen Option, multiplied by (ii) the number of shares of our common stock then subject to such Seagen Option (which number, in the case of Seagen Options subject to performance goals based on stock price hurdles, will be determined based on actual performance in accordance with the terms of such Seagen Options, with any Seagen Options that do not vest being forfeited for no consideration), net of applicable taxes and without interest.

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RSUs. At the effective time, each Seagen RSU, other than any post-signing Seagen RSU, that is outstanding as of immediately prior to the effective time, whether or not then vested, will be cancelled and converted into the right to receive an amount in cash equal to the product of (i) the merger consideration, multiplied by (ii) the number of shares of our common stock then subject to such Seagen RSU, net of applicable taxes and without interest. Each Seagen RSU granted after the date of the merger agreement that is unvested and outstanding as of the effective time (i.e., a post-signing Seagen RSU) will be substituted automatically with a Pfizer cash award with respect to an amount in cash equal to the product of (i) the merger consideration, multiplied by (ii) the number of shares of our common stock then subject to such post-signing Seagen RSU. Each Pfizer cash award will otherwise be subject to substantially the same terms and conditions applicable to such post-signing Seagen RSU as of immediately prior to the effective time. For Seagen RSUs granted in connection with Seagen’s annual grants in August 2023, one-third of the outstanding amount of such awards will vest immediately prior to the effective time, and the remaining portion of the award will vest in equal installments on the first two annual anniversaries of closing, or upon an earlier termination without “cause” (as defined in Seagen’s Amended and Restated 2007 Equity Incentive Plan), due to death or disability, or for good reason.

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Annual PSUs. At the effective time, each Seagen non-products PSU that is outstanding immediately prior to the effective time, whether or not then vested, will be cancelled and converted into the right to receive an amount in cash equal to the product of (i) the merger consideration, multiplied by (ii) the number of shares of our common stock then subject to such Seagen non-products PSU based on (a) for performance periods that are complete as of the effective time, actual performance, and (b) for performance periods that are incomplete as of the effective time, the greater of the target and actual performance, net of applicable taxes and without interest.

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Product PSUs. At the effective time, each Seagen products PSU that is unearned and outstanding immediately prior to the effective time will be substituted with a Pfizer performance cash award with respect to that number of shares of Pfizer common stock that is equal to the product of (i) the merger consideration, multiplied by (ii) the number of shares of our common stock then subject to such Seagen products PSU. Each Pfizer performance cash award will otherwise be subject to the same terms and conditions applicable to such Seagen products PSU as of immediately prior to the effective time; provided, that upon a termination without “cause” (as defined in Seagen’s Amended and Restated 2007 Equity Incentive Plan), due to death or disability, or for good reason, the service conditions that such Pfizer performance cash award is subject to will be waived, and the award will vest in full upon achievement of performance conditions (and will be forfeited if such performance conditions are not achieved).

Effects on Seagen if the Merger Is Not Completed

If the merger agreement is not approved by Seagen stockholders or if the merger is not completed for any other reason, Seagen stockholders will not receive any payment for their shares of our common stock in connection with the merger. Instead, Seagen will remain an independent public company, shares of our common stock will continue to be listed and traded on the Nasdaq and be registered under the Exchange Act, and Seagen will continue to file periodic reports with the SEC. In addition, if the merger is not completed, Seagen expects that management will, for the foreseeable future, operate Seagen’s business in a manner similar to that in which it is being operated today and that Seagen stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including, without limitation, risks related to the competitive industry in which Seagen operates and adverse economic conditions.

Furthermore, if the merger is not completed, and depending on the circumstances that would have caused the merger not to be completed, it is possible that the price of our common stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of our common stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our common stock. If the merger is not completed, the Board will continue to evaluate and review Seagen’s business operations, properties and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to enhance stockholder value. If the merger agreement is not approved by Seagen stockholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to Seagen will be offered, or that Seagen’s business, prospects or results of operation will not be adversely impacted.

In addition, if the merger agreement is terminated, under specified circumstances, Seagen may be required to pay Pfizer a termination fee in an amount equal to $1,646 million. The merger agreement also provides that Pfizer may be required to pay Seagen a reverse termination fee equal to $2,224 million upon termination of the merger agreement under certain specified circumstances. See the sections entitled “The Merger Agreement—Termination Fee” beginning on page 87 of this proxy statement and “The Merger Agreement—Reverse Termination Fee beginning on page 88 of this proxy statement for a discussion of the circumstances under which such termination fees may be required to be paid.

Background of the Merger

The Board and Seagen’s executive leadership team regularly meet and consider Seagen’s long-term strategy, including Seagen’s efforts to build and scale a global oncology company that develops and commercializes new and innovative targeted treatments for cancer patients. As part of their regular review, the Board and Seagen’s executive leadership team continually assess Seagen’s business, financial prospects and opportunities to enhance stockholder value, including Seagen’s ongoing buildout of a new biomanufacturing facility in Everett, Washington, Seagen’s products and pipeline, additional global expansion of clinical and commercial capabilities, capital raising opportunities, prospective acquisition and licensing transactions, and other strategic opportunities.

During October 2019, Seagen’s then chairman and chief executive officer met with a senior executive of a global biopharmaceutical company which we refer to as “Company A”, at which time Company A suggested exploring a potential strategic transaction with Seagen.

Beginning in early December 2019 and continuing through March 2020, representatives of Seagen, including Seagen’s then chairman and chief executive officer, had a number of communications and meetings with representatives of Company A, which made a series of six proposals to Seagen. These proposals ranged from (i) a potential strategic collaboration between Company A and Seagen with respect to certain of Seagen’s commercialized and pipeline products together with a purchase by Company A of a 20% equity stake in Seagen, (ii) an acquisition of Seagen by Company A where, immediately prior to such acquisition, Seagen would spin off to Seagen stockholders a new company (a “SpinCo”) that would serve as a discovery and early development engine, and (iii) an acquisition of Seagen by Company A for $200 per share in cash. Between December 1, 2019 and March 31, 2020, our common stock traded in a price range between $90.57 and $124.32 per share.

The Board met regularly from December 2019 through April 2020 to discuss these proposals and provide guidance and direction directly to Seagen’s then chairman and chief executive officer. The Board meetings from January 18, 2020 through April 2020 included representatives of Sullivan & Cromwell LLP, Seagen’s outside M&A counsel (“Sullivan & Cromwell”), which provided legal advice to the Board. At a Board meeting on January 27, 2020, it was the consensus of the Board that Seagen should engage Centerview to support management in preparing a standalone financial valuation of Seagen. The Board selected Centerview for this mandate based on, among other considerations, Centerview’s reputation, experience and knowledge of the biopharmaceutical industry and experience with merger and acquisition transactions in that industry. At a meeting on February 4, 2020, Seagen’s chief financial officer reviewed with the directors management’s projections for the future financial performance of Seagen on a standalone basis. At a meeting on March 13, 2020, representatives of Centerview reviewed with the directors various preliminary financial analyses concerning the then current proposal from Company A.

At each juncture in these discussions with Company A, it was the consensus of the Board that (a) Company A’s proposals with respect to a SpinCo were not acceptable, and (b) the per-share transaction prices proposed by Company A in respect of an acquisition of Seagen by Company A were not adequate. In mid-April 2020, Seagen and Company A ceased discussions regarding a potential acquisition of Seagen, including any spin off. Throughout the remainder of 2020 and into the spring of 2022, Seagen and the Board continued to evaluate strategic collaborations with various global biopharmaceutical companies to enhance stockholder value and executed on certain of these collaborations over that period. These executed collaborations included (a) a September 2020 strategic collaboration providing for (i) the co-development and co-commercialization of Seagen’s antibody-drug conjugate (“ADC”) ladiratuzumab vedotin globally, for which Seagen received a $600 million upfront payment, and (ii) an acquisition of $1 billion of our common stock at a price of $200 per share, (b) an August 2021 strategic collaboration providing for the exclusive worldwide license and co-development of disitamab vedotin, for which Seagen made a $200 million upfront payment, and (c) a March 2022 strategic collaboration providing for the co-design, development, and commercialization of ADCs for up to three cancer targets.

On February 4, 2022, Seagen’s then chairman and chief executive officer met with representatives of Company A at Company A’s request. At this meeting, representatives of Company A expressed Company A’s interest in acquiring Seagen at a transaction price in the range of $235 to $245 per share. Seagen’s then chairman and chief executive officer communicated this indication of interest to the Board, and on February 7, 2022, the Board met, together with members of senior management and representatives of Sullivan & Cromwell and Centerview. Seagen’s then chairman and chief executive officer updated the directors on his discussion with Company A, including Company A’s indication of interest. A discussion ensued regarding Seagen’s prospects as a standalone company and the range of transaction values mentioned by Company A. On February 10, 2022, the Board met again, together with members of senior management and representatives of Sullivan & Cromwell and Centerview. Representatives of Centerview reviewed various preliminary financial analyses with the Board.

On February 17, 2022, the Board met again, together with members of senior management and representatives of Sullivan & Cromwell. After discussion, the consensus of the Board was that Seagen’s then chairman and chief executive officer should continue discussions with Company A regarding a potential transaction, and the Board provided Seagen’s then chairman and chief executive officer with guidance and direction for negotiating the financial and other terms for a potential transaction.

On both February 21 and February 22, 2022, Seagen’s then chairman and chief executive officer and Company A’s chief executive officer discussed Company A’s indication of interest, including perspectives on financial and other terms for a potential transaction.

On February 24, 2022, at the direction of Seagen, representatives of Sullivan & Cromwell provided to representatives of Company A’s outside counsel a term sheet containing certain proposed provisions for a potential merger agreement, which focused on transaction certainty. Representatives of Seagen and Company A, together with representatives of Sullivan & Cromwell and Company A’s outside M&A counsel, continued to negotiate transaction certainty provisions in various discussions during March and April, 2022. During this period of discussion of a potential transaction, Seagen and Company A entered into a non-disclosure agreement, the terms of which included a standstill obligation that expired upon Seagen’s entry into the merger agreement.

On March 14, 2022, representatives of Seagen gave a technical presentation to representatives of Company A regarding Seagen’s programs and technology.

On April 12, 2022, the Board met, together with members of senior management. At this meeting, the directors discussed the status of the potential transaction with Company A.

On May 5, 2022, Company A submitted a written proposal to acquire Seagen at a transaction price of $230 per share in cash, subject to completion of confirmatory due diligence, together with certain proposed provisions for a potential merger agreement. Later on May 5, 2022, the Board met to discuss Company A’s proposal. Members of senior management and representatives of Sullivan & Cromwell, Centerview, MTS Health Partners LP (“MTS”) and Seagen’s outside securities counsel attended the meeting. Prior to the meeting, the Board determined to engage MTS to provide financial advice based on, among other considerations, MTS’s familiarity with Seagen, its business and its products. Felix Baker, then Seagen’s lead independent director, updated the directors on Company A’s proposal, and the directors discussed this proposal. A representative of Centerview summarized for the directors the preliminary financial analyses reviewed with the directors in February 2022. The directors, in consultation with representatives of Centerview, discussed whether one or more additional third parties, including global biopharmaceutical companies, could undertake an acquisition of Seagen. Representatives of Centerview and MTS commented on the financial capability of several such companies and provided their perspective concerning those companies’ probable level of strategic interest in Seagen, as well as their respective abilities and probable level of motivation for commencing and completing negotiations and diligence on a timely basis. After discussion, it was the consensus of the Board that Dr. Baker should assume the lead role in negotiating on behalf of Seagen with Company A.

On May 6, 2022, the Board met to further discuss Company A’s proposal. Members of senior management and representatives of Sullivan & Cromwell, Centerview, MTS, and Seagen’s outside securities counsel attended the meeting. After discussion, it was the consensus of the Board that while certain portions of Company A’s proposal were acceptable, Dr. Baker should convey to Company A that the transaction price proposed by Company A was not acceptable. Later on May 6, 2022, Dr. Baker conveyed a counterproposal to Company A, indicating that he would be prepared to recommend to the Board that it accept certain terms set out in Company A’s proposal, provided that the transaction price was at least $235 per share.

On May 9, 2022, Company A reiterated its previously proposed transaction price of $230 per share.

On May 11, 2022, the Board met, together with members of senior management and representatives of Sullivan & Cromwell, Centerview and MTS. Dr. Baker updated the directors on the discussions with Company A. After discussion, it was the consensus of the Board that Dr. Baker should communicate to Company A that while Seagen did not agree to the transaction price being proposed by Company A, Seagen was prepared to provide additional detailed information to Company A and undertake preliminary contract negotiations with a view to enhancing the transaction price and terms. The directors also discussed the potential benefits and risks of contacting third parties to solicit proposals to acquire Seagen. Representatives of Centerview and MTS expressed their view as to the viability of receiving actionable bids from private equity sponsors and reviewed with the directors various global biopharmaceutical companies in terms of their financial ability to undertake an acquisition of this size, likely strategic interest in Seagen, and ability to commence and complete an acquisition process expeditiously. The directors, in consultation with representatives of Centerview, MTS and Sullivan & Cromwell, discussed the likelihood that a party could provide a proposal that was competitive with Company A’s proposal, the utility of discussions with another party in maintaining leverage on Company A, the utility of developing alternative strategic options, and the risk and potential impact of a media leak on Seagen’s operations, strategy and employees. After discussion, it was the consensus of the Board not to reach out to third parties at such time, but to revisit this topic as discussions with Company A progressed.

On May 15, 2022, Seagen’s then chairman and chief executive officer resigned as chairman and chief executive officer, with Dr. Baker being appointed as chairman and Dr. Roger Dansey, who had been previously appointed as interim chief executive officer, remaining in such position.

On the evening of May 15, 2022, Company A received access to due diligence materials (including access to a virtual data room) and commenced due diligence of detailed information provided by Seagen, including participating in management meetings and due diligence sessions with Seagen.

On May 19, 2022, the Board met, together with members of senior management and representatives of Sullivan & Cromwell, Centerview and MTS. The Centerview representatives reviewed the status of diligence discussions with Company A, as well as preliminary financial perspectives related to the value of Seagen including possible value attributable to Seagen’s then-ongoing arbitration with Daiichi Sankyo Company, Ltd. (“Daiichi Sankyo”). The consensus of the Board was that Dr. Baker should approach Company A to proffer an additional due diligence meeting in order to provide Company A with further information in an effort to increase the transaction price that Company A was willing to pay. The directors next discussed that, following announcement of the change in Seagen’s chairman and chief executive officer roles, representatives of two global biopharmaceutical companies, which we refer to as “Company B” and “Company C,” had separately indicated to certain directors their respective interest in discussing a potential strategic transaction with Seagen. With respect to Company C specifically, Dr. Baker informed the Board that he had received an inbound call from Company C’s financial advisor to facilitate a call between Dr. Baker and Company C’s chairman and chief executive officer, but that no call was ultimately placed by Company C’s chairman and chief executive officer. A representative of Centerview reviewed information concerning Company B and advised the Board that, given Company B’s size, capital structure and balance sheet, any consideration in a transaction with Company B would have to be all or mostly stock, as a result of which Seagen stockholders would hold a majority of the combined company. After discussion, it was the consensus of the Board that Seagen communicate to Company B’s chief executive officer that Seagen was not interested in discussing a combination with Company B at this time. A representative of Centerview reviewed information concerning Company C and advised the Board that, given Company C’s capital structure and balance sheet, the consideration in a transaction with Company C would need to consist at least partly of stock. A Centerview representative also reviewed Company C’s financial position and strategic focus, commenting on Company C’s ability to complete a transaction with Seagen. After discussion, the consensus of the Board was that Seagen should not reach out to Company C, but could remain open to a potential incoming proposal from Company C. The directors, in consultation with representatives of Sullivan & Cromwell, Centerview and MTS, next discussed the desirability of reaching out to additional potential bidders, with particular focus on Pfizer and another global biopharmaceutical company which we refer to as “Company D”. The discussion focused on the respective financial capacity of Pfizer and Company D, the respective strategic benefit of a combination between Seagen and Pfizer or Company D, the capacity of Seagen’s executive leadership team to manage discussions with one or more additional companies in addition to Company A, the likelihood that either Pfizer or Company D would be interested in a potential acquisition of Seagen, the likely extent to which a transaction with either Pfizer or Company D would need to include stock, and the risk of media leaks. After discussion, it was the consensus of the Board that a representative of Centerview should inquire whether Pfizer would be prepared to evaluate a potential acquisition of Seagen.

On May 19, 2022, a representative of Centerview spoke to Albert Bourla, Pfizer’s chairman and chief executive officer, to inquire whether Pfizer would be prepared to evaluate a potential acquisition of Seagen.

On May 20, 2022, Aamir Malik, Pfizer’s chief business innovation officer, called a representative of Centerview. Mr. Malik noted that Pfizer had been assessing Seagen for some time and indicated that Pfizer would be interested in exploring a potential acquisition of Seagen and would like to receive a presentation from Seagen management. Later that day, at the direction of Seagen, representatives of Sullivan & Cromwell provided a draft non-disclosure agreement to Pfizer.

On May 22, 2022, Company A’s outside M&A counsel provided a draft merger agreement to Sullivan & Cromwell for a proposed acquisition of Seagen by Company A. Company A’s outside M&A counsel also provided a draft voting agreement to Sullivan & Cromwell pursuant to which Baker Bros. and its affiliates would agree to vote in favor of the potential transaction with Company A. Drafts of these documents continued to be negotiated into July 2022. Also on May 22, 2022, the Board met, together with members of senior management. Dr. Baker updated the directors on the status of discussions with Pfizer and with Company A.

On May 24, 2022, following an exchange of drafts, Pfizer executed a non-disclosure agreement. The non-disclosure agreement had a standstill provision that by its terms would expire on June 30, 2023, but the non-disclosure agreement provided that Pfizer could make proposals on a confidential basis to the chairman of Seagen, and that the standstill would terminate if Seagen entered into a definitive agreement providing for an acquisition of 50% or more of Seagen’s outstanding stock.

On May 25, 2022 Seagen provided a management presentation to Pfizer.

On June 1, 2022, Pfizer’s chairman and chief executive officer submitted a written proposal to acquire Seagen at a transaction price in the range of $210 to $220 per share in cash. Also on June 1, 2022, the Board met, together with members of senior management and representatives of Sullivan & Cromwell, Centerview and MTS. A Centerview representative updated the directors on discussions with Pfizer, including the due diligence information made available to Pfizer to date. The directors, in consultation with representatives of Centerview and MTS, discussed their objective of securing a higher transaction value from Pfizer and the best tactics for doing so. After discussion, it was the consensus of the Board that Centerview should communicate to Pfizer that its transaction price was not adequate, but that Seagen was willing to provide Pfizer with access to additional detailed information and make available representatives of Sullivan & Cromwell to discuss legal matters, with a view to receiving early in the week of June 13, 2022 an updated written proposal from Pfizer reflecting a meaningful improvement in the terms of its June 1 proposal, together with a markup of a draft merger agreement to be provided by Sullivan & Cromwell. Later that day, a representative of Centerview conveyed this to Deborah Baron, Pfizer’s senior vice president, worldwide business development. During the June 1 Board meeting, a Centerview representative also reviewed with the directors the status of discussions with Company A, and explained that Company A would likely conclude due diligence during the week of June 13, 2022.

On June 2, 2022, Pfizer received access to due diligence materials (including access to a virtual data room) and commenced due diligence of detailed information provided by Seagen, including participating in management meetings and due diligence sessions with Seagen.

On June 3, 2022, the chief executive officer of Company D contacted Dr. Baker. Dr. Baker and the chief executive officer of Company D spoke the following day. During this discussion, the chief executive officer of Company D expressed Company D’s interest in acquiring Seagen. Dr. Baker informed the chief executive officer of Company D that Seagen was in a position of strength, but could be open to a discussion if Company D would be willing to pay a substantial biotech premium. The chief executive officer of Company D indicated that he wished to discuss a specific proposal with Dr. Baker after a meeting of Company D’s board of directors later that week.

On June 5, 2022, the Board met, together with members of senior management and representatives of Sullivan & Cromwell. Representatives of Sullivan & Cromwell reviewed with the directors the status of merger agreement negotiations with Company A, as well as the merger agreement that representatives of Sullivan & Cromwell had prepared to send to Pfizer. The directors then provided guidance and direction to Sullivan & Cromwell. Dr. Baker also updated the directors on his discussion with Company D’s chief executive officer the prior day. The directors discussed whether to broaden discussions to include other potential parties, whether a broader process may yield a higher transaction price, Seagen’s likely ability under any merger agreement to receive and accept a higher transaction price from a third party under comparable terms, the risks of overextending management resources by engaging with too many parties, the impact of any potential media leaks on Seagen and the transaction negotiations, and other considerations. After discussion, the consensus of the Board was that Pfizer and Company A represented the two global biopharmaceutical companies with the greatest financial wherewithal to complete a transaction, and the two global biopharmaceutical companies with the greatest probable strategic interest in Seagen.

Later on June 5, 2022, at the direction of Seagen, Sullivan & Cromwell provided a revised draft merger agreement to Company A’s outside M&A counsel. At the direction of Seagen, Sullivan & Cromwell also provided a draft merger agreement to Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), Pfizer’s outside legal counsel. The draft merger agreement included a hell-or-high-water regulatory covenant, a 2.0% forward termination fee, a 6.5% regulatory termination fee, and a six month outside date with a possible extension to a nine month outside date if regulatory approvals remained outstanding.

On June 10, 2022, the chief executive officer of Company D communicated to Dr. Baker that Company D was interested in engaging in due diligence of Seagen with a view to proposing an acquisition at a price of $200 per share. Dr. Baker replied that he did not consider this proposal to be of sufficient interest to Seagen and that, under the circumstances, it would not make sense for Seagen to allow Company D to conduct due diligence with a view to proposing an acquisition at that price. Company D did not revert with a revised proposal following this discussion.

On June 13, 2022, the day that an updated proposal had been requested by Seagen, a representative of Pfizer indicated to a representative of Centerview that Pfizer would not be submitting an updated proposal.

On June 17, 2022, the Wall Street Journal reported that Seagen was in discussions with a global biopharmaceutical company regarding a potential sale of Seagen. Further reports on this topic were published in the Wall Street Journal on June 23, 2022, July 6, 2022 and July 15, 2022. The closing trading price of our common stock on June 17, 2022 was $165.45, representing an approximately 13% increase from the prior day’s closing. Following the June 17 report, a representative of Pfizer contacted a representative of Centerview regarding a reference in the report to a large potential marketing alliance that Seagen was purportedly considering. The Pfizer representative indicated that Pfizer might be interested in engaging in discussions with Seagen concerning such a marketing alliance.

Later on June 17, 2022, the Board met, together with members of senior management and representatives of Sullivan & Cromwell, Centerview and MTS. A representative of Centerview conveyed to the directors the feedback provided by Pfizer on June 13. A representative of Centerview also updated the directors on the status of discussions with Company A. A representative of Sullivan & Cromwell updated the directors on the status of merger agreement negotiations with Company A. The directors then discussed the Wall Street Journal article, including the potential impact of the article on Seagen’s employees and on transaction negotiations. The directors also discussed the benefits, risks and practicalities of reaching out proactively to other potential bidders, and the consensus of the Board was to continue discussions with Company A.

On June 27, 2022, Dr. Baker and Company A’s chief executive officer discussed the potential transaction. Company A’s chief executive officer indicated that, due to the uncertainty regarding the significant components of value, it would be difficult for Company A to agree to a transaction price but that the parties should continue finalizing transaction documentation with an intention of finalizing value at a later date.

On both June 28, 2022 and July 25, 2022, the Board met and discussed the status of the potential transaction with Company A. Members of senior management attended both meetings, and representatives of Sullivan & Cromwell, Centerview and MTS attended the June 28 meeting.

On July 26, 2022, Seagen and Astellas Pharma Inc. announced positive topline results from the phase 1b/2 EV-103 clinical trial (also known as KEYNOTE-869) Cohort K evaluating PADCEV® in combination with KEYTRUDA® as first-line treatment in patients with unresectable locally advanced or metastatic urothelial cancer who are ineligible to receive cisplatin-based chemotherapy.

On August 12, 2022, Seagen announced that the arbitrator in the Daiichi Sankyo arbitration had ruled in favor of Daiichi Sankyo. On the same day, a representative of Centerview spoke with Company A’s head of business development, who informed the Centerview representative that Company A would submit a revised proposal the following week.

On August 13, 2022, the Board met, together with members of senior management and representatives of Sullivan & Cromwell, Centerview and MTS. The directors discussed the arbitrator’s decision in the Daiichi Sankyo arbitration, Seagen’s favorable recent Cohort K results, Seagen’s strong 2022 second quarter earnings, other macro trends, and the status of discussions with Company A.

On August 16, 2022, the Inflation Reduction Act was enacted into law. The Inflation Reduction Act affects almost all biopharmaceutical companies selling products in the United States by, among other things, imposing rebates under Medicare Part B and Medicare Part D to penalize drug price increases that outpace inflation and requiring the Secretary of the U.S. Department of Health and Human Services to negotiate prices with drug companies for certain drugs.

On August 18, 2022, Company A’s chief executive officer conveyed a reduced transaction price of $195 per share in cash to Dr. Baker. Later that day, Dr. Baker relayed Company A’s revised transaction price to the Board.

On August 19, 2022, a representative of Centerview spoke to Company A’s head of business development, who indicated that Company A could improve on its August 18 proposal modestly, but would not be prepared to agree to a transaction price greater than $210 per share.

On August 21, 2022, the Board met, together with members of senior management and representatives of Sullivan & Cromwell, Centerview and MTS. The directors discussed Company A’s most recent proposal and whether there was a path to reengage with Pfizer to discuss a potential acquisition of Seagen. After discussion, the consensus of the Board was that Company A’s most recent proposal was not acceptable, that a representative of Centerview should contact a representative of Pfizer to determine whether there was a path to reengage, and that Seagen should request Company A to “return or destroy” Seagen’s confidential information and data provided in connection with the potential transaction.

On August 22, 2022, Seagen sent to Company A the “return or destroy” request. Also on August 22, 2022, at Seagen’s direction, a representative of Centerview contacted a representative of Pfizer to determine whether there was a path to reengage concerning potential acquisition of Seagen.

On August 24, 2022, the representative of Pfizer again confirmed that Pfizer would not be prepared to move forward at that time with an acquisition of Seagen at a transaction price within the $210 to $220 per share range specified in Pfizer’s June 1 proposal. On August 25, 2022, Seagen sent to Pfizer a “return or destroy” request.

On August 26, 2022, Bloomberg reported that a global biopharmaceutical company’s discussions to acquire Seagen had stalled.

At a scheduled meeting on September 15 and September 16, 2022, the Board discussed whether to revisit Company A’s August 18 offer. The consensus of the Board was that Dr. Baker should contact Company A’s chief executive officer to determine whether there was a path to reengage to discuss a potential transaction.

On September 21, 2022, Dr. Baker contacted Company A’s chief executive officer. Company A’s chief executive officer indicated that Company A was no longer interested in discussions regarding a potential acquisition of Seagen.

On September 26, 2022, Seagen and a biopharmaceutical company announced an exclusive worldwide license agreement to advance LAVA-1223, a preclinical gamma delta bispecific T cell engager for epidermal growth factor receptor-expressing solid tumors. Pursuant to this agreement, Seagen also has an option to nominate up to two additional tumor targets for bispecifics using the biopharmaceutical company’s proprietary GammabodyTM platform.

On November 10, 2022, following a comprehensive search process, Seagen announced that the Board had appointed David R. Epstein as chief executive officer and a member of the Board. In addition, Seagen announced that Dr. Dansey, Seagen’s interim chief executive officer, had been appointed president, research and development and chief medical officer.

Also on November 10, 2022, Seagen announced that the FDA had approved ADCTERIS for children with previously untreated high risk Hodgkin lymphoma, and that data from an ongoing Phase 1 study of SGN-B6A, a wholly-owned ADC, showed early efficacy signals in at least three cancer types, including non-small cell lung cancer, head and neck squamous cell carcinoma, and esophageal squamous cell carcinoma.

On December 20, 2022, Seagen announced FDA acceptance of sBLAs for PADCEV with KEYTRUDA for the treatment of patients with locally advanced or metastatic urothelial cancer who are not eligible to receive cisplatin-containing chemotherapy.

On January 9, 2023, Mr. Epstein presented at the J.P. Morgan Healthcare Conference, sharing updated data on SGN-B6A, a wholly-owned ADC, showing a confirmed objective response rate of SGN-B6A at 33% in heavily previously treated patients with non-small cell lung cancer (median 3.5 lines of previous therapy), and introduced SGN-B7H4V, a vedotin ADC targeting B7-H4, an immune checkpoint that is upregulated in ovarian, breast and endometrial cancer. Mr. Epstein also disclosed other recent regulatory and clinical milestones including the FDA submission in September 2022 of overall survival data to the ADCETRIS label, the completion of enrollment of the PADCEV EV-302 study and expected data as early as Q4 2023, anticipated data readouts for TIVDAK in the InnovaTV trial and the expectation of the company’s first camptothecin ADC “INDs” to be filed during 2023. Mr. Epstein also revealed that Seagen was targeting investigational new drug applications for SGN-EGFRd2 (with another biopharmaceutical company) and CEACAM5 ADC (with another global biopharmaceutical company) for the second half of 2023.

On January 19, 2023, Seagen announced that the FDA granted accelerated approval to TUKYSA in combination with trastuzumab for adult patients with previously treated RASwild-type, HER2-positive metastatic colorectal cancer.

On January 27, 2023, Dr. Baker received an email from Dr. Bourla seeking to convene a call with Dr. Baker. Drs. Baker and Bourla spoke the following day. During their discussion, Dr. Bourla conveyed Pfizer was now ready to move forward with pursuing an acquisition of Seagen. Dr. Bourla communicated to Dr. Baker that Pfizer was prepared to conduct diligence and agreement negotiations and could be in a position to propose a transaction price in the $210 to $220 per share range specified in its June 1, 2022 letter if Pfizer could confirm certain assumptions during its due diligence of Seagen. In this conversation, Dr. Bourla also conveyed Pfizer’s interest in retaining Seagen personnel and in maintaining Seagen’s presence in the Seattle area.

On February 2, 2023, the Board met, together with members of senior management and representatives of Sullivan & Cromwell, Centerview and MTS. Dr. Baker updated the directors on his discussion with Dr. Bourla. Dr. Baker reminded the directors that in June 2022, Sullivan & Cromwell had provided Pfizer with a draft merger agreement and reviewed certain key terms of that draft merger agreement. Dr. Baker related that following his discussion with Dr. Bourla, Dr. Baker and Mr. Epstein received preliminary advice from Sullivan & Cromwell concerning a potential acquisition by Pfizer. The directors then discussed a potential acquisition by Pfizer, including Pfizer’s recent public statements concerning its immediate strategic priorities in the oncology area, Pfizer’s track record of swiftly executing significant transactions, the need for confidentiality in any discussions with Pfizer in light of the pervasive media leaks surrounding discussions with Company A in 2022, and the need to minimize distraction of Seagen’s management from Seagen’s operations and strategy. To contextualize developments in Seagen’s business since Seagen’s discussions with Company A ceased in 2022, Dr. Baker reminded the directors of elements of the preliminary financial analyses that representatives of Centerview had reviewed with the Board in 2022 in connection with Seagen’s discussions with Company A. Mr. Epstein then reviewed with the directors certain developments that had occurred in the intervening period. Dr. Baker and Mr. Epstein commented on various other global biopharmaceutical companies and their likely strategic interest in and financial wherewithal for entering into discussions to acquire Seagen, and the directors discussed the same. The directors also discussed various regulatory provisions of a potential merger agreement. After discussion, the consensus of the Board was that Dr. Baker should explore with Dr. Bourla a potential acquisition of Seagen by Pfizer.

On February 3, 2023, Dr. Baker spoke with Dr. Bourla and arranged for representatives of Pfizer to meet with Mr. Epstein and Dr. Dansey.

On February 9, 2023, Mr. Epstein and Dr. Dansey met with representatives of Pfizer to discuss Seagen’s business and prospects, including developments in Seagen’s business since Pfizer last conducted diligence on Seagen in June 2022. Mr. Epstein described some of the positive developments, including the data from an ongoing Phase 1 study of SGN-B6A that showed early efficacy signals in at least three cancer types, the fact that the FDA granted priority review of supplemental biologics license applications for PADCEV with KEYTRUDA® as first-line treatment of certain patients with locally advanced or metastatic urothelial cancer and encouraging data on the next wave of clinical and pre-clinical assets of Seagen. These included updated preclinical data on next generation monomethyl auristatin E, and novel linker and payload ADCs.

On February 11, 2023, the Board met, together with representatives of Sullivan & Cromwell, Centerview and MTS. Dr. Baker and Mr. Epstein updated the directors concerning the recent meeting between Mr. Epstein and

Dr. Dansey and representatives of Pfizer. Dr. Baker also highlighted certain developments since 2022 that would likely have negative financial implications, and highlighted a number of developments that would likely have positive financial implications for Seagen. Mr. Epstein then described the positive revenue opportunities represented by Seagen’s marketed products, expansion opportunities and the quality of Seagen’s extensive product pipeline, including candidates with blockbuster potential. A discussion among directors ensued, in which the directors commented on and discussed various strategies and tactics for maximizing the transaction price. The directors also discussed the risks to Seagen arising out of an extensive due diligence investigation by Pfizer, including the risk of a media leak or leaks similar to those Seagen experienced in 2022, the potential negative impacts of any such leaks, and the heightened risk to employees, management, and investors of repetitive distraction from Seagen’s operations and strategy. The directors, in consultation with representatives of Centerview and MTS, then discussed perspectives on valuation in light of both internal and external developments since 2022. The directors discussed certain non-price transaction terms that they would wish to have substantially agreed prior to granting Pfizer access to detailed information, including the percentage amount of the regulatory termination fee and the outside date for the transaction. After discussion, it was the consensus of the Board that Dr. Baker should speak to Dr. Bourla and seek the highest transaction price possible but no less than the upper end of the range to which Dr. Bourla referred, as early an outside date as was achievable, and a large regulatory termination fee.

On February 13, 2023, Dr. Baker spoke with Dr. Bourla and related that Seagen would not provide detailed due diligence information to Pfizer unless and until certain key transaction terms had been substantially agreed, including transaction pricing. Drs. Baker and Bourla then discussed transaction pricing, regulatory matters, and human resources matters in connection with a potential acquisition, including retention awards to employees to ensure employees are retained during the pendency of the transaction and following the closing of the transaction. Dr. Baker also conveyed to Dr. Bourla the positive financial and operational trends at Seagen.

Later on February 13, 2023, the Board met, together with representatives of Sullivan & Cromwell, Centerview and MTS. Dr. Baker provided the directors with an update concerning his discussion with Dr. Bourla earlier that day. A discussion among the directors ensued, in which various directors discussed their views on transaction price, and negotiating tactics for maximizing price. Further discussion among the directors ensued concerning the importance of a rapid transaction evaluation process, the need to avoid media leaks and the potential negative impacts on Seagen and its operations, strategy and personnel arising from a lengthy process and/or one or more media leaks. Mr. Epstein provided his views concerning the likely impact on Seagen of the Inflation Reduction Act as well as positive new data generated on several new medicines. After discussion, it was the consensus of the Board that Dr. Baker should reconvene with Dr. Bourla to seek a transaction price in excess of $225 per share and preferably at or near $230 per share, and that if such a transaction price were available, Dr. Baker should seek to negotiate the best possible terms with respect to regulatory and human resources matters.

On February 14, 2023, Drs. Baker and Bourla discussed Pfizer’s potential acquisition of Seagen. During these discussions, Dr. Bourla indicated that Pfizer was prepared to move forward at a transaction price toward the high end of the previously indicated range of $210 to $220 per share, and might consider a higher transaction price subject to receipt and confirmation of certain items in diligence. Dr. Baker indicated that Pfizer should offer a price at or near $230 per share. Dr. Baker also noted to Dr. Bourla that Seagen would need a transaction structure with a 5.5% regulatory termination fee in the event that the transaction did not close for regulatory reasons.

On February 15, 2023, Seagen announced financial results for its fourth quarter and year ended December 31, 2022 as well as portfolio updates, including updates with respect to Seagen’s clinical pipeline. Seagen delivered total revenue of nearly $2 billion in 2022, reflecting 25% growth compared to 2021, which was above consensus expectations. Seagen also provided a 2023 financial outlook and announced multiple key milestones anticipated in 2023, including potential label expansion, key data readouts and additional international launches for current products. The closing trading price of our common stock on February 16, 2023, the first trading day following the announcement of financial results, was $160.91, representing an approximately 13.3% increase from the prior trading day’s closing price.

Also on February 15, 2023, the Board met, together with members of senior management and representatives of Sullivan & Cromwell, Centerview and MTS.

On February 17, 2023, Dr. Baker spoke twice with Dr. Bourla. During the first discussion, Dr. Bourla relayed that he expected to have a meeting later in the day to review final valuation and would be able to propose a firm transaction price at that time. Drs. Baker and Bourla also discussed Seagen’s year end results and Dr. Bourla asked Dr. Baker a series of questions concerning certain matters, which Dr. Baker answered. Later on February 17, 2023, Dr. Bourla conveyed that Pfizer was prepared to move forward with finalizing diligence and documentation for an acquisition of Seagen at a transaction price of $228.50 per share in cash, targeting an announcement of the transaction on March 13, 2023. After negotiation with Dr. Baker, Dr. Bourla agreed to an increased transaction price of $229 per share in cash. Drs. Baker and Bourla next discussed regulatory matters, and aligned on a structure with a 5.0% regulatory termination fee, an 18-month outside date, a covenant whereby Pfizer would not be required to make regulatory divestitures, but would commit to litigate against a government authority seeking to block the transaction on antitrust grounds, and a covenant whereby Pfizer would forbear from engaging in transactions that would be reasonably expected to delay completion of the acquisition beyond the outside date. Drs. Baker and Bourla also aligned on the framework for Seagen retaining and compensating employees to keep the workforce intact. Between February 17 and March 12, 2023, the detailed terms agreed to by the parties with respect to the retention pool were negotiated and finalized by members of senior management of Seagen and Pfizer, together with representatives of Sullivan & Cromwell and Wachtell Lipton. During the discussion, Dr. Baker agreed that Pfizer could proceed with diligence.

The Board met twice on February 17, 2023, together with members of senior management and representatives of Sullivan & Cromwell, Centerview and MTS, with such respective meetings taking place following Dr. Baker’s respective discussions with Dr. Bourla that day.

On February 24, 2023, Pfizer received access to due diligence materials (including access to a virtual data room) and commenced due diligence of detailed information provided by Seagen, including participating in management meetings and due diligence sessions with Seagen. Between February 24 and March 12, 2023, representatives of Pfizer engaged in a number of diligence discussions with representatives of Seagen.

Also on February 24, 2023, representatives of Wachtell Lipton provided to representatives of Sullivan & Cromwell a draft of the merger agreement, revised from the version that Sullivan & Cromwell had initially provided to Wachtell Lipton in June 2022, and a draft voting agreement to be entered into by Baker Bros. The draft merger agreement reflected the terms discussed by Drs. Baker and Bourla on February 17, 2023, and a 3.9% forward termination fee. The draft voting agreement was also distributed to Akin Gump Strauss Hauer & Feld LLP (“Akin”), counsel to Baker Bros.

On February 26, 2023, the Wall Street Journal reported that Seagen and Pfizer were discussing a potential acquisition of Seagen by Pfizer. The closing trading price of our common stock on February 27, 2023, the first trading day following this report, was $178.16, representing an approximately 10% increase from the prior trading day’s closing.

During the evening of February 26, 2023, following the Wall Street Journal report, Company A’s head of business development contacted a representative of Centerview seeking additional information about the speculation reflected in the Wall Street Journal report. During the morning of February 27, 2023, after updating Dr. Baker on this development, the representative of Centerview spoke with Company A’s head of business development. The Centerview representative indicated that neither Centerview nor Seagen would comment on market rumors. During this discussion, Company A’s head of business development said that he did not believe Company A’s position had changed from September 2022 that Company A was not interested in discussions regarding a potential acquisition of Seagen. Thereafter, Company A did not communicate further with Seagen regarding a potential acquisition of Seagen.

On February 27, 2023, representatives of Sullivan & Cromwell and Wachtell Lipton discussed open points in the merger agreement, including deal certainty and deal protection provisions, including the amount of the forward termination fee. Later that day, representatives of Sullivan & Cromwell provided revised drafts of the merger agreement and voting agreement to representatives of Wachtell Lipton, the latter of which reflected input from Akin. The revised draft merger agreement noted that the amount of the forward termination fee remained an open point. On February 28, 2023, Centerview provided its written relationships disclosure to Seagen. On March 1, 2023, MTS provided its written relationships disclosure to Seagen.

On March 2, 2023, representatives of Sullivan & Cromwell and Wachtell Lipton continued to discuss open points in the merger agreement.

On March 3, 2023, the Board met, together with members of senior management, Seagen’s internal finance team and representatives of Sullivan & Cromwell, Centerview and MTS. Seagen’s chief financial officer reviewed with the directors Seagen’s financial position and the Seagen Projections. After discussion, the Seagen Projections were approved by the Board, and the Board instructed Centerview to use the Seagen Projections in connection with Centerview’s financial analyses. Representatives of Sullivan & Cromwell also reviewed with the directors the open points on the merger agreement and received guidance and direction from the directors. The directors also discussed the Wall Street Journal leak that occurred the prior week, and recognized the importance of a rapid transaction exploration process given the potential negative impacts on Seagen, its operations and employees of any such leaks. After Centerview and MTS departed the meeting, representatives of Sullivan & Cromwell reviewed with the directors their fiduciary duties. Representatives of Sullivan & Cromwell then reviewed with the directors the written relationships disclosures provided to the Board by Centerview and MTS prior to the meeting; following this review, no director expressed concern regarding the ability of Centerview and MTS to continue to provide independent financial advice to the Board.

Also on March 3, 2023, representatives of Wachtell Lipton provided to representatives of Sullivan & Cromwell a revised draft of the merger agreement and a revised draft of the voting agreement.

Between March 5, 2023 and March 12, 2023, representatives of Seagen, Pfizer, Sullivan & Cromwell and Wachtell Lipton had a number of discussions concerning the open points on the merger agreement.

On March 8, 2023, the Board met, together with representatives of senior management, Sullivan & Cromwell, Centerview and MTS. Representatives of Centerview reviewed various preliminary financial analyses based on the Seagen Projections reviewed and approved by the Board on March 3. Representatives of Sullivan & Cromwell reviewed the open points on the merger agreement and received guidance and direction from the directors.

On March 10, 2023, representatives of Sullivan & Cromwell and Wachtell Lipton exchanged drafts of the merger agreement, and representatives of Akin provided a revised draft of the voting agreement to representatives of Wachtell Lipton.

On March 11, 2023, representatives of Wachtell Lipton provided a revised draft of the voting agreement to representatives of Sullivan & Cromwell and Akin, the form of which was acceptable to all parties thereto.

Also on March 11, 2023, the Board met, together with members of senior management and representatives of Sullivan & Cromwell, Centerview and MTS. During the meeting, representatives of Sullivan & Cromwell also reviewed the remaining open points in the merger agreement and received guidance and direction.

Throughout March 11, 2023 and into the morning of March 12, 2023, representatives of Sullivan & Cromwell and Wachtell Lipton exchanged drafts of the merger agreement and participated in various calls to discuss the open points on the merger agreement. On certain of these calls, representatives of Sullivan & Cromwell and Wachtell Lipton were joined by representatives of Seagen and Pfizer. The parties ultimately aligned on a forward termination fee of $1,646 million (or approximately 3.7% of equity transaction value).

On the morning of March 12, 2023, the Board met, together with members of senior management and representatives of Sullivan & Cromwell, Centerview and MTS. Representatives of Sullivan & Cromwell

reviewed with the directors the proposed resolution of the open points of the merger agreement. Representatives of Centerview then reviewed with the Board Centerview’s financial analysis of the merger consideration, and rendered to the Board Centerview’s oral opinion, which was subsequently confirmed by delivery of a written opinion dated March 12, 2023, that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the merger consideration to be paid to the holders of shares of our common stock (other than excluded shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders. For a detailed discussion of Centerview’s opinion, please see below under the caption “ —Opinion of Seagen’s Financial Advisor.” After careful consideration, the Board, by resolutions unanimously adopted by the Board then: (i) determined that the merger and the transactions contemplated by the merger agreement are advisable and in the best interests of Seagen and its stockholders; (ii) approved and declared it advisable to enter into the merger agreement and the voting agreement; (iii) directed that the adoption of the merger agreement be submitted to a vote of the Seagen stockholders at the special meeting; and (iv) subject to the terms and conditions of the merger agreement, resolved to make the company board recommendation. The merger agreement and voting agreement were executed later that day.

On the morning of March 13, 2023, prior to the opening of trading on Nasdaq, Seagen and Pfizer issued a joint press release announcing the execution of the merger agreement.

Recommendation of the Board of Directors; Reasons for the Merger

After careful consideration, at a meeting held on March 12, 2023, the Board, by resolutions unanimously adopted by the Board: (i) determined that the merger and the transactions contemplated by the merger agreement are advisable and in the best interests of Seagen and Seagen stockholders; (ii) approved and declared it advisable to enter into the merger agreement and the voting agreement; (iii) directed that the adoption of the merger agreement be submitted to a vote of Seagen stockholders at the special meeting; and (iv) subject to the terms and conditions of the merger agreement, resolved to make the company board recommendation.

Our stockholders must approve the merger agreement proposal in order for the merger to occur. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully and in its entirety.

The vote on the compensation proposal is a vote separate and apart from the vote on the merger agreement proposal. Accordingly, a stockholder may vote to approve the merger agreement proposal and vote not to approve the compensation proposal, and vice versa. Because the vote on the compensation proposal is advisory in nature only, it will not be binding on Seagen, Pfizer or Merger Sub. Accordingly, if the merger agreement is adopted by our stockholders in accordance with the requisite company vote and the merger is completed, the merger-related compensation may be paid to Seagen’s named executive officers to the extent payable in accordance with the terms of their respective compensation agreements and arrangements even if the stockholders do not approve the compensation proposal.

The Board unanimously recommends that the Seagen stockholders vote “FOR” the above proposals.

In evaluating the merger agreement and the transactions contemplated thereby, including the merger, the Board consulted with the senior management of Seagen, its outside legal counsel and its financial advisors, and considered a number of factors, including the following non-exhaustive list of material reasons (which are not listed in order of relative importance) that the Board believes support its unanimous determination and recommendation:

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the likelihood of realizing a compelling, immediate and certain value of $229.00 per share in cash pursuant to the merger as compared to the uncertain prospect that the market price of our common stock would reach $229.00 in the foreseeable future, if ever, due to clinical, regulatory, commercialization and other business risks, including the risk that one or more of disitamab vedotin, ladiratuzumab vedotin, SGN-B6A and Seagen’s other product candidates do not obtain regulatory approval or market acceptance;

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recent and historical market prices for our common stock, as compared to the merger consideration, including the fact that the merger consideration of $229.00 per share represents an approximate premium of:

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42% to the $161.37 closing price per share of our common stock on February 24, 2023, the last trading day prior to the first media accounts speculating about a possible acquisition of Seagen by Pfizer;

•	54% to the $148.42 price per share of our common stock based on the volume weighted average price per share of common stock for the 30-trading day period ended February 24, 2023; and

•	33% to the $172.61 closing price per share of our common stock on March 10, 2023, the last trading day before public announcement of the merger agreement;

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the oral opinion of Centerview rendered to the Board on March 12, 2023, which was subsequently confirmed by delivery of a written opinion dated such date that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the merger consideration to be paid to the holders of shares of our common stock (other than excluded shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders. For a detailed discussion of Centerview’s opinion, please see below in “—Opinion of Centerview Partners LLC.” The written opinion delivered by Centerview is attached to this proxy statement as Annex C;

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the course and history of the negotiations between Seagen and Pfizer, including the Board’s belief that these negotiations yielded Pfizer’s best offer, and the enhancements to the merger agreement that Seagen was able to obtain as a result of these negotiations, as described under “—Background of the Merger”;

•	the fact that Seagen had held robust, extensive discussions with Company A in 2020 and 2022 and that such discussions did not yield a firm offer equivalent or superior to the merger consideration;

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the Board’s belief, following discussion with senior management and representatives of Seagen’s financial advisors, and after considering Seagen’s prior discussions with Company A and preliminary discussions with Company D, that it was unlikely that any other potential acquirors, including financial sponsors and strategic buyers, would be willing and able to acquire Seagen at a price in excess of $229.00 per share in cash, even if Seagen were to conduct an auction process or other solicitation of alternative acquisition proposals;

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the fact that there were media reports that Pfizer was in talks to acquire Seagen, and, in 2022, there were extensive media reports that another global biopharmaceutical company was in talks to acquire Seagen, which provided any third party wishing to engage in discussions with Seagen multiple opportunities to make its interest known;

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the fact that, although the Board had not granted Pfizer exclusivity and was free to consider indications of interest from any other party, no potential acquiror other than Pfizer made a proposal to acquire Seagen during the period between the initial media reports of Pfizer’s interest on February 26, 2023 and the public announcement of the merger agreement on March 13, 2023, and the Board’s view that, if potential acquirors were interested in exploring a transaction with Seagen, such potential acquirors could have engaged with the Board or its representatives before such public announcement;

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the anticipated timing of the consummation of merger, including the likelihood of consummation, based upon the scope of the conditions to the consummation of the merger including the definition of “material adverse effect,” the terms of the voting agreement, the relative likelihood of obtaining required regulatory approvals, the remedies available to Seagen under the merger agreement in the event of various breaches by Pfizer, including specific performance, and Pfizer’s business reputation in the biopharmaceutical industry, its financial capacity to complete an acquisition of this size and its track record of successfully completing acquisitions of other businesses;

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the fact that Pfizer agreed to pay to Seagen a reverse termination fee of $2,224 million if the merger is not consummated by reason of failure to obtain approval under antitrust or foreign direct investment laws under the circumstances described in the section entitled “The Merger Agreement—Termination Fees”;

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the Board’s belief that the termination fee and other limitations applicable to, among other things, an adverse recommendation change and acquisition proposals agreed to in the merger agreement (as described in the section entitled “The Merger Agreement—No Solicitation; Adverse Recommendation Changes”) were reasonable and customary and would not preclude a serious and financially capable potential acquirer from submitting an unsolicited proposal to acquire Seagen following the announcement of the merger agreement or prohibit the Board or its representatives from engaging with any such potential acquiror in such a circumstance, subject to the applicable provisions of the merger agreement;

•	the Board’s review of the structure of the merger and the financial and other terms of the merger agreement, including, among others, the following terms of the merger agreement:

•	the conditions to closing contained in the merger agreement, which the Board believed are reasonable and customary in number and scope;

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representations from Pfizer and Merger Sub that they will have all funds necessary to pay the amounts required to be paid by them, pursuant to the merger agreement, and the absence of a financing condition in the merger agreement; and

•	the customary nature of the representations, warranties and covenants of Seagen in the merger agreement; and

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the state of the U.S. and global economies, increased market volatility, U.S. and global inflation trends and the increasing interest rate environment to combat inflation, the potential for a recession, the continuing impacts of the COVID-19 pandemic, regulatory changes including the Inflation Reduction Act, and the current and potential impact in both the near term and long term on the biopharmaceutical industry and Seagen of these trends and developments.

In the course of its deliberations, the Board, in consultation with senior management of Seagen, its outside legal counsel and its financial advisors, also considered a variety of risks and other potentially negative factors relating to the merger agreement and the merger, including the following factors (which are not listed in order of relative importance):

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the fact that Seagen will no longer exist as a standalone public company and Seagen’s stockholders will forgo participation in any future increase in Seagen’s value that might result from our earnings or possible growth as a standalone public company, including if each of disitamab vedotin, ladiratuzumab vedotin, SGN-B6A and Seagen’s other pipeline product candidates prove successful in clinical trials and obtain regulatory approval and market acceptance;

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the covenants in the merger agreement that preclude Seagen from soliciting alternative acquisition proposals (although Seagen is able to provide information in response to unsolicited acquisition proposals, as described in the section entitled “The Merger Agreement—No Solicitation; Adverse Recommendation Changes”) and provide Pfizer with customary “matching” rights prior to Seagen terminating the merger agreement to accept a superior proposal;

•	the possibility that the voting agreement may serve to deter potentially interested parties from submitting an alternative acquisition proposal;

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the fact that Seagen would be obligated to pay the termination fee of $1,646 million in cash under certain circumstances, including the potential impact of such termination fee on the willingness of other potential acquirors to propose alternative transactions, although the Board believed that the termination fee was reasonable and customary and would not preclude a serious and financially capable potential acquiror from submitting a proposal to acquire Seagen following the announcement of the merger agreement;

•	the effect of the public announcement of the merger agreement on Seagen’s operations and employees, as well as Seagen’s ability to attract and retain key personnel while the merger is pending;

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the fact that Pfizer’s and Merger Sub’s obligation to consummate the merger are subject to regulatory approvals and other conditions, and the possibility that such conditions may not be satisfied on a timely basis or at all, including as a result of events outside of Seagen’s control, and the fact that, if the merger is not consummated:

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Seagen’s directors, officers and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the merger, and Seagen will have incurred significant transaction costs attempting to consummate the merger;

•	the market’s perception of Seagen’s continuing business could potentially result in a loss of customers, suppliers, distributors, business partners, collaboration partners and employees; and

•	the trading price of our common stock could be adversely affected;

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the fact that under the terms of the merger agreement, Seagen must refrain from a number of actions related to the conduct of its business without first obtaining Pfizer’s written consent (not to be unreasonably withheld, conditioned or delayed), and the possibility these terms may limit the ability of Seagen to pursue business opportunities that it would otherwise pursue, including potential acquisitions, investments, licenses and other strategic opportunities;

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the fact that certain of Seagen’s directors and executive officers may receive certain benefits that are different from, and in addition to, those of Seagen’s other stockholders, as described in the section entitled “—Interests of Seagen’s Directors and Executive Officers in the Merger”;

•	the fact that Seagen has incurred and will continue to incur significant transaction costs and expenses in connection with the proposed transaction, regardless of whether the merger is consummated;

•	the potential for litigation by stockholders in connection with the merger, which, even where lacking in merit, could nonetheless result in distraction and expense; and

•	the fact that receipt of the merger consideration generally would be taxable to Seagen’s stockholders that are U.S. holders for U.S. federal income tax purposes.

The foregoing discussion of the information and reasons considered by the Board is not intended to be exhaustive, but includes the material reasons considered by the Board. In view of the variety of reasons considered in connection with its evaluation of the merger agreement, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific reasons considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different reasons. The Board did not undertake to make any specific determination as to whether any reason, or any particular aspect of any reason, supported or did not support its ultimate determination. The Board based its recommendation on the totality of the information presented. After considering these reasons, the Board concluded that the positive reasons related to the merger agreement and the transactions contemplated thereby, including the merger, substantially outweighed the potential negative reasons.

Portions of this explanation of the reasons for the merger and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Opinion of Centerview Partners LLC

On March 12, 2023, Centerview rendered to the Board its oral opinion, subsequently confirmed by delivery of a written opinion dated March 12, 2023 that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the merger consideration to be paid to the holders of shares of our common stock (other than excluded shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Centerview’s written opinion, dated March 12, 2023, which describes the various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex C to this proxy statement and is incorporated by reference into this proxy statement. The summary of the written opinion of Centerview set forth below is qualified in its entirety by reference to the full text of Centerview’s written opinion attached as Annex C to this proxy statement and incorporated by reference into this proxy statement. Centerview’s financial advisory services and opinion were provided for the information and assistance of the Board (in the directors’ capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the merger and the other transactions contemplated by the merger agreement and Centerview’s opinion addressed only the fairness, from a financial point of view, as of the date thereof, to the holders of shares of our common stock (other than excluded shares) of the merger consideration to be paid to such holders pursuant to the merger agreement. Centerview’s opinion did not address any other term or aspect of the merger agreement, the merger or the other transactions contemplated by the merger agreement and does not constitute a recommendation to any Seagen stockholder or any other person as to how such stockholder or other person should vote with respect to the merger or otherwise act with respect to the merger and the other transactions contemplated by the merger agreement or any other matter.

The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.

In connection with rendering the opinion described above and performing its related financial analyses, Centerview reviewed, among other things:

•	a draft of the merger agreement, dated March 12, 2023, referred to in this summary of Centerview’s opinion as the “draft merger agreement”;

•	Annual Reports on Form 10-K of Seagen for the years ended December 31, 2022, December 31, 2021 and December 31, 2020;

•	certain interim reports to Seagen stockholders and Quarterly Reports on Form 10-Q of Seagen;

•	certain publicly available research analyst reports for Seagen;

•	certain other communications from Seagen to its stockholders; and

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certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of Seagen, including certain financial forecasts, analyses and projections relating to Seagen prepared by management of Seagen and furnished to Centerview by Seagen for purposes of Centerview’s analysis, which are referred to in this summary of Centerview’s opinion as the “forecasts”, and are described further below in the section entitled “Certain Unaudited Financial Information” beginning on page 55 of this proxy statement, and which are collectively referred to in this summary of Centerview’s opinion as the “internal data.”

Centerview also participated in discussions with members of the senior management and representatives of Seagen regarding their assessment of the internal data. In addition, Centerview reviewed publicly available financial and stock market data, including valuation multiples, for Seagen and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that Centerview deemed relevant. Centerview also compared certain of the proposed financial terms of the merger with the financial terms, to the extent publicly available, of certain other transactions that Centerview deemed relevant, and conducted such other financial studies and analyses and took into account such other information as Centerview deemed appropriate.

Centerview assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by Centerview for purposes of its opinion and, with Seagen’s consent, Centerview relied upon such information as being complete and accurate. In that regard, Centerview assumed, at Seagen’s direction, that the internal data (including, without limitation, the forecasts) were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Seagen as to the matters covered thereby and Centerview relied, at Seagen’s direction, on the internal data for purposes of Centerview’s analysis and opinion. Centerview expressed no view or opinion as to the internal data or the assumptions on which it was based. In addition, at Seagen’s direction, Centerview did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of Seagen, nor was Centerview furnished with any such evaluation or appraisal, and Centerview was not asked to conduct, and did not conduct, a physical inspection of the properties or assets of Seagen. Centerview assumed, at Seagen’s direction, that the final executed merger agreement would not differ in any respect material to Centerview’s analysis or opinion from the draft merger agreement reviewed by Centerview. Centerview also assumed, at Seagen’s direction, that the merger will be consummated on the terms set forth in the merger agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to Centerview’s analysis or Centerview’s opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger and the other transactions contemplated by the merger agreement, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to Centerview’s analysis or Centerview’s opinion. Centerview did not evaluate and did not express any opinion as to the solvency or fair value of Seagen, the ability of Seagen to pay its obligations when they come due, or as to the impact of the merger and the other transactions contemplated by the merger agreement on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Centerview is not a legal, regulatory, tax or accounting advisor, and Centerview expressed no opinion as to any legal, regulatory, tax or accounting matters.

Centerview’s opinion expressed no view as to, and did not address, Seagen’s underlying business decision to proceed with or effect the merger and the other transactions contemplated by the merger agreement, or the relative merits of the merger and the other transactions contemplated by the merger agreement as compared to any alternative business strategies or transactions that might be available to Seagen or in which Seagen might engage. Centerview’s opinion was limited to and addressed only the fairness, from a financial point of view, as of the date of Centerview’s written opinion, to the holders of shares of our common stock (other than excluded shares) of the merger consideration to be paid to such holders pursuant to the merger agreement. For purposes of its opinion, Centerview was not asked to, and Centerview did not, express any view on, and its opinion did not address, any other term or aspect of the merger agreement, merger or the other transactions contemplated by the merger agreement, including, without limitation, the structure or form of the merger or any other agreements or arrangements contemplated by the merger agreement or entered into in connection with or otherwise contemplated by the merger, including, without limitation, the fairness of the merger or any other term or aspect of the merger and the other transactions contemplated by the merger agreement to, or any consideration to be received in connection therewith by, or the impact of the merger and the other transactions contemplated by the merger agreement on, the holders of any other class of securities, creditors or other constituencies of Seagen or any other party. In addition, Centerview expressed no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of Seagen or any party, or class of such persons in connection with the merger and the other transactions contemplated by the merger agreement, whether relative to the merger consideration to be paid to the holders of shares of our common stock pursuant to the merger agreement or otherwise. Centerview’s opinion was necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to Centerview as of, the date of Centerview’s written opinion, and Centerview does not have any obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events occurring after the date of Centerview’s written opinion. Centerview’s opinion does not constitute a recommendation to any Seagen stockholder or any other person as to how such Seagen stockholder or other person should vote with respect to the merger or otherwise act with respect to the merger and the other transactions contemplated by the merger agreement or any other matter. Centerview’s financial advisory services and its written opinion were provided for the information and assistance of the Board (in the directors’ capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the merger and the other transactions contemplated by the merger agreement. The issuance of Centerview’s opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Summary of Centerview Financial Analysis

The following is a summary of the material financial analyses prepared and reviewed with the Board in connection with Centerview’s opinion, dated March 12, 2023. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinion of, Centerview, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Centerview. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be Centerview’s view of the actual value of Seagen. Some of the summaries of the financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses performed by Centerview. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying Centerview’s financial analyses and its opinion. In performing its analyses, Centerview made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Seagen or any other parties to the merger. None of Seagen, Pfizer, Merger Sub or Centerview or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of Seagen do not purport to be appraisals or reflect the prices at which Seagen may actually be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 10, 2023 (the last trading day before the public announcement of the merger) and is not necessarily indicative of current market conditions.

Selected Public Company Analysis

Centerview reviewed and analyzed certain financial information of Seagen and compared it to corresponding financial information of certain publicly-traded, commercial-stage biopharmaceutical companies (which companies are referred to as the “selected companies” in this summary of Centerview’s opinion) that Centerview, based on its experience and professional judgment, deemed relevant to consider in relation to Seagen. Although none of the selected companies is identical or directly comparable to Seagen, the selected companies were selected by Centerview because, among other reasons, they are publicly-traded, commercial-stage biopharmaceutical companies with certain business, operational and/or financial characteristics that, for purposes of Centerview’s analysis, may be considered similar to those of Seagen.

However, because none of the selected companies is exactly the same as Seagen, Centerview believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected public company analysis. Accordingly, Centerview also made qualitative judgments, based on its experience and professional judgment, concerning differences between the business, operational and/or financial characteristics and other factors that could affect the public trading values of the selected companies and Seagen in order to provide a context in which to consider the results of the quantitative analysis.

Using publicly available information obtained from SEC filings and other data sources as of March 10, 2023, Centerview calculated, for each selected company, such company’s enterprise value (calculated as the equity value (determined using the treasury stock method and taking into account outstanding in-the-money options, warrants, restricted stock units, performance stock units and other convertible securities) plus the book value of debt and certain liabilities less cash and cash equivalents) as a multiple of Wall Street research analyst consensus estimated revenue for calendar year 2026 (“EV/2026E Revenue Multiple”).

The selected companies are summarized below:

Selected Company	EV/2026E Revenue Multiple
Alnylam Pharmaceuticals, Inc.	6.5x
Biogen Inc.	3.7x
BioMarin Pharmaceutical Inc.	4.3x
Genmab A/S	5.4x
Incyte Corporation	2.5x
Regeneron Pharmaceuticals, Inc.	5.3x
Vertex Pharmaceuticals Incorporated	5.6x
Median:	5.3x

Based on this analysis and other considerations that Centerview deemed relevant in its professional judgment and experience, related to, among other things, differences in the business, operational and/or financial conditions and prospects of Seagen and the companies included in the selected public company analysis, Centerview selected a reference range of EV/2026E Revenue Multiples of 4.5x to 5.5x. Centerview applied this reference range of EV/2026E Revenue Multiples to Seagen’s estimated calendar year risk-adjusted 2026 revenue of $4.371 billion as set forth in the forecasts and added to it Seagen’s estimated net cash, as of June 30, 2023, of $1.334 billion, provided by the management of Seagen as set forth in the internal data, and divided the results of the foregoing calculations by the number of fully diluted outstanding shares of our common stock (determined using the treasury stock method and taking into account outstanding in-the-money options, long-term incentive plans, restricted stock units, and performance stock units (including assumptions regarding the vesting of such performance stock units)) based on information provided by the management of Seagen as set forth in the internal data. This analysis resulted in an implied per share equity value range for shares of our common stock of approximately $109.15 to $131.70, rounded to the nearest $0.05. Centerview then compared this range to the merger consideration of $229.00 per share of our common stock to be paid to the holders of shares of our common stock (other than excluded shares) pursuant to the merger agreement.

Selected Precedent Transaction Analysis

Centerview reviewed and analyzed certain financial information of Seagen and compared it to corresponding financial information of certain transactions listed below involving commercial-stage biopharmaceutical companies (which transactions are referred to as the “selected transactions” in this summary of Centerview’s opinion) that Centerview, based on its experience and professional judgment, deemed relevant to consider in relation to Seagen and the merger. Although none of the selected transactions is identical or directly comparable to the merger, the companies included in the selected transactions were selected by Centerview because, among other reasons, they are commercial-stage biopharmaceutical companies with certain business, operational and/or financial characteristics that, for purposes of Centerview’s analysis, may be considered similar to the merger.

However, because none of the selected transactions is exactly the same as the merger, Centerview believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected precedent transactions analysis. Accordingly, Centerview also made qualitative judgments, based on its experience and professional judgment, concerning differences between the business, operational and/or financial characteristics and other factors that could affect the public trading, acquisition or other values of the target companies in the selected transactions and Seagen in order to provide a context in which to consider the results of the quantitative analysis.

Using publicly available information obtained from SEC filings and other data sources as of the time of the announcement of the selected transactions, Centerview calculated, for each selected transaction, the transaction value (calculated as the offer value (determined using the treasury stock method and taking into account outstanding in-the-money options, warrants, restricted stock units, performance stock units and other convertible securities), plus the book value of debt and certain liabilities less cash and cash equivalents and excluding any contingent consideration) implied for each target company based on the consideration payable in the applicable selected transaction) as a multiple of the target company’s Wall Street research analyst consensus estimated three-year forward revenue at the time of the transaction announcement (“Three-Year Forward Revenue Multiple”).

The selected transactions considered in this analysis are summarized below:

Date Announced	Target	Acquiror	Transaction Value / 3 -Year Forward Revenue Multiple
December 12, 2022	Horizon Therapeutics Public Limited Company	Amgen Inc.	5.6x
December 12, 2020	Alexion Pharmaceuticals, Inc.	AstraZeneca PLC	5.1x
September 13, 2020	Immunomedics, Inc.	Gilead Sciences, Inc.	21.4x
June 25, 2019	Allergan plc	AbbVie Inc.	5.1x
January 3, 2019	Celgene Corporation	Bristol-Myers Squibb Company	4.1x
May 7, 2018	Shire plc	Takeda Pharmaceutical Company Limited	5.2x
January 25, 2017	Actelion Ltd.	Johnson & Johnson	9.6x
January 11, 2016	Baxalta Incorporated	Shire plc	4.6x
March 4, 2015	Pharmacyclics, Inc.	AbbVie Inc.	9.3x
February 16, 2011	Genzyme Corporation	Sanofi-Aventis	3.3x
Median:			5.2x

Based on this analysis and other considerations that Centerview deemed relevant in its experience and professional judgment, related to, among other things, differences in the business, operational and/or financial conditions and prospects of Seagen and the companies included in the selected transactions analysis, Centerview selected a reference range of Three-Year Forward Revenue Multiples of 5.0x to 9.5x derived from the selected transactions. Centerview applied this reference range of Three-Year Forward Revenue Multiples to Seagen’s estimated three-year forward revenue based on the internal data of $4.016 billion, added to it Seagen’s estimated net cash as of June 30, 2023 of $1.334 billion, and divided the result of the foregoing calculations by the number of fully diluted outstanding shares of our common stock (determined using the treasury stock method and taking into account outstanding in-the-money options, long-term incentive plans, restricted stock units, and performance stock units (including assumptions regarding the vesting of such performance stock units)) based on information provided by the management of Seagen as set forth in the internal data. This analysis resulted in an implied per share equity value range for shares of our common stock of approximately $111.15 to $203.65, rounded to the nearest $0.05. Centerview then compared this range to the merger consideration of $229.00 per share of our common stock to be paid to the holders of shares of our common stock (other than excluded shares) pursuant to the merger agreement.

Discounted Cash Flow Analysis

Centerview performed a discounted cash flow analysis of Seagen based on the forecasts. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset or set of assets by calculating the “present value” of estimated future cash flows of the asset or set of assets. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

In performing this analysis, Centerview calculated a range of equity values for shares of our common stock by (a) discounting to present value, as of June 30, 2023, using discount rates ranging from 8.5% to 9.5% (reflecting Centerview’s analysis of Seagen’s weighted average cost of capital) and using a mid-year convention: (i) the forecasted risk-adjusted, after-tax unlevered free cash flows of Seagen over the period beginning on July 1, 2023 and ending on December 31, 2034, utilized by Centerview based on the forecasts, (ii) a range of implied terminal values of Seagen, calculated by Centerview using a reference range of price-to-earnings multiples of 16x to 20x (which range was selected by Centerview using its experience and professional judgment) and applying this reference range of price-to-earnings multiples to Seagen’s estimated calendar year risk-adjusted 2034 net income, based on information provided by the management of Seagen, as of March 10, 2023, and set forth in the internal data and (iii) tax savings from usage of Seagen’s federal net operating losses of $682 million, as of December 31, 2022, and Seagen’s future losses and (b) adding to the foregoing results Seagen’s estimated net cash, as of June 30, 2023, of $1.334 billion, which amount was provided by the management of Seagen as set forth in the internal data. Centerview divided the result of the foregoing calculations by the number of fully diluted outstanding shares of our common stock (determined using the treasury stock method and taking into account outstanding in-the-money options, long-term incentive plans, restricted stock units, and performance stock units (including assumptions regarding the vesting of such performance stock units)), based on information provided by the management of Seagen as set forth in the internal data. This analysis resulted in a range of implied equity values per share of our common stock of $179.40 to $231.80, rounded to the nearest $0.05. Centerview then compared this range to the merger consideration of $229.00 per share of our common stock to be paid to the holders of shares of our common stock (other than excluded shares) pursuant to the merger agreement.

Other Factors

Centerview noted for the Board certain additional factors solely for reference and informational purposes only, including, among other things, the following:

•

Historical Stock Price Trading Analysis. Centerview reviewed historical closing trading prices of shares of our common stock during the 52-week period ended March 10, 2023 (the last trading day before the public announcement of the merger), which reflected low and high stock closing prices for Seagen during such period of $108.81 to $181.29 per share of our common stock, and the closing trading price of shares of our common stock on February 24, 2023 (the last trading day prior to the date on which the trading price of our common stock was perceived by Centerview to be affected by a potential transaction) of $161.37 per share of our common stock.

•

Analyst Price Targets Analysis. Centerview reviewed stock price targets for shares of our common stock in publicly available Wall Street research analyst reports as of March 10, 2023 (the last trading day before the public announcement of the merger) which indicated low and high stock price targets for Seagen ranging from $141.00 to $215.00 per share of our common stock.

•

Precedent Premiums Paid Analysis. Centerview performed an analysis of premiums paid in the selected transactions involving publicly-traded, commercial-stage biopharmaceutical companies, as set forth above in “Selected Precedent Transaction Analysis.” The premiums in this analysis were calculated by comparing the per share acquisition price in each transaction to the closing price of the target company’s common stock for the date one day prior to the date on which the trading price of the target’s common stock was perceived by Centerview to be affected by a potential transaction. Based on the analysis above and other considerations that Centerview deemed relevant in its professional judgment, Centerview applied a range of 40% to 60% to Seagen’s closing stock price on February 24, 2023 (the last trading day prior to the date on which the trading price of our common stock was perceived by Centerview to be affected by a potential transaction) of $161.37, which resulted in an implied price range of approximately $225.90 to $258.20 per share of our common stock, rounded to the nearest $0.05.

General

The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. In arriving at its opinion, Centerview did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, Centerview made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.

Centerview’s financial analyses and opinion were only one of many factors taken into consideration by the Board in its evaluation of the merger and the other transactions contemplated by the merger agreement. Consequently, the analyses described above should not be viewed as determinative of the views of the Board or management of Seagen with respect to the merger consideration or as to whether the Board would have been willing to determine that a different consideration was fair. The consideration for the merger and the other transactions contemplated by the merger agreement was determined through arm’s-length negotiations between Seagen and Pfizer and was approved by the Board. Centerview provided advice to Seagen during these negotiations. Centerview did not, however recommend any specific amount of consideration to Seagen or the Board or that any specific amount of consideration constituted the only appropriate consideration for the merger and the other transactions contemplated by the merger agreement.

Centerview is a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the two years prior to the date of its written opinion, except for Centerview’s current engagement, Centerview had not been engaged to provide financial advisory or other services to Seagen, and did not receive any compensation from Seagen during such period. In the two years prior to the date of its written opinion, Centerview had been engaged to provide and was providing, as of the date of its written opinion, financial advisory services unrelated to Seagen to Pfizer, for which Centerview has received compensation and for which Centerview expects to receive additional compensation, including in connection with Pfizer’s acquisition of Arena Pharmaceuticals, Inc. in 2022 and certain other strategic matters. Centerview has received between $30 million and $40 million in aggregate compensation from Pfizer for work performed during such period, including expected fees for work currently being performed. Centerview may provide financial advisory and other services to or with respect to Seagen or Pfizer or their respective affiliates in the future, for which Centerview may receive compensation. Certain (i) of Centerview’s and its affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of Centerview’s affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, Seagen, Pfizer, or any of their respective affiliates, or any other party that may be involved in the merger and the other transactions contemplated by the merger agreement.

The Board selected Centerview as its financial advisor in connection with the merger based on Centerview’s reputation, experience and knowledge of the biopharmaceutical industry. Centerview is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger.

In connection with Centerview’s services as the financial advisor to the Board, Seagen has agreed to pay Centerview an aggregate fee of approximately $88 million, $8.5 million of which was payable upon execution of the merger agreement and will be paid on December 1, 2023, and the remainder of which is payable contingent upon consummation of the merger. In addition, Seagen has agreed to reimburse certain of Centerview’s expenses arising, and to indemnify Centerview against certain liabilities that may arise out of Centerview’s engagement.

Certain Unaudited Financial Information

Seagen’s management does not as a matter of course make public long-range projections as to future performance, revenues, earnings or other results due to, among other reasons, uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. Seagen is especially reluctant to disclose projections for extended periods due to the increasing uncertainty, unpredictability and subjectivity of such assumptions and estimates when applied to time periods further in the future. As a result, Seagen does not endorse projections or other unaudited prospective financial information as a reliable indication of future results. However, in connection with the Board’s evaluation of the merger, Seagen’s management independently prepared certain unaudited prospective financial information for fiscal years 2023 through 2034, which we refer to generally as the “Seagen Projections.” The Seagen Projections were made available to the Board in connection with their consideration and evaluation of the merger and were provided to Centerview in connection with the rendering of Centerview’s fairness opinion to the Board and in performing its related financial analyses, as described above in the section entitled “The Merger (Proposal 1)—Opinion of Centerview Partners LLC” beginning on page 48 of this proxy statement. Additionally, a portion of the Seagen Projections reflecting estimated net revenue for fiscal year 2023 and operating expenses for fiscal years 2023 through 2025 were provided to Pfizer in connection with its evaluation of Seagen.

Seagen is including a summary of the Seagen Projections in this proxy statement in order to provide Seagen stockholders with access to the projections that were made available to, and approved by, the Board in connection with its evaluation of the merger and made available to Centerview, and which Centerview was instructed by the Board to use, in connection with its financial analyses and opinion.

The following table presents a summary of the Seagen Projections:

	Fiscal Year ending December 31,
($ in millions)	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E
Net Revenue	$2,306	$2,979	$3,661	$4,371	$5,481	$7,025	$8,802	$9,970	$10,976	$12,094	$11,574	$10,982
Gross Profit(1)	$1,797	$2,217	$2,665	$3,162	$4,030	$5,320	$6,838	$7,829	$8,722	$9,713	$9,662	$9,453
EBIT(2)	($595)	($467)	($378)	$87	$740	$2,025	$3,446	$4,304	$4,977	$5,737	$5,680	$5,450
Net Income(3)	($581)	($459)	($374)	$91	$750	$1,857	$2,651	$3,324	$3,863	$4,473	$4,465	$4,327
Unlevered Free Cash Flow(4)	($1,085)	($643)	($551)	($140)	$373	$1,063	$1,989	$2,798	$3,438	$4,035	$4,336	$4,289

(1)	“Gross Profit” means Net Revenue less cost of sales (which includes manufacturing and distribution costs of products sold, profit shares, and outbound royalties).
(2)

Non-GAAP financial measure. “EBIT” means earnings before interest and taxes, and refers to Gross Profit less operating expenses, including research and development, sales and marketing and general and administrative expenses.

(3)	Assumes a tax rate of 24% and includes the impact of net operating loss (“NOL”) usage.
(4)

Non-GAAP financial measure. At the direction of Seagen’s management, Centerview calculated, from the Seagen Projections (which were approved for use by the Board) and based on information and assumptions provided by Seagen’s management and as set forth in the Seagen Projections, “Unlevered Free Cash Flow,” which was reviewed and approved by Seagen’s management and the Board for use by Centerview in connection with its financial analyses and opinion. “Unlevered Free Cash Flow” means EBIT less tax expenses (if profitable and excluding the impact of NOL usage), plus depreciation and amortization, less capital expenditures, and plus/less changes in net working capital. Stock-based compensation expense is treated as a cash expense.

Additional Information About the Seagen Projections

The inclusion of the Seagen Projections in this proxy statement should not be regarded as an indication that Seagen or any of its affiliates, advisors or representatives (including Centerview) have considered the Seagen Projections to be predictive of actual future events, and the Seagen Projections should not be relied upon as such. This summary of the Seagen Projections is not being included in this proxy statement to influence your decision whether to vote in favor of any proposal. Seagen advises the recipients of the Seagen Projections that its internal financial forecasts upon which the Seagen Projections were based are subjective in many respects.

Although presented with numerical specificity, the Seagen Projections were based on numerous variables, assumptions and estimates as to future events made by Seagen’s management that Seagen’s management believed were reasonable at the time the Seagen Projections were prepared, taking into account the relevant information available to management at the time. These variables, assumptions and estimates are inherently uncertain and many are beyond the control of Seagen. Important factors that may affect actual results and cause the Seagen Projections to not be achieved include, but are not limited to, risks and uncertainties relating to the business of Seagen (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the probability of technical and regulatory success, the regulatory and competitive environment, changes in technology, general business and economic conditions and other risk factors referenced in the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements.” Various assumptions underlying the Seagen Projections may not prove to have been, or may no longer be, accurate. The Seagen Projections may not be realized, and actual results may be significantly higher or lower than projected in the Seagen Projections. The Seagen Projections summarized above do not account for the effects of the merger. The Seagen Projections also reflect assumptions as to certain business strategies or plans that are subject to change. The Seagen Projections do not take into account any circumstances or events occurring after the date they were prepared. The Seagen Projections cover multiple years, and such information by its nature becomes less predictive with each successive year. As a result, the inclusion of the Seagen Projections in this proxy statement should not be relied on as necessarily predictive of actual future events, and actual results may differ materially (and will differ materially if the merger and the other transactions contemplated by the merger agreement are completed) from the Seagen Projections. For all of these reasons, the internal financial Seagen Projections, and the assumptions upon which they are based, are (i) not guarantees of future results; (ii) inherently speculative; and (iii) subject to a number of risks and uncertainties. As a result, actual results may differ materially from those contained in the Seagen Projections. Accordingly, there can be no assurance that the Seagen Projections will be realized.

The Seagen Projections were prepared solely for internal use and to assist the Board with its consideration and evaluation of the merger, and Centerview with its financial analyses and opinion, and although they were prepared on an accounting basis consistent with Seagen’s financial statements, they were not prepared with a view toward public disclosure or toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Seagen Projections included in this proxy statement have been prepared by, and are the responsibility of, Seagen. Neither Seagen’s independent auditor nor any other independent accountant has compiled, examined or performed any procedures with respect to the Seagen Projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

The EBIT and Unlevered Free Cash Flow figures contained in the Seagen Projections are “non-GAAP financial measures,” which are financial performance measures that are not calculated in accordance with generally accepted accounting principles (“GAAP”). The non-GAAP financial measures used in the Seagen Projections were relied upon by Centerview at the instruction of the Board for purposes of its opinion and by the Board in connection with their evaluation of the merger. The SEC rules which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure do not apply to non-GAAP financial measures included in disclosures relating to a proposed business combination such as the merger if the disclosure is included in a document such as this proxy statement. In addition, reconciliations of non-GAAP financial measures were not relied upon by Centerview for purposes of its opinion or by the Board in connection with its evaluation of the merger. Accordingly, Seagen has not provided a reconciliation of the financial measures included in the Seagen Projections to the relevant GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Seagen may not be comparable to similarly titled amounts used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP.

For these reasons, as well as the basis and assumptions on which the Seagen Projections were compiled, the inclusion of specific portions of the Seagen Projections in this proxy statement should not be regarded as an indication that such Seagen Projections will be an accurate prediction of future events, and they should not be relied on as such. None of Seagen or any of its affiliates, advisors, officers, directors, partners or representatives (including Centerview) can give you any assurance that actual results will not differ from these Seagen Projections. Except as required by applicable law, none of Seagen or any of its affiliates, advisors, officers, directors, partners or representatives (including Centerview) undertake any obligation to update or otherwise revise or reconcile the Seagen Projections or the specific portions presented to reflect circumstances existing after the date the Seagen Projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error. Therefore, readers of the this proxy statement are cautioned not to place undue, if any, reliance on the portions of the Seagen Projections set forth above. None of Seagen or any of its affiliates, advisors, officers, directors, partners or representatives (including Centerview) intend to make publicly available any update or other revision to these Seagen Projections. In addition, none of Seagen or any of its affiliates, advisors, officers, directors, partners or representatives (including Centerview) have made, make, or are authorized in the future to make, any representation to any stockholder or other person regarding Seagen’s ultimate performance compared to the information contained in the Seagen Projections or that projected results will be achieved, and any statements to the contrary should be disregarded.

Interests of Seagen’s Directors and Executive Officers in the Merger

In considering the recommendation of the Board that Seagen stockholders approve the adoption of the merger agreement, Seagen stockholders should be aware that the executive officers and directors of Seagen have certain interests in the merger agreement, the merger and the other transactions contemplated by the merger agreement that may be different from, or in addition to, the interests of Seagen stockholders generally. The Board was aware of these interests and considered them, among other matters, in approving the merger agreement and in making their recommendation that Seagen stockholders approve the adoption of the merger agreement.

For purposes of this disclosure, we have included the named executive officers of Seagen for Seagen’s most recent proxy statement, which was for the fiscal year ended December 31, 2021, as well as the executive officers who we expect to be our named executive officers for the fiscal year ended December 31, 2022 (which we refer to together as the “NEOs”):

•	David R. Epstein, Chief Executive Officer

•	Roger D. Dansey, M.D., President, Research & Development and Chief Medical Officer

•	Todd E. Simpson, Chief Financial Officer

•	Chip R. Romp, Executive Vice President, Commercial U.S.

•	Jean I. Liu, Chief Legal Officer

•	Vaughn B. Himes, Ph.D., Chief Technical Officer

•	Clay B. Siegall, Ph.D., Former President and Chief Executive Officer

The NEOs include each of Seagen’s current executive officers.

The consummation of the transactions contemplated by the merger agreement will constitute a “change in control” under the employment agreements that Seagen’s executive officers are party to and the compensation arrangements in which they participate. The treatment of Seagen equity awards and certain other compensation arrangements in connection with the merger is provided in the merger agreement and is detailed below.

Treatment of Seagen Equity Awards

Seagen Options

At the effective time, each Seagen Option that is outstanding as of immediately prior to the effective time, whether or not then vested, will be cancelled and converted into the right to receive an amount in cash equal to the product of (i) the excess, if any, of the merger consideration over the per share exercise price of such Seagen

Option, multiplied by (ii) the number of shares of our common stock then subject to such Seagen Option (which number, in the case of Seagen Options subject to performance goals based on stock price hurdles, will be determined based on actual performance in accordance with the terms of such Seagen Options, with any Seagen Options that do not vest being forfeited for no consideration), net of applicable taxes and without interest.

Restricted Stock Units

At the effective time, each Seagen RSU, other than any post-signing Seagen RSU, that is outstanding as of immediately prior to the effective time, whether or not then vested, will be cancelled and converted into the right to receive an amount in cash equal to the product of (i) the merger consideration, multiplied by (ii) the number of shares of our common stock then subject to such Seagen RSU, net of applicable taxes and without interest.

Each post-signing Seagen RSU will be substituted automatically with a Pfizer cash award with respect to an amount in cash equal to the product of (i) the merger consideration, multiplied by (ii) the number of shares of our common stock then subject to such post-signing Seagen RSU. Each Pfizer cash award will otherwise be subject to substantially the same terms and conditions applicable to such post-signing Seagen RSU as of immediately prior to the effective time. For Seagen RSUs granted in connection with Seagen’s annual grants in August 2023, one-third of the outstanding amount of such awards will vest immediately prior to the effective time, and the remaining portion of the award will vest in equal installments on the first two annual anniversaries of closing, or upon an earlier termination without “cause” (as defined in Seagen’s Amended and Restated 2007 Equity Incentive Plan), due to death, disability, or for good reason.

Annual Performance-based Share Units

At the effective time, each Seagen non-products PSU that is outstanding immediately prior to the effective time, whether or not then vested, will be cancelled and converted into the right to receive an amount in cash equal to the product of (i) the merger consideration, multiplied by (ii) the number of shares of our common stock then subject to such Seagen non-products PSU based on (a) for performance periods that are complete as of the effective time, actual performance, and (b) for performance periods that are incomplete as of the effective time, the greater of the target and actual performance, net of applicable taxes and without interest.

Products Performance-based Share Units

At the effective time, each Seagen products PSU that is unearned and outstanding immediately prior to the effective time will be substituted with a Pfizer performance cash award with respect to that number of shares of Pfizer common stock that is equal to the product of (i) the merger consideration, multiplied by (ii) the number of shares of our common stock then subject to such Seagen products PSU. Each Pfizer performance cash award will otherwise be subject to the same terms and conditions applicable to such Seagen products PSU as of immediately prior to the effective time; provided, that upon a termination without “cause” (as defined in Seagen’s Amended and Restated 2007 Equity Incentive Plan), due to death or disability, or for good reason, the service conditions that such Pfizer performance cash award is subject to will be waived, and the award will vest in full upon the achievement of performance conditions (and will be forfeited if such performance conditions are not achieved).

For an estimate of the amounts that would be payable to each of Seagen’s NEOs (which includes each of Seagen’s current executive officers) on settlement of their unvested Seagen equity awards, see the section entitled “—Interests of Seagen’s Directors and Executive Officers in the Merger—Golden Parachute Compensation” beginning on page 62 of this proxy statement. The estimated aggregate amount that would be realized by the eight non-employee directors of Seagen in respect of their unvested Seagen equity awards as of April 7, 2023, on a “single-trigger” basis, is $5,462,587.

Stock Ownership

The independent chair of the Board, Felix J. Baker, Ph.D., and entities affiliated with Dr. Baker, are together our largest stockholders. For additional information, see the section entitled “Security Ownership of Certain Beneficial Owners and Management” beginning on page 92 of this proxy statement.

Employment Agreements with Named Executive Officers

Each NEO has an employment agreement with Seagen providing for severance payments and termination benefits upon a termination by Seagen without “cause” or due to a “constructive termination.” The merger will constitute a “change in control” for purposes of the NEOs’ employment agreements. In the event of a termination of employment by Seagen without “cause” or due to a “constructive termination” in the three months prior to, or 18 months following, a change in control of Seagen, the NEOs (other than Dr. Siegall, whose separation agreement is described below) will be entitled to receive payment of severance benefits equal to, for Mr. Epstein, his annual base salary for 36 months and 3 times his target bonus, for Dr. Dansey, his annual base salary for 24 months and 2 times his target bonus, and for Mr. Simpson, Mr. Romp, Ms. Liu and Mr. Himes, his or her annual base salary for 18 months and 1.5 times his or her target bonus. In addition, each NEO will be entitled to receive (i) payment of 18 months of COBRA premiums, and (ii) double-trigger acceleration of equity awards (unless otherwise provided in an equity award agreement). For Mr. Epstein, any clawback provisions applicable to the relocation payment provided to him in connection with his employment will not apply if he is terminated without “cause” or due to a “constructive termination” in the three months prior to or 18 months following a change in control of Seagen. Such severance benefits (other than with respect to the lapse of the clawback applicable to Mr. Epstein’s relocation payment) are conditioned upon such executive’s resignation from all positions held by such executive and execution of a full release and waiver of claims.

For an estimate of the value of the payments and benefits described above that would be payable to Seagen’s NEOs under their employment agreements upon a qualifying termination, see the section entitled “ —Interests of Seagen’s Directors and Executive Officers in the Merger—Golden Parachute Compensation” beginning on page 62 of this proxy statement.

Separation Agreement with Dr. Siegall

On May 15, 2022, Seagen entered into a letter agreement with Dr. Siegall (the “Siegall separation agreement”), pursuant to which Seagen and Dr. Siegall mutually agreed that Dr. Siegall would resign as our president, chief executive officer and as a member of the Board effective May 15, 2022. The Siegall separation agreement provides that, due to the unique positions held by Dr. Siegall and Dr. Siegall’s agreement to certain terms and conditions not provided for in his employment agreement, including the extension of the non-competition and non-solicitation covenants, in the event that a change in control occurs on or prior to December 31, 2023, notwithstanding his earlier termination, Dr. Siegall would receive the remaining severance, equity vesting, and healthcare benefits that he would have been entitled to under the Siegall employment agreement had he been terminated in connection with such change in control. If the closing of the merger (the “closing”) occurs on or prior to December 31, 2023, Dr. Siegall will be entitled to receive: (i) payment of severance benefits equal to his (a) annual base salary for 18 months, (b) 1.5 times his target bonus and (c) his target annual bonus for 2022 multiplied by 0.37; (ii) payment of COBRA premiums until May 15, 2025, and (iii) the portion of his equity awards that did not become vested in connection with his separation will become fully vested and, in the case of stock options, exercisable. In the event the closing occurs after December 31, 2023, Dr. Siegall will not be entitled to such payments and benefits.

For an estimate of the value of the payments described above that would be payable to Dr. Siegall under the Siegall separation agreement, see the section entitled “—Interests of Seagen’s Directors and Executive Officers in the Merger—Golden Parachute Compensation” beginning on page 62 of this proxy statement.

Section 280G Letter Agreements

Because Mr. Epstein was recently hired as Seagen’s chief executive officer in November 2022, and Dr. Dansey was the interim chief executive officer in 2022 and transitioned into the role of president, research & development and chief medical officer in 2022, in connection with these appointments, both Mr. Epstein and Dr. Dansey received substantial performance-based equity compensation awards in 2022 in order to facilitate an alignment of interests between the executive and Seagen stockholders. Notwithstanding the strong positive alignment these performance awards have with stockholders, these performance awards have much worse treatment under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), than time vested awards.

In light of these considerations, on March 12, 2023, Seagen entered into letter agreements with Mr. Epstein and Dr. Dansey providing that, in the event that the applicable executive receives any payments or benefits that are subject to an excise tax imposed by Section 4999 of the Code, such executive will receive a payment that puts such executive in the same after-tax position as though such tax did not apply.

For an estimate of the value of the payments described above that would be payable to Mr. Epstein and Dr. Dansey under their letter agreements, see the section entitled “—Interests of Seagen’s Directors and Executive Officers in the Merger—Golden Parachute Compensation” beginning on page 62 of this proxy statement.

Retention Awards

On April 1, 2023, Seagen granted certain employees of Seagen retention awards, which vest 20% in the form of cash on the 9-month anniversary of the grant, 30% in the form of Seagen RSUs on the 18-month anniversary of the grant, 25% in the form of Seagen RSUs on the 24-month anniversary of the grant, and 25% in the form of Seagen RSUs on the 30-month anniversary of the grant. At the effective time, each outstanding Seagen RSU granted as part of the retention awards will be substituted with a Pfizer cash award in accordance with the treatment generally applicable to Seagen post-signing RSUs, subject to substantially the same terms as applied to the awards prior to the effective time. In the event of an employee’s termination following the effective time without “cause” (as defined in Seagen’s Amended and Restated 2007 Equity Incentive Plan), or due to death or disability, the portion of the retention awards scheduled to vest on and prior to the 24-month anniversary of the grant (75% of the total award) will vest.

For an estimate of the value of the retention awards described above that would be payable to Seagen’s NEOs upon a qualifying termination, see the section entitled “—Interests of Seagen’s Directors and Executive Officers in the Merger—Golden Parachute Compensation” beginning on page 62 of this proxy statement.

Annual Bonus

If the date the closing of the merger occurs (the “closing date”) prior to the date bonuses in respect of the 2023 fiscal year would be paid in the ordinary course, Seagen may pay each of its eligible employees an annual bonus for 2023 (pro-rated for the portion of 2023 elapsed as of the closing, if the closing occurs on or before December 31, 2023) based on actual performance as of the closing date. If the closing date occurs after January 1, 2024, on a subsequent termination without “cause” (as determined by Pfizer in a manner consistent with Pfizer’s plans), a prorated bonus in respect of the 2024 fiscal year will be paid based on target performance if the termination is prior to July 1, 2024, or actual performance if the termination is on or after July 1, 2024 (and reasonably determinable).

Indemnification and Insurance

Pursuant to the terms and subject to the conditions of the merger agreement, Seagen’s directors and officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies. For a description of such ongoing indemnification and coverage obligations, see the section entitled “The Merger Agreement—Directors’ and Officers’ Indemnification and Insurance” beginning on page 82 of this proxy statement.

Quantification of Payments and Benefits to Seagen’s Named Executive Officers in Connection with the Merger

The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K under the Securities Act of 1933, as amended, which requires disclosure of information about certain compensation for each NEO of Seagen that is based on, or otherwise relates to, the merger. This compensation is referred to as

“golden parachute” compensation by the applicable SEC disclosure rules, and is subject to a non-binding advisory vote of Seagen stockholders.

The table below sets forth the amount of payments and benefits that each of Seagen’s NEOs would receive in connection with the merger, assuming (1) that the merger was consummated, and each such NEO experienced a qualifying termination on December 31, 2023 (which is the assumed date solely for purposes of this golden parachute compensation disclosure); (2) a per share price of our common stock of $229.00 (the merger consideration); (3) that each NEO’s base salary rate and annual target bonus remain unchanged from those in effect as of the date of this proxy statement; and (4) equity awards that are outstanding as of April 7, 2023.

The calculations in the table below do not include any amounts that the NEOs were entitled to receive or that will vest per their terms prior to December 31, 2023. In addition, these amounts do not attempt to forecast any additional awards or grants that may occur prior to the effective time, including annual grants of long-term incentive awards scheduled for August 2023, or any forfeitures that may occur prior to the effective time. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by an NEO may materially differ from the amounts set forth below.

Because the closing of the merger will constitute a “change in control” under the employment agreements and/or compensation arrangements in which Seagen’s NEOs participate, “double trigger” in this disclosure refers to benefits that also require a qualifying termination of employment.

Golden Parachute Compensation

Named Executive Officer	Cash ($)(2)	Equity ($)(3)	Benefits ($)(4)	Tax Reimbursement ($)(5)	Total ($)
David R. Epstein, Chief Executive Officer or CEO	11,250,000	54,991,078	30,992	6,053,030	72,325,100
Roger D. Dansey, M.D., Chief Medical Officer	4,919,200	49,146,930	33,409	1,334,318	55,433,857
Todd E. Simpson, Chief Financial Officer	1,765,675	14,981,078	33,409	—	16,780,162
Chip R. Romp, Executive Vice President, Commercial U.S.	1,539,720	13,352,674	46,558	—	14,938,952
Jean I. Liu, Chief Legal Officer	1,757,438	13,808,279	46,558	—	15,612,275
Vaughn B. Himes, Ph.D., Chief Technical Officer	1,535,820	12,024,845	46,558	—	13,607,223
Clay B. Siegall, Ph.D.,(1) Former President and Chief Executive Officer	4,359,104	41,556,600	46,558	—	45,962,262

(1)

Clay B. Siegall, Ph.D., Seagen’s former president and chief executive officer, resigned on May 15, 2022. Pursuant to Dr. Siegall’s separation agreement, as discussed above, Dr. Siegall is eligible to receive certain payments in connection with the merger if the closing occurs on or prior to December 31, 2023. If the closing occurs after December 31, 2023, Dr. Siegall will not be entitled to receive any of the amounts set forth here.

(2)

Cash. Consists of cash severance payments in the amounts provided for under each NEO’s employment agreement, including annual base salary and target annual bonus (provided, that the sum of such annual base salary and annual target bonus amount is multiplied by 3, in the case of Mr. Epstein, multiplied by 2, in the case of Dr. Dansey and multiplied by 1.5 in the case of the other NEOs), the cash portion (20%) of retention awards granted in connection with Seagen’s retention program. Mr. Epstein received a $6 million relocation award in March 2023 in connection with his appointment as Chief Executive Officer; the amounts payable or recoupable by Seagen in connection with such relocation award are not included in the values provided in this table. The amounts provided in the table do not include each NEO’s annual bonus payable in respect of 2023, which is payable based on actual performance at the closing and will be pro-rated for when the closing occurs if before December 31, 2023 (the 2023 target bonuses for the NEOs are $2,250,000 for Mr. Epstein, $1,258,400 for Mr. Dansey, $423,762 for Mr. Simpson, $327,600 for Mr. Romp, $421,785 for Ms. Liu and $368,597 for Mr. Himes). The cash lump sum severance and, to the extent unvested at the time of termination, retention award payments are “double trigger” and become payable only upon a qualifying termination. The estimated amount of each such payment is shown in the following table.

Named Executive Officer	Severance ($)	Retention Cash ($)
David R. Epstein	11,250,000	—
Roger D. Dansey, M.D.	4,804,800	114,400
Todd E. Simpson	1,695,048	70,627
Chip R. Romp	1,474,200	65,520
Jean I. Liu	1,687,140	70,298
Vaughn B. Himes, Ph.D.	1,474,387	61,433
Clay B. Siegall, Ph.D.	4,359,104	—

(3)	Equity. The amounts in this column represent the value of Seagen Options, Seagen RSUs, and Seagen PSUs held by the NEOs.

Named Executive Officer	Single- Trigger Awards ($)(a)	Retention RSUs ($)(b)	Product PSUs ($)(c)
David R. Epstein	54,991,078	—	—
Roger D. Dansey, M.D.	45,331,790	355,866	3,459,274
Todd E. Simpson	14,342,855	219,840	418,383
Chip R. Romp	12,909,788	203,810	239,076
Jean I. Liu	13,290,739	218,695	298,845
Vaughn B. Himes, Ph.D.	11,415,247	191,215	418,383
Clay B. Siegall, Ph.D.	39,623,840	—	1,932,760

(a) The Seagen Options, Seagen RSUs (other than post-signing Seagen RSUs and retention RSUs that remain unvested as of the effective time) and Seagen non-product PSUs are “single trigger” and will be paid out at the effective time. Seagen non-product PSUs will be paid at the greater of target and actual performance and are listed here based on the current projection of actual performance, which was determined by using the current 30-day stock price average of Seagen’s peers and the merger consideration. These non-product PSUs include 4,980 special development PSUs held by Dr. Dansey, which have performance vested and are scheduled to time vest on January 15, 2024. Seagen Options held by Mr. Epstein and Dr. Dansey that are subject to performance goals based on stock price hurdles are reported here based on actual performance based on the merger consideration.

(b) At the effective time, each outstanding Seagen RSU granted as part of the retention awards will be substituted with a Pfizer cash award, and are “double trigger,” and in the event of a qualifying termination, 75% of the total grant date value of the award (68.75% of the Seagen RSU portion) will vest and is included here. The remaining portion of the award will be forfeited and is excluded here.

(c) Seagen product PSUs will be converted into cash-based awards at the effective time and are “double trigger,” and will only be paid out in the event of a qualifying termination, but in such event will remain subject to achievement of performance conditions. Seagen product PSUs are listed here based on target performance.

(4)

Benefits. Amounts shown reflect the value of the applicable multiple of continued COBRA coverage payable by Seagen to Seagen’s NEOs (and the NEO’s spouse and dependents, as applicable). Such benefits are “double trigger” and become payable only upon a qualifying termination under the terms of the NEO’s employment agreement.

(5)

Tax Reimbursement. Because Mr. Epstein was recently hired as Seagen’s chief executive officer in November 2022, and Dr. Dansey was the interim chief executive officer in 2022 and transitioned into the role of president, research & development and chief medical officer in 2022, in connection with these appointments, both Mr. Epstein and Dr. Dansey received substantial performance-based equity compensation awards in 2022 in order to facilitate an alignment of interests between the executive and Seagen stockholders. Notwithstanding the strong positive alignment these performance awards have with stockholders, these performance awards have much worse treatment under Section 4999 of the Code than time vested awards. In light of these considerations, on March 12, 2023, Seagen entered into letter agreements with Mr. Epstein and Dr. Dansey providing that, in the event that the applicable executive receives any payments or benefits that are subject to an excise tax imposed by Section 4999 of the Code, such executive will receive a payment that puts such executive in the same after-tax position as though such tax did not apply. A preliminary estimate of the amount of the payments that would be payable to Mr. Epstein and Dr. Dansey under the 280G letter agreements upon a change in control on December 31, 2023 are provided in the table, although the final amount will not be known until the closing. The payments are “single trigger,” but the estimates provided assume that Mr. Epstein and Dr. Dansey experience a qualifying termination. If the closing occurs on or after January 1, 2024, it is anticipated that such payments and benefits would be substantially lower.

Financing of the Merger

Pfizer and Merger Sub have represented in the merger agreement that, as of the closing date, Pfizer and Merger Sub will have available sufficient cash, available lines of credit or other sources of immediately available funds necessary to pay the amounts required to be paid by Pfizer or Merger Sub, as applicable, pursuant to the merger agreement. These obligations of Pfizer and Merger Sub are not subject to any condition with respect to Pfizer’s or Merger Sub’s ability to obtain financing for the merger.

Closing and Effective Time of the Merger

On the terms and subject to the conditions of the merger agreement and in accordance with the DGCL, the closing will occur at 9:00 a.m. (New York time) on the third business day after the satisfaction or waiver (to the extent permitted by applicable law) (described in the section entitled “The Merger Agreement—Conditions to the Completion of the Merger,” beginning on page 84 of this proxy statement) of all of the conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions prior to the closing), by electronic exchange of deliverables, unless another date, time or place is agreed to in writing by Seagen and Pfizer.

Assuming timely receipt of required regulatory approvals and clearances and satisfaction of other closing conditions, including obtaining the requisite Seagen stockholder approval, we currently expect the closing to occur in late 2023 or early 2024.

Upon the terms and subject to the conditions set forth in the merger agreement, on the closing date, the parties will file the certificate of merger with the Secretary of State of the State of Delaware, in such form as required by the DGCL.

The merger will become effective upon the filing and acceptance of the certificate of merger with the Secretary of State of the State of Delaware (or at such later time as Seagen and Pfizer may agree in writing and specify in the certificate of merger in accordance with the relevant provisions of the DGCL).

Following the completion of the merger, our common stock will be delisted from the Nasdaq and will be deregistered under the Exchange Act, and Seagen will cease to be a public company.

Regulatory Approvals and Clearances Required for the Merger

The respective obligations of the parties to effect the merger are subject to certain regulatory approvals and clearances. Subject to the terms and conditions set forth in the merger agreement, the merger cannot be completed until (i) the applicable waiting period (and any extension thereof) under the HSR Act has expired or been terminated and (ii) any agreements not to close the transaction with any governmental authority have expired or been terminated. In addition to antitrust approval in the United States, the completion of the merger is conditioned on approvals and clearances in accordance with antitrust laws and foreign investment laws in certain other jurisdictions.

The merger agreement also provides that if, prior to the effective time of the merger (i) the CMA indicates in writing to Pfizer that it has decided to formally investigate the merger and, accordingly, requests Pfizer to submit a merger notice in the form prescribed under the Enterprise Act 2002, (ii) the EC indicates in writing to Pfizer that a member state of the European Union or the EC is making, or has made, a referral of the merger to the EC under Article 22 of the EU Merger Regulation or (iii) a merger control, foreign direct investment or national security inquiry or review is initiated or commenced by certain other governmental authorities, approval of the merger by the CMA, the EC or such other governmental authority, as the case may be, will be a condition precedent to completion of the merger.

On April 5, 2023, Pfizer filed a briefing paper with the EC. On April 21, 2023, Pfizer filed a briefing paper with the CMA.

At any time before or after consummation of the merger, the FTC or the DOJ (notwithstanding the termination of the waiting period under the HSR Act or the expiration or termination of any agreement with the FTC or DOJ) could take such action under antitrust laws as they deem necessary or desirable in the public interest, including seeking to enjoin the completion of the merger and seeking divestiture of substantial assets of Seagen or Pfizer. At any time before or after the completion of the merger, any state or non-U.S. governmental authority could take such action under antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger and seeking divestiture of substantial assets of Seagen or Pfizer. Private parties may also seek to take legal action under antitrust laws under certain circumstances.

There can be no assurance that all of the regulatory approvals described above, or any other regulatory approvals that might be required to consummate the merger, will be sought or obtained and, if obtained, there can be no assurance as to the timing of any approvals, the ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. There can also be no assurance that the FTC, the DOJ or any other governmental authority or any private party will not attempt to challenge the merger on antitrust grounds, and, if such a challenge is made, there can be no assurance as to its result. You should read the section entitled “The Merger Agreement—Regulatory Filings and Efforts to Consummate the Merger” for a description of the parties’ obligations with respect to regulatory approvals related to the merger.

Litigation Relating to the Merger

As of April 24, 2023, we are aware of four complaints that have been filed in connection with the merger. The complaints allege, among other things, that certain disclosures in the preliminary proxy statement filed by Seagen on April 14, 2023 in connection with the merger were materially incomplete and misleading.

The four actions are captioned O’Dell v. Seagen Inc. et al., No. 1:23-cv-03254 (Apr. 19, 2023), filed in the United States District Court for the Southern District of New York, Boyd v. Seagen Inc. et al., No. 1:23-cv-03309 (Apr. 20, 2023), filed in the United States District Court for the Southern District of New York, Wang v. Seagen Inc. et al., No. 1:23-cv-03302 (Apr. 20, 2023), filed in the United States District Court for the Southern District of New York, and Ober v. Seagen Inc. et al., No. 1:23-cv-03378 (Apr. 21, 2023), filed in the United States District Court for the Southern District of New York. The complaints name Seagen and the current members of the Board as defendants.

The complaints allege, among other things, violations of Sections 14(a) and 20(a) of the Exchange Act, 15 U.S.C. §§ 78n(a), 78t(a), SEC Rule 14a-9, 17 C.F.R. 240.14a-9 and 17 C.F.R. § 244.100. The complaints seek, among other relief, to enjoin Seagen from consummating the merger and to be awarded rescissory damages, including reasonable attorneys’ and expert fees and expenses.

Seagen believes that the allegations asserted in the complaints are without merit. As of April 24, 2023, Seagen was not aware of the filing of other lawsuits challenging the merger or the proxy statement; however, additional lawsuits arising out of the merger or the proxy statement may be filed in the future.

Material U.S. Federal Income Tax Consequences of the Merger

The exchange of shares of our common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for such purposes, a U.S. holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger”) who receives cash in the merger in exchange for shares of our common stock will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash that the U.S. holder receives pursuant to the merger with respect to such shares and the U.S. holder’s adjusted tax basis in such shares.

You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” and consult your tax advisor regarding the particular tax consequences of the merger to you, including any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

The Voting Agreement

The following is a summary of the material terms and conditions of the voting agreement. The rights and obligations of the parties to the voting agreement are governed by the express terms and conditions of the voting agreement and not by this discussion, which is summary by nature. This summary does not purport to be complete and may not contain all of the information about the voting agreement that is important to you. This discussion is qualified in its entirety by reference to the complete text of the voting agreement, a copy of which is attached to this proxy statement as Annex B and which is incorporated by reference into this proxy statement. We encourage you to read the voting agreement carefully and in its entirety, as well as this proxy statement and any documents incorporated by reference herein, before making any decisions regarding the merger. Additional information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 106 of this proxy statement.

Summary

On March 12, 2023, concurrently with the execution of the merger agreement, Seagen entered into the voting agreement with Pfizer and Baker Bros., on behalf of itself and the persons listed on Schedule A thereto in their respective capacities as record or beneficial owners of shares of our common stock, pursuant to which, Baker Bros. agreed, on the terms and subject to the conditions set forth in the voting agreement, among other things, until the Expiration Time, at every meeting of Seagen stockholders at which any of the following matters are to be voted on (and at every adjournment or postponement thereof), and on any action or approval of Seagen stockholders by written consent with respect to such matters, Baker Bros. will vote (including via proxy) (or cause the holder of record on the record date to vote (including via proxy)) all of the Covered Shares: (a) in favor of the merger agreement proposal; and (b) against (1) any action or agreement that would reasonably be expected to result in any of the conditions to Seagen’s obligations to complete the merger not being fulfilled or result in a breach of any covenant, representation or warranty or any other obligation or agreement of Seagen contained in the merger agreement, or of Baker Bros. contained in the voting agreement, and (2) any acquisition proposal (as defined in the section entitled “The Merger Agreement—No Solicitation; Adverse Recommendation Changes,” beginning on page 77 of this proxy statement), or any agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede or interfere with the consummation of the merger and the other transactions contemplated by the merger agreement. At the close of business on the record date, the Covered Shares represented approximately 25.0% of the outstanding voting power of our common stock.

By entering into the voting agreement, Baker Bros. has agreed, on the terms and subject to the conditions set forth in the voting agreement, until the Expiration Time, at the special meeting (and at every adjournment or postponement thereof), to cause each stockholder identified in the voting agreement to be represented in person or by proxy at the special meeting (or cause the holders of record as of the record date to be represented in person or by proxy at such meeting) in order for the Covered Shares to be counted as present for purposes of establishing a quorum.

Under the voting agreement, Baker Bros. has agreed that, until the Expiration Time, neither Baker Bros. or any stockholder identified in the voting agreement will Transfer (as defined in the voting agreement) or cause or permit the Transfer of any Covered Shares of any such stockholder, other than with the prior written consent of Pfizer; provided that Baker Bros. and any such stockholder may, without the consent of Pfizer (i) Transfer Covered Shares to any controlled affiliate of Baker Bros. or any such stockholder, (ii) Transfer up to 4 million Covered Shares in connection with a pro rata distribution of Covered Shares held by 667, L.P. to its partners, (iii) Transfer up to 1.4 million Covered Shares to any charitable foundation or organization and (iv) subsequent to the date that the requisite Seagen stockholder approval is obtained, Transfer up to 4.7 million Covered Shares in any calendar year to any other person or persons; provided, further, that any Transfer will be permitted pursuant to clause (i) or (ii) above only if the transferee(s) of any such Transfer agrees in writing (reasonably satisfactory to Pfizer) prior to such Transfer to be bound by the terms and conditions of the voting agreement with respect to the applicable Covered Shares as if such transferee(s) were Baker Bros. Shares of our common stock transferred pursuant to clauses (iii) or (iv) of the preceding sentence will cease to be Covered Shares after such Transfer.

Under the voting agreement, Baker Bros. has agreed, until the Expiration Time, not to, and to cause the stockholders identified in the voting agreement not to, take any action, in its capacity as the holder of voting and dispositive power over the Covered Shares, that would directly or indirectly have the effect of preventing, materially delaying or materially impairing Baker Bros. from performing any of its obligations under the voting agreement or that would, or would reasonably be expected to, have the effect of preventing, materially delaying or materially impairing, the consummation of the merger or the other transactions contemplated by the merger agreement or the performance by Seagen of its obligations under the merger agreement.

The voting agreement will automatically terminate without further action by Seagen, Pfizer or Baker Bros. and will have no further force or effect as of (a) the effective time, (b) such time as the merger agreement is terminated in accordance with its terms, (c) the termination of the voting agreement by written agreement of all of Seagen, Pfizer and Baker Bros., (d) the date on which any amendment to the merger agreement is effected, or any waiver of Seagen’s rights under the merger agreement is granted, in each case without Baker Bros.’s prior written consent, that (i) diminishes (in any amount) the merger consideration to be received by Seagen stockholders, (ii) changes the form of the merger consideration payable to Seagen stockholders, (iii) extends the outside date beyond December 31, 2024 or (iv) imposes any additional conditions or obligations that would reasonably be expected to prevent or impede the consummation of the merger by the outside date.

Delisting and Deregistration of Seagen Common Stock

Upon completion of the merger, our common stock currently listed on the Nasdaq will cease to be listed on the Nasdaq and will subsequently be deregistered under the Exchange Act.

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the merger agreement. The rights and obligations of the parties to the merger agreement are governed by the express terms and conditions of the merger agreement and not by this discussion, which is summary by nature. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This summary is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. We encourage you to read the merger agreement carefully and in its entirety, as well as this proxy statement and any documents incorporated by reference herein, before making any decisions regarding the merger. Additional information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 106 of this proxy statement.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement and are not intended to provide any factual information about Seagen, Pfizer or Merger Sub or to modify or supplement any factual disclosures about Seagen or Pfizer contained in this proxy statement or in Seagen’s or Pfizer’s public reports filed with the SEC. In particular, the merger agreement and this summary are not intended to be, and should not be relied upon as, disclosures regarding the actual state of any facts and circumstances relating to Seagen or Pfizer. The merger agreement contains representations and warranties by and covenants of Seagen, Pfizer and Merger Sub that were made only for purposes of the merger agreement and as of specified dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement, were qualified and subject to important limitations in connection with negotiating the terms of the merger agreement (including by being qualified by the confidential disclosure letter exchanged between the parties to the merger agreement) and may be subject to a contractual standard of materiality that may differ from what may be viewed as material by investors. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. Information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement.

Additional information about Seagen may be found elsewhere in this proxy statement and Seagen’s other public filings. See “Where You Can Find More Information.”

Structure of the Merger

On the terms and subject to the conditions of the merger agreement, Seagen and Merger Sub will consummate the merger in accordance with the DGCL, such that, at the effective time (i) Merger Sub will be merged with and into Seagen, and the separate corporate existence of Merger Sub will then cease, (ii) Seagen will be the successor or surviving corporation in the merger (as a wholly-owned subsidiary of Pfizer) and will continue to be governed by the laws of the State of Delaware, (iii) the corporate existence of Seagen with all its rights, privileges, immunities, powers, objects and purposes will continue and (iv) Seagen will automatically assume all the rights and obligations of Merger Sub. The merger will have the effects set forth in the applicable provisions of the DGCL.

Closing and Effective Time of the Merger

On the terms and subject to the conditions of the merger agreement and in accordance with the DGCL, the closing will occur at 9:00 a.m. (New York time) on the third business day after the satisfaction or waiver (to the extent permitted by applicable law) of all of the closing conditions (described in the section entitled “The Merger Agreement—Conditions to the Completion of the Merger”) (other than such conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions at or prior to the closing), by electronic exchange of deliverables, unless another date, time or place is agreed to in writing by the parties.

Assuming the timely receipt of required regulatory approvals and the satisfaction of other closing conditions, including obtaining the requisite Seagen stockholder approval, we currently expect the closing to occur in late 2023 or early 2024.

Seagen, Pfizer and Merger Sub will cause a certificate of merger to be executed and filed on the closing date (or on such other date as Seagen and Pfizer may agree) with the Secretary of State of the State of Delaware as provided in the DGCL. The merger will become effective at the date and time at which the certificate of merger has been duly filed with the Secretary of State of the State of Delaware, or at such other date and time as the parties may agree in writing (subject to the requirements of the DGCL) and will specify in the certificate of merger.

Prior to the effective time, Seagen will cooperate with Pfizer and use reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things, reasonably necessary, proper or advisable on its part under the laws and rules and policies of Nasdaq to delist our common stock from Nasdaq and terminate the registration of our common stock under the Exchange Act promptly after the effective time.

Certificate of Incorporation; Bylaws; Directors and Officers

At the effective time, Seagen’s certificate of incorporation will, by virtue of the merger, be amended and restated in its entirety to be as set forth in Annex II to the merger agreement and, as so amended, will be the surviving corporation’s certificate of incorporation until thereafter changed or amended as provided therein or by applicable law.

At the effective time, and without any further action on the part of Seagen or Merger Sub, the bylaws of Seagen will be amended and restated in their entirety to be identical to the bylaws of Merger Sub as in effect immediately prior to the effective time, except that all references therein to Merger Sub will refer to the surviving corporation, and, as so amended, will be the surviving corporation’s bylaws until thereafter changed or amended as provided therein or by applicable law.

The directors of Merger Sub immediately prior to the effective time will, from and after the effective time, be the surviving corporation’s directors, and the officers of Merger Sub immediately prior to the effective time will, from and after the effective time, be the surviving corporation’s officers, in each case, until their respective successors have been duly elected, designated or qualified, or until their earlier death, disqualification, resignation or removal in accordance with the surviving corporation’s certificate of incorporation and bylaws.

Treatment of Common Stock and Equity Awards

Seagen Common Stock. Upon the terms and subject to the conditions set forth in the merger agreement, at the effective time, each share of common stock issued and outstanding immediately prior to the effective time (other than shares owned by Seagen as treasury shares, by Pfizer or Merger Sub or by any direct or indirect wholly owned subsidiary of Seagen or Pfizer) (each, an “eligible share”) will be converted into the right to receive an amount in cash equal to $229.00, without interest and less any applicable withholding taxes. From and after the effective time, all eligible shares will no longer be outstanding and will automatically be cancelled and extinguished and will cease to exist, and each holder of a certificate share (a “certificate”) or book-entry share (a “book-entry share”) (as applicable) representing any eligible shares will cease to have any rights with respect thereto, except the right to receive the merger consideration therefor, without interest thereon and less any applicable withholding taxes, upon the surrender of such certificate or transfer of such book-entry share (as applicable) in accordance with the merger agreement.

Stock Options. At the effective time, each Seagen Option that is outstanding as of immediately prior to the effective time, whether or not then vested, will be cancelled and converted into the right to receive an amount in cash equal to the product of (i) the excess, if any, of the merger consideration over the per share exercise price of such Seagen Option, multiplied by (ii) the number of shares of our common stock then subject to such Seagen Option (which number, in the case of Seagen Options subject to performance goals based on stock price hurdles, will be determined based on actual performance in accordance with the terms of such Seagen Options, with any Seagen Options that do not vest being forfeited for no consideration), net of applicable taxes and without interest.

RSUs. At the effective time, each Seagen RSU, other than any post-signing Seagen RSU, that is outstanding as of immediately prior to the effective time, whether or not then vested, will be cancelled and converted into the right to receive an amount in cash equal to the product of (i) the merger consideration, multiplied by (ii) the number of shares of our common stock then subject to such Seagen RSU, net of applicable taxes and without interest. Each post-signing Seagen RSU will be substituted automatically with a Pfizer cash award with respect to an amount in cash equal to the product of (i) the merger consideration, multiplied by (ii) the number of shares of our common stock then subject to such post-signing Seagen RSU. Each Pfizer cash award will otherwise be subject to substantially the same terms and conditions applicable to such post-signing Seagen RSU as of immediately prior to the effective time. For Seagen RSUs granted in connection with Seagen’s annual grants in August 2023, one-third of the outstanding amount of such awards will vest immediately prior to the effective time, and the remaining portion of the award will vest in equal installments on the first two annual anniversaries of closing, or upon an earlier termination without “cause” (as defined in Seagen’s Amended and Restated 2007 Equity Incentive Plan), due to death or disability, or for good reason.

Annual PSUs. At the effective time, each Seagen non-products PSU that is outstanding immediately prior to the effective time, whether or not then vested, will be cancelled and converted into the right to receive an amount in cash equal to the product of (i) the merger consideration, multiplied by (ii) the number of shares of our common stock then subject to such Seagen non-products PSU based on (a) for performance periods that are complete as of the effective time, actual performance, and (b) for performance periods that are incomplete as of the effective time, the greater of the target and actual performance, net of applicable taxes and without interest.

Product PSUs. At the effective time, each Seagen products PSU, that is unearned and outstanding immediately prior to the effective time will be substituted with a Pfizer performance cash award with respect to that number of shares of Pfizer common stock that is equal to the product of (i) the merger consideration, multiplied by (ii) the number of shares of our common stock then subject to such Seagen products PSU. Each Pfizer performance cash award will otherwise be subject to the same terms and conditions applicable to such Seagen PSU as of immediately prior to the Effective Time; provided, that, upon a termination without “cause” (as defined in Seagen’s Amended and Restated 2007 Equity Incentive Plan), due to death or disability, or for good reason, the service conditions that such Pfizer performance cash award is subject to will be waived, and the award will vest in full upon achievement of performance conditions (and will be forfeited if such performance conditions are not achieved).

Surrendering and Payment Procedures

Pfizer will designate Computershare Trust Company, N.A. or another bank or trust company that is reasonably acceptable to Seagen to act as agent for the holders of the eligible shares in connection with the merger (the “paying agent”) and to receive the funds to which holders of the eligible shares will become entitled in accordance with the merger agreement. Pfizer will deposit or cause to be deposited with the paying agent on a timely basis, no later than the same day as the effective time occurs to the extent that the effective time is before

1:00 p.m. (New York time), or else, the next business day, and as and when needed thereafter, cash necessary to pay for the eligible shares converted in the merger into the right to receive the merger consideration.

Promptly after the effective time (but in no event later than five business days thereafter), the paying agent will mail to each holder of record of a stock certificate:

•

a form letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the certificate will pass, only upon delivery of the certificate to the paying agent and will be in such form and have such other provisions as Pfizer may reasonably specify); and

•	instructions for effecting the surrender of the certificate in exchange for payment of the merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your certificates to the paying agent without a letter of transmittal. Holders of book-entry shares will not be required to deliver a certificate or an executed letter of transmittal to the paying agent to receive the merger consideration that such holders are entitled to receive as a result of the merger pursuant to the merger agreement.

Upon surrender of a certificate for cancellation to the paying agent or to such other agent or agents as may be appointed by Pfizer, together with a letter of transmittal, duly executed and properly completed, and such other documents as may be reasonably requested by the paying agent, the holder of such certificate will be entitled to receive in exchange therefor the merger consideration (such payments to be net of applicable taxes withheld in accordance with the merger agreement) for each share of common stock formerly represented by such certificate, and the certificate so surrendered will be cancelled.

If any payment in accordance with the merger is to be made to a person other than the person in whose name the surrendered certificate or book-entry share is registered, it will be a condition of payment that (i) the certificate or book-entry shares surrendered will be properly endorsed or will otherwise be in proper form for transfer and (ii) the person requesting such payment will have paid all transfer and other taxes required by reason of the payment to a person other than the registered holder of the certificate or book-entry share surrendered or will have established to the satisfaction of Pfizer that such tax either has been paid or is not applicable.

At the effective time, the stock transfer books of Seagen will be closed, and thereafter no further registration of transfers of shares of common stock will be made on the records of Seagen.

If any certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Pfizer or the paying agent, the posting by such person of a bond in such amount as Pfizer or the paying agent may reasonably direct as indemnity against any claim that may be made against it or the surviving corporation with respect to such certificate, the paying agent will deliver in exchange for such lost, stolen or destroyed certificate the applicable merger consideration with respect thereto.

At any time following 12 months after the effective time, the surviving corporation will be entitled to require the paying agent to deliver to it any funds (including any interest received with respect thereto) made available to the paying agent and not disbursed (or for which disbursement is pending subject only to the paying agent’s routine administrative procedures) to holders of certificates and book-entry shares, and thereafter such holders will be entitled to look only to the surviving corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the merger consideration payable upon due surrender of their certificates or book-entry shares, without any interest thereon and subject to reduction for any applicable withholding taxes.

Withholding

Each of Pfizer, Merger Sub and the surviving corporation will be entitled to deduct and withhold, or cause the paying agent to deduct and withhold, from any amounts payable or otherwise deliverable in accordance with the merger agreement or any ancillary agreement such amounts as are required to be deducted and withheld in accordance with the Code or any other applicable federal, state, local or foreign tax law. To the extent such amounts are so deducted and withheld, such amounts will be treated for all purposes of the merger agreement and any other agreements as having been paid to the person to whom such amount would otherwise have been paid.

Effect upon the Employee Stock Purchase Plan

Prior to the effective time, Seagen is required to take all actions that may be necessary or required under Seagen’s employee stock purchase plan (“ESPP”) to ensure that no offering period will be authorized or commenced after the date of the merger agreement and the ESPP will terminate in its entirety, contingent on the occurrence of the effective time.

Representations and Warranties

Seagen’s Representations and Warranties

In the merger agreement, Seagen makes representations and warranties, subject to certain exceptions in the merger agreement, in the company disclosure letter delivered by Seagen to Pfizer in connection with the merger agreement (the “company disclosure letter”) and in certain of Seagen’s public filings, as to, among other things:

•

Seagen’s and its subsidiaries’ due organization, valid existence and good standing under their respective jurisdictions of organization, and their respective power and authority to conduct their respective businesses as currently conducted;

•	Seagen’s capital structure, including, among other things, the number of outstanding shares of common stock, options and other stock-based awards;

•	Seagen’s ownership of its subsidiaries and interests in any other person;

•	Seagen’s power and authority related to the merger agreement;

•

the absence of violations of, or conflicts with, Seagen’s or its subsidiaries’ governing documents and contracts and applicable law as a result of Seagen’s entry into and performance under the merger agreement or consummation of the merger;

•	required governmental consents, approvals, licenses, permits, waivers, orders, authorizations, registrations, declarations, filings and notices;

•	Seagen’s SEC filings since January 1, 2020, the financial statements included therein and Seagen’s internal controls over financial reporting;

•	compliance with the rules and regulations of Nasdaq and the Sarbanes-Oxley Act of 2002;

•	the absence of a material adverse effect (as described below) and certain other actions since January 1, 2023 through the date of the merger agreement;

•	the absence of undisclosed liabilities;

•	the absence of certain legal proceedings;

•	Seagen’s and its subsidiaries’ possession of certain licenses, permits and other authorizations and their compliance with applicable laws;

•	Seagen’s and its subsidiaries’ employee benefits and compensation plans, contracts, policies, programs and arrangements;

•	certain employment and labor matters;

•	certain tax matters;

•

certain contracts to which Seagen or any of its subsidiaries is party, the validity, binding nature and effectiveness of such contracts and the absence of Seagen’s or its subsidiaries’ default under such contracts;

•	Seagen’s and its subsidiaries’ intellectual property;

•	Seagen’s and its subsidiaries’ real and personal property;

•	certain environmental matters;

•	Seagen’s and its subsidiaries’ compliance with applicable anti-bribery laws and certain global trade control laws;

•	certain healthcare regulatory matters, including the absence of certain matters involving the FDA and compliance with healthcare laws;

•	certain matters pertaining to data privacy and information security;

•	Seagen’s and its subsidiaries’ insurance policies;

•

the inapplicability of certain anti-takeover statutes or regulations to the merger agreement, the voting agreement, the merger or any other transactions contemplated by the merger agreement or voting agreement;

•	the absence of any undisclosed broker’s or finder’s fees;

•	the Board’s receipt of a fairness opinion from Centerview;

•	the absence of certain interested-party transactions;

•	the absence of certain design defects, failures to warn or breaches of guarantees, warranties or indemnities with respect to Seagen’s or its subsidiaries’ products;

•	the status of Seagen’s and its subsidiaries’ relationships with certain suppliers; and

•	the accuracy of the information supplied by Seagen in this proxy statement.

Definition of “Material Adverse Effect”

Many of the representations and warranties in the merger agreement are qualified by, among other things, exceptions relating to the absence of a “material adverse effect,” which means any effect, change, development or occurrence that has had, or would reasonably be expected to have, a material adverse effect, individually or in the aggregate, on the business, condition (financial or otherwise), assets, liabilities or results of operations of Seagen and its subsidiaries, taken as a whole. However, no effect, change, development or occurrence resulting from the following will be taken into account in determining whether a material adverse effect has occurred:

•	changes in general economic, regulatory, business, financial market or political conditions in the United States or elsewhere in the world;

•	changes in the economic, regulatory, financial or business conditions generally affecting the biopharmaceutical industry;

•

in and of itself, any change in Seagen’s stock price or any failure by Seagen to meet any revenue, earnings or other similar internal or analysts’ projections (however, any effect, change, development or occurrence giving rise to or contributing to such change or failure may be deemed to constitute, or be taken into account in determining whether there has been, a material adverse effect);

•

any change resulting from any outbreak, continuation or escalation of acts of war (whether or not declared), civil disobedience, hostilities, cyberattacks, sabotage, an act of terrorism, military actions, earthquakes, fires, explosions or any weather or natural disasters, or any regional, national or international calamity or crisis, whether or not caused by any person, or other similar force majeure events, including any worsening of such conditions existing as of the date of the merger agreement or responses of any governmental authority thereto;

•

any health emergencies, including pandemics (including COVID-19 and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks or other outbreaks of diseases or quarantine restrictions) or epidemics or any law, directive or guideline issued by a governmental authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews, limitations on gathering or other restrictions that relate to, or arise out of, an epidemic, pandemic, outbreak of illness (including COVID-19) or other public health event or any change in such law or interpretation thereof or any worsening of such conditions threatened or existing;

•	any adoption, implementation, promulgation, repeal, modification, amendment or other changes in laws or GAAP or any other applicable accounting standards or the interpretation thereof;

•	any event, occurrence, circumstance, change or effect arising from fluctuations in the value of any currency, exchange rates, interest rates or inflation;

•

the negotiation, execution, or public announcement of the merger or the other transactions contemplated thereby (however, this exception will not apply with respect to any representation or warranty the purpose of which is to address the consequences of the execution and delivery of the merger agreement or the consummation of the transactions contemplated thereby or the performance of obligations of Seagen thereunder);

•	any event, occurrence, circumstance, change or effect resulting or arising from the identity of Pfizer or Merger Sub as the acquiror of Seagen;

•	any steps required to be taken pursuant to the merger agreement or taken with the prior written consent of Pfizer;

•	any transaction litigation (as defined below); and

•	certain other specified matters;

except that, if the effects, changes, developments, events or occurrences set forth in the first, second, fourth, fifth, sixth and seventh bullets above have a disproportionate impact on Seagen and its subsidiaries, taken as a whole, relative to the other participants in the biopharmaceutical industry, such effects, changes, developments or occurrences may be taken into account in determining whether a material adverse effect has occurred to the extent of such disproportionate impact.

Conduct of Business Pending the Merger

Seagen has agreed to certain covenants in the merger agreement restricting the conduct of its business between the date of the merger agreement and the effective time (or any earlier termination of the merger agreement). In general, except (i) as required by law, (ii) as may be consented to in writing by Pfizer (which consent may not be unreasonably withheld, conditioned or delayed), (iii) as required in accordance with the merger agreement, (iv) as set forth in the company disclosure letter or (v) in connection with COVID-19, to the extent reasonably necessary (A) to protect the health and safety of Seagen’s or its subsidiaries’ employees, (B) to respond to third-party supply or service disruptions caused by COVID-19 or (C) as required by any applicable law, directive or guideline from any governmental authority arising out of, or otherwise related to, COVID-19 (including any response to COVID-19) (the exceptions set forth in clauses (i) through (v) of this paragraph, the “interim covenant exceptions”), Seagen has agreed to, and to cause each of its subsidiaries to, use its commercially reasonable efforts to conduct in all material respects the business of Seagen and its subsidiaries in the ordinary course of business and, to the extent consistent therewith, use commercially reasonable efforts to preserve its material assets and business organization intact in all material respects and maintain its material existing business relations and goodwill.

Seagen has further agreed that, in certain cases, subject to certain ordinary course of business exceptions, exceptions for actions between or among Seagen and its subsidiaries and exceptions specified in the merger agreement, Seagen will not, and will cause its subsidiaries not to:

•	amend Seagen’s or its subsidiaries’ organizational documents;

•

adjust, split, reverse split, combine, subdivide, reclassify, redeem, purchase, repurchase or otherwise acquire, directly or indirectly, or amend, Seagen’s or its subsidiaries’ securities, other than pursuant to forfeiture conditions of equity awards and the cashless exercise or tax withholding provisions of options, restricted stock units or performance stock units;

•

issue, sell, pledge, modify, transfer, dispose of, encumber or grant, or authorize the same with respect to, directly or indirectly, any of Seagen’s or its subsidiaries’ securities, with certain exceptions for the exercise of options and vesting and settlement of restricted stock units or performance stock units and as required under the employee stock purchase plan;

•	declare, set aside, authorize, make or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to Seagen’s or its subsidiary’s securities;

•

(i) establish, adopt, enter into, amend, modify or terminate any benefit plan, (ii)(A) grant or pay any bonus, incentive, change in control, retention, severance, termination, tax gross-up or profit-sharing award or payment or (B) increase the base salary and/or cash bonus opportunity of any current or former director, officer or employee at the level of Vice President or above, (iii) accelerate or take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any current or former director, officer, employee or individual service provider, (iv) provide any broad-based written communication to Seagen’s or its subsidiaries’ employees with respect to the compensation, benefits or other treatment they will receive following the effective time unless such communication is approved by Pfizer in advance of such communication (which approval will not be unreasonably withheld, conditioned or delayed), or (v) except as may be required by GAAP, materially change the manner in which contributions to such broad-based benefit plans are made or the basis on which such contributions are determined;

•

hire, engage, promote or terminate (other than for cause) the employment or engagement of any employee at (or who would be promoted to be at) the level of Vice President or above, except as required to fill certain open positions;

•

take any action that would constitute a “Mass Layoff” or “Plant Closing” within the meaning of the WARN Act or require notice to employees, or trigger any other obligations or liabilities, under the WARN Act or any similar state, local or foreign law;

•	make any loan or advance to, or capital contribution to, any person;

•

forgive any material loans or advances to any officers, employees, directors or other individual service providers of Seagen or its subsidiaries, or their respective affiliates, or change Seagen’s or its subsidiaries’ existing borrowing or lending arrangements for or on behalf of such persons in accordance with an employee benefit plan or otherwise;

•

acquire any corporation, partnership, limited liability company, joint venture, other business organization, any equity interest in any of the foregoing, any real estate or all or any material portion of the tangible or intangible assets, business or tangible or intangible properties of any person or enter into any license-in that would be a “Company Material Contract” (as such term is defined in the merger agreement);

•

sell, pledge, dispose of, transfer, abandon, assign, exchange, lease, license, mortgage, incur any lien on or otherwise transfer or encumber any portion of Seagen’s or its subsidiaries’ tangible or intangible assets, business, properties or rights (other than intellectual property);

•	pay, discharge, satisfy or cancel any indebtedness;

•

(i) incur, create, assume or otherwise become liable or responsible for, or amend or modify the terms of, any indebtedness, (ii) assume, guarantee, endorse or otherwise become liable or responsible for any indebtedness incurred in respect of any person or (iii) issue or sell any debt securities of Seagen or its subsidiaries;

•

negotiate, amend, extend, renew, terminate or enter into, or agree to any amendment or modification of, or waive, release or assign any rights in accordance with, any Company Material Contract (or any contract that would have been a Company Material Contract had it been entered into prior to the date of the merger agreement) or any real property lease;

•	negotiate, amend, modify, extend, enter into or terminate any labor agreement;

•	make any material change to Seagen’s or its subsidiaries’ methods, policies and procedures of accounting, except as required by GAAP or Regulation S-X of the Exchange Act;

•	make or agree to make any capital expenditures that would exceed Seagen’s budget and capital plan;

•

agree to or otherwise commence, release, compromise, assign, settle or resolve, in whole or in part, any threatened or pending proceeding or insurance claim, other than settlements that result solely in monetary obligations involving payment (without the admission of wrongdoing) by Seagen or its subsidiaries of an amount not greater than $3,500,000 (net of insurance proceeds) in the aggregate;

•	take certain actions or fail to take certain actions with respect to intellectual property and trade secrets;

•

(1) make, change or revoke any material tax election or adopt or change any material method of tax accounting, (2) file any material amended tax return, (3) settle or compromise any audit, assessment or other proceeding relating to a material amount of taxes, (4) agree to an extension or waiver of the statute of limitations with respect to any claim or assessment with respect to income taxes or other material taxes, (5) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of any state, local or foreign law) with respect to any material tax, (6) surrender any right to claim a material tax refund, (7) fail to timely pay any income or other material tax that becomes due and payable (including any material estimated tax payments) or (8) take any action or step that is reasonably expected to have a material risk of changing the tax residence of Seagen or any of its subsidiaries for tax purposes or causing it to be treated as having a branch or permanent establishment in any jurisdiction other than its jurisdiction of incorporation;

•

merge or consolidate Seagen or its subsidiaries with any person or adopt a plan of complete or partial liquidation, winding-up, dissolution, restructuring, recapitalization or other reorganization of Seagen or its subsidiaries;

•	write up, write down or write off the book value of any material assets;

•

fail to use commercially reasonable efforts to maintain in effect the level of insurance coverage provided under the material insurance policies covering Seagen and its subsidiaries and their respective properties, assets and businesses with issuers meeting specified requirements;

•

initiate (or commit to initiate) any new clinical trials, including initiation of a new institutional review board process, other than certain specified clinical trials or any clinical trial that would not result in aggregate expenditures over the course of such clinical trial of more than $75,000,000; or

•	enter into any agreement, contract, commitment or arrangement to do, or adopt any resolutions approving or authorizing, or announce an intention to do, any of the foregoing.

The merger agreement is not intended to give to Pfizer or Merger Sub, directly or indirectly, rights to control or direct Seagen’s or its subsidiaries’ operations prior to the effective time, and Seagen will not be required to take any action or be prohibited from taking any action required or prohibited by the merger agreement if such requirement or prohibition in the merger agreement would reasonably be expected to violate applicable law. Prior to the effective time, each of Pfizer and Seagen will exercise, consistent with the terms and conditions of the merger agreement, complete control and supervision of its and its subsidiaries’ respective operations.

No Solicitation; Adverse Recommendation Changes

No Solicitation

Seagen has agreed to cease and terminate, and to direct its representatives to cease and terminate, all solicitations, discussions and negotiations with any person with respect to any acquisition proposal as of the date of the merger agreement.

In addition to the foregoing, Seagen has agreed that it will not, and will cause its representatives not to, directly or indirectly:

•	initiate, solicit, knowingly encourage or knowingly facilitate the making of any inquiry, offer or proposal, which constitutes or would reasonably be expected to lead to an acquisition proposal;

•

enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or similar agreement providing for the consummation of a transaction contemplated by any acquisition proposal; or

•

engage in negotiations or discussions with, or provide any non-public information or data to, any person (other than Pfizer or any of its affiliates or representatives) relating to any acquisition proposal, or grant any waiver or release under any restriction from making an acquisition proposal, other than discussions solely to notify such person of the non-solicitation terms of the merger agreement or to clarify the terms and conditions of such proposal or offer.

For purposes of the merger agreement, “acquisition proposal” means a proposal or offer from any person (other than Pfizer or any of its subsidiaries) providing (in one transaction or a series of transactions) for any: (i) merger, consolidation, share exchange, business combination, recapitalization, reorganization, dissolution, liquidation or similar transaction involving Seagen or its subsidiaries, pursuant to which any person or group of related persons would beneficially own or control, directly or indirectly, 20% or more (on a non-diluted basis) of any class of equity or voting securities of Seagen or any resulting parent company of Seagen, (ii) sale, lease, license or other disposition, directly or indirectly, of assets of Seagen (including capital stock or other equity interests of any subsidiary) or its subsidiaries representing 20% or more of the consolidated assets, net revenues or net income of Seagen and its subsidiaries, taken as a whole, or to which 20% or more of the revenues, earnings or assets of Seagen and its subsidiaries, taken as a whole and on a consolidated basis, are attributable, (iii) issuance or sale or other disposition of capital stock or other equity interests representing 20% or more (on a non-diluted basis) of any class of equity or voting securities of Seagen, (iv) tender offer, exchange offer or any other transaction or series of transactions that, if consummated, would result in any person or group of related persons, directly or indirectly, beneficially owning or having the right to acquire beneficial ownership of capital stock or other equity interests representing 20% or more (on a non-diluted basis) of any class of equity or voting securities of Seagen or (v) combination of the foregoing.

Seagen also agreed that (a) it will not, and will cause its subsidiaries not to, terminate, waive, amend or modify any provision of, or grant permission or request under, any standstill or confidentiality agreement to which it or any of its subsidiaries is or becomes a party, and (b) it will, and will cause each of its subsidiaries to, use reasonable best efforts to enforce any such agreement, in each case, unless the Board determines in good faith, after consultation with Seagen’s outside legal counsel, that the failure to do so would reasonably be likely to be inconsistent with the fiduciary duties of the Board to Seagen’s stockholders under applicable law, in which event Seagen may take the actions described in these clauses (a) and (b) solely to the extent necessary to permit a third party to make an acquisition proposal, conditioned upon such third party agreeing that Seagen will not be prohibited from providing any information to Pfizer (including regarding any such acquisition proposal) in accordance with, and otherwise complying with, the non-solicitation obligations of Seagen. Seagen is required to promptly provide to Pfizer any non-public information concerning Seagen or any of its subsidiaries provided or made available in accordance with the exception described in this paragraph that was not previously provided or made available to Pfizer.

Non-Solicitation Exceptions

Notwithstanding the restrictions described above, prior to obtaining the requisite Seagen stockholder approval, Seagen and its representatives may furnish non-public information concerning Seagen’s business, properties or assets to any person in accordance with a confidentiality agreement with terms not materially less favorable in the aggregate to Seagen than those contained in Seagen’s confidentiality agreement with Pfizer (it being understood that such agreement need not include a standstill provision) and may participate in discussions and negotiations with such person concerning an acquisition proposal if, but only if, such person has submitted a bona fide proposal to Seagen relating to such acquisition proposal that (i) did not result from a material breach of the non-solicitation provisions of the merger agreement and (ii) the Board determines in good faith, after consultation with its financial advisors, either constitutes or could reasonably be expected to lead to a superior proposal. Seagen must promptly notify Pfizer of a determination by the Board that an acquisition proposal is a superior proposal.

For purposes of the merger agreement, “superior proposal” means a written acquisition proposal that did not result from a material breach of the non-solicitation terms of the merger agreement (provided, that for this purpose the references to “20%” in the definition of “acquisition proposal” are deemed to be references to “50%”) on terms (x) which the Board determines in its good faith judgment to be more favorable to Seagen stockholders than the transactions contemplated by the merger agreement (after consultation with its financial and legal advisors), taking into account all the terms and conditions of such acquisition proposal and the merger agreement, including the likelihood that the transactions contemplated by such acquisition proposal and the merger agreement will be completed.

Notification to Pfizer

Prior to the special meeting, Seagen must promptly (and in any event within 48 hours) notify Pfizer orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an acquisition proposal and will in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

Seagen must promptly (and in any event within 48 hours) notify Pfizer if it or its subsidiaries or representatives receive (i) any acquisition proposal or indication by any person that it is considering making an acquisition proposal, (ii) any request for non-public information relating to Seagen or its subsidiaries (other than requests for information in the ordinary course of business and unrelated to an acquisition proposal) or (iii) any inquiry or request for discussions or negotiations with respect to any acquisition proposal. Seagen must also provide Pfizer promptly (and in any event within such 48-hour period) with the identity of such person and a correct and complete copy of such acquisition proposal, indication, inquiry or request (or, where such acquisition proposal is not in writing, a description of the material terms and conditions of such acquisition proposal, indication, inquiry or request), including any modifications thereto.

Seagen must keep Pfizer reasonably informed (orally and in writing) on a current basis (and in any event no later than 48 hours after the occurrence of any material changes, developments, discussions or negotiations) of the status of any acquisition proposal, indication, inquiry or request (including the material terms and conditions thereof and of any modification thereto).

Changes in Board Recommendation

Under the terms of the merger agreement, neither the Board nor any of its committees may:

•

withdraw, amend, change, modify or qualify, or otherwise propose publicly to withdraw, amend, change, modify or qualify, in a manner adverse to Pfizer or Merger Sub, its recommendation that Seagen stockholders adopt the merger agreement (the “Board recommendation”);

•	fail to make the Board recommendation in this proxy statement;

•	approve or recommend or declare advisable, or otherwise propose publicly to approve or recommend or declare advisable, any acquisition proposal;

•

if an acquisition proposal has been publicly disclosed, fail to publicly recommend against such acquisition proposal within 10 business days of the request of Pfizer and fail to publicly reaffirm the Board recommendation within such 10-business-day period upon such request (any action described in this bullet and the three preceding bullets, an “adverse recommendation change”); or

•	enter into any agreement providing for the consummation of a transaction contemplated by any acquisition proposal.

Notwithstanding the foregoing, prior to obtaining the requisite Seagen stockholder approval, if Seagen receives an acquisition proposal, the Board may effect an adverse recommendation change or terminate the merger agreement to enter an agreement providing for the consummation of a transaction contemplated by any superior proposal if, but only if, all of the following conditions are satisfied:

•

the Board concludes in good faith, after consultation with outside counsel and its financial advisors, that such acquisition proposal constitutes a superior proposal after giving effect to all of the adjustments of the merger agreement that are offered in writing by Pfizer;

•

the Board determines in good faith, after consultation with outside counsel, that failure to take such action would reasonably be likely to be inconsistent with its fiduciary duties to Seagen stockholders in accordance with law;

•

Seagen provides prior written notice to Pfizer, at least four business days in advance, of its intention to take such action with respect to such superior proposal, which notice will specify the material terms and conditions of such superior proposal (including the identity of the party making such superior proposal), and contemporaneously provides a correct and complete copy of the proposed agreement providing for the consummation of a transaction contemplated by such superior proposal, provided that, in the event of any material revisions to such superior proposal after the start of such notice period, Seagen is required to deliver a new written notice to Pfizer and comply with the foregoing requirements, and the notice period will be deemed to have re-commenced on the date of such new notice, except that the new notice period will be two business days;

•

during such notice period, Seagen negotiates and causes its representatives to negotiate with Pfizer in good faith (to the extent Pfizer requests to negotiate) regarding any adjustments in the terms and conditions of the merger agreement so that such acquisition proposal ceases to constitute a superior proposal;

•

following any such negotiation, the Board concludes in good faith, after consultation with its outside counsel and financial advisors, that such acquisition proposal continues to constitute a superior proposal; and

•

in the case of the termination of the merger agreement to enter into any agreement providing for the consummation of a transaction contemplated by a superior proposal, in advance of or concurrently with such termination, Seagen (i) pays the termination fee (as defined below) to the extent required by the merger agreement and (ii) immediately following such termination enters into a binding definitive agreement providing for the consummation of a transaction contemplated by such superior proposal.

In addition to the foregoing, prior to obtaining the requisite Seagen stockholder approval, the Board may effect an adverse recommendation change in response to an intervening event if, but only if, all of the following conditions are satisfied:

•

the Board concludes in good faith, after consultation with its outside counsel, that failure to make an adverse recommendation change on account of an intervening event would reasonably be likely to be inconsistent with its fiduciary duties;

•	Seagen provides to Pfizer at least four business days’ prior written notice advising Pfizer that the Board intends to take such action and specifying the intervening event in reasonable detail; and

•

during such notice period, Seagen, if requested by Pfizer, engages in good faith negotiations with Pfizer to amend the merger agreement in such a manner that obviates the need or reason for the adverse recommendation change.

For purposes of the merger agreement, “intervening event” means a material event, fact, circumstance, development, occurrence or change not known to the Board, or the magnitude or consequences of which were not reasonably foreseen by the Board, at the time the Board initially resolved to make the Board recommendation, which event, fact, circumstance, development, occurrence, change, magnitude or consequences become known to the Board prior to obtaining the requisite Seagen stockholder approval. No acquisition proposal will constitute an intervening event.

The Special Meeting

Seagen is required to schedule the special meeting within 25 business days of the mailing of this proxy statement (or if Innisfree advises that 25 business days from the date of mailing this proxy statement is insufficient time to submit and obtain the requisite Seagen stockholder approval, such later date to which Pfizer consents, such consent not to be unreasonably delayed, conditioned or withheld). Seagen is permitted to postpone or adjourn the special meeting if, but only if:

•	Seagen is unable to obtain a quorum of its stockholders at such time, to the extent necessary to obtain a quorum of stockholders;

•

there are not sufficient affirmative votes in person or represented by proxy at such meeting to obtain the requisite Seagen stockholder approval, to allow reasonable time for solicitation of proxies for the purposes of obtaining the requisite Seagen stockholder approval;

•

the Board has determined in good faith, after consultation with Pfizer, that such delay is required by applicable law to comply with comments made by the SEC with respect to this proxy statement or to allow reasonable time for the mailing of any supplemental or amended disclosure required thereby; or

•	Seagen is required to do so by a court of competent jurisdiction.

Seagen has agreed that (i) to the extent permitted by applicable law, it may not postpone or adjourn the special meeting by more than 15 calendar days past the originally scheduled date without Pfizer’s prior consent (such consent not to be unreasonably delayed, conditioned or withheld), (ii) if applicable, Seagen will respond as promptly as reasonably practicable to resolve any SEC comments, (iii) Seagen will reconvene the special meeting at the earliest practicable date on which the Board reasonably expects to have sufficient affirmative votes for Seagen stockholders to adopt the merger agreement and (iv) subject to the terms of the merger agreement, Seagen will use its reasonable best efforts to solicit approval of the merger agreement.

Regulatory Filings and Efforts to Consummate

Upon the terms and subject to the conditions set forth in the merger agreement, Seagen and Pfizer are required to cooperate with each other and use (and cause their respective subsidiaries to use) their respective reasonable best efforts to obtain all consents, registrations, approvals, permits, and authorizations, in each case, necessary or advisable in order to consummate the transactions contemplated by the merger agreement as promptly as reasonably practicable and in any event prior to the outside date.

Subject to the terms of the regulatory cooperation provision in the merger agreement, Seagen and Pfizer are required to cooperate with each other and to use (and to cause their respective subsidiaries to use) their reasonable best efforts to (i) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to the merger agreement and the merger as required by the HSR Act promptly following the date of the merger agreement and (ii) file comparable pre-merger or post-merger notification filings, forms and submissions with any governmental authority that are required by other applicable antitrust laws or foreign investment laws or that are, in the reasonable judgment of Pfizer, advisable in connection with the merger. Additionally, each of Seagen and Pfizer is required to (and will cause their respective subsidiaries to):

•	cooperate and coordinate with the other in the making of the filings referenced above;

•	use its respective reasonable best efforts to supply the other with any information that may be required in order to make such filings;

•

use its respective reasonable best efforts to supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the governmental authorities of any other applicable jurisdiction in which any such filing is made;

•

use its respective reasonable best efforts to take all action necessary to (i) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any other antitrust laws or foreign investment laws applicable to the merger and (ii) obtain any required consents pursuant to any antitrust laws or foreign investment laws applicable to the merger as soon as practicable, and in any event prior to the outside date (as defined below);

•	contest, defend and appeal any legal proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the merger; and

•

prior to independently participating in any meeting, or engaging in any substantive conversation, with any governmental authority in respect of any such filings or any investigations or other inquiries relating thereto, to the extent reasonably practicable, provide notice to the other party of such meeting or conversation and, unless prohibited by such governmental authority, the opportunity to attend or participate.

Pfizer will, after good faith consultation with Seagen and after considering, in good faith, Seagen’s views and comments, control and lead all communications, negotiations, timing decisions, and strategy on behalf of the parties relating to any approval under the antitrust laws or foreign investment laws and any litigation matters pertaining to the antitrust laws or foreign investment laws applicable to the merger, and Seagen will take all reasonable actions to support Pfizer in connection therewith. Each of Seagen and Pfizer are required to permit the other party and its representatives to review in advance any written communication proposed to be made by such party to any governmental authority regarding the merger and consider in good faith the views of the other party and promptly inform the other party of any substantive communication from any governmental authority regarding the merger in connection with such filings. If any party or affiliate thereof receives a request for additional information or documentary material from any governmental authority with respect to the merger pursuant to the HSR Act or any other antitrust laws or foreign investment laws applicable to the merger, then such party will use reasonable best efforts to make (or cause to be made), as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request. Pfizer may not (i) withdraw, or offer or commit to withdraw, any filing or notification described above or (ii) commit to, or agree with any governmental authority to, stay, toll or extend any applicable waiting period under the HSR Act or not consummate the transactions contemplated by the merger agreement without the prior written consent of Seagen (not to be unreasonably withheld, conditioned or delayed).

Each party will bear its own costs of preparing its own pre-merger notifications and similar filings and notices in other jurisdictions and related expenses incurred to make or obtain any approval, clearance or notice under any applicable antitrust law (including under the HSR Act), foreign investment law or other applicable law. Pfizer will be responsible for payment of the applicable filing fees associated with any such antitrust laws or foreign investment laws.

Notwithstanding any of the foregoing, Pfizer and its subsidiaries will not be required to:

•	make any commitment to or undertake or enter into agreements or agree to the entry of an order or decree with any governmental authority;

•

commit to sell or dispose of, or hold separate or agree to sell or otherwise dispose of, assets, categories of assets or business of Seagen, Pfizer, the surviving corporation or any subsidiary of Seagen or Pfizer;

•

without limiting the express obligations of Pfizer or any of its subsidiaries set forth in the first, second, third, fifth and sixth bullets in the list of bullets immediately above, commit to or accept any operational restriction or take or commit to take any action related to Seagen, Pfizer, the surviving corporation or any subsidiary of Seagen or Pfizer;

•	commit to terminate, amend or replace any existing relationships and contractual rights and obligations of Seagen, Pfizer, the surviving corporation or any subsidiary of Seagen or Pfizer;

•	terminate any relevant venture or other arrangement of Seagen, Pfizer, the surviving corporation or any subsidiary of Seagen or Pfizer; or

•	effectuate any other change or restructuring of Seagen, Pfizer, the surviving corporation or any subsidiary of Seagen or Pfizer.

Seagen and its subsidiaries may not take any of the foregoing actions in the preceding bullets with respect to Seagen or any of its subsidiaries unless consented to in writing by Pfizer, provided that Seagen and its subsidiaries must undertake such actions if requested by Pfizer so long as the effectiveness of such action is conditioned upon the occurrence of the closing.

Prior to the closing, neither Seagen nor Pfizer will engage in, or permit any of its subsidiaries to engage in, any merger or acquisition, including any business combinations, asset acquisitions or sales, consolidations, mergers, stock acquisitions or sales, joint ventures, collaborations, licensing or other strategic transactions, that would, individually or in the aggregate, reasonably be expected to prevent, delay or impair the consummation of the merger by the outside date.

If, prior to the effective time (i) the CMA indicates in writing to Pfizer that it has decided to formally investigate the merger and, accordingly, requests Pfizer to submit a merger notice in the form prescribed under the Enterprise Act 2002, (ii) the EC indicates in writing to Pfizer that a member state of the European Union or the EC is making, or has made, a referral of the merger to the EC under Article 22 of the EU Merger Regulation, or (iii) a merger control, foreign direct investment or national security inquiry or review is initiated or commenced by certain governmental authorities, then, Pfizer must provide to Seagen a copy of such written indication or filing, form or other submission as promptly as practicable after its receipt or submission thereof, as applicable, and if such indication or filing, form or other submission will have been so provided, approval of the merger by the CMA under the Enterprise Act of 2002 or by the EC under Article 22 of the EU Merger Regulation or such other governmental authority under the applicable law in its jurisdiction, as the case may be, will then be deemed to be a required regulatory approval for purposes of the closing conditions.

Directors’ and Officers’ Indemnification and Insurance

From and after the effective time, Pfizer has agreed that it will cause the surviving corporation to indemnify, defend and hold harmless, to the fullest extent permitted under applicable law, each current or former director and officer of Seagen (determined as of the effective time) when acting in such capacity or in serving as a director, officer, member, trustee or fiduciary of another entity or enterprise, including a benefit plan, at the request or benefit of Seagen (collectively, the “indemnified parties”) against any costs or expenses (including attorneys’ fees and expenses), amounts paid in settlement, judgments, fines, losses, claims, damages or liabilities incurred in connection with, arising out of or otherwise related to any actual or alleged proceeding, in connection with, arising out of or otherwise related to matters existing or occurring or alleged to have occurred prior to or at the effective time, whether asserted or claimed prior to, at or after the effective time, including actions to enforce this provision or any other indemnification or advancement right of any indemnified parties, and Pfizer or the surviving corporation also will advance reasonable expenses as incurred to the fullest extent permitted under applicable law (subject to the execution of an undertaking by or on behalf of the indemnified party to repay such amount if it is ultimately determined, by final judicial decision from which there is no further right to appeal, that the indemnified party is not entitled to be indemnified under the merger agreement). In the event of any such actual or alleged proceeding, Pfizer and the surviving corporation will cooperate with the indemnified party in the defense of any such actual or alleged proceeding.

For a period of six years from the effective time, the surviving corporation will, and Pfizer will cause the surviving corporation to, maintain in effect the exculpation, indemnification and advancement of expenses equivalent to the provisions of Seagen’s certificate of incorporation and bylaws as in effect immediately prior to the effective time with respect to acts or omissions occurring prior to the effective time and will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any indemnified parties, except to the extent required by applicable law; provided that all rights to indemnification in respect of any claim made for indemnification within such period will continue until the disposition of such action or resolution of such claim. From and after the effective time, Pfizer will guarantee and stand surety for, and will cause the surviving corporation to honor, certain indemnification contracts, and Pfizer will not, and will cause its subsidiaries (including the surviving corporation) not to, amend, repeal or otherwise modify any such contracts in any manner that would adversely affect the rights thereunder of any indemnified parties.

Prior to the effective time, Seagen will or, if unable to, Pfizer will cause the surviving corporation, as of the effective time, to purchase from Seagen’s directors’ and officers’ liability insurance carrier as of the date of the merger agreement, or one or more insurance carriers with the same or better credit rating as such carrier, a six-year prepaid “tail” policy, with terms, conditions, retentions and limits of liability that are no less favorable to the insureds than the coverage provided under Seagen’s existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance with respect to matters arising on or before the effective time (including in connection with the merger agreement and the transactions or actions contemplated by the merger agreement), and Pfizer will cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the surviving corporation, provided that Seagen may not pay, and the surviving corporation will not be required to pay, in excess of a specified amount. If Seagen or the surviving corporation for any reason fails to obtain such “tail” insurance policies prior to or as of the effective time, Pfizer will, for a period of six years from the effective time, cause the surviving corporation to maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Seagen as of the date of the merger agreement with Seagen’s directors’ and officers’ liability insurance carrier as of the date of the merger agreement, or one or more insurance carriers with the same or better credit rating as such carrier, with respect to matters arising on or before the effective time; provided that after the effective time, Pfizer will not be required to pay annual premiums in excess of a specified amount, but in such case will purchase as much coverage as practicable for such amount.

Employee Benefits Matters

Until the first anniversary of the effective time (or an earlier termination of the relevant employee’s employment), each employee of Seagen or any of Seagen’s subsidiaries who continues to be employed by the surviving corporation or any of its subsidiaries following the effective time (a “continuing employee”) will be provided (i) an annual base salary or wage rate and annual target cash bonus opportunity that are, in each case, no less favorable than the annual base salary or wage rate and annual target cash bonus opportunity provided to such continuing employee as of immediately prior to the effective time, and (ii) employee benefits that are substantially comparable in the aggregate to the employee benefits (excluding equity compensation, change in control, transaction or retention payments, defined benefit, nonqualified deferred compensation, severance benefits, post-retirement or retiree medical benefits) that are in effect immediately prior to the date of the merger agreement. Each continuing employee will be provided certain severance benefits.

As of the effective time, all continuing employees in the United States (and in any other jurisdiction where permitted by law) will become subject to Pfizer’s vaccine mandate, which requires colleagues to be fully vaccinated and to provide proof of full vaccination or to be granted a medical or religious accommodation by Pfizer.

Subject to certain exceptions provided under the merger agreement, with respect to each applicable benefit plan of Pfizer or its affiliates, each continuing employee who participates in any such plan will receive service credit for all periods of employment with Seagen or any of Seagen’s subsidiaries, as applicable, prior to the effective time for purposes of vesting, benefit accrual and eligibility, in each case, in accordance with the terms of such plans, to the same extent and for the same purposes thereunder as such service was recognized under an analogous benefit plan in effect on the date of the merger agreement.

Transaction Litigation

Seagen will promptly notify Pfizer of any proceedings instituted or threatened against Seagen or its directors, officers or affiliates, by any Seagen stockholders relating to the merger agreement or the transactions contemplated thereby, or seeking damages or discovery in connection with such transactions (“transaction litigation”). Seagen will consult with Pfizer with respect to the defense or settlement of any transaction litigation, will consider Pfizer’s views with respect to such transaction litigation and will not settle or materially stipulate with respect to any such transaction litigation without Pfizer’s written consent (not to be unreasonably withheld, conditioned or delayed).

Financing of the Merger

Completion of the merger is not subject to a financing condition. Pfizer and Merger Sub have represented in the merger agreement that, as of the closing date, Pfizer and Merger Sub will have available sufficient cash, available lines of credit or other sources of immediately available funds to pay the amounts required to be paid by Pfizer or Merger Sub, as applicable, pursuant to the merger agreement.

Other Covenants

The merger agreement contains other covenants relating to the preparation and filing of this proxy statement, Section 16b-3 matters, director resignations, delisting and deregistration, access to information, publicity, notifications, takeover laws and certain further assurances.

Conditions to the Completion of the Merger

The respective obligations of Seagen, Pfizer and Merger Sub to effect the merger are subject to the satisfaction or written waiver by all parties of the following conditions:

•

any approvals or clearances applicable to the consummation of the merger in accordance with the HSR Act and other antitrust laws and foreign investment laws in certain jurisdictions, and any agreements not to close the transaction with any governmental authority entered into in accordance with the merger agreement, must have expired, been terminated or obtained, as applicable (“regulatory approval condition”);

•	the merger agreement must have been adopted by the holders of a majority of the shares of Seagen common stock entitled to vote thereon (“requisite Seagen stockholder approval”); and

•

the absence of any statute, rule or regulation that prohibits the consummation of the merger in certain jurisdictions, and the absence of any order or injunction of a court of competent jurisdiction prohibiting or making illegal the consummation of the merger (“no law or order condition”).

The obligations of Pfizer and Merger Sub to effect the merger are also subject to the satisfaction or written waiver by Pfizer of the following conditions:

•

certain of Seagen’s representations and warranties regarding its capital structure must be true and correct in all respects (except for de minimis inaccuracies) when made and as of the effective time (except for those representations and warranties that address matters only as of an earlier date, which must have been true and correct as of such earlier date);

•

Seagen’s representations and warranties regarding its organization, due authorization and valid issuance of our common stock, absence of other securities, obligations and agreements with respect to securities, dividends, corporate authority and compliance with Seagen’s organizational documents and brokers’ and finders’ fees must be true and correct in all material respects when made and as of the effective time (except for those representations and warranties that address matters only as of an earlier date, which must have been true and correct as of such earlier date);

•

Seagen’s other representations and warranties must be true and correct without giving effect to the words “materially” or “material” or to any qualification based on the term “material adverse effect,” as of the date of the merger agreement and the effective time (except for those representations and warranties that address matters only as of an earlier date, which must have been true and correct as of such earlier date), except where the failure to be so true and correct has not had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•	Seagen will have performed in all material respects the covenants and obligations required to be performed by it under the merger agreement at or prior to the effective time;

•	since the date of the merger agreement, no material adverse effect will have occurred that is continuing; and

•

Seagen will have furnished Pfizer with a certificate dated as of the closing date signed on its behalf by its chief executive officer or chief financial officer to the effect that the conditions set forth in the immediately preceding bullets have been satisfied.

The obligations of Seagen to effect the merger are subject to the satisfaction or written waiver by Seagen of the following additional conditions:

•

Pfizer’s and Merger Sub’s representations and warranties regarding their organization and qualifications and corporate authority must be true and correct in all material respects when made and as of the closing of the merger;

•

Pfizer’s and Merger Sub’s other representations and warranties must be true and correct without giving effect to the words “materially” or “material” or to any qualification based on the term “Pfizer material adverse effect,” as of the date of the merger agreement and the effective time (except for those representations and warranties that address matters only as of an earlier date, which must have been true and correct as of such earlier date), except where the failure to be so true and correct has not had, or would not reasonably be expected to, individually or in the aggregate, prevent Pfizer and Merger Sub from consummating the merger and the other transactions contemplated to be consummated by Pfizer or Merger Sub under the merger agreement by the outside date;

•

each of Pfizer and Merger Sub will have performed in all material respects the covenants and obligations required to be performed by it under the merger agreement at or prior to the effective time; and

•

Pfizer will have furnished Seagen with a certificate dated as of the closing date signed on its behalf by a duly appointed officer of Pfizer to the effect that the conditions set forth in the immediately preceding bullets have been satisfied.

Termination of the Merger Agreement

Mutual Termination Right

The merger agreement may be terminated and the transactions contemplated thereby may be abandoned at any time prior to the effective time, whether before or after the requisite Seagen stockholder approval is obtained, by mutual written consent of Pfizer and Seagen.

Termination Rights by Either Seagen or Pfizer

The merger agreement may be terminated and the transactions contemplated thereby may be abandoned at any time prior to the effective time, whether before or after the requisite Seagen stockholder approval is obtained, by either Pfizer or Seagen:

•

if a court of competent jurisdiction or other governmental authority will have issued an order or ruling or taken any other action, and such order or ruling or other action will have become final and non-appealable, or there exists any statute, rule or regulation permanently restraining, enjoining or otherwise prohibiting the consummation of the merger (collectively, “restraints”), provided that this termination right will not be available to any party whose material breach of the merger agreement has proximately caused such restraint or the failure to remove such restraint;

•

if the closing has not occurred on or prior to 5:00 p.m. (New York time) on March 12, 2024 (as such date may be extended, the “outside date”), provided, that the outside date will be automatically extended to September 12, 2024 if (A) on March 12, 2024, either of the regulatory approval condition or the no law or order condition (if the statute, rule, regulation, order or injunction that has caused the no law or order condition to not be satisfied relates to antitrust laws or foreign investment laws) has not been satisfied or waived on or prior to such date, and (B) all other closing conditions have been satisfied or waived (or in the case of conditions that by their terms are to be satisfied at the closing, are capable of being satisfied on such date), provided, further, that (x) the outside date may be further extended by mutual consent in a written instrument duly executed by each of Seagen and Pfizer and (y) this termination right will not be available to any party whose material breach of the merger agreement has proximately caused the failure of the effective time to occur by such date; or

•

if the requisite Seagen stockholder approval is not obtained at the special meeting duly convened therefor or at any adjournment or postponement thereof, provided that this termination right will not be available to any party whose material breach of the merger agreement proximately caused the failure to obtain the requisite Seagen stockholder approval.

Pfizer Termination Rights

The merger agreement may be terminated and the transactions contemplated thereby may be abandoned at any time prior to the effective time, whether before or after the requisite Seagen stockholder approval is obtained, by Pfizer or Merger Sub:

•

if there has been a breach by Seagen of, or any inaccuracy in, any representation, warranty, covenant or agreement of Seagen set forth in the merger agreement, which breach or inaccuracy would result in a failure of certain conditions to Pfizer’s and Merger Sub’s obligation to close, and such breach or inaccuracy has not been cured within 30 days following notice by Pfizer thereof or such breach or inaccuracy is not reasonably capable of being cured, except that this termination right will not be available to Pfizer or Merger Sub if it is itself in breach of any representation, warranty, covenant or agreement, which breach would result in a failure of certain conditions to Seagen’s obligation to close; or

•	if at any time prior to the receipt of the requisite Seagen stockholder approval, the Board has effected an adverse recommendation change.

Seagen Termination Rights

The merger agreement may be terminated and the transactions contemplated thereby may be abandoned at any time prior to the effective time, whether before or after the requisite Seagen stockholder approval is obtained, by Seagen:

•

if there has been a breach by Pfizer or Merger Sub of, or any inaccuracy in, any representation, warranty, covenant or other agreement of Pfizer or Merger Sub set forth in the merger agreement, which breach or inaccuracy would result in a failure of certain conditions to Seagen’s obligation to close, and such breach or inaccuracy has not been cured within 30 days following notice by Seagen thereof or such breach or inaccuracy is not reasonably capable of being cured, except that this termination right will not be available to Seagen if it is itself in breach of any representation, warranty, covenant or agreement, which breach would result in a failure of certain conditions to Pfizer’s and Merger Sub’s obligation to close; or

•

at any time prior to the receipt of the requisite Seagen stockholder approval, in order to accept a superior proposal in accordance with the merger agreement, provided that Seagen has paid the termination fee (as defined below).

Effect of Termination

Any termination of the merger agreement will be effective immediately upon the delivery of a written notice of the terminating party to the non-terminating party hereto and, if then due, payment of the termination fee or reverse termination fee, as applicable. If terminated, the merger agreement will become null and void and be of no further force or effect and there will be no liability on the part of Seagen, Pfizer or Merger Sub (or any of their respective directors, officers, employees, stockholders, agents or representatives), except with respect to certain provisions specified in the merger agreement. Notwithstanding the foregoing, nothing will relieve any party from liability for actual and intentional fraud in the making of any of its representations and warranties set forth in the merger agreement or willful breach of any of its covenants or agreements set forth in the merger agreement.

For purposes of the merger agreement, “willful breach” means, with respect to any agreement or covenant in the merger agreement, a material breach that is the consequence of an act or omission taken or omitted to be taken that the breaching party intentionally takes (or intentionally fails to take) with the knowledge that such act or omission would cause a material breach of such agreement or covenant.

Termination Fee

A termination fee equal to $1,646 million (the “termination fee”) in cash will be payable by Seagen to Pfizer if:

•

Pfizer terminates the merger agreement because, prior to obtaining the requisite Seagen stockholder approval, the Board makes an adverse recommendation change, in which case the termination fee will be payable by Seagen to Pfizer promptly but in no event later than two business days after the date of receipt of Pfizer’s termination notice;

•

Seagen terminates the merger agreement in order to accept a superior proposal in accordance with the merger agreement, in which case the termination fee will be payable by Seagen to Pfizer in connection with and as a condition to such termination; or

•

(i) Pfizer or Seagen, as applicable, terminates the merger agreement because (A) the closing has not occurred by the outside date; (B) the requisite Seagen stockholder approval is not obtained or (C) of a breach by Seagen of, or any inaccuracy in, any representation, warranty, covenant or other agreement of Seagen set forth in the merger agreement and, at the time of such termination, the requisite Seagen stockholder approval has not been obtained, (ii) prior to such termination, an acquisition proposal has been publicly announced and not publicly withdrawn at least four business days prior to the special meeting and (iii) within 12 months of such termination, Seagen enters into a definitive agreement with respect to an acquisition proposal that is ultimately consummated or an acquisition proposal is consummated (provided that, for such purposes, the references to “20%” in the definition of acquisition proposal are deemed to be references to “50%”), in which case the termination fee will be payable by Seagen to Pfizer upon the consummation of the transaction contemplated by such acquisition proposal.

If Seagen fails to promptly pay the termination fee when required under the merger agreement, Seagen must indemnify Pfizer for its fees and expenses (including attorneys’ fees and expenses) incurred in connection with pursuing such payment and will pay interest on the amount of the payment at the prime rate of Bank of America (or its successors or assigns) in effect on the date the payment was payable.

Seagen will not be required to pay the termination fee more than once.

Except in the case of Seagen’s actual and intentional fraud in the making of any of its representations and warranties set forth in the merger agreement or willful breach by Seagen of its covenants or agreements set forth in the merger agreement, in the event that the termination fee is triggered and is paid, receipt of the termination fee will be the sole and exclusive remedy of Pfizer and its affiliates and representatives against Seagen and its affiliates and representatives under the merger agreement or arising out of or related to the merger agreement or the transactions contemplated thereby, and upon payment of such amount, neither Seagen nor any of its affiliates or representatives will have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated thereby.

Reverse Termination Fee

A reverse termination fee equal to $2,224 million (the “reverse termination fee”) in cash will be payable by Pfizer to Seagen if:

•

Seagen or Pfizer terminates the merger agreement because (A) of a restraint (solely to the extent arising under any antitrust laws and foreign investment laws) or (B) the merger has not occurred by the outside date;

•	the requisite Seagen stockholder approval has been obtained;

•

the regulatory approval condition or the no law or order condition (solely to the extent in respect of, pursuant to or arising under any antitrust laws or foreign investment laws) has not been satisfied;

•

the remaining conditions to Pfizer’s and Merger Sub’s obligation to close, other than the regulatory approval condition and no law or order condition, are satisfied (or, in the case of conditions that by their terms are to be satisfied at the closing, are capable of being satisfied on such date); and

•

a breach by Seagen of its obligations with respect to regulatory matters has not contributed materially and substantially to the applicable restraint that gives rise to the termination right or the failure of the regulatory approval condition or the no law or order condition to be satisfied.

If Pfizer fails to promptly pay the reverse termination fee when required under the merger agreement, Pfizer will indemnify Seagen for its fees and expenses (including attorneys’ fees and expenses) incurred in connection with pursuing such payment and will pay interest on the amount of the payment at the prime rate of Bank of America (or its successors or assigns) in effect on the date the payment was payable.

Pfizer will not be required to pay the reverse termination fee more than once.

Except in the case of Pfizer’s or Merger Sub’s actual and intentional fraud in the making of any of its representations and warranties set forth in the merger agreement or willful breach by Pfizer or Merger Sub of its covenants or agreements set forth in the merger agreement, in the event that the reverse termination fee is triggered and is paid, receipt of the reverse termination fee will be the sole and exclusive remedy of Seagen and its affiliates and representatives against Pfizer and its affiliates and representatives under the merger agreement or arising out of or related to the merger agreement or the transactions contemplated thereby, and upon payment of such amount, neither Pfizer nor any of its affiliates or representatives will have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated thereby.

Remedies

The parties have agreed (i) that each party will be entitled, in addition to any other remedy to which it may be entitled at law or in equity, to compel specific performance to prevent or restrain breaches or threatened breaches of the merger agreement in any action without the posting of a bond or undertaking and (ii) that the parties waive, in any action for specific performance, the defense of adequacy of a remedy at law and any other objections to specific performance of the merger agreement.

Fees and Expenses

All fees, costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expenses whether or not the merger is consummated, subject to certain exceptions, including that Pfizer will be responsible for payment of the applicable filing fees associated with any antitrust laws or foreign investment laws.

Amendment

Subject to applicable law, the parties may amend, modify and supplement the merger agreement by a written agreement signed by the parties.

Governing Law and Venue, Waiver of Jury Trial

The parties agreed that the merger agreement and all actions arising under or in connection therewith will be governed by and construed in accordance with the laws of the State of Delaware, regardless of any other laws that might otherwise govern under applicable principles of conflicts of law. The parties each irrevocably agreed that any legal action or proceeding with respect to the merger agreement or the transactions contemplated thereby or for recognition and enforcement of any judgment in respect thereof brought by the other party or its successors or assigns will be brought and determined in the Court of Chancery in the State of Delaware and, if such court declines jurisdiction, any other state court of the State of Delaware or the U.S. District Court for the District of Delaware, and each party irrevocably submitted with respect to any action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each party irrevocably and unconditionally waived the right to a trial by jury in any action, proceeding or counterclaim arising out of, under or in connection with the merger agreement or any related document, or any course of conduct, course of dealings, statement or action related thereto.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED COMPENSATION (PROPOSAL 2)

As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, Seagen is required to submit a proposal to Seagen stockholders for a non-binding, advisory vote to approve certain compensation that may be paid or become payable to the named executive officers of Seagen that is based on or otherwise relates to the merger, as determined in accordance with Item 402(t) of Regulation S-K. This compensation is summarized in the table under “The Merger—Interests of Seagen’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to Seagen’s Named Executive Officers in Connection with the Merger” including the footnotes to the table. This proposal is commonly known as “say-on-golden parachutes,” and we refer to it as the compensation proposal.

The Board encourages you to review carefully the compensation information disclosed in this proxy statement.

The Board unanimously recommends that the stockholders of Seagen approve the following resolution:

“RESOLVED, that the stockholders of Seagen hereby approve, on a non-binding, advisory basis, the compensation that may be paid, or become payable, to Seagen’s named executive officers that is based on or otherwise relates to the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section of this proxy statement entitled “Interests of Seagen’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to Seagen’s Named Executive Officers in Connection with the Merger” including the footnotes to the table and the related narrative disclosures.”

The vote on the compensation proposal is a vote separate and apart from the vote on the proposal to adopt the merger agreement. Accordingly, you may vote to adopt the merger agreement and vote not to approve the compensation proposal and vice versa. Because the vote on the compensation proposal is advisory only, it will not be binding on either Seagen or Pfizer. Accordingly, if the merger agreement is approved and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of Seagen stockholders.

Assuming a quorum is present at the special meeting, the above resolution approving the compensation proposal on an advisory basis will require the affirmative vote of a majority of the votes cast affirmatively or negatively for the proposal via the virtual meeting website or by proxy at the special meeting.

The Board unanimously recommends a vote “FOR” the compensation proposal.

MARKET PRICE OF COMMON STOCK

Market Information

Shares of our common stock are listed with, and trade on, the Nasdaq under the symbol “SGEN.” The following table shows the high and low closing price of shares of our common stock for the periods indicated, as reported on the Nasdaq.

	Common Stock Price
	High	Low
FY 2023
Quarter ended June 30, 2023 (as of April 21, 2023)	$206.25	$202.00
Quarter ended March 31, 2023	$203.08	$127.59
FY 2022
Quarter ended December 31, 2022	$139.17	$117.37
Quarter ended September 30, 2022	$180.11	$135.27
Quarter ended June 30, 2022	$179.33	$108.81
Quarter ended March 31, 2022	$157.85	$119.61
FY 2021
Quarter ended December 31, 2021	$190.86	$142.57
Quarter ended September 30, 2021	$169.82	$142.45
Quarter ended June 30, 2021	$161.10	$135.08
Quarter ended March 31, 2021	$190.80	$137.51

The closing price of our common stock as reported on the Nasdaq as of March 10, 2023, the last trading day prior to the date of the merger agreement, was $172.61 per share. The closing trading price of our common stock on the Nasdaq on February 24, 2023, the last trading day prior to the first media accounts regarding a possible acquisition of Seagen by Pfizer, was $161.37 per share, and the 30-trading day volume-weighted average share price of our common stock for the 30-day period ended on that same date was $148.42 per share. You are urged to obtain current market quotations for our common stock as reported on the Nasdaq when considering whether to approve the merger agreement proposal.

Holders

At the close of business on the record date for the special meeting, there were 187,457,104 shares of our common stock issued and outstanding, held by approximately 50 holders of record. Certain shares of our common stock are held in “street name” and accordingly, the number of beneficial owners of such shares is not known or included in the foregoing number.

Dividends

All dividends or distributions on any securities of Seagen and/or our subsidiaries that have been declared or authorized, during the periods presented, have been paid in full. Under the terms of the merger agreement, between the date of the merger agreement and the earlier of the effective time and the date, if any, on which the merger agreement is terminated in accordance with its terms, we may not declare or pay dividends to holders of our common stock without Pfizer’s consent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information regarding beneficial ownership of shares of our common stock as of March 1, 2023 (except as noted), at which time there were 187,022,493 shares of our common stock outstanding. Ownership information is included for: (i) our directors and the named executive officers; (ii) all directors and executive officers as a group; and (iii) each person or entity known by us to beneficially own 5% or more of our shares of our common stock outstanding. Except as specified below, each person or entity listed below had sole vesting and investment power with respect to the shares listed next to their name. Unless otherwise noted below, the business address of the persons listed is: c/o Seagen Inc., 21823 30th Drive SE, Bothell, Washington 98021.

Beneficial Share Ownership of Directors and Executive Officers

	Number and Percentage of Shares Beneficially Owned
Name of Beneficial Owner	Shares of Our Common Stock(1)	Percentage(2)
Named Executive Officers and Directors
Felix J. Baker, Ph.D.(3) Baker Bros. Advisors LP and Affiliates(3)	47,093,289	25.2%
Capital International Investors(4)	18,058,081	9.7%
The Vanguard Group(5)	12,945,078	6.9%
BlackRock, Inc.(6)	11,861,464	6.3%
Wellington Management Group LLP(7)	9,881,292	5.3%
David R. Epstein	—	*
Roger D. Dansey, M.D.(8)	104,238	*
Clay B. Siegall, Ph.D.(9)	876,400	*
Todd E. Simpson(10)	313,348	*
Jean I. Liu(11)	247,765	*
Chip R. Romp(12)	116,822	*
Vaugh B. Himes, Ph.D.(13)	460,806	*
David W. Gryska(14)	106,961	*
Ted W. Love, M.D.(15)	8,737	*
John A. Orwin(16)	90,711	*
Alpna H. Seth, Ph.D.(17)	39,371	*
Nancy A. Simonian, M.D.(18)	120,711	*
Sandra M. Swain, M.D.	—	*
Daniel G. Welch(19)	92,642	*
All current executive officers and directors as a group (14 persons)(20)	48,795,401	25.9%

*	Represents beneficial ownership of less than 1%.
(1)

Beneficial ownership is determined in accordance with SEC rules. In computing the beneficial ownership, we have included shares for which the named person has sole or shared power over voting or investment decisions. The number of shares of our common stock beneficially owned included shares of our common stock which the named person has the right to acquire, through option exercise or otherwise, within 60 days after March 1, 2023.

(2)

Percentage of common stock equivalents is based on a total of 187,022,493 shares of our common stock outstanding as of March 1, 2023. For each named person, the percentage ownership includes shares of our common stock that the person has the right to acquire within 60 days after March 1, 2023, as described in Footnote 1. However, such shares are not deemed outstanding with respect to the calculation of ownership percentage for any other person. In some cases, beneficial ownership calculations for 5% or greater stockholders are based solely on publicly-filed Schedules 13D or 13G, which 5% or greater stockholders are required to file with the SEC, and which generally set forth ownership interests as of December 31, 2022 unless otherwise provided.
(3)

The shares of our common stock reported in the table as beneficially owned by the reporting persons include 42,825,004 shares held by Baker Brothers Life Sciences, L.P., or Life Sciences; 3,947,262 shares held by 667, L.P., or 667; 18,243 shares held by FBB2, LLC, or FBB2; 48,012 shares held by FBB3 LLC, or FBB3; 23,280 shares held by Felix J. Baker; 23,277 shares held by Julian C. Baker; 112,500 shares issued to Felix J. Baker as a result of the exercise of options; and 27,500 shares issued to Felix J. Baker upon the vesting of restricted stock units. This number also includes 68,211 shares of our common stock issuable upon exercise of options held by Felix J. Baker that are exercisable within 60 days of March 1, 2023 held by Felix J. Baker that vest within 60 days of March 1, 2023. According to Schedule 13D/A filed with the SEC by the reporting persons on March 13, 2023, Baker Bros. Advisors LP, or the Adviser, serves as the Investment Adviser to Life Sciences and 667, or collectively the Baker Funds. Baker Bros. Advisors (GP) LLC, or the Adviser GP, is the Adviser’s sole general partner. Julian C. Baker and Felix J. Baker are managing members of the Adviser GP. The Adviser has complete and unlimited discretion and authority with respect to the investment and voting power of the securities held by the Baker Funds, and may be deemed to have the power to vote or direct the vote of and the power to dispose or direct the disposition of such securities. In addition, according to the Schedule 13D/A, the Adviser has voting and investment power over the options, RSU awards and common stock held by Felix J. Baker, and the Adviser GP, as well as Felix J. Baker and Julian C. Baker as managing members of the Adviser GP, may be deemed to have the power to vote or direct the vote of and the power to dispose or direct the disposition of, the options, RSU awards and common stock held by Felix J. Baker. In addition, according to the Schedule 13D/A, Julian C. Baker and Felix J. Baker are also the sole managers of FBB2 and FBB3 and as such may be deemed to be beneficial owners of shares of our common stock held by FBB2 and FBB3 through their right to veto distributions.

(4)

The indicated ownership is based solely on a Schedule 13G/A filed with the SEC by the reporting person on February 13, 2023. According to the Schedule 13G/A, Capital International Investors has sole voting power over 17,763,671 shares of our common stock and sole dispositive power over all the shares. The Schedule 13G/A filed by the reporting person provides information as of December 30, 2022 and, consequently, the beneficial ownership of the reporting person may have changed between December 30, 2022 and March 1, 2023.

(5)

The indicated ownership is based solely on a Schedule 13G/A filed with the SEC by the reporting person on February 9, 2023. According to the Schedule 13G/A, The Vanguard Group has sole voting power over none of the shares and sole dispositive power over 12,641,855 shares of our common stock. The Schedule 13G/A filed by the reporting person provides information as of December 30, 2022 and, consequently, the beneficial ownership of the reporting person may have changed between December 30, 2022 and March 1, 2023.

(6)

The indicated ownership is based solely on a Schedule 13G/A filed with the SEC by the reporting person on February 1, 2023. According to the Schedule 13G/A, BlackRock Inc. has sole voting power over 11,096,136 shares of our common stock and sole dispositive power over all the shares. The Schedule 13G/A filed by the reporting person provides information as of December 31, 2022 and, consequently, the beneficial ownership of the reporting person may have changed between December 31, 2022 and March 1, 2023.

(7)

The indicated ownership is based solely on a Schedule 13G/A filed with the SEC by the reporting person on February 6, 2023. According to the Schedule 13G/A, The Wellington Management Group LLP has sole voting power and sole dispositive power over none of the shares of our common stock. The Schedule 13G/A filed by the reporting person provides information as of December 30, 2022 and, consequently, the beneficial ownership of the reporting person may have changed between December 30, 2022 and March 1, 2023.

(8)	Includes 78,982 shares of our common stock issuable upon exercise of options that are exercisable within 60 days of March 1, 2023.

(9)

The indicated ownership is based on information available to Seagen and includes 152,687 shares of our common stock issuable upon exercise of options that are exercisable within 60 days of March 1, 2023 and 80,058 shares of our common stock issuable for PSU stock units that vest within 60 days of March 1, 2023.

(10)	Includes 229,771 shares of our common stock issuable upon exercise of options that are exercisable within 60 days of March 1, 2023.
(11)	Includes 196,258 shares of our common stock issuable upon exercise of options that are exercisable within 60 days of March 1, 2023.
(12)	Includes 91,283 shares of our common stock issuable upon exercise of options that are exercisable within 60 days of March 1, 2023.
(13)	Includes 300,706 shares of our common stock issuable upon exercise of options that are exercisable within 60 days of March 1, 2023.
(14)	Includes 59,461 shares of our common stock issuable upon exercise of options that are exercisable within 60 days of March 1, 2023.
(15)	Includes 6,435 shares of our common stock issuable upon exercise of options that are exercisable within 60 days of March 1, 2023.
(16)	Includes 63,211 shares of our common stock issuable upon exercise of options that are exercisable within 60 days of March 1, 2023.
(17)	Includes 27,921 shares of our common stock issuable upon exercise of options that are exercisable within 60 days of March 1, 2023.
(18)	Includes 59,461 shares of our common stock issuable upon exercise of options that are exercisable within 60 days of March 1, 2023.
(19)	Includes 50,711 shares of our common stock issuable upon exercise of options that are exercisable within 60 days of March 1, 2023.
(20)	Includes 1,232,411 shares of our common stock issuable upon exercise of options that are exercisable within 60 days of March 1, 2023.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a general discussion of certain material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of our common stock whose shares of our common stock are exchanged for cash pursuant to the merger. This discussion is based on the provisions of the Code, applicable U.S. Treasury regulations promulgated under the Code, judicial opinions, and administrative rulings and published positions of the Internal Revenue Service (the “IRS”), each as in effect as of the date hereof. These authorities are subject to change or differing interpretation at any time, possibly on a retroactive basis, and any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described in this discussion. No ruling has been or will be sought from the IRS, and no opinion has been or will be rendered, regarding any matter discussed below or the U.S. federal income tax consequences of the merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity or arrangement taxable as a corporation, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•

a trust if (1) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the Code) are authorized to control all substantial decisions of the trust or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a “United States Person” (within the meaning of the Code); or

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

This discussion applies only to U.S. holders of shares of our common stock who hold such shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion is for general information purposes only and does not purport to be a complete analysis or to consider all aspects of U.S. federal income taxation that may be relevant to a holder in light of such holder’s particular facts and circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, holders who are not U.S. holders, insurance companies, controlled foreign corporations, passive foreign investment companies, dealers or brokers in securities, commodities or foreign currencies, dealers or traders in securities subject to a mark-to-market method of accounting with respect to shares of our common stock, holders that directly, indirectly or constructively own or have owned 5% or more of the combined voting power of our common stock, or of the total value of our common stock, U.S. holders that have a functional currency other than the U.S. dollar, tax-exempt organizations, tax-deferred accounts, retirement plans or accounts, governmental agencies or instrumentalities, pension funds, banks and other financial institutions, mutual funds, U.S. expatriates, former citizens or long-term residents of the United States, expatriated entities subject to Section 7874 of the Code, partnerships (or other entities or arrangements treated as partnerships for U.S. federal income tax purposes), S corporations, or other pass-through entities or investors in any such entities, grantor trusts, real estate investment trusts, regulated investment companies, holders who hold shares of our common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, holders that directly, indirectly or constructively own an equity interest in Pfizer, holders required to accelerate the recognition of any item of gross income with respect to our common stock as a result of such income being taken into account on an applicable financial statement, and holders who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements). This discussion also does not address any tax consequences arising under any alternative minimum tax, the Medicare tax on net investment income under Section 1411 of the Code or the Foreign Account Tax Compliance Act of

2010 (including the Treasury Regulations promulgated thereunder, intergovernmental agreements entered into pursuant thereto or in connection therewith and any laws, regulations or practices adopted in connection with any such agreement). In addition, no information is provided with respect to any tax consequences under state, local, or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax (such as, for example, U.S. federal estate or gift tax laws). This discussion also does not address the U.S. federal income tax consequences in respect of dissenting shares or of any transaction other than the merger.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of our common stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partners, the activities of the partner and the partnership and certain determinations made at the partner level. Accordingly, a partnership for U.S. federal income tax purposes that holds our common stock, and any partners in such partnership, should consult their tax advisors regarding the tax consequences of the merger to their specific circumstances.

The U.S. federal income tax treatment of the merger to any particular holder of our common stock will depend on the holder’s particular tax circumstances. Holders of our common stock should consult their tax advisors to determine the particular tax consequences to them of the merger, including the applicability and effect of any alternative minimum tax, the Medicare contribution tax on net investment income and any other U.S. federal, state, local, foreign or other tax laws and any changes in those tax laws.

Consequences to U.S. Holders

The receipt of cash by U.S. holders in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder who receives cash in exchange for shares of our common stock pursuant to the merger will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash that the U.S. holder receives pursuant to the merger and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis in its shares of our common stock will generally equal the amount that such U.S. holder paid for such shares.

If a U.S. holder’s holding period in the shares of our common stock surrendered in the merger is greater than one year as of the date of the merger, any gain or loss so recognized by the U.S. holder will generally be long-term capital gain or loss. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of our common stock at different times or different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of our common stock.

Information Reporting and Backup Withholding

Generally, information reporting requirements may apply in connection with payments made to U.S. holders in connection with the merger.

Payments made in exchange for shares of our common stock pursuant to the merger will generally be subject to backup withholding (currently, at a rate of 24%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return IRS Form W-9, certifying under penalties of perjury that such U.S. holder is a “United States person” (within the meaning of the Code), the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding, and must otherwise comply with all applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the IRS in a timely manner. U.S. holders are urged to consult their tax advisors as to the qualifications for exemption from backup withholding and the procedure for obtaining the exemption.

THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY. IT DOES NOT ADDRESS TAX CONSIDERATIONS THAT MAY VARY WITH, OR ARE CONTINGENT ON, YOUR INDIVIDUAL CIRCUMSTANCES OR THE APPLICATION OF ANY U.S. NON-INCOME TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-U.S. JURISDICTION, AND HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING SUCH MATTERS AND THE TAX CONSEQUENCES OF THE MERGER TO THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

APPRAISAL RIGHTS

If the merger is completed, holders of shares of our common stock issued and outstanding immediately prior to the effective time who do not vote in favor of the merger agreement proposal, who validly demand appraisal pursuant to Section 262 of the DGCL and have not effectively withdrawn their demand or otherwise waived or lost their rights to appraisal are entitled to seek appraisal of their shares of our common stock in connection with the merger under Section 262 of the DGCL.

This section is intended only as a brief summary of certain provisions of the statutory procedures that a person must follow under the DGCL in order to seek and perfect appraisal rights in connection with the merger. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262 and is incorporated by reference herein. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that persons entitled to appraisal exercise their appraisal rights under Section 262 of the DGCL. Failure to follow precisely the steps required by Section 262 of the DGCL for demanding and perfecting appraisal rights may result in the loss of such rights. All references in Section 262 of the DGCL and in this summary to a (i) “stockholder” are to the record holder of shares of our common stock, (ii) “beneficial owner” are to a person who is the beneficial owner of shares of our common stock held either in voting trust or by a nominee on behalf of such person, and (iii) “person” are to an individual, corporation, partnership, unincorporated association or other entity.

Pursuant to Section 262 of the DGCL, when a merger agreement will be submitted for adoption at a meeting of stockholders, a company must notify each of its stockholders who was a stockholder of record on the record date for notice of such meeting, with respect to shares of our common stock for which appraisal rights are available, not less than 20 days before the special meeting to vote on the merger agreement, that appraisal rights are available. Either a copy of Section 262 of the DGCL must be included with the notice or the notice must direct stockholders to a publicly available electronic resource at which Section 262 of the DGCL may be accessed without subscription or cost.

This proxy statement constitutes Seagen’s notice pursuant to Section 262 of the DGCL to our stockholders that appraisal rights are available in connection with the merger, and the full text of Section 262 of the DGCL is available at https://delcode.delaware.gov/title8/c001/sc09/index.html#262, in compliance with the requirements of Section 262 of the DGCL. If you wish to exercise your appraisal rights, you should carefully review the provisions of Section 262 of the DGCL, which is accessible at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262, particularly the procedural steps required to properly demand and perfect such rights. Failure to strictly comply, timely and properly, with the requirements of Section 262 of the DGCL will result in the loss of your appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of our common stock, Seagen encourages stockholders considering exercising such rights to consult with your legal and financial advisors.

If you wish to demand appraisal of your shares of our common stock, you must satisfy each of the following conditions: (i) you must deliver to Seagen a written demand for an appraisal of your shares of our common stock before the vote is taken on the merger agreement proposal at the special meeting, which written demand must reasonably inform us of the identity of the stockholder of record of shares of our common stock who intends to demand appraisal of such person’s shares of our common stock; (ii) you must hold your shares of our common stock from the date of making such demand and continue to hold your shares of our common stock through the effective time; (iii) you must not vote or submit a proxy in favor of, or consent in writing to, the merger agreement proposal with respect to your shares of our common stock for which you intend to demand appraisal; (iv) you or any other person entitled to demand an appraisal in connection with the merger must not thereafter withdraw your demand for appraisal of your shares of our common stock or otherwise lose your appraisal rights, in each case in accordance with the DGCL; and (v) you otherwise meet the criteria and follow the procedures set forth in Section 262 of the DGCL.

If any of these conditions is not satisfied with respect to any of your shares of our common stock and the merger is completed, you will be entitled to receive the merger consideration for such shares of our common stock as provided in the merger agreement, but you will not have appraisal rights with respect to such shares of our common stock. A proxy with respect to any such shares of our common stock that is submitted and does not contain voting instructions will, unless revoked, be voted “FOR” the merger agreement proposal, result in the loss of the stockholder’s right of appraisal with respect to such shares of our common stock and nullify any previously delivered written demand for appraisal in respect thereof. Therefore, a stockholder who submits a proxy for such person’s shares of our common stock and who wishes to exercise appraisal rights with respect to such shares of our common stock must either revoke such proxy, submit a later-dated proxy with respect to such shares of our common stock containing instructions to vote “AGAINST” the merger agreement proposal or “ABSTAIN” from voting on the merger agreement proposal or attend the special meeting and vote “AGAINST” the merger agreement proposal or “ABSTAIN” from voting on the merger agreement proposal with respect to such shares of our common stock. Voting against or failing to vote for the merger agreement proposal by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote on the merger agreement proposal.

Record Holders

A demand for appraisal by a holder of record must be executed by or on behalf of the holder of record and must reasonably inform us of the identity of the stockholder and state that the person intends thereby to demand appraisal of the stockholder’s shares of our common stock in connection with the merger. If a holder of record is submitting a demand with respect to shares of our common stock owned of record in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner in such capacity, and if the shares of our common stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. A holder of record, such as a brokerage firm, bank, trust or other nominee, who holds shares of our common stock as nominee or intermediary for one or more beneficial owners may exercise appraisal rights with respect to shares of our common stock held for one or more beneficial owners while not exercising appraisal rights for other beneficial owners. In that case, the written demand should state the number of shares of our common stock as to which appraisal is sought. Where no number of shares of our common stock is expressly mentioned, the demand will be presumed to cover all shares of our common stock held in the name of the holder of record.

Beneficial Owners

A beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares of our common stock in accordance with the procedures of subsection (d)(1) of Section 262 of the DGCL summarized above, provided that (i) such beneficial owner continuously owns such shares of our common stock through the effective time and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of Section 262 of the DGCL and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares of our common stock for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by Seagen under Section 262 of the DGCL and to be set forth on the verified list (defined below). The shares of our common stock are currently listed on a national securities exchange, and, assuming such shares of our common stock remain listed on a national securities exchange immediately prior to the merger (which we expect to be the case), after an appraisal petition has been filed, the Delaware Court of Chancery will dismiss appraisal proceedings as to all holders of our common stock who are otherwise entitled to appraisal rights unless (x) the total number of shares of our common stock entitled to appraisal exceeds 1% of the outstanding shares of our common stock eligible for appraisal or (y) the value of the aggregate consideration offered pursuant to the merger Agreement in respect of such total number of shares of our common stock exceeds $1.0 million. We refer to these conditions as the “minimum conditions.”

Although not expressly required by Section 262 of the DGCL, Seagen reserves the right to take the position that it may require the submission of all information required of a beneficial owner under subsection (d)(3) of Section 262 of the DGCL with respect to any person sharing beneficial ownership of the shares of our common stock for which such demand is submitted. All written demands for appraisal pursuant to Section 262 of the DGCL should be mailed or delivered to our Corporate Secretary at 21823 30th Drive SE, Bothell, Washington 98021. Demands for appraisal may not be submitted by electronic transmission.

Actions After Consummation of the Merger

If the merger is consummated, within 10 days after the effective time, Seagen, as the surviving corporation in the merger, will notify each Seagen stockholder of record who has made a written demand for appraisal pursuant to Section 262 of the DGCL and who has not voted in favor of the approval and adoption of the merger agreement, and any beneficial owner who has properly demanded appraisal pursuant to Section 262 of the DGCL.

At any time within 60 days after the effective time, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw such person’s demand for appraisal and accept the merger consideration offered pursuant to the merger agreement by delivering to us a written withdrawal of the demand for appraisal. Within 120 days after the effective time, but not thereafter, either Seagen, as the surviving corporation to the merger, or any person who has complied with the requirements of Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on Seagen, as the surviving corporation, in the case of a petition filed by a stockholder of record or beneficial owner, demanding a determination of the fair value of the shares of our common stock held by all Seagen stockholders entitled to appraisal. Seagen, as the surviving corporation to the merger, is under no obligation to file any such petition and has no present intent of doing so. Accordingly, it is your obligation to initiate all necessary action to perfect your appraisal rights in respect of your shares of our common stock within the time prescribed in Section 262 of the DGCL. All demands for appraisal (i) should be addressed to our Corporate Secretary at 21823 30th Drive SE, Bothell, Washington 98021 and (ii) must be delivered to Seagen before the vote is taken on the merger agreement proposal at the special meeting. The demand will be sufficient if it reasonably informs Seagen of the identity of the stockholder and the intention of the stockholder to demand appraisal of the fair value of such person’s shares of our common stock. The failure of a record holder or beneficial owner of shares of our common stock to file such a petition within the period specified in Section 262 of the DGCL, and deliver to Seagen the written demand for appraisal prior to the taking of the vote on the merger agreement proposal at the special meeting, will result in the loss of appraisal rights.

Within 120 days after the effective time of the merger, any person who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from Seagen, as the surviving corporation of the merger, a statement setting forth the aggregate number of shares of our common stock not voted in favor of the approval and adoption of the merger agreement and with respect to which we have received demands for appraisal, and the aggregate number of stockholders or beneficial owners holding or owning such shares of our common stock (provided that, where a beneficial owner makes a demand on his, her or its own behalf, the record holder of such shares of our common stock will not be considered a separate stockholder holding such shares of our common stock for purposes of such aggregate number). Seagen, as the surviving corporation of the merger, must give this statement to the requesting stockholder or beneficial owner within 10 days after receipt of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is duly filed by a record holder of shares of our common stock or a beneficial owner and a copy thereof is served upon Seagen, as the surviving corporation of the merger, then Seagen, as the surviving corporation of the merger, will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list (the “verified list”) containing the names and addresses of all persons who have demanded appraisal for their shares of our common stock and with whom agreements as to the value of their shares of our common stock have not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to Seagen, as the surviving corporation of the merger, and all Seagen stockholders shown on the verified list at the addresses stated therein. The forms of the notices by mail and by publication will be approved by the Delaware Court of Chancery, and the costs of these notices will be borne by Seagen, as the surviving corporation of the merger.

After providing notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those persons who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the persons who demanded appraisal of their shares of our common stock to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any person fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to such person.

In addition, assuming our common stock remained listed on a national securities exchange immediately prior to the effective time, the Delaware Court of Chancery will dismiss the appraisal proceedings as to all our stockholders who assert appraisal rights unless one of the minimum conditions is met.

Determination of Fair Value

After determining the persons entitled to appraisal, the Delaware Court of Chancery will determine the “fair value” of the shares of our common stock subject to appraisal, exclusive of any element of value arising from the accomplishment or expectation of the merger, to be paid upon the amount determined to be the fair value.

In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on the future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Persons considering seeking appraisal should be aware that the fair value of their shares of our common stock as so determined by the Delaware Court of Chancery could be more than, the same as or less than the merger consideration they would receive pursuant to the merger if they did not seek appraisal of their shares of our common stock and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration offered pursuant to the merger agreement is not an opinion as to, and might not in any manner address, “fair value” under Section 262 of the DGCL. Although we believe that the merger consideration offered pursuant to the merger agreement is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and persons considering exercising appraisal rights should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration offered pursuant to the merger agreement. Neither Seagen nor Pfizer anticipates offering more than the merger consideration offered pursuant to the merger agreement to any holder of shares of our common stock exercising appraisal rights, and Seagen and Pfizer each reserve the right to make a voluntary cash payment pursuant to subsection (h) of Section 262 of the DGCL and to assert, in any appraisal proceeding, that for purposes of Section 262 of the DGCL, the “fair value” of a share of our common stock is less than the merger consideration offered pursuant to the merger agreement. If a demand for appraisal is duly withdrawn, a petition for appraisal is not timely filed, neither of the minimum conditions is met (assuming our common stock remained listed on a national securities exchange immediately prior to the effective time) or other requirements imposed by Section 262 of the DGCL to perfect and seek appraisal are not satisfied, then the right to an appraisal will cease.

Upon application by Seagen, as the surviving corporation of the merger, or by any person entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the verified list may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under Section 262 of the DGCL.

The Delaware Court of Chancery will direct the payment of the fair value of the shares of our common stock by Seagen, as the surviving corporation of the merger, to the persons entitled thereto. Payment will be made to each such person upon such terms and conditions as the Delaware Court of Chancery may order. The Delaware Court of Chancery’s decree may be enforced as other decrees in such court may be enforced.

The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a person whose name appears on the verified list who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court of Chancery may also order that all or a portion of such expenses, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares of our common stock entitled to appraisal not dismissed pursuant to subsection (k) of Section 262 of the DGCL or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of Section 262 of the DGCL. In the absence of such an order, each party bears its own expenses.

If any person who demands appraisal of such person’s shares of our common stock under Section 262 of the DGCL fails to perfect, or loses or successfully withdraws, such person’s right to appraisal, such person’s shares of our common stock will be deemed to have been converted at the effective time into the right to receive the merger consideration offered pursuant to the merger agreement. A person will fail to perfect, or effectively lose or withdraw, such person’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time, neither of the minimum conditions is met (assuming our common stock remained listed on a national securities exchange immediately prior to the effective time) or if the person delivers to Seagen a written withdrawal of the person’s demand for appraisal in accordance with Section 262 of the DGCL.

From and after the effective time, no person who has demanded appraisal rights with respect to some or all of such person’s shares of our common stock will be entitled to vote such shares of our common stock for any purpose or to receive payment of dividends or other distributions on such shares of our common stock, except dividends or other distributions payable to stockholders of record as of a time prior to the effective time. If no petition for an appraisal is filed, if neither of the minimum conditions is met (assuming our common stock remained listed on a national securities exchange immediately prior to the effective time), or if the person who has made a demand for appraisal delivers to Seagen a written withdrawal of the demand for an appraisal in respect of some or all of such person’s shares of our common stock within 60 days after the effective time in accordance with Section 262 of the DGCL, then the right of such person to an appraisal of such shares of our common stock will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, no appraisal proceeding will be dismissed as to any person without the approval of the Delaware Court of Chancery and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just, including, without limitation, a reservation of jurisdiction for any application to the Delaware Court of Chancery made under subsection (j) of Section 262 of the DGCL, provided that this sentence does not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger within 60 days after the effective time.

Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s or beneficial owner’s statutory appraisal rights.

Consequently, any stockholder or beneficial owner wishing to exercise appraisal rights is encouraged to consult with your legal and financial advisors before attempting to exercise those rights. To the extent there are any inconsistencies between the foregoing summary and Section 262 of the DGCL, Section 262 of the DGCL will govern.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single annual report or proxy statement, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.

Seagen and some brokers may be householding our proxy materials by delivering a single set of proxy materials to multiple stockholders who request a copy and share an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares of our common stock are held in a brokerage account or Seagen if you are a stockholder of record. You can notify us by sending a written request to our Corporate Secretary at 21823 30th Drive SE, Bothell, Washington 98021, or by calling (425) 527-4000. Stockholders who share a single address, but receive multiple copies of the proxy statement, may request that in the future they receive a single copy by notifying Seagen at the telephone and address set forth in the prior sentence. In addition, Seagen will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered pursuant to a prior request.

DEADLINE FOR STOCKHOLDER PROPOSALS TO BE PRESENTED AT THE NEXT ANNUAL MEETING

If the merger is completed prior to Seagen’s 2024 annual meeting of stockholders (the “2024 annual meeting”), Seagen will not hold an annual meeting of stockholders in 2024 and there will be no public participation in any future meetings of Seagen’s stockholders because, following the merger, our common stock will be delisted from the Nasdaq and will be deregistered under the Exchange Act, and Seagen will no longer be a public company. However, if the merger is not completed prior to the 2024 annual meeting, the following deadlines apply to the submission of stockholder proposals to be considered at the 2024 annual meeting.

To have your proposal included in our proxy statement for the 2024 annual meeting, you must submit your proposal in writing by December 20, 2023, to Jean I. Liu, Corporate Secretary, Seagen, 21823 – 30th Drive SE, Bothell, Washington 98021, and you must comply with all applicable requirements of Rule 14a-8 promulgated under the Exchange Act. However, if the 2024 annual meeting is not held between May 1, 2024 and June 30, 2024, then the deadline will be a reasonable time prior to the time we begin to print and send our proxy materials. In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act. However, if the 2024 annual meeting is not held between May 1, 2024 and June 30, 2024, then the deadline will be the later of 90 days prior to the 2024 annual meeting or the 10th calendar day following the day on which public announcement of the date of the 2024 annual meeting is first made by Seagen.

Stockholders wishing to submit proposals or director nominations for our 2024 annual meeting that are not to be included in our proxy statement must give timely written notice to our Corporate Secretary in accordance with our bylaws. To be “timely,” written notice must be received by our Corporate Secretary at the above address no earlier than January 31, 2024 and no later than March 2, 2024; provided, however, that in the event the date of the 2024 annual meeting is not scheduled to be held between May 1, 2024 and June 30, 2024, then such notice must be received by the later of the 90th day prior to the date of the 2024 annual meeting or the 10th day following the date on which public announcement or disclosure of the date of the 2024 annual meeting is first made. However, in the event that the number of directors to be elected to the Board is increased and either all of the nominees for director or the size of the increased Board is not publicly announced or disclosed by Seagen on or prior to February 20, 2024, a stockholder’s notice to our Corporate Secretary will also be considered timely, but only with respect to nominees for any new positions created by such increase, if the stockholder’s notice is delivered to our Corporate Secretary at the above address not later than the close of business on the 10th day following the first date all of such nominees or the size of the increased Board has been publicly announced or disclosed by Seagen.

We also advise you to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations, including attendance requirements. A stockholder’s notice to our Corporate Secretary must set forth the information required by our bylaws with respect to each nominee or matter the stockholder proposes to bring before the 2024 annual meeting and must be updated not later than 10 days after the record date for the determination of stockholders entitled to vote at the 2024 annual meeting to provide any material changes in the foregoing information. The person presiding at the 2024 annual meeting may determine, if the facts warrant, that a nominee or matter has not been properly brought before the annual meeting and, therefore, may not be considered at the annual meeting. In addition, the proxy solicited by the Board for the 2024 annual meeting will confer discretionary voting authority with respect to (i) any proposal presented by a stockholder at that meeting for which Seagen has not been provided with timely notice and (ii) any proposal made in accordance with our bylaws, if the 2024 proxy statement briefly describes the matter and how management proxy holders intend to vote on it, if the stockholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Exchange Act.

WHERE YOU CAN FIND MORE INFORMATION

Seagen is subject to the reporting requirements of the Exchange Act. Accordingly, Seagen files annual, quarterly and current reports, proxy statements and other information with the SEC. Seagen’s SEC filings are available to the public at the Internet website maintained by the SEC at https://www.sec.gov. Seagen also makes available free of charge through its website its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, its definitive proxy statements and Section 16 reports on Forms 3, 4 and 5, as soon as reasonably practicable after it electronically files such reports or amendments with, or furnishes them to, the SEC. Seagen’s Internet website address is https://www.seagen.com. The information located on, or hyperlinked or otherwise connected to, Seagen’s website is not, and will not be deemed to be, a part of this proxy statement or incorporated into any other filings that we make with the SEC.

The SEC allows Seagen to “incorporate by reference” the information we file with the SEC into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except that information that we file later with the SEC will automatically update and supersede this information. This proxy statement incorporates by reference the documents listed below that have been previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Seagen’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed February 15, 2023; and

•	Seagen’s Current Reports on Form 8-K filed with the SEC on April 3, 2023, March 13, 2023 and January 19, 2023.

We also incorporate by reference into this proxy statement additional documents that Seagen may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this proxy statement until the date of the special meeting; provided, however, that we are not incorporating by reference any additional documents or information furnished and not filed with the SEC.

You may request a copy of documents incorporated by reference at no cost, by writing or telephoning the office of our Corporate Secretary at 21823 30th Drive SE, Bothell, Washington 98021, telephone: (425) 527-4000. If you request any documents, Seagen will mail them to you by first class mail or another equally prompt means after receipt of your request.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT TO VOTE YOUR SHARES OF OUR COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED APRIL 24, 2023. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

PFIZER INC.,

ARIS MERGER SUB, INC. and

SEAGEN INC.,

Dated as of MARCH 12, 2023

A-i

Annexes

Annex	I Definitions
Annex	II Certificate of Incorporation

A-ii

AGREEMENT AND PLAN OF MERGER

PREAMBLE

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 12, 2023, is by and among Pfizer Inc., a Delaware corporation (“Parent”), Aris Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Seagen Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, each of the board of directors of Parent, Merger Sub and the Company has approved this Agreement and the transactions contemplated hereby, including the merger of Merger Sub with and into the Company, with the Company being the surviving corporation (the “Merger”) in accordance with the Delaware General Corporation Law (the “DGCL”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board of Directors”) has (i) determined that the Merger and the transactions contemplated hereby are advisable and in the best interests of the Company and the Company’s shareholders; (ii) approved and declared it advisable to enter into this Agreement and the Voting Agreement (as defined below); (iii) directed that the adoption of this Agreement be submitted to a vote of the Company’s shareholders at the Shareholders Meeting (as defined below); and (iv) subject to the terms and conditions of this Agreement, resolved to recommend that the Company’s shareholders approve the adoption of this Agreement and approve the Merger on the terms and subject to the conditions set forth herein (the “Company Board Recommendation”);

WHEREAS, concurrently with the execution of this Agreement, Baker Bros. Advisors LP (the “Advisor”) is entering into a voting agreement on behalf of itself and the persons listed on Schedule A thereto with Parent and the Company (the “Voting Agreement”), pursuant to which, among other things, the Advisor has agreed, on the terms and subject to the conditions set forth in the Voting Agreement, to vote (or cause to be voted) all of the Covered Shares (as defined in the Voting Agreement) in favor of the adoption of this Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated hereby.

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1 - THE MERGER

1.1 The Merger.

(a) On the terms and subject to the conditions of this Agreement, the Company and Merger Sub will consummate the Merger in accordance with the DGCL, such that, at the Effective Time, (i) Merger Sub will be merged with and into the Company, and the separate corporate existence of Merger Sub will thereupon cease, (ii) the Company will be the successor or surviving corporation in the Merger and will continue to be governed by the Laws of the State of Delaware, (iii) the corporate existence of the Company with all its rights, privileges, immunities, powers, objects and purposes will continue and (iv) the Company will automatically assume all the rights and obligations of Merger Sub. The corporation surviving the Merger is sometimes referred to as the “Surviving Corporation.” The Merger will have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the rights, privileges, immunities, powers, objects and purposes of the Company and Merger Sub will be vested in the Surviving Corporation, and all claims, debts, liabilities and obligations of the Company and Merger Sub will be the claims, debts, liabilities and obligations of the Surviving Corporation.

(b) At the Effective Time, the certificate of incorporation of the Company will, by virtue of the Merger, be amended and restated in its entirety to be as set forth in Annex II and, as so amended, will be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. The name of the Surviving Corporation will be “Seagen Inc.”

(c) At the Effective Time, and without any further action on the part of the Company or Merger Sub, the bylaws of the Company will be amended and restated in their entirety to be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that all references therein to Merger Sub will be deemed to be references to the Surviving Corporation, and, as so amended, will be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

1.2 Effective Time. Parent, Merger Sub and the Company will cause a certificate of merger (the “Certificate of Merger”) to be executed and filed on the Closing Date (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger will become effective at the date and time at which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such other date and time as the parties hereto will agree in writing (subject to the requirements of the DGCL) and will specify in the Certificate of Merger (the time the Merger becomes effective, the “Effective Time”).

1.3 The Closing. On the terms and subject to the conditions of this Agreement and in accordance with the DGCL, the closing of the Merger (the “Closing”) will occur at 9:00 a.m. (New York time) on the third Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of all of the conditions set forth in Section 7 (other than such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at or prior to the Closing) (the date on which the Closing occurs, the “Closing Date”), by electronic exchange of deliverables, unless another date, time or place is agreed to in writing by the parties hereto.

1.4 Directors and Officers of the Corporation. The directors of Merger Sub immediately prior to the Effective Time will, from and after the Effective Time, be the directors of the Surviving Corporation, and the officers of the Merger Sub immediately prior to the Effective Time will, from and after the Effective Time, be the officers of the Surviving Corporation, in each case, until their respective successors have been duly elected, designated or qualified, or until their earlier death, disqualification, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

1.5 Subsequent Actions. At and after the Effective Time, the Merger will have the effects set forth in the DGCL. If at any time after the Effective Time the Surviving Corporation determines, in its sole discretion, that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right and title to, or interest in, any of the rights, properties or assets of either the Company or Merger Sub held or to be held by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm all right and title to, or interest in, such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

SECTION 2 - CONVERSION OF SECURITIES

2.1 Conversion of Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of common stock of the Company, par value $0.001 per share (the “Common Shares”), or any shares of common stock of Merger Sub, $0.01 per share (“Merger Sub Common Shares”):

(a) Merger Sub Common Shares. Each issued and outstanding Merger Sub Common Share will be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

(b) Cancellation of Treasury Shares and Parent-Owned Shares. All Common Shares that are owned by the Company as treasury shares and any Common Shares owned by Parent or Merger Sub will automatically be cancelled and extinguished and will cease to exist, and no consideration will be payable in exchange therefor. Each Common Share that is owned by any direct or indirect wholly owned Subsidiary of Parent (other than Merger Sub) or the Company will be converted into such number of shares of the Surviving Corporation so as to maintain relative ownership percentages.

(c) Conversion of Common Shares. Each Common Share issued and outstanding immediately prior to the Effective Time (other than Common Shares to be cancelled or converted in accordance with Section 2.1(b) and any Dissenting Shares) will be converted into the right to receive an amount in cash equal to $229.00 (the “Merger Consideration”). From and after the Effective Time, all such Common Shares will no longer be outstanding and will automatically be cancelled and extinguished and will cease to exist, and each holder of a certificate share (a “Certificate”) or book-entry share (a “Book-Entry Share”) (as applicable) representing any such Common Shares will cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor, without interest thereon, upon the surrender of such Certificate or transfer of such Book-Entry Share (as applicable) in accordance with Section 2.2.

2.2 Exchange of Certificates.

(a) Paying Agent. Parent will designate Computershare Trust Company, N.A. or another bank or trust company that is reasonably acceptable to the Company to act as agent for the holders of the Common Shares in connection with the Merger (the “Paying Agent”) and to receive the funds to which holders of the Common Shares will become entitled in accordance with Section 2.1(c). The agreement pursuant to which Parent shall appoint the Paying Agent shall be in form and substance reasonably acceptable to Parent and the Company. Parent will deposit or cause to be deposited with the Paying Agent on a timely basis, promptly after the Effective Time (and no later than the same day as the Effective Time occurs to the extent that the Effective Time is before 1:00 p.m. (New York time), or else, the next Business Day) and as and when needed after the Effective Time, cash necessary to pay for the Common Shares converted in the Merger into the right to receive the Merger Consideration (the “Exchange Fund”). If the Exchange Fund is inadequate to pay the amounts to which holders of the Common Shares are entitled in accordance with Section 2.1(c), Parent will promptly deposit, or cause the Surviving Corporation promptly to deposit, additional cash with the Paying Agent sufficient to make all payments of Merger Consideration, and Parent and the Surviving Corporation will in any event be liable for payment thereof. The Paying Agent may invest the cash in the Exchange Fund as directed by Parent. Any interest and other income resulting from such investments will be paid to Parent.

(b) Exchange Procedures. Promptly after the Effective Time (but in no event later than five Business Days thereafter), the Paying Agent will mail to each holder of record of a Certificate, which immediately prior to the Effective Time represented outstanding Common Shares, whose shares were converted in accordance with Section 2.1(c) into the right to receive the Merger Consideration, (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificate will pass, only upon delivery of the Certificate to the Paying Agent and will be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for effecting the surrender of the Certificate in exchange for payment of the Merger

Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed and properly completed and such other documents as may be reasonably requested by the Paying Agent, the holder of such Certificate will be entitled to receive in exchange therefor the Merger Consideration (such payments to be net of applicable Taxes withheld in accordance with Section 2.5) for each Common Share formerly represented by such Certificate, and the Certificate so surrendered will forthwith be cancelled. Until surrendered as contemplated by this Section 2.2, each Certificate will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2, without interest thereon, and will not evidence any interest in, or any right to exercise the rights of a shareholder or other equity holder of, the Company or the Surviving Corporation. Notwithstanding anything to the contrary in this Agreement, any holder of Book-Entry Shares will not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Section 2. In lieu thereof, each holder of record of one or more Book-Entry Shares whose Common Shares were converted into the Merger Consideration will upon receipt by the Paying Agent of such evidence, if any, as the Paying Agent may reasonably request, be entitled to receive, and Parent will cause the Paying Agent to pay, subject to any required withholding of Taxes, the Merger Consideration in respect of each such Common Share, and the Book-Entry Shares of such holder will forthwith be cancelled.

(c) Certain Transfer Taxes. If any payment in accordance with the Merger is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it will be a condition of payment that (i) the Certificate or Book-Entry Shares surrendered will be properly endorsed or will be otherwise in proper form for transfer and (ii) the Person requesting such payment will have paid all transfer and other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or will have established to the satisfaction of Parent that such Tax either has been paid or is not applicable. None of Parent, Merger Sub and the Surviving Corporation will have any liability for the transfer Taxes and other similar Taxes described in this Section 2.2(c) under any circumstances.

(d) Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company will be closed, and thereafter no further registration of transfers of Common Shares will be made on the records of the Company. From and after the Effective Time, the holders of Certificates or Book-Entry Shares evidencing ownership of Common Shares outstanding immediately prior to the Effective Time will cease to have any rights with respect to such Common Shares, except as otherwise provided for herein or by Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, then they will be cancelled and exchanged as provided in this Section 2.

(e) Termination of Exchange Fund; No Liability. At any time following 12 months after the Effective Time, the Surviving Corporation will be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent and not disbursed (or for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures) to holders of Certificates and Book-Entry Shares, and thereafter such holders will be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares, without any interest thereon. Nonetheless, none of Parent, the Surviving Corporation nor the Paying Agent will be liable to any holder of a Certificate or Book-Entry Share for Merger Consideration delivered to a public official in accordance with any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority will become, to the extent permitted by applicable Law, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Lost Certificates. If any Certificate will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by

Parent or the Paying Agent, the posting by such Person of a bond in such amount as Parent or the Paying Agent may reasonably direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto.

2.3 Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, Common Shares outstanding immediately prior to the Effective Time and held by a holder who has complied with Section 262 of the DGCL with respect to such Common Shares (the “Dissenting Shares”) will not be converted into any right to receive the Merger Consideration unless such holder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal. From and after the Effective Time, a shareholder who has properly exercised such appraisal rights will not have any rights of a shareholder of the Company or the Surviving Corporation with respect to the Dissenting Shares, except those provided in accordance with Section 262 of the DGCL. A holder of Dissenting Shares will be entitled to receive payment of the appraised value of the Dissenting Shares held by such holder in accordance with Section 262 of the DGCL, unless, after the Effective Time, such holder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal, in which case the Dissenting Shares will be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificates or Book-Entry Shares, in accordance with Section 2.2.

(b) The Company will give Parent (i) prompt written notice of any written demands for appraisal under Section 262 of the DGCL (including copies of such demands), attempted withdrawals of such demands and any other communications received by the Company relating to rights of appraisal and (ii) the opportunity to participate in and direct all negotiations and Proceedings with respect to any demands for appraisal; provided that Parent shall not have the right to direct the Company to settle any negotiation or Proceeding with respect to any demands for appraisal with effect prior to the Effective Time. Except with the prior written consent of Parent, the Company will not voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for appraisal.

2.4 Company Incentive Plans.

(a) As of the Effective Time, each Company Option granted by the Company that is outstanding as of immediately prior to the Effective Time, whether or not then vested, will be cancelled and will immediately cease to be outstanding, without any payment with respect to such Company Option or cancellation thereof except as provided in the following sentence. In full satisfaction of the cancellation of each Company Option described in the immediately preceding sentence, Parent will cause the Surviving Corporation, as soon as reasonably practicable following the Effective Time (and no later than the second payroll date after the Effective Time), to pay, to the holder of such Company Option (which, for employees of the Company or any of the Company Subsidiaries, shall be in accordance with the general payroll practices of the Surviving Corporation), an amount in cash in respect thereof equal to the product of (i) the excess, if any, of the Merger Consideration over the per-share exercise price of such Company Option, multiplied by (ii) the number of Common Shares then subject to such Company Option (which number, in the case of Company Options subject to performance goals based on stock price hurdles, shall be determined based on actual performance in accordance with the terms of such Company Options, with any Company Options that do not vest being forfeited for no consideration) (such payment, if any, to be net of applicable Taxes withheld in accordance with Section 2.5 and without interest). For the avoidance of doubt, no consideration will be paid with respect to any Company Option that has a per-share exercise price that is greater than, or equal to, the Merger Consideration. As of the Effective Time, no Person will retain any rights with respect to any previously outstanding Company Options other than the rights of a holder to receive the payment contemplated by this Section 2.4(a).

(b) As of the Effective Time, each Company RSU, other than any Post-Signing Company RSU, that is outstanding as of immediately prior to the Effective Time, whether or not then vested, will be cancelled and will immediately cease to be outstanding, without any payment with respect to such Company RSU or cancellation thereof except as provided in the following sentence. In full satisfaction of the cancellation of each Company RSU described in the immediately preceding sentence, Parent will cause the Surviving Corporation, as soon as reasonably practicable following the Effective Time (and no later than the second payroll date after the Effective Time), to pay to the holder of such Company RSU (which, for employees of the Company or any of the Company Subsidiaries, shall be in accordance with the general payroll practices of the Surviving Corporation), an amount in cash in respect thereof equal to the product of (i) the Merger Consideration, multiplied by (ii) the number of Common Shares then subject to such Company RSU (such payment, if any, to be net of applicable Taxes withheld in accordance with Section 2.5 and without interest). As of the Effective Time, no Person will retain any rights with respect to any Company RSUs (other than any Post-Signing Company RSUs) other than the rights of a holder to receive the payment contemplated by this Section 2.4(b).

(c) As of the Effective Time, each Company RSU granted after the date hereof that is unvested and outstanding as of immediately prior to the Effective Time (a “Post-Signing Company RSU”) will be substituted automatically with a Parent cash-based award (each, a “Parent Cash Award”) with respect to an amount in cash equal to the product of (i) the Merger Consideration, multiplied by (ii) the number of Common Shares then subject to such Post-Signing Company RSU. Each Parent Cash Award shall otherwise be subject to substantially the same terms and conditions applicable to such Post-Signing Company RSU as of immediately prior to the Effective Time.

(d) As of the Effective Time, each Company PSU, other than any Company Products PSU (each, a “Company Non-Products PSU”), that is outstanding as of immediately prior to the Effective Time, whether or not then vested, will be cancelled and will immediately cease to be outstanding, without any payment with respect to such Company Non-Products PSU or cancellation thereof except as provided in the following sentence. In full satisfaction of the cancellation of each Company Non-Products PSU described in the immediately preceding sentence, Parent will cause the Surviving Corporation, as soon as reasonably practicable following the Effective Time (and no later than the second payroll date after the Effective Time), to pay to the holder of such Company Non-Products PSU (which, for employees of the Company or any of the Company Subsidiaries, shall be in accordance with the general payroll practices of the Surviving Corporation), an amount in cash in respect thereof equal to the product of (i) the Merger Consideration, multiplied by (ii) the number of Common Shares then subject to such Company Non-Products PSU based on (A) for performance periods that are complete as of the Effective Time, actual performance as reasonably determined by the compensation committee of the Company Board of Directors in the ordinary course of business consistent with past practice and (B) for performance periods that are incomplete as of the Effective Time, the greater of the target and actual performance as of the fifth trading day prior to the Closing as reasonably determined by the compensation committee of the Company Board of Directors in the ordinary course of business consistent with past practice (provided that, for purposes of relative TSR metrics, such actual performance shall be calculated using the Merger Consideration as the Company stock value) (such payment, if any, to be net of applicable Taxes withheld in accordance with Section 2.5 and without interest). As of the Effective Time, no Person will retain any rights with respect to any Company Non-Products PSU other than the rights of a holder to receive the payment contemplated by this Section 2.4(d).

(e) As of the Effective Time, each Company PSU set forth on Section 2.4(e) of the Company Disclosure Letter (each, a “Company Products PSU”), that is unvested and outstanding as of immediately prior to the Effective Time, will be substituted automatically with a Parent Cash Award subject to the same performance-based vesting requirements (a “Parent Performance Cash Award”) with respect to that number of shares of Parent Common Stock that is equal to the product of (i) the Merger Consideration, multiplied by (ii) the number of Common Shares then subject to such Company Products PSU. Each Parent Performance Cash Award shall otherwise be subject to substantially the same terms and conditions applicable to such Company PSU as of immediately prior to the Effective Time.

(f) As of the Effective Time, the Company Stock Plans will terminate and all rights under any other plan, program or arrangement providing for the issuance or grant of any other interest with respect to the shares of the Company or any Company Subsidiary will be cancelled. The Company will take, or cause to be taken, all actions necessary to effectuate this Section 2.4, including sending any requisite notices, obtaining any necessary resolutions of the Company Board of Directors or a committee thereof, and obtaining all consents necessary to cash out and cancel, as described in Section 2.4(a), Section 2.4(b) and Section 2.4(d), all Company Options, Company RSUs (other than Post-Signing Company RSUs) and Company Non-Products PSUs so as to ensure that, after the Effective Time, no Person will have any rights under the Company Stock Plans with respect thereto other than rights to receive the payments contemplated by Section 2.4(a), Section 2.4(b) or Section 2.4(d). The Company will provide Parent with copies of all such notices, resolutions and other materials in connection with its obligations prior to Closing for Parent’s reasonable review and comment prior to distribution.

(g) As soon as practicable after the date hereof, the Company Board of Directors (or, if appropriate, the administrator of the Company ESPP) will pass such resolutions and take all actions with respect to the Company ESPP that are necessary to provide that (i) no new offering or new purchase period will commence following the date hereof unless and until this Agreement is terminated; (ii) from and after the date hereof, no new participants will be permitted to participate in the Company ESPP and participants will not be permitted to increase their payroll deductions or purchase elections from those in effect on the date of this Agreement; and (iii) each purchase right issued pursuant to the Company ESPP will be fully exercised not later than the earlier of (A) the last day of the current purchase period or (B) 10 Business Days prior to the Effective Time, and, immediately following such purchases, contingent upon the consummation of the Merger, the Company ESPP will terminate.

2.5 Withholding. Each of Parent, Merger Sub and the Surviving Corporation will be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from any amounts payable or otherwise deliverable in accordance with this Agreement or any ancillary agreement such amounts as are required to be deducted or withheld therefrom in accordance with the Internal Revenue Code of 1986 (the “Code”), or any other applicable federal, state, local or foreign Tax Law. To the extent such amounts are so deducted or withheld, such amounts will be treated for all purposes under this Agreement and any other agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Notwithstanding anything to the contrary in this Agreement, any amounts subject to compensatory withholding and payable pursuant to or as contemplated by this Agreement will be remitted by the applicable payer to the Company for payment through the Company’s or a Company Subsidiary’s payroll procedures in accordance with applicable Law.

SECTION 3 - REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the particular section or subsection of the Company Disclosure Letter referenced therein (it being understood and agreed that any information set forth in one section or subsection of the Company Disclosure Letter also will apply to each other section and subsection of this Agreement to which its applicability is reasonably apparent on its face from the text of the disclosure) or (b) other than with respect to Section 3.1, Section 3.2, Section 3.3, Section 3.4 (except to the extent a Company Material Contract was filed as an exhibit to any of the Company SEC Documents) and Section 3.5, as disclosed in the Company SEC Documents filed or furnished with the Securities and Exchange Commission (the “SEC”) by the Company since January 1, 2020 and at least one Business Day prior to the date of this Agreement (but, in each case, excluding any disclosure contained under the heading “Risk Factors” or in any “forward-looking statements” disclaimer or any other precautionary or other forward-looking statements) and to the extent publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization; Qualification. The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Subsidiary (i) is a legal entity duly organized and validly existing and (ii) in good standing (where such concept is applicable) under the Laws of the jurisdiction of its incorporation, formation or organization, as applicable. Each of the Company and each Company Subsidiary has the requisite power and authority to conduct its business in the manner in which its business is currently being conducted and to own, lease and operate its properties and assets in the manner in which its properties and assets are currently owned, leased and operated, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and each Company Subsidiary is duly qualified or licensed to do business in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed has not had, individually or in the aggregate, a Company Material Adverse Effect. True and correct copies of the certificate of incorporation of the Company, as amended (the “Certificate of Incorporation”) and the bylaws of the Company, as amended (the “Bylaws”), in each case, as in effect as of the date of this Agreement, have been made available to Parent and are in full force and effect and the Company is not in violation of any of the provisions thereof. The organizational or governing documents of each of the Company Subsidiaries are in full force and effect, and none of the Company Subsidiaries is in material violation of any of the respective provisions thereof.

3.2 Capitalization; Subsidiaries.

(a) As of the close of business on March 10, 2023 (the “Capitalization Date”), the authorized capital stock of the Company consisted of (i) 250,000,000 Common Shares, 187,113,577 of which were issued and outstanding and none of which were held by the Company as treasury shares, and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share, of the Company (the “Company Preferred Shares”), no shares of which were issued and outstanding. There are no other classes of capital stock of the Company and no bonds, debentures, notes or other Indebtedness or securities of the Company having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of capital stock of the Company may vote authorized, issued or outstanding. As of the close of business on the Capitalization Date, there were (A) outstanding Company Options to purchase 5,682,590 Common Shares, (B) 3,025,659 outstanding Company RSUs, (C) 1,019,201 outstanding Company PSUs (assuming maximum performance), (D) rights to purchase a maximum of 543,628 Common Shares pursuant to the Company ESPP (determined based on the fair market value of a Common Share on the first day of the current offering period) and (E) 4,349,617 Common Shares reserved for future issuance under the Company Stock Plans. Since the close of business on the Capitalization Date, there has been no issuance or grant of any Common Shares, Company Preferred Shares or any other securities of the Company, other than any issuances of Common Shares or other securities in accordance with the exercise, vesting or settlement, as applicable, of any Company Stock Plan Awards outstanding as of the close of business on the Capitalization Date in accordance with the terms of the Company Stock Plan Awards.

(b) Section 3.2(b) of the Company Disclosure Letter sets forth, as of the close of business on the Capitalization Date, each outstanding Company Stock Plan Award and, to the extent applicable, (i) the name (or employee identification number) and country of residence (if outside the U.S.) of the holder thereof, (ii) the number of Common Shares issuable thereunder, (iii) the exercise price or strike price (if any) relating thereto, (iv) the grant date, (v) the amount vested (or exercisable) and outstanding and the amount unvested (or not exercisable) and outstanding and (vi) the Company Stock Plan in accordance with which the award was made. Each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Company Option Grant Date”) by all necessary corporate action. No Company Option has been granted with a per share exercise price less than the fair market value of a Common Share on the applicable Company Option Grant Date, and the Company has not granted any Company Options that are subject to Section 409A of the Code. Each grant of a Company Stock Plan Award or right to purchase Common Shares under the Company ESPP was made in accordance with, to the extent applicable, (A) the applicable Company Stock Plan, (B) all applicable securities Laws and any applicable listing and governance rules and regulations of Nasdaq, (C) the Code and (D) all other applicable Laws. The Company has the requisite power and authority, in accordance with the applicable Company Stock Plan, the applicable award agreements and any other applicable contract, to take the actions contemplated by Section 2.4, and the treatment of Company Stock Plan Awards as described in Section 2.4 as of the Effective Time will be binding on the holders of Company Stock Plan Awards. All of the outstanding Shares have been issued pursuant to an effective registration statement filed in accordance with the federal securities Laws or an appropriate exemption therefrom.

(c) All of the issued and outstanding Common Shares have been, and all of the Common Shares that may be issued in accordance with any of the Company Stock Plan Awards will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are, or will be when issued, fully paid, non-assessable and free of preemptive rights.

(d) As of the date of this Agreement, other than the Company Stock Plan Awards and rights to purchase Common Shares under the Company ESPP, there are no (i) existing options, warrants, calls, preemptive rights, subscriptions or other securities or rights, stock appreciation rights, restricted stock awards, restricted stock unit awards, convertible securities, agreements, arrangements or commitments of any kind obligating the Company or any Company Subsidiary to issue, transfer, register or sell, or cause to be issued, transferred, registered or sold, any shares of capital stock of, or other securities of, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or other securities, or obligating the Company or any Company Subsidiary to grant, extend or enter into such options, warrants, calls, preemptive rights, subscriptions or other securities or rights, stock appreciation rights, restricted stock awards, restricted stock unit awards, convertible securities, agreements, arrangements or commitments, (ii) outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any securities of the Company or any Company Subsidiary, or any securities representing the right to purchase or otherwise receive any other securities of the Company or any Company Subsidiary, (iii) agreements with any Person to which the Company or any Company Subsidiary is bound by anything (A) restricting the transfer of the securities of the Company or any Company Subsidiary or (B) affecting the voting rights of securities of the Company or any Company Subsidiary (including shareholder agreements, voting trusts or similar agreements) or (iv) outstanding or authorized equity or equity-based compensation awards, including any equity appreciation rights, security-based performance units, “phantom” stock, profit-participation or other security rights issued by the Company or any Company Subsidiary, or other agreements, arrangements or commitments of any character (contingent or otherwise) to which the Company or any Company Subsidiary is bound, in each case, in accordance with which any Person is entitled to receive any payment from the Company or any Company Subsidiary based in whole or in part on the value of any securities of the Company or any Company Subsidiary. The Company has no “rights plan,” “rights agreement” or “poison pill” in effect.

(e) Each Company Subsidiary existing on the date of this Agreement is listed on Section 3.2(e) of the Company Disclosure Letter. The Company owns, beneficially and of record, directly or indirectly, all of the issued and outstanding company, partnership, corporate or similar (as applicable) ownership, voting or similar securities or interests in each such Subsidiary, free and clear of all Liens (other than any transfer restrictions imposed by applicable securities Laws), and all company, partnership, corporate or similar (as applicable) ownership, voting or similar securities or interests of each of the Company Subsidiaries are duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. The Company has made available to Parent correct and complete copies of the currently effective corporate or other organizational documents for each Company Subsidiary, and such organizational or governing documents of each of the Company Subsidiaries are in full force and effect. Other than investments in cash equivalents (and ownership by the Company or any Company Subsidiary of securities of any other Company Subsidiary), neither the Company nor any Company Subsidiary (i) owns directly or indirectly any securities of any Person other than a Company Subsidiary or (ii) has any obligation or has made any commitment to acquire any securities of any Person or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person. No Company Subsidiary owns any Common Shares.

(f) All dividends or distributions on any securities of the Company that have been declared or authorized have been paid in full. All dividends or distributions on any securities of any Company Subsidiary that have been declared or authorized have been paid in full.

3.3 Authority Relative to Agreement.

(a) The Company has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, have been duly and validly authorized by all requisite action by the Company, and no other corporate action or proceeding on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, other than the approval of the holders of a majority of the outstanding Common Shares entitled to vote on such matters at the Shareholders Meeting (the “Company Requisite Vote”). This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

(b) The Company Board of Directors has, by resolutions unanimously adopted by the Company Board of Directors: (i) determined that the Merger and the transactions contemplated hereby are advisable and in the best interests of the Company and the Company’s shareholders; (ii) approved and declared it advisable to enter into this Agreement and the Voting Agreement; (iii) directed that the adoption of this Agreement be submitted to a vote of the Company’s shareholders at the Shareholders Meeting; and (iv) subject to the terms and conditions of this Agreement, resolved to make the Company Board Recommendation. As of the date of this Agreement, the Company Board Recommendation has not been amended, rescinded or modified.

3.4 No Conflict; Required Filings and Consents.

(a) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor performance by the Company of its obligations under this Agreement, will (i) violate any provision of the Certificate of Incorporation or Bylaws or the certificate of incorporation or bylaws (or equivalent organizational documents) of any Company Subsidiary, (ii) assuming compliance with and that the Consents, registrations, declarations, filings and notices referenced in Section 3.4(b) have been obtained or made, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (iii) violate, conflict with or result in any breach of any provision of, or loss of any benefit, or constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, acceleration or cancellation of or require the Consent of or notice to any third Person in accordance with any Contract to which the Company or any Company Subsidiary is a party (other than a Benefit Plan) or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or result in the creation of a Lien, other than any Permitted Lien, upon any of the property or assets of the Company or any Company Subsidiary, other than, in the case of clauses (ii) and (iii) above, that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or would not reasonably be expected to, individually or in the aggregate, prevent, materially impair or materially delay the ability of the Company to consummate the Merger and the other transactions contemplated hereby.

(b) No consent, approval, license, permit, waiver, Order or authorization (a “Consent”) of, registration, declaration or filing with or notice to any Governmental Authority is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby or thereby, other than (i) applicable requirements of and filings with the SEC in accordance with the Securities Exchange Act of 1934 (together with the rules and regulations promulgated thereunder, the “Exchange Act”) or the Securities Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) compliance with applicable rules and regulations of Nasdaq, (iv) as may be required pursuant to Antitrust Laws or Foreign Investment Laws and (v) such other Consents, registrations, declarations, filings or notices, the failure of which to be obtained or made has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or would not reasonably be expected to, individually or in the aggregate, prevent, materially impair or materially delay the ability of the Company to consummate the Merger and the other transactions contemplated hereby.

3.5 Company SEC Documents; Financial Statements.

(a) Since January 1, 2020, the Company has timely filed with, or furnished to, the SEC all registration statements, forms, reports, schedules, statements, exhibits and other documents (including exhibits, financial statements and schedules thereto and all other information incorporated therein and amendments and supplements thereto) required by it to be filed or furnished pursuant to the Exchange Act or the Securities Act of 1933 (the “Securities Act”) (the “Company SEC Documents”). As of its filing or furnishing date or, if amended prior to the date of this Agreement, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each Company SEC Document has complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents. As of its filing date or, if amended or superseded by a subsequent filing prior to the date of this Agreement, as of the date of the last such amendment or superseding filing, each Company SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, was filed in accordance with the Securities Act, and, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading. Notwithstanding anything to the contrary in this Section 3.5, none of the representation and warranties contained in this Section 3.5 are made with respect to the Proxy Statement, which instead are contained in Section 3.28. All of the audited financial statements and unaudited interim financial statements of the Company included in the Company SEC Documents (i) have been derived from the accounting books and records of the Company and the Company Subsidiaries, (ii) comply in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iii) have been prepared in accordance with generally accepted accounting principles in the United States, applied on a consistent basis (“GAAP”) during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements of the Company, as may be permitted in accordance with Form 10-Q, 8-K or any successor form under the Exchange Act) and (iv) fairly present in all material respects the financial position, the shareholders’ equity, the comprehensive income and the cash flows of the Company and its consolidated Subsidiaries, as applicable, as of the times and for the periods referenced therein (except as may be indicated in the notes thereto and subject, in the case of unaudited interim financial statements, to the absence of footnotes and to normal and recurring year-end adjustments, none of which, individually or in the aggregate, will be material). No Company Subsidiary is required to file or furnish any form, report or other document with the SEC.

(b) As of the date hereof, no comments in comment letters received from the SEC staff with respect to any of the Company SEC Documents remain outstanding or unresolved, and, to the Knowledge of the Company, none of the Company SEC Documents are subject to ongoing SEC review or investigation. The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of Nasdaq.

(c) The Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) designed to provide reasonable assurance with respect to the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in conformity with GAAP, including policies that provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) access to assets is permitted only in accordance with management’s general or specific authorization and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has disclosed, based on the most recent evaluation of internal control over financial reporting prior to the date of this Agreement, to the Company’s independent auditors and the audit committee of the Company Board of Directors (and made available to Parent a summary of the important aspects of such disclosure, if any) (A) all “significant deficiencies” and “material weaknesses” (as such terms are defined in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement) in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since January 1, 2022, the Company has not identified any significant deficiencies or material weaknesses in the design or operation of the Company’s internal control over financial reporting.

(d) The Company maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that all information required to be disclosed by the Company in the reports that it files or submits in accordance with the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions with respect to required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required in accordance with the Exchange Act with respect to such reports.

(e) As of the date of this Agreement, no SEC Proceedings are pending or threatened in writing, in each case, with respect to any accounting practices of the Company or any Company Subsidiary or any malfeasance by any director or executive officer of the Company or any Company Subsidiary. Since January 1, 2020, no internal investigations with respect to accounting, auditing or revenue recognition have been conducted.

(f) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 promulgated under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to any applicable Company SEC Documents, and the statements contained in such certifications are correct and complete. “Principal executive officer” and “principal financial officer” have the meanings given to such terms in the Sarbanes-Oxley Act. The Company does not have, and has not arranged any, outstanding “extensions of credit” to any current or former director or executive officer within the meaning of Section 402 of the Sarbanes-Oxley Act.

(g) Since January 1, 2020, neither the Company nor any Company Subsidiary has received any written or to the Knowledge of the Company, oral complaint, allegation, assertion or claim with respect to accounting, internal accounting controls, auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary, or unlawful accounting or auditing matters with respect to the Company or any Company Subsidiary.

(h) Neither the Company nor any Company Subsidiary is a party to or bound by, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract

(including any Contract or arrangement relating to any transaction or relationship between or among the Company and any Company Subsidiary, on the one hand, and any unconsolidated Affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company SEC Documents (including any audited financial statements and unaudited interim financial statements of the Company included therein).

3.6 Absence of Certain Changes or Events. Since January 1, 2023, through the date of this Agreement, (a) the respective businesses of the Company and each Company Subsidiary have been conducted in all material respects in the ordinary course of business consistent with past practice, other than (i) reasonable and good faith actions or omissions taken to comply with applicable Law or guidance by Governmental Authorities in connection with COVID-19 and (ii) discussions and negotiations related to this Agreement or any other potential strategic transactions,(b) the Company has not had a Company Material Adverse Effect, and (c) neither the Company nor any Company Subsidiary has taken any action that if taken without the consent of Parent after the date of this Agreement would have constituted a breach of Section 5.1(b).

3.7 No Undisclosed Liabilities. Other than liabilities or obligations (a) as (and to the extent) reflected or reserved against in the Company’s consolidated balance sheet as of December 31, 2022, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 15, 2023, (b) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (c) incurred pursuant to the terms of this Agreement, (d) incurred in the ordinary course of business since December 31, 2022 or (e) incurred in connection with the performance of Contracts as to which the Company or one of the Company Subsidiaries is a party (to the extent such liabilities or obligations do not arise out of a breach of or default under such Contract and such Contract has been filed with the SEC or made available to Parent at least one day prior to the date hereof), neither the Company nor any Company Subsidiary has incurred any liability or obligation of any nature, whether or not accrued, contingent, absolute or otherwise and whether or not required to be reflected on a consolidated balance sheet of the Company (or the notes thereto) in accordance with GAAP.

3.8 Litigation. As of the date of this Agreement, (a) no Proceeding is pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or any asset or property of the Company or any Company Subsidiary, and (b) to the Knowledge of the Company, no Order is outstanding against, or involving, the Company or any Company Subsidiary or any asset or property of the Company or any Company Subsidiary that, in the case of each of clauses (a) and (b) above in this Section 3.8, (i) is, or would reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, or (ii) would reasonably be expected to, individually or in the aggregate, prevent, materially impair or materially delay the ability of the Company to consummate the Merger and the other transactions contemplated hereby. Neither the Company nor any Company Subsidiary has any material Proceedings pending against any other Person.

3.9 Permits; Compliance with Laws.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and each Company Subsidiary are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, exemptions, consents, certificates, approvals, product listings, registrations, Orders and other authorizations, including any supplements and amendments thereto, necessary for the Company and each Company Subsidiary to own, lease and operate their respective properties and assets in accordance with all Laws or to carry on their respective businesses in accordance with all Laws (the “Company Permits”), (ii) all such Company Permits are in full force and effect, (iii) there has occurred no violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Company Permit, (iv) no modification, suspension, cancellation, withdrawal or revocation thereof is pending or, to the Knowledge of the Company, threatened and (v) the consummation of the transactions contemplated hereby will not cause the revocation or cancellation of any Company Permit.

(b) The Company, each Company Subsidiary and each of their respective directors, officers and employees, to the extent acting on behalf of the Company or any Company Subsidiary, have been, since January 1, 2020, in compliance with (i) all Laws and (ii) all Company Permits, except where any failure to be in such compliance (A) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or (B) would not reasonably be expected to prevent, materially impair or materially delay the ability of the Company to consummate the Merger and the other transactions contemplated hereby.

(c) Since January 1, 2020, neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any of their respective directors, officers or employees, to the extent acting on behalf of the Company or any of the Company Subsidiaries, has received any written or, to the Knowledge of the Company, oral notification from a Governmental Authority asserting that the Company or any Company Subsidiary is, or is suspected of, alleged to be or under investigation for being, not in compliance with any Laws or Company Permits, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.10 Employee Benefit Plans.

(a) Section 3.10(a) of the Company Disclosure Letter contains a correct and complete list of each material Benefit Plan. “Benefit Plan” means (i) each “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 (“ERISA”)) (“Pension Plans”), (ii) each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (whether or not subject to ERISA), (iii) each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and (iv) each other benefit plan, policy, program, agreement or arrangement, including but not limited to any bonus, commission, deferred compensation, severance, separation, vacation, paid time off, retention, change in control, transaction, tax gross-up, employment, offer letter, relocation, individual independent contractor or consulting, pension, profit-sharing, retirement, insurance, stock bonus, stock purchase, stock option, restricted stock, stock appreciation right, incentive or equity compensation or other equity or equity-based compensation, deferred compensation, welfare-benefit, or fringe benefit plan, program, policy, agreement, arrangement or practice sponsored, maintained, contributed to or required to be contributed to, by the Company or any Company Subsidiary or to which the Company or any Company Subsidiary is a party, for the benefit of any current or former employees, officers, directors, individual consultants or individual independent contractors of the Company or any Company Subsidiary, or under which the Company or any Company Subsidiary has or can reasonably be expected to have any liability, contingent or otherwise. With respect to each material Benefit Plan, the Company has delivered or made available to Parent and Merger Sub correct and complete copies of the plan document (including all amendments thereto) or a written description if such Benefit Plan is not otherwise in writing. The Company has delivered or made available to Parent correct and complete copies of each Company Stock Plan and the forms of award agreements evidencing the Company Stock Plan Awards, and with respect to the foregoing forms, other than differences with respect to the number of Common Shares covered thereby, the grant date, the exercise price, regular vesting schedule and expiration date applicable thereto, no award agreement evidencing any Company Stock Plan Award contains material terms that are not consistent with, or in addition to, such forms.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), each Benefit Plan (i) is and has at all times been maintained, operated and administered in accordance with its terms and in compliance with applicable Law, including ERISA and the Code, and (ii) has been administered, maintained, and operated in both documentary and operational compliance with Section 409A of the Code to the extent applicable.

(c) Each Pension Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a recent and currently effective determination letter or can rely on an opinion letter for a prototype plan from the Internal Revenue Service that such Pension Plan is so qualified and exempt from taxation in accordance with Sections 401(a) and 501(a) of the Code, and, to the Knowledge of the Company, no condition exists that would be expected to adversely affect such qualification or result in material liability to the Company.

(d) None of the Benefit Plans is, and none of the Company, any Company Subsidiary or any ERISA Affiliate has, in the past six years, sponsored, maintained, contributed to or had an obligation to contribute to or has had any liability, contingent or otherwise, with respect to, (i) a “single employer plan” (as such term is defined in Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a “multiple employer plan” or “multiple employer welfare arrangement” (as such terms are defined in ERISA) or (iii) a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA). Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), there are no unpaid contributions due with respect to any Benefit Plan that are required to have been made in accordance with such Benefit Plan, any related insurance Contract or any Law, or to the extent not yet due, such contributions have been properly accrued on the applicable balance sheet in accordance with the applicable Benefit Plan and Law. There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any liability under Title IV of ERISA to the Company, any Subsidiary or, following the Effective Time, the Surviving Corporation. “ERISA Affiliate” means each trade or business, whether or not incorporated, that is, or has at any relevant time been, under common control, a member of the same controlled group or treated as a “single employer,” with the Company or any Company Subsidiary within the meaning of Section 4001 of ERISA or Section 414 of the Code.

(e) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), neither the Company nor any Company Subsidiary has engaged in a non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or breached any fiduciary duties with respect to any Benefit Plan that reasonably would be expected to subject the Company, any Company Subsidiary or the Surviving Corporation to any Tax or penalty.

(f) With respect to any Benefit Plan, there is no Proceeding pending or threatened in writing, with or by a current or former participant, employee, officer, director or other individual service provider of the Company, the Internal Revenue Service, the U.S. Department of Labor or any other Governmental Authority, other than routine claims for benefits, in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole).

(g) Neither the Company nor any Company Subsidiary has any obligation to provide any material post-termination health or welfare benefits (whether or not insured) to current or former employees, officers, directors or individual service providers, except as specifically required by Part 6 of Title I of ERISA for which the covered Person pays the full premium cost of coverage or under individual employment agreements listed on Section 3.10(a) of the Company Disclosure Letter.

(h) Neither the execution and delivery of this Agreement nor the consummation of the Merger or any of the other transactions contemplated hereby, either alone or in combination with any termination of employment or service (or other event or occurrence), could (i) entitle any current or former employee, officer, director or other individual service provider of the Company or any Company Subsidiary to any payment or benefit (or result in the funding of any such payment or benefit) or result in any forgiveness of Indebtedness with respect to any such Persons, (ii) increase the amount of any compensation or other benefits otherwise payable by the Company or any Company Subsidiary, (iii) require a contribution or funding by the Company or any Company Subsidiary to a Benefit Plan or the transfer or setting aside of assets to fund any benefits under a Benefit Plan, (iv) result in the acceleration of the time of payment, funding or vesting of any compensation or other benefits, (v) limit or restrict the right to merge, amend, terminate or transfer the assets of any Benefit Plan following the

Effective Time or (vi) result in the payment or provision of any amount that could individually or in combination with any other payment constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

(i) No Person is entitled to any gross-up, make-whole, or other additional payment from the Company or any Company Subsidiary with respect to any Tax or interest or penalty related thereto, including in accordance with Sections 4999 or 409A of the Code.

(j) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Non-U.S. Benefit Plan (i) if intended to qualify for special Tax treatment under applicable Law, satisfies all requirements to obtain such Tax treatment, (ii) if required to be funded, book-reserved or secured by an insurance policy, is funded, book-reserved, or secured by such an insurance policy, as applicable, based on reasonable and appropriate actuarial assumptions in accordance with applicable accounting principles and applicable Law, and (iii) has been maintained in compliance in all respects with applicable Law.

3.11 Labor Matters.

(a) No material labor disruptions or organizing activities (including any strike, labor dispute, work slowdown, work stoppage, picketing or lockout) are pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary, nor has any such disruption or activity occurred since January 1, 2020. Neither the Company nor any Company Subsidiary is a party to, bound by (or otherwise subject to) or in the process of negotiating any labor, collective bargaining, works council or similar agreement (each, a “Labor Agreement”), and none of the employees of the Company or any Company Subsidiary is represented by any labor union, works council, employee representative group or similar organization (each, a “Union”) with respect to his or her employment with the Company or any Company Subsidiary, and to the Knowledge of the Company, no demand has been made or petition has been filed or Proceedings instituted by an employee or group of employees of the Company or any Company Subsidiary with any labor relations board or other Governmental Authority seeking recognition of any Union. No notice, consent or consultation obligations with respect to any employees of Company or any Company Subsidiary, or any Union, will be a condition precedent to, or triggered by, the execution of the Agreement or the consummation of the transactions contemplated hereby.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), the Company and each Company Subsidiary are, and since January 1, 2020 have been, in compliance with all applicable Laws relating to labor and employment matters, including fair employment practices, equal employment opportunity, disability rights, terms and conditions of employment, consultation with employees, immigration, wages, hours (including overtime and minimum wage requirements), compensation, workers’ compensation, unemployment insurance, classification of employees and individual independent contractors, employee leaves of absence, occupational safety and health, and collective or mass layoffs and plant closings. Neither the Company nor any Company Subsidiary has taken any action since January 1, 2020, that would (i) constitute a “Mass Layoff” or “Plant Closing” within the meaning of the Worker Adjustment Retraining Notification Act of 1988 (the “WARN Act”), or any similar state, local or foreign Law or (ii) otherwise trigger any material liability or obligations under the WARN Act or any similar state, local or foreign Law.

(c) There is not, and since January 1, 2020 there has not been, any (i) Proceeding pending or, to the Knowledge of the Company, threatened by or before any Governmental Authority with respect to the Company or any Company Subsidiary concerning employment-related matters or (ii) Proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary brought by any current or former applicant, employee or independent contractor of the Company or any Company Subsidiary, in each case except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole).

(d) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), all employees of the Company have provided appropriate documentation demonstrating their authorization to work in the jurisdiction in which they are working, and each Person who requires a visa, employment pass or required permit to work in the jurisdiction in which he or she is working has produced a current visa, employment pass or such other required permit to the Company or the applicable Company Subsidiary.

(e) (i) No current officer, director or employee of the Company or any Company Subsidiary at the level of Senior Vice President or above has since January 1, 2020 been the subject of any sexual harassment, sexual assault, sexual discrimination or other material harassment or discrimination allegations in connection with his or her employment with the Company or any Company Subsidiary and (ii) since January 1, 2020, neither the Company nor any Company Subsidiary has entered into any settlement agreements relating to allegations of sexual harassment, sexual assault, sexual discrimination or other material harassment or discrimination by any officer, director or employee of the Company or any Company Subsidiary at the level of Senior Vice President or above.

3.12 Taxes.

(a) The Company and each Company Subsidiary have (i) duly and timely filed, or caused to be duly and timely filed (taking into account any extension of time within which to file), all material Tax Returns required to be filed by any of them, and all such filed Tax Returns (taking into account all amendments thereto) are correct and complete in all material respects and (ii) paid all material Taxes due and owing (whether or not shown on such Tax Returns).

(b) The unpaid Taxes of the Company and each Company Subsidiary (i) did not, as of the date of their most recent consolidated financial statements contained in the Company SEC Documents, materially exceed the reserve or accrual for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the face of such consolidated financial statements (rather than in any notes thereto) in accordance with GAAP and (ii) will not materially exceed that reserve or accrual as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and Company Subsidiaries in filing their Tax Returns. The Company and each Company Subsidiary have not since the date of their most recent consolidated financial statements incurred any material liability for Taxes other than in the ordinary course of business.

(c) There are no, and have not in the preceding six years been any, pending, ongoing or, to the Knowledge of the Company, threatened, audits, examinations, investigations or other Proceedings by any Governmental Authority with respect to material Taxes of or with respect to the Company or any Company Subsidiary. No deficiencies for material Taxes have been claimed, proposed, assessed or, to the Knowledge of the Company, threatened, against the Company or any Company Subsidiary by any Governmental Authority that have not been fully paid, settled or withdrawn. Neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to material Taxes or agreed to or is the beneficiary of any extension of time with respect to any material Tax assessment, deficiency or collection, which waiver or extension currently remains in effect. Since July 1, 2019, neither the Company nor any Company Subsidiary has received a written claim from any Governmental Authority in a jurisdiction where the Company or any Company Subsidiary does not currently file a Tax Return that it is or may be subject to taxation by or required to file Tax Returns in that jurisdiction.

(d) All material Taxes that the Company or any Company Subsidiary is or was required by Law to withhold or collect have been duly and timely withheld or collected, and have been duly and timely paid to the proper Governmental Authority or other proper Person or properly set aside in accounts for this purpose. The Company and each Company Subsidiary have complied in all material respects with the reporting and recordkeeping requirements associated with such withholding and collection.

(e) There are no Tax rulings, requests for rulings, applications for change in accounting methods or closing agreements with respect to material Taxes of the Company or of any Company Subsidiary that will remain in effect or apply for any period after the Effective Time.

(f) Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing, (ii) any prepaid amount received on or prior to the Closing, (iii) Section 481(a) of the Code (or an analogous provision of state, local, or foreign Law) by reason of a change in accounting method made on or prior to the Closing, (iv) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing or (v) any intercompany transaction entered into on or prior to the Closing or any “excess loss account” within the meaning of the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law) existing as of immediately prior to the Closing. Neither the Company nor any Company Subsidiary has made an election under Section 965(h) of the Code.

(g) Neither the Company nor any Company Subsidiary has ever been a member of a consolidated, combined, unitary or similar Tax group (other than such a group comprised solely of the Company and/or any Company Subsidiary), and neither the Company nor any Company Subsidiary has any liability for Taxes of any other Person (other than Taxes of the Company or any Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor or by Contract (other than customary commercial Contracts entered into in the ordinary course of business and the principal subject matter of which is not Taxes).

(h) Neither the Company nor any Company Subsidiary is a party to, is bound by or has any obligation under any Tax sharing, Tax allocation or Tax indemnification agreement or similar Contract or arrangement (other than (i) such an agreement or arrangement exclusively between or among the Company and any Company Subsidiary or (ii) customary commercial Contracts entered into in the ordinary course of business, the principal subject matter of which is not Taxes) that will not be terminated on or before the Closing Date without any future liability to the Company or any Company Subsidiary.

(i) There are no Liens for Taxes on any of the assets of the Company or any Company Subsidiary, other than those described in clause (a) of the definition of “Permitted Lien.”

(j) To the Knowledge of the Company, neither the Company nor any Company Subsidiary has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code or Treasury Regulation Section 1.6011-4(b)(2) or any similar transaction requiring disclosure in accordance with a corresponding provision of state or local Law.

(k) Neither the Company nor any Company Subsidiary has been a party to any transaction purported or intended to be governed by Section 355(a) of the Code within the past two years.

(l) To the Knowledge of the Company, as of December 31, 2022, the Company had approximately $682 million of gross federal net operating loss carryforwards, $171.4 million of gross state net operating loss carryforwards, $33.7 million of gross foreign net operating loss carryforwards, and $328.2 million of tax credit carryforwards. To the Knowledge of the Company as of the date hereof, the Company has not undergone an “ownership change” (within the meaning of Section 382 and the Treasury Regulations promulgated thereunder), and none of the net operating losses, capital losses, credits, carryovers or similar Tax attributes of the Company are affected by or subject to limitation under Section 382, 383 or 384 of the Code, Treasury Regulations Section 1.1502-15, -21 or -22, or otherwise (including under any provision of applicable state, local or foreign Law).

3.13 Material Contracts.

(a) Section 3.13(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of each Company Material Contract, a correct and complete copy of each of which, together with all material amendments, waivers or other changes thereto, has been made available to Parent. “Company Material Contract” means any Contract to which the Company or any of the Company Subsidiaries is a party or to or by which any asset or property of the Company or any Company Subsidiary is bound or affected, other than a Benefit Plan or Lease or any Contract to which Parent or any of its Affiliates is a party, that:

(i) is a Contract involving payment by or to the Company or a Company Subsidiary of more than $20,000,000 in calendar year 2022 or is expected to involve payment by or to the Company or a Company Subsidiary of more than $20,000,000 in calendar year 2023;

(ii) constitutes a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act);

(iii) is a joint venture, collaboration, alliance, partnership, shareholder, development, co-development, co-promotion or similar profit-sharing Contract, in each case, that is material to the Company and the Company Subsidiaries, taken as a whole;

(iv) is an agency, sales, marketing, commission, distribution, formulary or medical benefit coverage, international or domestic sales representative or similar Contract that resulted in the payment by or to the Company or any Company Subsidiary of more than $10,000,000 in the aggregate in calendar year 2022 or is expected to involve payment by the Company or any Company Subsidiary of more than $10,000,000 in calendar year 2023;

(v) is a Contract (other than those solely between or among the Company and any wholly owned Company Subsidiary) relating to Indebtedness (or commitments in respect thereof) in excess of $5,000,000 of the Company or any Company Subsidiary (whether outstanding or as may be incurred);

(vi) is a Contract (other than those solely between or among the Company and any wholly owned Company Subsidiary) relating to Indebtedness of a third Person owed to the Company or any Company Subsidiary in excess of $5,000,000;

(vii) is a Contract not otherwise listed under any other prong of this Section 3.13(a) that creates future payment obligations, including settlement agreements, in excess of $20,000,000, or creates or could create a Lien (other than a Permitted Lien) on any asset of the Company or any Company Subsidiary in excess of $20,000,000, or restricts the payment of dividends;

(viii) is a Contract under which the Company or any Company Subsidiary has granted any Person registration rights (including demand and piggy-back registration rights) that does not terminate by its terms in connection with the Closing without any liability to the Company or any Company Subsidiary;

(ix) is a Contract containing a right of first refusal, right of first negotiation or right of first offer with respect to any assets of the Company or any Company Subsidiary that have a fair market value or purchase price of more than $10,000,000;

(x) is a Government Contract;

(xi) is a Contract that (A) contains exclusivity obligations or otherwise materially limits the freedom or right of the Company or any Company Subsidiary to sell, distribute or manufacture any material products or services for any Person or (B) otherwise materially limits, restricts or prohibits, or purports to limit, restrict or prohibit, individually or in the aggregate, (I) the manner or the localities in which any business of the Company or any Company Subsidiary is or could be conducted or (II) the lines or types of businesses that the Company or any Company Subsidiary conducts or has a right to conduct;

(xii) is a Contract relating to the acquisition or disposition of any Person or any business division thereof that contains material indemnities, deferred or contingent purchase price obligations or other payment obligations that remain outstanding;

(xiii) is an Intellectual Property Agreement where such Contract is material to the Company and the Company Subsidiaries, taken as a whole, or is material to any commercialized Company Product or any Specified Company Pipeline Products;

(xiv) is a hedging, derivative or similar Contract (including interest rate, currency or commodity swap agreements, cap agreements, collar agreements and any similar Contract designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices), in each case, that is material to the Company and the Company Subsidiaries taken as a whole;

(xv) any Contract pursuant to which the Company or any Company Subsidiary has contingent obligations that upon satisfaction of certain conditions precedent will result in the payment by the Company or any Company Subsidiary of more than $20,000,000 in the aggregate over a 12-month period, in either milestone or contingent payments or royalties, upon (A) the achievement of regulatory or commercial milestones or (B) the receipt of revenue or income based on product sales;

(xvi) is a Contract which provides for a loan or advance in excess of $50,000 to any employee of the Company or any temporary agency employee, consultant or other independent contractor of the Company or any Company Subsidiary, other than travel and similar advances to the Company’s employees in the ordinary course of business consistent with past practice;

(xvii) is a Contract with any contract research organization and resulted in the payment by the Company or any Company Subsidiary of more than $10,000,000 in calendar year 2022 or is expected to involve payment by the Company or any Company Subsidiary of more than $10,000,000 in calendar year 2023; or

(xviii) is a “single source” Contract with respect to material(s) or services incorporated or referenced in the Chemistry, Manufacturing, and Controls (CMC) section of an approved or submitted IND (including equivalent regulatory submissions outside the U.S.) or NDA (including equivalent regulatory submissions outside the United States) with respect to a commercialized Company Product or any Specified Company Pipeline Products.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary is in breach of or default under (or, with the giving of notice or lapse of time or both, would be in default under), and has not taken any action resulting in the termination of, the acceleration of performance required by, or a right of termination or acceleration under, any Company Material Contract to which it is a party or by which it is bound, (ii) to the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, the acceleration of performance required by, or a right of termination or acceleration under, any Company Material Contract and (iii) each Company Material Contract is (A) a valid and binding obligation of the Company or any Company Subsidiary that is a party thereto, as applicable, and, to the Knowledge of the Company, the other parties thereto (provided, however, that (x) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights and remedies generally and (y) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought) and (B) in full force and effect.

3.14 Intellectual Property.

(a) The Company or a Company Subsidiary owns, is licensed to use or otherwise has the right to use all Patents, Trademarks, Trade Secrets, Copyrights and all other Intellectual Property, all registrations of any of the foregoing, or applications therefor, in each case, that are material to the business of the Company and the Company Subsidiaries as presently conducted or any commercialized Company Product or any Specified Company Pipeline Products (collectively, the “Company Intellectual Property,” and all Company Intellectual Property owned or purported to be owned by the Company or a Company Subsidiary, the “Owned Company Intellectual Property”). Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), the Company and the Company Subsidiaries possess legally sufficient and enforceable rights pursuant to written agreements to use all Company Intellectual Property that is not solely owned by the Company or a Company Subsidiary. This Section 3.14(a) shall not constitute or be deemed to be a representation or warranty with respect to infringement, misappropriation or other violation of the Intellectual Property rights of any third Person.

(b) Section 3.14(b) of the Company Disclosure Letter sets forth a true and complete list as of the date of this Agreement of all issued Patents, Patent applications, registered Trademarks, Trademark applications, registered Copyrights, Copyright registration applications and internet domain names (collectively, “Registered Company Intellectual Property”) that are (i) owned or purported to be owned by the Company or a Company Subsidiary, (ii) in which the Company or a Company Subsidiary has any ownership rights or (iii) that are exclusively licensed to the Company or a Company Subsidiary and the Company or a Company Subsidiary controls prosecution and maintenance thereof (clauses (i) and (ii), the “Owned Registered Company Intellectual Property”). Such list indicates for each item, as applicable, the record owner or owners, application or registration number, filing, issuance, applicable filing jurisdiction, registration or application date, and current status. Other than items denoted as “expired,” “abandoned,” or “inactive” in Section 3.14(b) of the Company Disclosure Letter and except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), the Owned Registered Company Intellectual Property is subsisting and, to the Knowledge of the Company, all issued or granted items included therein are in full force and effect, and have not been abandoned or dedicated to the public domain or adjudged invalid or unenforceable.

(c) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole): (i) with respect to the Registered Company Intellectual Property, the Company has taken commercially reasonable steps to avoid revocation, cancellation, lapse or other events that adversely affect the enforceability, use or priority of such Registered Company Intellectual Property, (ii) all filings, payments and other actions required to be made or taken by the Company or the Company Subsidiaries to maintain registration, prosecution and/or maintenance of Registered Company Intellectual Property in full force and effect have been made by the applicable deadline, including by payment when due of all maintenance fees and annuities and the filing of all necessary renewals, statements and certifications, (iii) with respect to Registered Company Intellectual Property, the Company and the applicable Company Subsidiaries have complied with all of their respective duties of disclosure, candor and good faith to the United Stated Patent and Trademark Office and any relevant foreign patent or trademark office, (iv) with respect to the Registered Company Intellectual Property for which it controls the prosecution thereof, the Company and the applicable Company Subsidiaries have complied with all other procedural requirements of the United Stated Patent and Trademark Office and any relevant foreign patent or trademark office to maintain the validity of such Registered Company Intellectual Property, including properly identifying Company inventors on all such Patents, filing all necessary and applicable affidavits of inventorship, ownership, use and continuing use and other filings in a timely manner, and paying all necessary and applicable maintenance fees and other fees in a timely manner to file, prosecute, obtain and maintain in effect all such rights, and (v) the Company and the applicable Company Subsidiaries have validly executed and filed assignment documents with relevant Governmental Authorities as necessary to transfer to the Company or a Company Subsidiary title to any of the Company’s or the Company Subsidiary’s Owned Registered Company Intellectual Property previously owned by a third party and to record such transfer where required by applicable Law. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), each of the Patents in the Owned Registered Company Intellectual Property and, to the Knowledge of the Company, each of the Patents in the Registered Company Intellectual Property that is not Owned Registered Company Intellectual Property properly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Patent was issued or such Patent application is pending. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), the named inventors of each of the Patents in the Owned Registered Company Intellectual Property have assigned such Patents to the Company or Company Subsidiary, respectively and all such assignments to the Company or a Company Subsidiary of the Owned Registered Company Intellectual Property are valid and, to the Knowledge of the Company, enforceable.

(d) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), to the Knowledge of the Company, the Company and the Company Subsidiaries have not, nor has the practice and exploitation of the Company Intellectual Property by the Company and the Company Subsidiaries or the conduct of the business of the Company and the Company Subsidiaries infringed, misappropriated, diluted or otherwise violated the Intellectual Property rights of others since January 1, 2020. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), since January 1, 2020, neither the Company nor a Company Subsidiary has received any written charge, complaint, claim, demand or notice (whether in writing, electronic form or otherwise) alleging or threatening to allege any interference, infringement, misappropriation, dilution, violation or conflict of the Intellectual Property rights of others (including any claim that the Company or any of the Company Subsidiaries must license or refrain from using any Intellectual Property rights).

(e) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), to the Knowledge of the Company, since January 1, 2020, no third party has infringed upon, diluted, misappropriated, violated, or asserted any competing claim of right to use or own any Company Intellectual Property that is owned or exclusively licensed to the Company. In particular, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), there is no litigation, opposition, interference, inventorship challenge, refusal, cancellation, or Proceeding pending, asserted or threatened in writing against the Company or any Company Subsidiary concerning the ownership, validity, registrability, enforceability, duration, scope, priority, or other violation of any Company Intellectual Property that is owned or exclusively licensed to the Company. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), since January 1, 2020, neither the Company nor any Company Subsidiary nor any of the Company’s or any Company Subsidiary’s respective Representatives has sent or otherwise made any communication to any third party regarding any alleged or suspected infringement, misappropriation, dilution or violation of any Company Intellectual Property that is owned or exclusively licensed to the Company.

(f) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), the Company or a Company Subsidiary owns all right, title and interest to and in the Owned Company Intellectual Property free and clear of any Liens, other than Permitted Liens and the licenses and other rights granted by the Company or a Company Subsidiary pursuant to the Company Material Contracts set forth on Section 3.13(a)(xiii) of the Company Disclosure Letter. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), to the Knowledge of the Company, the Company and Company Subsidiaries own or have adequate rights to use all Intellectual Property developed, filed, registered for, or used in the business of the Company and the Company Subsidiaries as presently conducted without any infringement, misappropriation or violation of the Intellectual Property of others. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), the Company and Company Subsidiaries will continue to own or have after the Closing, valid rights or licenses as are sufficient to use all of the Intellectual Property used by the Company and Company Subsidiaries to substantially the same extent as prior to the Closing.

(g) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), all prior art and information known to the Company and any Company Subsidiary and relevant to the patentability of the Patents included in the Registered Company Intellectual Property has been disclosed to the relevant Governmental Authority during the prosecution of the Patents included in the Registered Company Intellectual Property in accordance with applicable Laws. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), neither the Company nor any of the Company Subsidiaries nor, to the Knowledge of the Company, any other Person, has made any untrue statement of a material fact or fraudulent statement or omission to any applicable Governmental Authority regarding any pending or issued Patent claims included in the Registered Company Intellectual Property.

(h) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), to the Knowledge of the Company: (i) none of the activities of the employees of the Company or any Company Subsidiary violates any agreement or arrangement which any such employees have with former employers and (ii) all current and former employees and consultants who contributed to the discovery or development of any of the subject matter of any Owned Company Intellectual Property did so either (x) within the scope of their employment such that, in accordance with applicable Law, all rights to such developed subject matter became the exclusive property of the Company or a Company Subsidiary or (y) pursuant to written agreements assigning all rights to such developed subject matter to the Company or a Company Subsidiary. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), assignment documents assigning to the Company or a Company Subsidiary all rights of such employees, contractors and consultants have been duly filed in all relevant patent offices worldwide for all patent applications and patents owned in whole or in part by the Company or any Company Subsidiary, in each case, where required by applicable Law to transfer all such rights to the Company or a Company Subsidiary.

(i) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), to the Knowledge of the Company, each current or former employee, contractor or consultant of the Company or any Company Subsidiary who has proprietary knowledge of or information relating to Trade Secrets of the Company or any Company Subsidiary has entered into an agreement or agreements restricting such Person’s right to use and disclose such information or Trade Secret of the Company or the Company Subsidiary.

(j) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), no settlements, injunctions, forbearances to sue, consents, judgments, orders or similar obligations to which the Company or any Company Subsidiary is party: (i) restrict the use, exploitation, assertion or enforcement of any Company Intellectual Property anywhere in the world; (ii) restrict the conduct of the business of the Company and the Company Subsidiaries as presently conducted; or (iii) grant third parties any material or exclusive (including field- and territory-limited rights) rights under Company Intellectual Property. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), after giving effect to the Merger, no past or present director, officer, employee, consultant or independent contractor of the Company owns (or has any claim, or any right (whether or not currently exercisable) to any ownership interest, in or to) any Owned Company Intellectual Property or, to the Knowledge of the Company, any other Company Intellectual Property.

(k) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), the Company and each Company Subsidiary have taken commercially reasonable steps to protect the confidentiality and value of all Trade Secrets and other confidential information that are owned, used or held in confidence by the Company or any Company Subsidiary, including entering into licenses and contracts that require employees, licensees, contractors, and other persons with access to such Trade Secrets or other confidential information to safeguard and maintain the secrecy and confidentiality of such Trade Secrets. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), to the Knowledge of the Company, (i) no Trade Secret of the Company or any Company Subsidiary has been authorized to be disclosed or disclosed to any third party in violation of confidentiality obligations to the Company or any Company Subsidiary, and (ii) no party to a nondisclosure agreement with the Company or any Company Subsidiary is in breach or default thereof.

(l) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), the execution of, the delivery of, the consummation of the Merger contemplated by, and the performance of the Company’s and any Company Subsidiary’s obligations under, this Agreement will not result in any: (i) loss, encumbrance on, or impairment of any Company Intellectual Property, (ii) grant, assignment or transfer to any other person of any license or other right or interest under, to or in any of the Company Intellectual Property, or (iii) breach of any license agreement or creation on behalf of any third party the right to terminate or modify any agreement to which the Company or Company Subsidiary is a party and pursuant to which the Company or a Company Subsidiary is authorized or licensed to use any third party Intellectual Property.

(m) Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, no government funding nor government, academic or non-profit research facilities or personnel were used, directly or indirectly, to develop or create, in whole or in part, any of the Owned Company Intellectual Property, or, to the Knowledge of the Company, any other Company Intellectual Property, in each case including any developer, inventor or other contributor operating under any grants from any Governmental Authority or agency, except where such development or creation has not resulted in such Government Authority, agency, academic or non-profit research facility having any ownership or license rights with respect to any such Owned Company Intellectual Property.

(n) Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect: (i) The IT Systems, including the software, firmware, hardware, networks, interfaces, platforms and related systems, owned, leased or licensed by the Company or the Company Subsidiaries and used by the Company or the Company Subsidiaries in conducting their respective businesses (collectively, the “Company Systems”) are lawfully owned, leased or licensed by the Company or Company Subsidiaries, and are reasonably sufficient for the conduct of their respective businesses as presently conducted, (ii) since January 1, 2020, there have been no failures, breakdowns, continued substandard performance or other adverse events affecting any such Company Systems that have caused or could reasonably be expected to result in the substantial disruption or interruption in or to the use of such Company Systems or the conduct of the business of the Company and the Company Subsidiaries as presently conducted, (iii) to the Knowledge of the Company, since January 1, 2020, there have not been any incidents of unauthorized access or other Security Breaches of the Company Systems, (iv) to the Knowledge of the Company, the Company Systems do not contain any viruses, bugs, vulnerabilities, faults or other disabling code that could (y) significantly disrupt or adversely affect the functionality or integrity of any Company System, or (z) enable or assist any Person to access without authorization any Company System and (v) to the Knowledge of the Company, the Company Systems do not contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” malware or other software routines or components intentionally designed to permit unauthorized access to, maliciously disable, maliciously encrypt or erase software, hardware, or data. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company and Company Subsidiaries are not in breach of any of their Contracts relating to Company Systems and (ii) since January 1, 2020, the Company and Company Subsidiaries have not been subjected to an audit in connection with the breach by the Company and the Company Subsidiaries of any Contract pursuant to which they are granted rights to use any third-party IT System, nor received any written notice of intent to conduct any such audit.

(o) Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect: (i) neither the Company or any Company Subsidiary has agreed to, nor has an obligation to, indemnify any third party development or commercialization partner for or against any interference, infringement, misappropriation, dilution, violation or other conflict with respect to Company Intellectual Property, and (ii) no infringement, misappropriation, dilution, violation or similar claim or action is pending or, to the Knowledge of the Company, threatened against the Company, a Company Subsidiary or any other person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Company or a Company Subsidiary with respect to such claim or action.

3.15 Real Property; Personal Property.

(a) Section 3.15(a) of the Company Disclosure Letter sets forth a correct and complete list of all real property owned by the Company or any Company Subsidiary that is material to the Company and the Company Subsidiaries, taken as a whole (the “Company Owned Real Property”) as of the date of this Agreement. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Company Subsidiary has good, valid and marketable fee title to or valid leasehold or other equivalent use and/or occupancy interests in, all its tangible properties and assets free and clear of all Liens, except for Permitted Liens or minor defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not and will not decrease the value of such properties and assets or interfere with its ability to conduct its business as currently conducted.

(b) Section 3.15(b) of the Company Disclosure Letter sets forth a correct and complete list of each lease, sublease, license or similar use, co-working service and occupancy Contract (each, a “Lease”), in accordance with which the Company or any Company Subsidiary leases, subleases or otherwise uses or occupies any real property or obtains co-working services from or to any other Person (whether as a tenant or subtenant or in accordance with other occupancy or service arrangements), in each case, that is material to the Company and the Company Subsidiaries, taken as a whole (the “Company Leased Real Property”) as of the date of this Agreement. The Company has provided Parent a correct and complete copy of each such Lease, and all amendments thereto.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each Company Subsidiary, as applicable, have valid leasehold or sublease interests in all of the Company Leased Real Property, free and clear of all Liens, other than Permitted Liens, and (ii) the Company and each Company Subsidiary enjoy peaceful and undisturbed possession under all of the Leases for any Company Leased Real Property, and are using such Company Leased Real Property for the purposes permitted by the applicable Leases.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Lease for any Company Leased Real Property is a valid and binding obligation of the Company or any Company Subsidiary that is a party thereto, as applicable, and to the Knowledge of the Company, the other parties thereto (provided, however, that (x) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights and remedies generally and (y) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought).

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has received any written communication from, or delivered any written communication to, any other party to a Lease for any Company

Leased Real Property alleging that the Company, any Company Subsidiary or such other party, as the case may be, is in breach or violation of or default under such Lease.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) to the Knowledge of the Company, no Person, other than the Company or any Company Subsidiary, possesses, uses or occupies all or any portion of any Company Leased Real Property, (ii) neither the Company nor any Company Subsidiary is a party to any agreement, or has any outstanding right of first offer, right of first refusal or option with respect to the purchase or sale of any real property or interest therein, and (iii) to the Knowledge of the Company, there are no pending Proceedings or Proceedings threatened in writing to take all or any portion of the Company Leased Real Property or any interest therein by eminent domain or any condemnation proceeding (or the jurisdictional equivalent thereof) or any sale or disposition in lieu thereof.

3.16 Environmental. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) the Company and each Company Subsidiary are and since January 1, 2020 have been in compliance with all applicable Environmental Laws, including possessing and complying with all Company Permits required for their operations in accordance with Environmental Laws, which includes compliance with all Environmental Laws governing the registration or authorization of the use of Hazardous Materials in products;

(b) (i) no Proceeding against the Company or any Company Subsidiary relating to any Environmental Law is pending or threatened in writing, (ii) neither the Company nor any Company Subsidiary has received written notice or a written request for information from any Person, including any Governmental Authority, alleging that the Company or any Company Subsidiary has been or is in actual or potential violation of any Environmental Law or otherwise may have liability under any Environmental Law, the subject of which notice or request is unresolved and (iii) neither the Company nor any Company Subsidiary is a party or subject to any ongoing obligations pursuant to any Order or agreement resolving any alleged violation of or liability under any Environmental Law;

(c) no Hazardous Materials have been released by the Company or any Company Subsidiary, or, to the Knowledge of the Company, by any third party at, on, under or from any real property currently or formerly owned, leased or operated by the Company or any Company Subsidiary in a manner or to a degree that has resulted in or is reasonably likely to result in an obligation for the Company or any Company Subsidiary to report, investigate, remediate or otherwise respond to such releases in accordance with Environmental Law or that otherwise has resulted in or is reasonably likely to result in liability to the Company or any Company Subsidiary under any Environmental Law;

(d) neither the Company nor any Company Subsidiary has entered into any written agreement or to the Knowledge of the Company incurred any legal obligation that may require it to pay to, reimburse, or indemnify any other Person from or against liabilities or costs in connection with any Environmental Law, or relating to the generation, use, storage, disposal or exposure to Hazardous Materials; and

(e) no capital improvements currently are required or planned to be undertaken at any of the Company or Company Subsidiary owned or leased properties for the purpose of achieving or maintaining compliance with Environmental Laws or Company Permits issued pursuant to Environmental Laws.

3.17 Anti-Corruption; Sanctions.

(a) Since January 1, 2018, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), neither the Company, nor any Company Subsidiary, nor any of the Company’s or any Company Subsidiary’s respective current or former officers, directors or, to the Knowledge of the Company, any other Representative, acting, in each case, on behalf of the Company or any Company Subsidiary, has directly or indirectly offered, promised, provided, or authorized the provision of any money, property, contribution, gift, entertainment, employment opportunity, or other thing of value to any Person, to influence official action, to secure an improper advantage, or to encourage the recipient to breach a duty of good faith or loyalty or the policies of their employer, or has otherwise violated, to the extent applicable, the FCPA, the U.S. Travel Act, the U.K. Bribery Act 2010, Laws implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or any other Law, rule or regulation relating to anti-corruption or anti-bribery (the “Anti-Corruption Laws”).

(b) Neither the Company, nor any Company Subsidiary, nor, to the Knowledge of the Company, any other Representative, in each case, acting on behalf of the Company or any Company Subsidiary, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), (i) is under internal or, to the Knowledge of the Company, external investigation for (A) any violation of the Anti-Corruption Laws, (B) any alleged irregularity, misstatement or omission arising under or relating to any Contract between such Person and any Governmental Authority, or any instrumentality thereof or (C) any unlawful contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment or the provision of anything of value, directly or indirectly, to a Government Official, (ii) has, since January 1, 2018, received any notice or other communication from any Governmental Authority with respect to any actual, alleged or potential violation of, or failure to comply with, any Anti-Corruption Laws or (iii) is the subject of any internal complaint, inquiry, audit or review process with respect to allegations of potential violation of the Anti-Corruption Laws.

(c) The Company and the Company Subsidiaries maintain, and have since January 1, 2018 maintained, appropriate policies and procedures designed to ensure compliance with the Anti-Corruption Laws, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole).

(d) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), neither the Company, nor any Company Subsidiary, nor, to the Knowledge of the Company, any director, officer or employee of any of the Company or the Company Subsidiaries, is, or since January 1, 2018 has been, (i) a Restricted Party or (ii) majority owned or Controlled by a Restricted Party.

(e) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), the Company and each Company Subsidiary are, and since January 1, 2018 have been, in compliance with all Global Trade Control Laws, which includes, but is not limited to, possession of and compliance with all licenses, permits, variances, registrations, exemptions, Orders, consents, approvals, clearances, and other authorizations required by Global Trade Control Laws and submission of required notices or reports to all Governmental Authorities that are concerned with such Global Trade Control Laws.

(f) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), since January 1, 2018, all of the Company Products have been imported, exported, processed, developed, labeled, stored, tested, marketed, advertised, promoted, detailed, and distributed by or on behalf of the Company or any Company Subsidiary in compliance with all applicable Global Trade Control Laws.

(g) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), to the Knowledge of the Company, since January 1, 2018, neither the Company nor any Company Subsidiary has directly or indirectly engaged in any business with, or used, directly or indirectly, any corporate funds to contribute to or finance the activities of, any Restricted Party or in or with any Sanctioned Country and is not currently doing so, in each case, in violation of applicable Sanctions.

(h) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), to the Knowledge of the Company, (i) since January 1, 2018, neither the Company nor any of the Company Subsidiaries has been the subject of any investigations, reviews, audits or inquiries by a Governmental Authority related to Global Trade Control Laws, and (ii) as of the date hereof, no investigation, review, audit, or inquiry by any Governmental Authority with respect Global Trade Control Laws is pending or, to the Knowledge of the Company, threatened.

3.18 FDA and Related Matters.

(a) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), there are no actual or, to the Knowledge of the Company, threatened enforcement actions by the U.S. Food and Drug Administration (the “FDA”) or any comparable Governmental Authority against the Company or any Company Subsidiary. Since January 1, 2020, neither the Company nor any Company Subsidiary has received written notice of any pending or threatened claim, suit, Proceeding, hearing, audit, inspection, investigation, arbitration or other action by the FDA or any comparable Governmental Authority against the Company or any Company Subsidiary or relating to any Company Product (including product candidates), and, to the Knowledge of the Company, neither the FDA nor any comparable Governmental Authority is considering such action.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), since January 1, 2020, all applications, reports, documents, claims, submissions, and notices required to be filed, maintained, or furnished to the FDA or any comparable Governmental Authority, including all adverse event reports and registrations and reports required to be filed with clinicaltrials.gov, by the Company or any Company Subsidiary, have been so filed, maintained or furnished. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), all such applications, reports, documents, claims, submissions, and notices were timely filed and were complete and correct on the date filed (or were corrected in or supplemented by a subsequent filing). As of the date hereof, the Company has delivered or made available to Parent (i) a complete and correct copy of each Investigational New Drug application (an “IND”), New Drug Application (an “NDA”), Biologics License Application (“BLA”), clinical trial applications in Canada and approval letters for clinical trial applications in jurisdictions other than the United States and Canada sponsored and presently held by the Company with respect to each Company Product or product candidate, including all supplements and amendments thereto, (ii) copies of all clinical study reports under such INDs, and (iii) all material correspondence to or from the Company and each Company Subsidiary and FDA or any other Governmental Authority with respect to such INDs.

(c) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), since January 1, 2020, neither the Company nor any Company Subsidiary nor, from January 1, 2020 through the date hereof, to the Knowledge of the Company, any supplier to the Company or any Company Subsidiary, to the extent pertaining to the Company or any Company Subsidiary or any product or service provided to the Company or any Company Subsidiary, has received any FDA Form 483, notice of violation, warning letter, untitled letter or other correspondence or written notice from the FDA or other Governmental Authority alleging or asserting noncompliance with any applicable Healthcare Laws or Company Permits. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), since January 1, 2020, to the Knowledge of the Company, neither the Company nor any Company Subsidiary nor, from January 1, 2020 through the date hereof, to the Knowledge of the Company, any supplier to the Company or any Company Subsidiary, to the extent pertaining to the Company or any Company Subsidiary or any product or service provided to the Company or any Company Subsidiary, has received any written notice from any Person alleging that any operation or activity of the Company or any Company Subsidiary or such supplier is in violation of any Healthcare Law.

(d) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), since January 1, 2020, any and all preclinical studies and clinical trials, and other studies and tests, being conducted by or on behalf of the Company or any Company Subsidiary have been and are being conducted in compliance with all applicable study protocols and Healthcare Laws, rules and regulations, including the applicable requirements of Good Laboratory Practices or Good Clinical Practices. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), since January 1, 2020, no clinical studies conducted by or on behalf of the Company or any Company Subsidiary have been placed on clinical hold or terminated or suspended prior to completion. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), since January 1, 2020, neither the Company nor any Company Subsidiary has received any written notice, written correspondence or other written communication from the FDA, any other comparable Governmental Authority, any Institutional Review Board (or equivalent, duly constituted under applicable local law(s)) or clinical investigator alleging a lack of compliance with any Healthcare Laws or requiring the termination, suspension or modification of any ongoing clinical studies conducted by or on behalf of the Company or any Company Subsidiary. For the purposes of this Agreement, (i) “Good Clinical Practices” means the FDA’s standards for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials contained in 21 C.F.R. Parts 11, 50, 54, 56 and 312, the International Council for Harmonization’s (“ICH”) Guideline for Good Clinical Practice, and any similar state, local or foreign Laws, as applicable, and (ii) “Good Laboratory Practices” means applicable FDA regulations for conducting non-clinical laboratory studies contained in 21 C.F.R. Part 58, the United States Animal Welfare Act, the ICH Guideline on Nonclinical Safety Studies for the Conduct of Human Clinical Trials for Pharmaceuticals, the ICH Guideline on Safety Pharmacology Studies for Human Pharmaceuticals, and any similar state, local or foreign Laws, as applicable, and (iii) “Institutional Review Board” means the entity defined in 21 C.F.R. § 50.3(i).

(e) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), since January 1, 2020, the development, testing, manufacture, processing, packaging, labeling, import, export, advertising, promotion, distribution, storage, marketing, commercialization and sale, as applicable, of the Company Products (including with respect to development, testing, manufacture, processing or packaging, all active pharmaceutical ingredients, excipients, and other materials utilized in manufacturing, or incorporated in, the Company Products (as applicable)) have been and are being conducted in compliance with all applicable Healthcare Laws, including the applicable requirements of Good Manufacturing Practices, Good Laboratory Practices and Good Clinical Practices, and, from January 1, 2020 through the date of this Agreement, the Company has not received any written notice, written correspondence or other written communication from the FDA or any other comparable Governmental Authority of competent jurisdiction alleging a lack of compliance therewith. For the purposes of this Agreement, “Good Manufacturing Practices” means the FDA’s standards for the methods to be used in, and the facilities or controls to be used for, the manufacture, processing, packing, or holding of a drug contained in 21 C.F.R. Parts 210-211 and any similar state, local or foreign Laws, as applicable.

(f) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), (i) since January 1, 2020, there have been no recalls, field notifications or corrective actions, market withdrawals or replacements, “dear doctor” letters or investigator notices relating to any Company Product, and (ii) to the Knowledge of the Company, there are no facts or circumstances that would be reasonably likely to result in such action or otherwise require a change in the labeling of or the termination or suspension of the development, manufacture, distribution, marketing or testing of any Company Product. All safety alerts, IND safety reports and periodic aggregate safety reports, in each case, that are material, from January 1, 2020 through the date of this Agreement that relate to any Company Product have been made available to Parent.

(g) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), neither the Company nor any Company Subsidiary nor any of its officers, employees, or, to the Knowledge of the Company, agents or clinical investigators have (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any comparable Governmental Authority, (ii) failed to disclose a material fact required to be disclosed to the FDA or any comparable Governmental Authority or (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), neither the Company nor any Company Subsidiary nor any of its officers, employees, or, to the Knowledge of the Company, agents have been convicted of any crime or engaged in any conduct that has resulted in or would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar Law or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar Law. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), no claims, actions, Proceedings that would reasonably be expected to result in such a debarment or exclusion are pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary or any of their respective officers, employees or agents.

(h) Neither the Company nor any Company Subsidiary is a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement Orders or similar agreements with or imposed by the FDA or any comparable Governmental Authority.

3.19 Healthcare Regulatory Compliance.

(a) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), since January 1, 2020, the Company and each Company Subsidiary has been and, from January 1, 2020 through the date hereof, to the Company’s Knowledge, all Representatives (when acting on behalf of the Company or any Company Subsidiary) and suppliers (to the extent pertaining to the Company or any Company Subsidiary or any product or service provided to the Company or any Company Subsidiary), have been, in compliance with all applicable Healthcare Laws. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), as of the date of this Agreement, there is no civil, criminal, administrative, or other action, subpoena, suit, demand, claim, hearing, Proceeding, written notice or demand pending, received by or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary related to such Healthcare Laws.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), neither the Company nor any Company Subsidiary has engaged in an unlawful or unauthorized practice of medicine or other professionally licensed activities through any websites sponsored or operated, or formerly sponsored or operated, by the Company or any Company Subsidiary.

(c) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), the Company has implemented a compliance program reasonably designed to ensure compliance with applicable Healthcare Laws and PhRMA and other industry codes and standards.

(d) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), no Person has filed against the Company an action relating to the Company under any federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.).

3.20 Data Privacy and Information Security. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole):

(a) Since January 1, 2020, the Company and each Company Subsidiary have complied with all applicable (i) Laws, (ii) written contractual obligations and (iii) publicly posted privacy policies to which the Company and each Company Subsidiary is subject, in each case, that are related to privacy, patient confidentiality, information security, data protection or the Processing of Personal Information (collectively, the “Privacy Obligations”). Neither the Company nor any of the Company Subsidiaries have received written notices or complaints, and no claims (whether by a Governmental Authority or Person) are pending or threatened in writing against the Company or any of the Company Subsidiaries, alleging any violation of Privacy Obligations.

(b) The Company and each Company Subsidiary maintains appropriate (i) written policies and procedures, and (ii) organizational, physical, administrative and technical safeguards, in each case, designed to protect Personal Information against a Security Breach. The Company and each Company Subsidiary periodically assess risks to privacy and the confidentiality and security of Personal Information. Since January 1, 2020, to the Knowledge of the Company, (i) there have been no Security Breaches of any of the Company Systems or any of the IT Systems of the Company, the Company Subsidiaries, or the respective vendors that Process Personal Information on the Company’s or the Company Subsidiaries’ behalf and (ii) there have been no disruptions in the Company Systems or any of the IT Systems of the Company, the Company Subsidiaries, or such vendors that adversely affected the Company’s or any of the Company Subsidiaries’ business or operations.

(c) The Company and each Company Subsidiary (i) has, since January 1, 2020, operated its respective business in compliance with all Privacy Obligations, and (ii) has implemented confidentiality, security and other protective measures in connection with (i) of this subsection (c), including, as required by applicable Law, by obtaining study subjects’ consent and/or authorization to use and disclose Personal Information for research.

(d) Since January 1, 2020, none of the Company, any of the Company Subsidiaries or any of their respective vendors that Process Personal Information on their behalf has experienced any Security Breach for which written notification was provided or required to be provided by the Company, any Company Subsidiary, or to the Knowledge of the Company, such vendors to any Person or Governmental Authority under any applicable Laws related to privacy, information security, data protection or the Processing of Personal Information.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Company Subsidiary (i) has obtained or will obtain required rights, permissions, and consents to permit the transfer of Personal Information controlled by the Company or any Company Subsidiaries to Parent and/or Merger Sub in connection with the transactions contemplated by this Agreement; or (ii) has otherwise verified that applicable Law permits it to transfer such Personal Information to Parent and/or Merger Sub in connection with the transactions contemplated by this Agreement.

3.21 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Company Subsidiary have paid, or caused to be paid, all premiums due under all material insurance policies of the Company and each Company Subsidiary, and all such material insurance policies are in full force and effect. As of the date of this Agreement, neither the Company nor any Company Subsidiary has received (a) written notice that it is in default with respect to any obligations under such material policies or (b) written notice of cancellation or termination with respect to any such existing material insurance policy, or refusal or denial of any material coverage, reservation of rights or rejection of any material claim under any such existing material insurance policy. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary is in breach or default, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such material insurance policies.

3.22 Takeover Statutes. The Company Board of Directors has taken such actions and votes as are necessary to render any “fair price,” “moratorium,” “control share acquisition” or any other takeover or anti-takeover statute or similar U.S. federal or state law (including Section 203 of the DGCL) inapplicable to this Agreement, the Voting Agreement, the Merger or any other transactions contemplated hereby or thereby.

3.23 Brokers. No investment banker, broker, finder or other intermediary (other than Centerview Partners LLC and MTS Health Partners, L.P., the fees and expenses of which will be paid by the Company) is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of the Company Subsidiaries. Correct and complete copies of all agreements between the Company and Centerview Partners LLC and between the Company and MTS Health Partners, L.P. have been delivered to Parent.

3.24 Opinion of Financial Advisor. The Company Board of Directors (in such capacity) has received the opinion of Centerview Partners LLC, financial advisor to the Company, that, as of the date of such opinion, and based on and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the Merger Consideration to be paid to the holders of Common Shares in the Merger (other than Common Shares to be cancelled or converted in accordance with Section 2.1(b) of this Agreement, Dissenting Shares and any Common Shares held by any affiliate of the Company or Parent) pursuant to this Agreement is fair, from a financial point of view, to such holders.

3.25 Interested-Party Transactions. Other than Agreements between the Company and any of its wholly owned Company Subsidiaries or between wholly owned Company Subsidiaries, neither the Company nor any Company Subsidiary is a party to or bound by any transaction or agreement (other than ordinary course directors’ compensation arrangements or any Benefit Plans) with any Affiliate, shareholder that beneficially owns five percent or more of the outstanding Common Shares, or current or former director or executive officer of the Company. To the Knowledge of the Company, no event has occurred since the date of the Company’s last proxy statement to its shareholders that would be required to be reported by the Company in accordance with Item 404 of Regulation S-K promulgated by the SEC.

3.26 Product Liability. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there is no design defect, nor any failure to warn, nor any breach of any guarantee, warranty, or indemnity with respect to any Company Products now or previously designed, tested, sold, manufactured, distributed or delivered by the Company or any Company Subsidiary. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no claims or other Proceedings pending or, to the Knowledge of the Company, threatened, alleging that the Company or any Company Subsidiary has any liability (whether in negligence, breach of warranty, strict liability, failure to warn or otherwise) arising out of or relating to any claimed injury or damage to individuals or property as a result of the claimed ownership, possession, exposure to or use of any Company Products.

3.27 Suppliers. Section 3.27 of the Company Disclosure Letter sets forth the 20 largest suppliers (by cost) of the businesses of the Company and each Company Subsidiary (on a consolidated basis) during the 12 months ended December 31, 2022. Since December 31, 2022, no such supplier has canceled or otherwise terminated, or, to the Knowledge of the Company, threatened to cancel or otherwise terminate or adversely modify its relationship with the Company or any Company Subsidiary, or has decreased materially, or to the Knowledge of the Company, threatened to decrease materially, its relationship with the Company or any Company Subsidiary, except where such cancellation, termination or reduction would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

3.28 Proxy Statement. The Proxy Statement on the date filed, mailed, distributed or disseminated, as applicable, to the Company’s shareholders and at the time of the Shareholders Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Proxy Statement, including any amendments thereof and supplements thereto, will comply in all material respects with the requirements of applicable Laws, except that the Company makes no representation or warranty with respect to statements made in the Proxy Statement, including any amendments thereof and supplements thereto, based on information furnished by Parent or Merger Sub for inclusion therein.

3.29 No Other Representations or Warranties. Other than the representations and warranties expressly set forth in this Agreement, (i) neither the Company or any other Person on behalf of the Company makes, and the Company, on behalf of itself and each such other Person, hereby disclaims, any express or implied representation or warranty with respect to the Company or any of the Company Subsidiaries, and neither Parent nor Merger Sub is relying on any representation or warranty other than those expressly set forth in this Agreement and (ii) neither the Company nor any other Person shall be subject to any liability to Parent, Merger Sub or any other Person resulting from Parent’s or Merger Sub’s or any of their Representatives’ use of any information provided by the Company in connection with the transactions contemplated by this Agreement, including any information, documents or material made available to Parent or Merger Sub or any of their Representatives in the due diligence materials provided to Parent, Merger Sub or any of their Representatives, including in the Data Room, management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement. The Company agrees that, other than the representations and warranties expressly set forth in this Agreement, neither Parent nor any of its Subsidiaries makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger, and the Company is not relying on any representation or warranty other than those expressly set forth in this Agreement.

SECTION 4 - REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company as follows:

4.1 Organization; Qualification. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of Parent and Merger Sub (i) has the requisite power and authority to conduct its business in the manner in which its business is currently being conducted and to own, lease and operate its properties and assets in the manner in which its properties and assets are currently owned, leased and operated and (ii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except, in each case, as would not reasonably be expected to, individually or in the aggregate, prevent Parent and Merger Sub from consummating the Merger and the other transactions contemplated hereunder to be consummated by Parent or Merger Sub by the Outside Date (a “Parent Material Adverse Effect”).

4.2 Authority; Binding Nature of Agreement. Parent and Merger Sub have the corporate power and authority to execute and deliver and perform their obligations under this Agreement and to consummate the Merger. The board of directors of each of Parent and Merger Sub have approved the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Merger. This Agreement has been duly executed and delivered by Parent and Merger Sub, and assuming due authorization, execution and delivery by the Company, this Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub and is enforceable against Parent and Merger Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

4.3 No Conflict; Required Filings and Consents.

(a) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent and Merger Sub of the transactions contemplated hereby, nor performance by Parent and Merger Sub of their respective obligations under this Agreement, will (i) violate any provision of the Parent Organizational Documents, (ii) assuming that the Consents, registrations, declarations, filings and notices referenced in Section 4.3(b) have been obtained or made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected or (iii) violate, conflict with or result in any breach of any provision of, or loss of any benefit, or constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, acceleration or cancellation of or require the Consent of, notice to or filing with any third Person in accordance with any Contract to which Parent or Merger Sub is a party or by which any property or asset of Parent or Merger Sub is bound or affected, or result in the creation of a Lien, other than any Permitted Lien, upon any of the property or assets of Parent or Merger Sub, other than, in the case of clauses (ii) and (iii) above, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) No Consent of, registration, declaration or filing with or notice to any Governmental Authority is required to be obtained or made by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) applicable requirements of and filings with the SEC in accordance with the Exchange Act or the Securities Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) applicable requirements in accordance with foreign qualification, state securities or “blue sky” laws of various states, (iv) compliance with applicable rules and regulations of the NYSE, (v) the approval of Parent, as the sole shareholder of Merger Sub as at the date hereof (or the approval of a Subsidiary of Parent), of the Merger, (vi) such other items required solely by reason of the participation and identity of the Company in the transactions contemplated hereby, (vii) compliance with and filings or notifications in accordance with Antitrust Laws or Foreign Investment Laws and (viii) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.4 Litigation. As of the date of this Agreement, (a) there is no Proceeding pending or any Proceeding threatened in writing against Parent or any of its Subsidiaries or any asset or property of Parent or any of its Subsidiaries, and (b) there is no Order outstanding against, or involving, Parent or any of its Subsidiaries or any asset or property of Parent or any of its Subsidiaries that, in the case of each of clauses (a) and (b) above, would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.5 Brokers. Neither Parent nor Merger Sub has made any arrangements with respect to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby for which the Company would be responsible.

4.6 Sufficient Funds. As of the Closing Date, Parent and Merger Sub will have sufficient cash, available lines of credit or other sources of immediately available funds necessary to pay the amounts required to be paid by Parent or Merger Sub, as applicable, pursuant to this Agreement. The obligations of Parent and Merger Sub hereunder are not subject to any condition with respect to Parent’s or Merger Sub’s ability to obtain financing for the Merger.

4.7 Merger Sub. All of the issued and outstanding shares of Merger Sub are, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has no outstanding options, warrants, rights or any other agreements in accordance with which any Person other than Parent or a direct or indirect wholly owned Subsidiary of Parent may acquire any security of Merger Sub. Merger Sub has not engaged in any business activities or conducted any operations and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than in connection with the Merger and the other transactions contemplated hereby and as incidental to its organization and existence.

4.8 Proxy Statement. None of the information supplied by Parent or its Subsidiaries about Parent or its Affiliates for inclusion in the Proxy Statement will, on the date the Proxy Statement is filed, mailed, distributed or disseminated, as applicable, to the Company’s shareholders and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to information supplied by or on behalf of the Company for inclusion in the Proxy Statement.

4.9 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve the Merger or the other transactions contemplated hereby. The vote or consent of Parent or its Subsidiary as the sole shareholder of Merger Sub (which will occur promptly following the execution and delivery of this Agreement) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to adopt this Agreement or approve the Merger.

4.10 No Interested Stockholder. Other than as a result of this Agreement, none of Parent, Merger Sub or any of their Affiliates is, or at any time during the last three years has been, an “interested stockholder” (as defined in Section 203 of the DGCL).

4.11 No Other Representations or Warranties. Other than the representations and warranties expressly set forth in this Agreement, none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes, and Parent, on behalf of itself, Merger Sub and each such other Person, hereby disclaims, any express or implied representation or warranty with respect to Parent or any of its Subsidiaries, and the Company is not relying on any representation or warranty other than those expressly set forth in this Agreement. Parent and Merger Sub each agrees that, other than the representations and warranties expressly set forth in this Agreement, neither the Company nor any of its Subsidiaries makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger, and Parent and Merger Sub are not relying on any representation or warranty other than those expressly set forth in this Agreement. In particular, without limiting the foregoing, none of the Company or any other Person makes or has made any representation or warranty to Parent, Merger Sub or any of their respective Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Affiliates or any of their respective businesses unless any such information is expressly included in a representation or warranty of the Company to Parent or Merger Sub contained in this Agreement, or (b) any oral or, except for the representations and warranties made by the Company in Section 3, written information made available to Parent, Merger Sub or any of their respective Affiliates or Representatives in the course of their evaluation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement.

SECTION 5 - COVENANTS AND OTHER AGREEMENTS

5.1 Conduct of Business by the Company Pending the Merger.

(a) The Company covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated in accordance with Section 8.1, except (i) as required by Law, (ii) as may be consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), (iii) as required in accordance with this Agreement, (iv) as set forth in Section 5.1 of the Company Disclosure Letter or (v) in connection with COVID-19, to the extent reasonably necessary (A) to protect the health and safety of the Company’s or the Company Subsidiaries’ employees, (B) to respond to third-party supply or service disruptions caused by COVID-19 or (C) as required by any applicable Law, directive or guideline from any Governmental Authority arising out of, or otherwise related to, COVID-19 (including any response to COVID-19), the Company will, and will cause the Company Subsidiaries to use their respective commercially reasonable efforts to conduct in all material respects the business of the Company and the Company Subsidiaries in the ordinary course of business and, to the extent consistent therewith, use commercially reasonable efforts to preserve its material assets and business organization intact in all material respects and maintain its material existing business relations and goodwill; provided, however, that no action by the Company or the Company Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such provision.

(b) Without limiting the generality of clause (a) above, except (i) as required by Law, (ii) as may be consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), (iii) as required in accordance with this Agreement, (iv) as set forth in Section 5.1 of the Company Disclosure Letter or (v) in connection with COVID-19, to the extent reasonably necessary (A) to protect the health and safety of the Company’s or the Company Subsidiaries’ employees, (B) to respond to third-party supply or service disruptions caused by COVID-19 or (C) as required by any applicable Law, directive or guideline from any Governmental Authority arising out of, or otherwise related to, COVID-19 (including any response to COVID-19), the Company will not, and will cause each Company Subsidiary not to:

(A) amend the Certificate of Incorporation or the Bylaws or the organizational documents of any Company Subsidiary;

(B) adjust, split, reverse split, combine, subdivide, reclassify, redeem, purchase, repurchase or otherwise acquire, directly or indirectly, or amend, the Company’s or any Company Subsidiaries’ securities, including any options, equity or equity-based compensation, restricted stock, restricted stock units, performance stock units, warrants, convertible securities or other rights of any kind to acquire any of such securities (which include Company Options, Company RSUs and Company PSUs), except pursuant to the forfeiture conditions of Company Options, Company RSUs or Company PSUs or the cashless exercise or Tax withholding provisions of Company Options, Company RSUs or Company PSUs, in each case only if and to the extent required by the terms of such awards as in effect on the date of this Agreement;

(C) issue, sell, pledge, modify, transfer, dispose of, encumber or grant, or authorize the same with respect to, directly or indirectly, any of the Company’s or any Company Subsidiary’s securities, including any options, equity or equity-based compensation, restricted stock, restricted stock units, performance stock units, warrants, convertible securities or other rights of any kind to acquire such securities or the value of which is measured by such securities (excluding any issuance, sale, pledge, transfer, disposition, encumbrance or grant by a Company Subsidiary to the Company or any wholly owned Company Subsidiary); provided, however, that the Company may issue Common Shares upon the exercise of Company Options or vesting and settlement of Company RSUs or Company PSUs outstanding on the Capitalization Date or granted following the Capitalization Date in accordance with this Agreement as required by their respective terms or issuable to participants in the Company ESPP as required by the terms thereof;

(D) declare, set aside, authorize, make or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to the Company’s or any Company Subsidiary’s securities, except for dividends or distributions payable by any Company Subsidiary to the Company or any wholly owned Company Subsidiary;

(E) except as required in accordance with a Benefit Plan in effect as of the date of this Agreement, (1) establish, adopt, enter into, amend, modify or terminate any Benefit Plan, or any plan, program, policy, practice, agreement or other arrangement that would be a Benefit Plan if it had been in existence on the date of this Agreement, (2)(I) grant or pay any bonus, incentive, change in control, retention, severance, termination, tax gross-up or profit-sharing award or payment, or (II) increase the base salary and/or cash bonus opportunity of any current or former director, officer or employee at the level of Vice President or above, (3) accelerate or take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any current or former director, officer, employee or individual service provider, (4) provide any broad-based written communication to the employees of the Company or any Company Subsidiary with respect to the compensation, benefits or other treatment they will receive following the Effective Time unless such communication is approved by Parent in advance of such communication (which approval will not be unreasonably withheld, conditioned or delayed), or (5) except as may be required by GAAP, materially change the manner in which contributions to such broad-based Benefit Plans are made or the basis on which such contributions are determined;

(F) hire, engage, promote, or terminate (other than for cause) the employment or engagement of any employee at (or who would be promoted to be at) the level of Vice President or above, in each case except as required to fill open positions as set forth on Section 5.1(b)(F) of the Company Disclosure Letter;

(G) take any action that would constitute a “Mass Layoff” or “Plant Closing” within the meaning of the WARN Act or require notice to employees, or trigger any other obligations or liabilities, under the WARN Act or any similar state, local or foreign Law;

(H) except in accordance with a Benefit Plan in effect as of the date of this Agreement, make any loan or advance to (other than travel and similar advances to its employees, consultants and service providers in the ordinary course of business consistent with past practice), or capital contribution to, any Person (other than any wholly owned Company Subsidiary);

(I) forgive any material loans or advances to any officers, employees, directors or other individual service providers of the Company or any Company Subsidiary, or any of their respective Affiliates, or change its existing borrowing or lending arrangements for or on behalf of any of such Persons in accordance with an employee benefit plan or otherwise, except in the ordinary course of business in connection with relocation activities to any employees of the Company or any Company Subsidiary;

(J) acquire (including by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, limited liability company, joint venture, other business organization, any equity interest in any of the foregoing, any real estate or all or any material portion of the tangible or intangible assets, business or tangible or intangible properties of any Person or enter into any license-in that would have been a Company Material Contract had it been entered into prior to the date of this Agreement, in each case, other than (1) transactions solely among the Company and its wholly owned Subsidiaries, and (2) acquisitions by the Company of short-term investments for cash management purposes in the ordinary course of business consistent with past practice;

(K) sell, pledge, dispose of, transfer, abandon, assign, exchange, lease, license, mortgage, incur any Lien (other than Permitted Liens) (including under any sale-leaseback transaction or an asset securitization transaction) on or otherwise transfer or encumber any portion of the tangible or intangible assets, business, properties or rights of the Company or any Company Subsidiary (other than Intellectual Property, which is the subject of Section 5.1(b)(S)), other than (1) transactions of inventory, excess or obsolete properties or assets in the ordinary course of business consistent with past practice, (2) dispositions by the Company of short-term investments for cash management purposes in the ordinary course of business consistent with past practice and (3) transactions solely among the Company and its wholly owned Subsidiaries;

(L) pay, discharge, satisfy or cancel any Indebtedness, in each case, other than (x) any such transactions that are solely among the Company and its wholly owned Subsidiaries or (y) under capital or finance leases, purchase money financing, equipment financing and letters of credit in the ordinary course of business and consistent with past practice;

(M) (1) incur, create, assume or otherwise become liable or responsible for, or amend or modify the terms of, any Indebtedness, including by the issuance of any debt security, (2) assume, guarantee, endorse or otherwise become liable or responsible for any Indebtedness incurred in respect of any Person, or (3) issue or sell any debt securities of the Company or any Company Subsidiary, including options, warrants, calls or other rights to acquire any debt securities of the Company or any Company Subsidiary, in each case, other than (x) any such transactions (other than the issuance of debt securities) that are solely among the Company and its wholly owned Subsidiaries or (y) under capital or finance leases, purchase money financing, equipment financing and letters of credit in the ordinary course of business and consistent with past practice;

(N) other than with respect to Contracts relating to the activities expressly described in any other clause of this Section 5.1(b), which will be governed by those respective clauses, negotiate, amend, extend, renew, terminate or enter into, or agree to any amendment or modification of, or waive, release or assign any rights in accordance with, any Company Material Contract, any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement or any Lease for any Company Leased Real Property;

(O) negotiate, amend, modify, extend, enter into or terminate any Labor Agreement;

(P) make any material change to the Company’s or any Company Subsidiary’s methods, policies and procedures of accounting, except as required by GAAP or Regulation S-X of the Exchange Act;

(Q) make or agree to make any capital expenditures that would exceed the Budget and Capital Plan; provided, however, that this clause shall not restrict the Company from making or agreeing to make any capital expenditures as may be reasonably necessary in connection with any emergency repair, maintenance or replacement, to protect human health and safety or to comply with applicable Law so long as, to the extent reasonably practicable, the Company provides reasonable advance notice to Parent and consults in good faith with Parent prior to making any such expenditures in excess of the Budget and Capital Plan that are individually in excess of $150,000;

(R) agree to or otherwise commence, release, compromise, assign, settle or resolve, in whole or in part, any threatened or pending Proceeding or insurance claim, other than settlements that result solely in monetary obligations involving payment (without the admission of wrongdoing) by the Company or any Company Subsidiary of an amount not greater than $3,500,000 (net of insurance proceeds) in the aggregate;

(S) (1) sell, transfer, assign, lease, license or otherwise dispose of (whether by merger, stock or asset sale or otherwise) to any Person (other than any wholly owned Company Subsidiary) any rights to any material Company Intellectual Property, other than entering into non-exclusive licenses and sublicenses in the ordinary course of business consistent with past practice, (2) cancel, dedicate to the public, disclaim, forfeit, reissue, reexamine or abandon without filing a substantially identical counterpart in the same jurisdiction with the same priority or allow to lapse (except with respect to Patents, Copyrights or Trademarks expiring in accordance with their terms, or in circumstances where filing, renewal, or continued maintenance of a Patent, Copyright or Trademark is not possible or would otherwise be prejudicial to other Company Intellectual Property, in each case, as determined in the Company’s reasonable judgment) any material Registered Company Intellectual Property which the Company controls prosecution and maintenance thereof, (3) fail to make any filing, pay any fee, or take any other action necessary to prosecute and maintain in full force and effect any material Registered Company Intellectual Property which the Company controls prosecution and maintenance thereof, (4) make any change in material Company Intellectual Property that does or would reasonably be expected to materially impair such Company Intellectual Property or the Company’s or any Company Subsidiary’s rights with respect thereto, (5) disclose to any Person (other than Representatives of Parent and Merger Sub) any material Trade Secrets, know-how or confidential or proprietary information, except in the ordinary course of business consistent with past practice to a Person that is subject to customary confidentiality obligations or (6) fail to take or maintain commercially reasonable measures to protect the confidentiality and value of material Trade Secrets included in the Company Intellectual Property, in each case of the foregoing clauses (2) through (4), other than, with respect to Patent and Trademark applications, in connection with the ordinary course of prosecution at the United States Patent and Trademark Office and state, local and foreign equivalents thereof;

(T) (1) make, change or revoke any material Tax election or adopt or change any material method of Tax accounting, (2) file any material amended Tax Return, (3) settle or compromise any audit, assessment or other Proceeding relating to a material amount of Taxes, (4) agree to an extension or waiver of the statute of limitations with respect to any claim or assessment with respect to income Taxes or other material Taxes, (5) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of any state, local or foreign Law) with respect to any material Tax, (6) surrender any right to claim a material Tax refund, (7) fail to timely pay any income or other material Tax that becomes due and payable (including any material estimated Tax payments) or (8) take any action or step that is reasonably expected to have a material risk of changing the tax residence of the Company or any Company Subsidiary for Tax purposes or causing it to be treated as having a branch or permanent establishment in any jurisdiction other than its jurisdiction of incorporation;

(U) merge or consolidate the Company or any Company Subsidiary with any Person or adopt a plan of complete or partial liquidation, winding-up, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;

(V) write up, write down or write off the book value of any material assets;

(W) fail to use commercially reasonable efforts to maintain in effect the level of insurance coverage provided under the current material insurance policies covering the Company and each Company Subsidiary and their respective properties, assets and businesses with insurers having an A.M. Best rating of A-VII or better, or with carriers who, to the Company’s Knowledge at the time of policy binding, are reputable and financially sound, in cases where an A.M. Best rating is not available;

(X) initiate (or commit to initiate) any new clinical trials, including initiation of a new institutional review board process, other than (i) the trials set forth in Section 5.1(b)(X) of the Company Disclosure Letter or (ii) any clinical trial that would not result in aggregate expenditures (including clinical research organization fees, regulatory filing fees, study drug or materials, investigator fees, trial site costs and other outside expenses of such trials) over the course of such clinical trial of more than $75,000,000; or

(Y) enter into any agreement, contract, commitment or arrangement to do, or adopt any resolutions approving or authorizing, or announce an intention to do, any of the foregoing.

(c) Notwithstanding the foregoing, nothing contained herein will give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company and any Company Subsidiary prior to the Effective Time, and the Company will not be required to take any action or prohibited from taking any action required or prohibited by this Agreement if the inclusion of such requirement or prohibition in this Agreement would reasonably be expected to violate applicable Law (including any Antitrust Law). Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms and conditions hereof, complete control and supervision of its and its Subsidiaries’ respective operations.

5.2 No Solicitation.

(a) The Company will cease and terminate, and will direct its Representatives to cease and terminate, all solicitations, discussions, and negotiations with any Person with respect to any Company Acquisition Proposal as of the date of this Agreement. Except as provided in this Section 5.2, from the date of this Agreement until the earlier of termination of this Agreement or the Effective Time, the Company will not and will cause its Representatives not to directly or indirectly (A) initiate, solicit, knowingly encourage or knowingly facilitate the making of any inquiry, offer or proposal which constitutes or would reasonably be expected to lead to a Company Acquisition Proposal, (B) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or similar agreement (an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Company Acquisition Proposal or (C) engage in negotiations or discussions with, or provide any non-public information or data to, any Person (other than Parent or any of its Affiliates or Representatives) relating to any Company Acquisition

Proposal, or grant any waiver or release under any restriction from making a Company Acquisition Proposal, in each case, other than discussions solely to notify such Person of the terms of this Section 5.2 or to clarify the terms and conditions of such proposal or offer. The Company agrees that any violations of the restrictions set forth in this Section 5.2 by any of its Representatives will be deemed to be a breach of this Agreement (including this Section 5.2) by the Company.

(b) Notwithstanding anything to the contrary contained in this Agreement, at any time following the date of this Agreement and prior to the date on which the Company Requisite Vote is obtained, the Company and its Representatives may furnish non-public information concerning the Company’s business, properties or assets to any Person in accordance with a confidentiality agreement with terms not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (it being understood that such agreement need not include a standstill provision) and may participate in discussions and negotiations with such Person concerning a Company Acquisition Proposal if, but only if, such Person has submitted a bona fide proposal to the Company relating to such Company Acquisition Proposal that did not result from a material breach of Section 5.2(a) and that the Company Board of Directors determines in good faith, after consultation with its financial advisors, either constitutes or could reasonably be expected to lead to a Superior Proposal. From and after the date of this Agreement and prior to the Shareholders Meeting, the Company will promptly (and in any event within 48 hours) notify Parent if the Company or any Company Subsidiary or Representative receives (i) any Company Acquisition Proposal or indication by any Person that it is considering making a Company Acquisition Proposal, (ii) any request for non-public information relating to the Company or any Company Subsidiary other than requests for information in the ordinary course of business and unrelated to a Company Acquisition Proposal or (iii) any inquiry or request for discussions or negotiations with respect to any Company Acquisition Proposal. The Company will provide Parent promptly (and in any event within such 48-hour period) with the identity of such Person and a correct and complete copy of such Company Acquisition Proposal, indication, inquiry or request (or, where such Company Acquisition Proposal is not in writing, a description of the material terms and conditions of such Company Acquisition Proposal, indication, inquiry or request), including any modifications thereto. The Company will keep Parent reasonably informed (orally and in writing) on a current basis (and in any event no later than 48 hours after the occurrence of any material changes, developments, discussions or negotiations) of the status of any Company Acquisition Proposal, indication, inquiry or request (including the material terms and conditions thereof and of any modification thereto). Without limiting the foregoing, the Company will promptly (and in any event within 48 hours) notify Parent orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning a Company Acquisition Proposal and will in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice. The Company will not, and will cause each Company Subsidiary not to, enter into any agreement with any Person subsequent to the date of this Agreement that would restrict the Company’s ability to provide such information to Parent. The Company (A) will not, and will cause each Company Subsidiary not to, terminate, waive, amend or modify any provision of, or grant permission or request under, any standstill or confidentiality agreement to which it or any Company Subsidiary is or becomes a party, and (B) will, and will cause each Company Subsidiary to, use reasonable best efforts to enforce any such agreement, in each case, unless the Company Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would reasonably be likely to be inconsistent with the fiduciary duties of the Company Board of Directors to the Company’s shareholders under applicable Law, in which event the Company may take the actions described in these clauses (A) and (B) solely to the extent necessary to permit a third party to make a Company Acquisition Proposal, conditioned upon such third party agreeing that the Company shall not be prohibited from providing any information to Parent (including regarding any such Company Acquisition Proposal) in accordance with, and otherwise complying with, this Section 5.2. The Company will promptly provide to Parent any non-public information concerning the Company or any Company Subsidiary provided or made available in accordance with this Section 5.2(b) which was not previously provided or made available to Parent. For purposes of this Agreement, a “Superior Proposal” is a written Company Acquisition Proposal that did not result from a material breach of Section 5.2(a) (provided, that for this purpose the references to “20%” in the definition of “Company Acquisition Proposal” shall be deemed to be references to “50%”) on terms (x) which the Company Board of Directors determines in its good faith judgment to be more favorable to the holders of the Common Shares than the transactions contemplated hereby (after consultation with its financial and legal advisors), taking into account all the terms and conditions of such Company Acquisition Proposal and this Agreement, including the likelihood that the transactions contemplated by such Company Acquisition Proposal or this Agreement will be completed.

(c) Except as set forth herein, neither the Company Board of Directors nor any committee thereof will (i) make any Company Adverse Recommendation Change or (ii) enter into any Alternative Acquisition Agreement providing for the consummation of a transaction contemplated by any Company Acquisition Proposal (other than a confidentiality agreement referenced in Section 5.2(b) entered into in the circumstances referenced in Section 5.2(b)). The Company, promptly following a determination by the Company Board of Directors that a Company Acquisition Proposal is a Superior Proposal, will notify Parent of such determination.

(d) Notwithstanding anything in Section 5.2(c) to the contrary, prior to the date on which the Company Requisite Vote is obtained, if the Company receives a Company Acquisition Proposal and the Company Board of Directors concludes in good faith, after consultation with outside counsel and its financial advisors, that such Company Acquisition Proposal constitutes a Superior Proposal after giving effect to all of the adjustments of this Agreement that are offered in writing by Parent, the Company Board of Directors may, if it determines in good faith, after consultation with outside counsel, that failure to take such action would reasonably be likely to be inconsistent with its fiduciary duties to the holders of the Common Shares in accordance with Law, (A) effect a Company Adverse Recommendation Change or (B) terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company will not terminate this Agreement in accordance with clause (B) above, and any purported termination in accordance with clause (B) above will be void and of no force or effect, unless in advance of or concurrently with such termination the Company (1) pays the Termination Fee in accordance with Section 8.2 to the extent required thereby and (2) immediately following such termination enters into a binding definitive Alternative Acquisition Agreement for such Superior Proposal; provided, further, that the Company Board of Directors may not effect a Company Adverse Recommendation Change in accordance with clause (A) above or terminate this Agreement in accordance with clause (B) above unless (I) the Company has provided prior written notice to Parent, at least four Business Days in advance (the “Notice Period”), of its intention to take such action with respect to such Superior Proposal, which notice will specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and has contemporaneously provided a correct and complete copy of the proposed Alternative Acquisition Agreement with respect to such Superior Proposal, (II) prior to effecting such Company Adverse Recommendation Change or terminating this Agreement to enter into a definitive Alternative Acquisition Agreement with respect to such Superior Proposal, the Company has, and has caused its Representatives to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent requests to negotiate) regarding any adjustments in the terms and conditions of this Agreement so that such Company Acquisition Proposal ceases to constitute a Superior Proposal and (III) following any negotiation described in clause (II) above, the Company Board of Directors concludes in good faith, after consultation with its outside counsel and financial advisors, that such Company Acquisition Proposal continues to constitute a Superior Proposal. In the event of any material revisions to the Superior Proposal after the start of the Notice Period, the Company is required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.2(d) with respect to such new written notice, and the Notice Period will be deemed to have re-commenced on the date of such new notice, except that the references to four Business Days will be deemed two Business Days. Any Company Adverse Recommendation Change will not change the approval of the Company Board of Directors for purposes of causing any state takeover statute or other Law to be inapplicable to the transactions contemplated hereby.

(e) The Company Board of Directors may make a Company Adverse Recommendation Change in response to a Company Intervening Event if the Company Board of Directors has concluded in good faith, after consultation with its outside counsel, that failure to make a Company Adverse Recommendation Change on account of the Company Intervening Event would reasonably be likely to be inconsistent with its fiduciary duties; provided, however, that the Company Board of Directors will not make a Company Adverse

Recommendation Change unless the Company has (i) provided to Parent at least four Business Days’ prior written notice advising Parent that the Company Board of Directors intends to take such action and specifying the Company Intervening Event in reasonable detail and (ii) during such four-Business Day period, if requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need or reason for the Company Adverse Recommendation Change.

(f) The Company will promptly (but in no event later than three Business Days after the date of this Agreement) request that each Person that has executed a confidentiality agreement in connection with a potential Company Acquisition Proposal that remains in effect return (or destroy, to the extent permitted by the applicable confidentiality agreement) all confidential information furnished to such individual or entity by or on behalf of the Company or any Company Subsidiary.

(g) Nothing in this Section 5.2 or elsewhere in this Agreement will prohibit the Company from (i) taking and disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, including any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or (ii) making any disclosure to the shareholders of the Company that is required by applicable Law; provided, that this Section 5.2(g) will not be deemed to permit the Company Board of Directors to make a Company Adverse Recommendation Change except to the extent permitted by Section 5.2(d).

5.3 Proxy Statement. The Company will, as soon as reasonably practicable following the date of this Agreement, and in any event within 25 Business Days, prepare and file with the SEC the Proxy Statement in preliminary form, and the Company will use its reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC with respect thereto. The Company will notify Parent promptly (and in any case no later than 24 hours) of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. If at any time prior to receipt of the Company Requisite Vote there will occur any event that should be set forth in an amendment or supplement to the Proxy Statement, including correcting any information that has become false or misleading in any material respect, the Company will promptly prepare and mail to its shareholders such an amendment or supplement. Parent and its counsel will be given a reasonable opportunity to review the Proxy Statement before it is filed with the SEC and the Company will give due consideration to all reasonable additions, deletions, or changes thereto suggested by Parent and its counsel. The Company will (a) establish a record date, (b) commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith and (c) thereafter commence mailing the Proxy Statement to the Company’s shareholders as promptly as practicable after (i) the first Business Day after the date that is 10 calendar days after filing the Proxy Statement in preliminary form if, prior to such date, the SEC does not provide comments or indicates that it does not plan to provide comments or (ii) the date on which the Company shall have been informed by the SEC staff that it has no further comments on the document. Subject to the terms and conditions of this Agreement, the Proxy Statement will include the Company Board Recommendation.

5.4 Shareholders Meeting. The Company will, as soon as reasonably practicable following the mailing of the Proxy Statement, duly call, give notice of, convene and hold a meeting of its shareholders (the “Shareholders Meeting”) for the purpose of seeking the Company Requisite Vote and, subject to Section 5.2, use its reasonable best efforts to solicit approval of this Agreement. The Company will schedule the Shareholders Meeting to be held within 25 Business Days of the initial mailing of the Proxy Statement (or if the Company’s nationally recognized proxy solicitor advises that 25 Business Days from the date of mailing the Proxy Statement is insufficient time to submit and obtain the Company Requisite Vote, such later date to which Parent consents (such consent not to be unreasonably delayed, conditioned or withheld)); provided, that, the Company shall be permitted to postpone or adjourn the Shareholders Meeting, but only (a) if the Company is unable to obtain a quorum of its shareholders at such time, to the extent necessary in order to obtain a quorum of its shareholders,

(b) if there are not sufficient affirmative votes in Person or represented by proxy at such meeting to obtain the Company Requisite Vote, to allow reasonable time for solicitation of proxies for purposes of obtaining the Company Requisite Vote, (c) if the Company Board of Directors has determined in good faith, after consultation with Parent, that such delay is required by applicable Law to comply with comments made by the SEC with respect to the Proxy Statement or to allow reasonable time for the mailing of any supplemental or amended disclosure required thereby or (d) if the Company is required to do so by a court of competent jurisdiction; provided, further, that: (i) to the extent permitted by applicable Law, the Company may not postpone or adjourn the Shareholders Meeting by more than 15 calendar days past the originally scheduled date without Parent’s prior consent (such consent not to be unreasonably delayed, conditioned or withheld), (ii) if applicable, the Company shall respond as promptly as reasonably practicable to resolve any SEC comments and (iii) the Company shall reconvene the Shareholders Meeting at the earliest practicable date on which the Company Board of Directors reasonably expects to have sufficient affirmative votes to adopt this Agreement.

5.5 Merger Sub. Parent will take all actions necessary to cause Merger Sub to perform its obligations in accordance with this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

5.6 Rule 16b-3 Matters. Prior to the Effective Time, the Company will take all such actions as may be reasonably necessary or advisable (to the extent permitted under Law and no-action letters issued by the SEC) to cause any dispositions of Shares (including derivative securities with respect to Shares) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by Law.

5.7 Director Resignations. Prior to the Effective Time, the Company will use its reasonable best efforts to cause each director of the Company and each Company Subsidiary to execute and deliver a letter effectuating such director’s resignation, effective as of the Effective Time, as a director of the Company or such Company Subsidiary, as applicable.

SECTION 6 - ADDITIONAL AGREEMENTS

6.1 Nasdaq; Post-Closing SEC Reports. Prior to the Effective Time, the Company will cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Laws and rules and policies of Nasdaq to delist the Common Shares from Nasdaq and terminate the registration of the Common Shares under the Exchange Act promptly after the Effective Time. Parent will use reasonable best efforts to cause the Surviving Corporation to file with the SEC (a) a Form 25 on the Closing Date and (b) a Form 15 on the first Business Day that is at least 10 days after the date the Form 25 is filed (such period between the Form 25 filing date and the Form 15 filing date, the “Delisting Period”). If the Surviving Corporation is reasonably likely to be required to file any reports in accordance with the Exchange Act during the Delisting Period, the Company will deliver to Parent at least five Business Days prior to the Closing a substantially final draft of any such reports reasonably likely to be required to be filed during the Delisting Period (“Post-Closing SEC Reports”). The Post-Closing SEC Reports provided by the Company in accordance with this Section 6.1 will (i) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (ii) comply in all material respects with the provisions of applicable Laws.

6.2 Access to Information. Subject to applicable Law, including Antitrust Law, and to reasonable restrictions relating to COVID-19, during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, Parent will be entitled, through its employees and Representatives, to have reasonable access to the assets, properties, business, operations, personnel and

Representatives of the Company and each Company Subsidiary solely for the purpose of furthering the transactions contemplated by this Agreement and for integration planning purposes. Any such investigation and examination will be conducted during normal business hours upon reasonable advance notice, at Parent’s expense and under the supervision of appropriate personnel of the Company and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company, and will be subject to the Company’s reasonable security measures and insurance requirements, except as may otherwise be required or restricted by Law, so as to limit disruption to or impairment of the Company’s business, and the Company will cooperate fully therein. No investigation by Parent will diminish or obviate any of the representations, warranties, covenants or agreements of the Company contained in this Agreement. The Company will furnish the Representatives of Parent during such period with all such information and copies of such documents concerning the affairs of the Company as such Representatives may reasonably request and cause its Representatives to cooperate fully with such Representatives of Parent, in each case, in connection with such purposes. Nothing herein will require the Company to disclose any information to Parent if such disclosure would, in its reasonable discretion and after notice to Parent, (i) jeopardize any attorney-client or other legal privilege (so long as the Company has reasonably cooperated with Parent to disclose such information on a basis that does not waive such privilege with respect thereto), (ii) contravene any applicable Law or protective order (so long as the Company has used reasonable best efforts to provide such information in a way that does not contravene applicable Law or such protective order) or (iii) result in the disclosure of any Trade Secrets of third parties; provided, that information will be disclosed subject to execution of a joint defense agreement in customary form, and disclosure may be limited to external counsel for Parent, to the extent the Company determines doing so may be reasonably required for the purpose of complying with applicable Antitrust Laws. With respect to the information disclosed pursuant to this Section 6.2, Parent will comply with, and will instruct Parent’s Representatives to comply with, all of its obligations under the Confidentiality Agreement. From the date of this Agreement until the earlier of termination of this Agreement or the Effective Time, the Company shall provide Parent the information described in Section 6.2 of the Company Disclosure Letter. Notwithstanding anything to the contrary herein, no breach by the Company of its obligations under the foregoing sentence shall constitute a breach of this Agreement by the Company for purposes of Section 7.2(b) or Section 8.1(c)(i).

6.3 Public Disclosure. The initial press release concerning the Merger will be a joint press release and, thereafter, so long as this Agreement is in effect, neither Parent, Merger Sub nor the Company will disseminate any press release or other public announcement concerning the Merger or this Agreement or the other transactions contemplated by this Agreement, except as may be required by Law or by any listing agreement with a national stock exchange, without the prior consent of each of the other parties hereto, which consent will not be unreasonably withheld, conditioned or delayed. Without prior consent of the other parties hereto, each party hereto may disseminate information substantially similar to information included in a press release or other communication previously approved for public distribution by the other parties hereto. The restrictions of this Section 6.3 will not apply to communications by Parent, Merger Sub or the Company regarding a Company Acquisition Proposal or a Company Adverse Recommendation Change or following a Company Adverse Recommendation Change.

6.4 Regulatory Filings; Efforts to Consummate.

(a) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement and provided that at all times the provisions of Section 6.4(b)-(f) shall govern the matters set forth therein, including efforts required to obtain any Regulatory Approval, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to obtain all consents, registrations, approvals, permits, and authorizations, in each case, necessary or advisable in order to consummate the transactions contemplated by this Agreement as promptly as reasonably practicable and in any event prior to the Outside Date.

(b) Regulatory Approvals. Subject to the terms of this Section 6.4(b) and Section 6.4(d), the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to (x) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act promptly following the date of this Agreement; and (y) file comparable pre-merger or post-merger notification filings, forms and submissions with any Governmental Authority that are required by other applicable Antitrust Laws or Foreign Investment Laws or that are, in the reasonable judgment of Parent, advisable in connection with the Merger. Each of the Company and Parent, as applicable, shall (and shall cause their respective Subsidiaries to):

(i) cooperate and coordinate with the other in the making of the filings referenced in this Section 6.4(b);

(ii) use its respective reasonable best efforts to supply the other with any information that may be required in order to make such filings;

(iii) use its respective reasonable best efforts to supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made;

(iv) use its respective reasonable best efforts to take all action necessary to (1) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any other Antitrust Laws or Foreign Investment Laws applicable to the Merger; and (2) obtain any required consents pursuant to any Antitrust Laws or Foreign Investment Laws applicable to the Merger, in each case as soon as practicable, and in any event prior to the Outside Date;

(v) contest, defend and appeal any legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger; and

(vi) prior to independently participating in any meeting, or engaging in any substantive conversation, with any Governmental Authority in respect of any such filings or any investigations or other inquiries relating thereto, to the extent reasonably practicable, provide notice to the other party of such meeting or conversation and, unless prohibited by such Governmental Authority, the opportunity to attend or participate.

Parent shall, after good faith consultation with the Company and after considering, in good faith, the Company’s views and comments, control and lead all communications, negotiations, timing decisions, and strategy on behalf of the parties relating to any approval under the Antitrust Laws or Foreign Investment Laws and any litigation matters pertaining to the Antitrust Laws or Foreign Investment Laws applicable to the Merger, and the Company shall take all reasonable actions to support Parent in connection therewith. Each of the Company and Parent will permit the other party and its Representatives to review in advance any written communication proposed to be made by such party to any Governmental Authority regarding the Merger and will consider in good faith the views of the other party and promptly inform the other party of any substantive communication from any Governmental Authority regarding the Merger in connection with such filings. If any party or Affiliate thereof receives a request for additional information or documentary material from any Governmental Authority with respect to the Merger pursuant to the HSR Act or any other Antitrust Laws or Foreign Investment Laws applicable to the Merger, then such party will use reasonable best efforts to make (or cause to be made), as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request. Parent shall not (i) withdraw, or offer or commit to withdraw, any filing or notification described in Section 6.4(b)(x) or (y) or (ii) commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act or not consummate the transactions contemplated by the Agreement, in each case, without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed). Each party will bear its own costs of preparing its own pre-merger notifications and similar filings and notices in other jurisdictions and related expenses incurred to make or obtain any approval, clearance or notice under any applicable Antitrust Law (including under the HSR Act), Foreign Investment Law or other applicable Law. Parent will be responsible for payment of the applicable filing fees associated with any such Antitrust Laws or Foreign Investment Laws.

(c) Notwithstanding any other requirement in this Section 6.4, where a party (a “Disclosing Party”) is required under this Section 6.4 to provide information to another party (a “Receiving Party” ) that the Disclosing Party deems to be competitively sensitive information, the Disclosing Party may comply with such requirement by restricting the provision of such competitively sensitive only to antitrust counsel of the Receiving Party and providing to the Receiving Party, upon request of the Receiving Party, a redacted version of such information which does not contain any such competitively sensitive information.

(d) Regulatory Remedies. Notwithstanding anything in this Agreement to the contrary, reasonable best efforts will not obligate Parent or any Subsidiary of Parent to: (i) make any commitment to or undertake or enter into agreements or agree to the entry of an order or decree with any Governmental Authority, (ii) commit to sell or dispose of, or hold separate or agree to sell or otherwise dispose of, assets, categories of assets or business of the Parent, the Company, the Surviving Corporation or any other Subsidiary of Parent or the Company, (iii) without limiting the express obligations of Parent or any Subsidiary of Parent set forth in Section 6.4(b)(i), 6.4(b)(ii), 6.4(b)(iii), 6.4(b)(v) or 6.4(b)(vi), commit to or accept any operational restriction or take or commit to take any action related to the Parent, the Company, the Surviving Corporation or any other Subsidiary of Parent or the Company, (iv) commit to terminate, amend or replace any existing relationships and contractual rights and obligations of the Parent, the Company, the Surviving Corporation or any other Subsidiary of Parent or the Company, (v) terminate any relevant venture or other arrangement of the Parent, the Company, the Surviving Corporation or any other Subsidiary of Parent or the Company or (vi) effectuate any other change or restructuring of the Parent, the Company, the Surviving Corporation or any other Subsidiary of Parent or the Company. The Company shall not, and shall cause its Subsidiaries not to, take any of the foregoing actions in clauses (i) through (vi) with respect to the Company or any Subsidiary of the Company unless consented to in writing by Parent, provided that the Company shall, and shall cause each Subsidiary of the Company to, undertake such actions if requested by Parent if the effectiveness of such action is conditioned upon the occurrence of the Closing.

(e) Between the date of this Agreement and the Closing, neither Parent nor the Company shall engage in, or permit any of its Subsidiaries to engage in, any merger or acquisition, including any business combinations, asset acquisitions or sales, consolidations, mergers, stock acquisitions or sales, joint ventures, collaborations, licensing or other strategic transactions, that would, individually or in the aggregate, reasonably be expected to prevent, delay or impair the consummation of the Merger by the Outside Date.

(f) If, prior to the Effective Time (i) the U.K. Competition and Markets Authority (the “CMA”) indicates in writing to Parent that it has decided to formally investigate the Merger and, accordingly, requests Parent to submit a merger notice in the form prescribed under the Enterprise Act 2002, (ii) the European Commission (the “EC”) indicates in writing to Parent that a member state of the European Union or the EC is making, or has made, a referral of the Merger to the EC under Article 22 of the EU Merger Regulation, or (iii) a merger control, foreign direct investment or national security inquiry or review is initiated or commenced by a Governmental Authority listed on Section 6.4(f) of the Company Disclosure Letter, then, Parent shall provide to the Company a copy of such written indication or filing, form or other submission as promptly as practicable after its receipt or submission thereof, as applicable, and if such indication or filing, form or other submission shall have been so provided, approval of the Merger by the CMA under the Enterprise Act of 2002 or the EC under Article 22 of the EU Merger Regulation or such other Governmental Authority under the applicable Law in its jurisdiction, as the case may be, shall thereupon be deemed to be added to Section 7.1(a)(i) of the Company Disclosure Letter and shall be a Regulatory Approval.

6.5 Notification of Certain Matters; Litigation. The Company will promptly after it has notice of any of the following, to the extent permitted by Law, notify Parent of (i) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, or (ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated hereby. The Company will promptly notify Parent of any Proceedings instituted or threatened against the Company or any of its directors, officers or Affiliates, by any holders of the Shares of the Company, before any court or Governmental Authority, relating to this Agreement or the transactions contemplated hereby, or seeking damages or discovery in connection with such transactions (“Transaction Litigation”). The Company will consult with Parent with respect to the defense or settlement of any Transaction Litigation, will consider Parent’s views with respect to such Transaction Litigation, and will not settle or materially stipulate with respect to any such Transaction Litigation without Parent’s written consent (not to be unreasonably withheld, conditioned or delayed).

6.6 Indemnification.

(a) From and after the Effective Time, Parent agrees that it will cause the Surviving Corporation to indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law, each current or former director and officer of the Company (determined as of the Effective Time), in each case, when acting in such capacity or in serving as a director, officer, member, trustee or fiduciary of another entity or enterprise, including a Benefit Plan, at the request or benefit of the Company (collectively, the “Indemnified Parties”) against any costs or expenses (including attorneys’ fees and expenses), amounts paid in settlement, judgments, fines, losses, claims, damages or liabilities incurred in connection with, arising out of or otherwise related to any actual or alleged Proceeding, in connection with, arising out of or otherwise related to matters existing or occurring or alleged to have occurred prior to or at the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party, and Parent or the Surviving Corporation shall also advance reasonable expenses as incurred to the fullest extent permitted under applicable Law (subject to the execution of an undertaking by or on behalf of the Indemnified Party to repay such amount if it shall ultimately be determined, by final judicial decision from which there is no further right to appeal, that the Indemnified Party is not entitled to be indemnified under this Section 6.6). In the event of any such actual or alleged Proceeding, Parent and the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such actual or alleged Proceeding. For a period of six years from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect the exculpation, indemnification and advancement of expenses equivalent to the provisions of the Company’s certificate of incorporation and bylaws as in effect immediately prior to the Effective Time with respect to acts or omissions occurring prior to the Effective Time and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Indemnified Parties, except to the extent required by applicable Law; provided that all rights to indemnification in respect of any claim made for indemnification within such period shall continue until the disposition of such action or resolution of such claim. From and after the Effective Time, Parent shall guarantee and stand surety for, and shall cause the Surviving Corporation to honor, all indemnification Contracts described in Section 6.6(a) of the Company Disclosure Letter and Parent shall not, and shall cause its Subsidiaries (including the Surviving Corporation) not to, amend, repeal or otherwise modify any such Contracts in any manner that would adversely affect the rights thereunder of any Indemnified Parties.

(b) Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation, as of the Effective Time, to purchase from the Company’s directors’ and officers’ liability insurance carrier as of the date of this Agreement or one or more insurance carriers with the same or better credit rating as such carrier, a six-year prepaid “tail” policy, with terms, conditions, retentions and limits of liability that are no less favorable to the insureds than the coverage provided under the Company’s existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance (the “Existing Policies”), with respect to matters arising on or before the Effective Time (including in connection with this Agreement and the transactions or actions contemplated by this Agreement), and Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation; provided that the Company shall not pay, and the Surviving Corporation shall not be required to pay, in excess of the amount set forth in Section 6.6(b) of the Company Disclosure Letter. If the Company or the Surviving Corporation for any reason fail to obtain such “tail” insurance policies prior to or as of the Effective Time, Parent shall, for a period of six years from the Effective Time, cause the Surviving Corporation to maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company as of the date of this Agreement with the Company’s directors’ and officers’ liability insurance carrier as of the date of this Agreement or one or more insurance carriers with the same or better credit rating as such carrier with respect to matters arising on or before the Effective Time; provided that after the Effective Time, Parent shall not be required to pay annual premiums in excess of the amount set forth in Section 6.6(b) of the Company Disclosure Letter, but in such case shall purchase as much coverage as practicable for such amount.

(c) The covenants contained in this Section 6.6 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and shall not be deemed exclusive of any other rights to which any such Person is entitled, whether pursuant to Law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any Company Subsidiaries for any of their respective directors, officers or other employees.

(d) In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations of Parent or the Surviving Corporation, as the case may be, set forth in this Section 6.6, unless such result occurs by operation of Law.

6.7 Employee Benefits.

(a) Until the first anniversary of the Effective Time (or an earlier termination of the relevant employee’s employment), each employee of the Company or any of the Company Subsidiaries who continues to be employed by the Surviving Corporation or any of its Subsidiaries following the Effective Time (a “Continuing Employee”) will be provided (i) an annual base salary or wage rate and annual target cash bonus opportunity that are, in each case, no less favorable than the annual base salary or wage rate and annual target cash bonus opportunity provided to such Continuing Employee as of immediately prior to the Effective Time, and (ii) employee benefits that are substantially comparable in the aggregate to the employee benefits (excluding equity compensation, change in control, transaction or retention payments, defined benefit, nonqualified deferred compensation, severance benefits, post-retirement or retiree medical benefits) that are in effect immediately prior to the date of this Agreement. Each Continuing Employee will be provided severance benefits as set forth on Section 6.7(a) of the Company Disclosure Letter.

(b) As of the Effective Time, all Continuing Employees in the United States (and in any other jurisdiction where permitted by Law) will become subject to Parent’s vaccine mandate, which requires colleagues to be fully vaccinated and to provide proof of full vaccination or to be granted a medical or religious accommodation by Parent.

(c) With respect to each applicable benefit plan of Parent or its Affiliates, each Continuing Employee who participates in any such plan will receive service credit for all periods of employment with the Company or any of the Company Subsidiaries, as applicable, prior to the Effective Time for purposes of vesting, benefit accrual and eligibility, in each case, in accordance with the terms of such plans, to the same extent and for the same purposes thereunder as such service was recognized under an analogous Benefit Plan in effect on the date of this Agreement; provided, that the foregoing will not apply (i) to the extent that its application would result in a duplication of benefits with respect to the same period of service or (ii) for purposes of (x) any “retirement savings contribution” under any Parent employee plan providing 401(k) plan benefits, (y) any retiree medical plan or defined benefit plan or (z) any benefit plan, program or policy of Parent or the Surviving Corporation that is a frozen plan or that provides benefits to a grandfathered employee population, either with respect to level of benefits or participation; provided, further, that the Company has made available to Parent such information as is reasonably requested by Parent to satisfy its obligations under this Section 6.7(c). If, on or after the Effective

Time, any Continuing Employee becomes covered by any benefit plan providing medical, dental, health, pharmaceutical or vision benefits (a “Successor Plan”), other than the plan in which he or she participated immediately prior to the Effective Time (a “Prior Plan”), Parent will (1) cause any restrictions or limitations with respect to pre-existing condition exclusions and actively-at-work requirements to be waived for such Continuing Employee and his or her eligible dependents (except to the extent such exclusions or requirements were applicable under the corresponding Prior Plan), and (2) use commercially reasonable efforts to permit such Continuing Employee to take into account any eligible expenses incurred by such employee and his or her covered dependents during the plan year in which the employee elects to be covered by the Successor Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and/or his or her covered dependents for that year, to the extent that such expenses were incurred during the applicable period in which such employee or covered dependent was covered by a corresponding Prior Plan.

(d) If, no later than seven days prior to the Effective Time, Parent provides written notice to the Company that the Company 401(k) Plan (the “401(k) Plan”) shall be terminated, the appropriate committee shall take actions necessary to terminate the 401(k) Plan, such termination to be effective as of the day prior to the Closing Date and contingent upon the occurrence of the Effective Time. Parent shall, as soon as reasonably practicable after the Effective Time (and consistent with Parent’s administrative practices with respect to similarly situated employees in similar acquisitions), offer participation in Parent’s Tax qualified defined contribution plan (the “Parent 401(k) Plan”) to each Continuing Employee who was an active participant in the Company 401(k) Plan as of the date of its termination and who satisfies the eligibility requirements of the Parent 401(k) Plan. If the 401(k) Plan is terminated in accordance with this Section 6.7(d), then (i) Parent shall provide each Continuing Employee with an opportunity to make catch-up contributions with respect to the period between the Closing Date and the date on which Continuing Employees are offered to commence participation in the Parent 401(k) Plan, subject to any limitations under the Code; and (ii) if elected by such Continuing Employee in accordance with applicable Law, Parent shall permit the Parent 401(k) Plan to, following the Closing Date, accept a “direct rollover” to such Parent 401(k) Plan of the account balances (including any participant loans) of such Continuing Employee.

(e) The provisions contained in this Section 6.7 are included for the sole benefit of the parties hereto, and nothing in this Section 6.7, whether express or implied, will create any third-party beneficiary or other rights in any other person, including, without limitation, any current or former employee, director, officer, other service provider, any participant in any Benefit Plan or other benefit plan or arrangement, or any dependent or beneficiary thereof, or any right to continued employment or service, or any term or condition of employment with the Company, any Company Subsidiary, Parent, the Surviving Corporation or any of their respective Affiliates. Nothing contained herein, whether express or implied, will be treated as the establishment of, amendment to, waiver or other modification of any Benefit Plan or other employee benefit plan, program, policy, agreement, or arrangement, or will limit the right of the Company, any Company Subsidiary, Parent, the Surviving Corporation or any of their respective Affiliates to amend, terminate or otherwise modify any Benefit Plan or other employee benefit plan, program, policy, agreement, or arrangement in accordance with its terms.

6.8 Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to any of the transactions contemplated hereby, the parties hereto will use their respective commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on such transactions.

6.9 Further Assurances. Other than with respect to antitrust matters which will be governed by Section 6.4, on the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company will use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, in accordance with the terms of this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Surviving Corporation and Parent will use all reasonable efforts to take, or cause to be taken, all such necessary actions. Parent will cause Merger Sub to fulfill all of Merger Sub’s obligations in accordance with this Agreement.

SECTION 7 - CONDITIONS PRECEDENT TO THE OBLIGATION

OF PARTIES TO CONSUMMATE THE MERGER

7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction or written waiver by all parties hereto at or prior to the Effective Time of the following conditions:

(a) Regulatory Approvals. (i) Any approvals or clearances applicable to the consummation of the Merger in accordance with the HSR Act and the other Antitrust Laws in the jurisdictions set forth on Section 7.1(a)(i) of the Company Disclosure Letter, and (ii) any approvals or clearances applicable to the consummation of the Merger in accordance with the Foreign Investment Laws in the jurisdictions set forth on Section 7.1(a)(ii) of the Company Disclosure Letter (such approvals and clearances described in clauses (i) and (ii) collectively, the “Regulatory Approvals”), and (iii) any agreements not to close the transaction with any Governmental Authority entered into in accordance with Section 6.4(b), in each case of clauses (i), (ii) and (iii), shall have expired, been terminated or obtained, as applicable. The receipt of a Specified Letter by the Parent or the Company shall not be a basis for concluding that any closing condition is not satisfied for purposes of this Section 7.1(a).

(b) Company Requisite Vote. The Company Requisite Vote shall have been obtained.

(c) Statutes; Court Orders. (i) No statute, rule or regulation that prohibits the consummation of the Merger shall have been enacted, issued, enforced or promulgated and remain in effect by any Governmental Authority in any of the jurisdictions set forth on Section 7.1(c) of the Company Disclosure Letter and (ii) there shall be no Order or injunction of a court of competent jurisdiction prohibiting or making illegal the consummation of the Merger.

7.2 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or written waiver by Parent at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. Each of (i) the representations and warranties of the Company contained in this Agreement, other than those set forth in the first sentence of Section 3.1, Section 3.2(a), Section 3.2(c), Section 3.2(d), the first sentence of Section 3.2(f), Section 3.3, Section 3.4(a)(i) (solely with respect to the Company) and Section 3.23, shall be true and correct, without giving effect to the words “materially” or “material” or to any qualification based on the defined term “Company Material Adverse Effect” (except for references to “Company Material Contracts”), as of the date of this Agreement and as of the Effective Time as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which will have been true and correct as of such earlier date), except where the failure to be so true and correct has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (ii) the representations and warranties of the Company contained in the first sentence of Section 3.1, Section 3.2(c), Section 3.2(d), the first sentence of Section 3.2(f), Section 3.3, Section 3.4(a)(i) (solely with respect to the Company) and Section 3.23 shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which will have been true and correct as of such earlier date), and (iii) the representations and warranties of the Company contained in Section 3.2(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and as of the Effective Time as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which will have been true and correct as of such earlier date).

(b) Performance of Obligations of the Company. The Company shall have performed and complied with, in all material respects, its agreements, obligations and covenants required to be performed by it under this Agreement at or prior to the Effective Time.

(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have been a Company Material Adverse Effect that is continuing.

(d) Closing Certificate. The Company shall have furnished Parent with a certificate dated as of the Closing Date signed on its behalf by its Chief Executive Officer or Chief Financial Officer to the effect that the conditions set forth in Sections 7.2(a), (b) and (c) have been satisfied.

7.3 Additional Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction or written waiver by the Company at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. Each of (i) the representations and warranties of Parent and Merger Sub contained in the first sentence of Section 4.1 and Section 4.2 shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as if made as of such date; and (ii) each of the other representations and warranties of Parent and Merger Sub contained in Section 4 of this Agreement shall be true and correct, without giving effect to the words “materially” or “material” or to any qualification based on the defined term “Parent Material Adverse Effect,” as of the date of this Agreement and as of the Effective Time as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which will have been true and correct as of such earlier date), except where the failure to be so true and correct has not had, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects the covenants and obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Closing Certificate. Parent shall have furnished the Company with a certificate dated as of the Closing Date signed on its behalf by a duly appointed officer of Parent to the effect that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.

SECTION 8 - TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after the Company Requisite Vote is obtained:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if a court of competent jurisdiction or other Governmental Authority will have issued an Order or ruling or taken any other action, and such Order or ruling or other action will have become final and non-appealable, or there will exist any statute, rule or regulation, in each case, permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger (collectively, the “Restraints”); provided, however, that the right to terminate this Agreement in accordance with this Section 8.1(b)(i) will not be available to any party hereto whose material breach of this Agreement has proximately caused such Restraint or the failure to remove such Restraint;

(ii) if the Closing shall not have occurred on or prior to 5:00 p.m. (New York time) on March 12, 2024 (as such date may be extended pursuant to the following proviso, the “Outside Date”); provided, that the Outside Date shall be automatically extended to the Business Day that is six months after the date that would otherwise be the Outside Date but for this proviso if (A) on the date that would otherwise be the Outside Date but for this proviso, the conditions set forth in Section 7.1(a) or Section 7.1(c) (if the statute, rule, regulation, Order or injunction that has caused Section 7.1(c) to not be satisfied relates to Antitrust Laws or Foreign Investment Laws) have not been satisfied or waived on or prior to such date, and (B) all other conditions set forth in Section 7 have been satisfied or waived (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on such date), provided, further, that (x) the Outside Date shall not automatically extend pursuant to the preceding proviso more than once, (y) the Outside Date may be further extended by mutual consent in a written instrument duly executed by each of the Company and the Parent; and (z) the right to terminate this Agreement in accordance with this Section 8.1(b)(ii) will not be available to any party hereto whose material breach of this Agreement has proximately caused the failure of the Effective Time to occur by such date; or

(iii) if the Company Requisite Vote is not obtained at the Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) will not be available to any party whose material breach of this Agreement has proximately caused the failure to obtain the Company Requisite Vote;

(c) by Parent or the Merger Sub:

(i) if there has been a breach by the Company of, or inaccuracy in, any representation, warranty, covenant or agreement of the Company set forth in this Agreement such that a condition set forth in Section 7.2(a) or Section 7.2(b) would not be then satisfied, measured as of the time Parent asserts a right of termination under this Section 8.1(c), and such breach or inaccuracy has not been cured within 30 days following notice by Parent thereof or such breach or inaccuracy is not reasonably capable of being cured; provided that Parent and Merger Sub will not be entitled to terminate this Agreement pursuant to this Section 8.1(c)(i) at any such time as of which Parent or Merger Sub is in breach of any representation, warranty, covenant or agreement such that a condition set forth in Section 7.3(a) or Section 7.3(b) would not be then satisfied, measured as of such time; or

(ii) if at any time prior to the receipt of the Company Requisite Vote, the Company Board of Directors has effected a Company Adverse Recommendation Change; or

(d) by the Company:

(i) if, prior to the Effective Time, there has been a breach by Parent or Merger Sub of, or any inaccuracy in, any representation, warranty, covenant or other agreement of Parent or Merger Sub set forth in this Agreement such that a condition set forth in Section 7.3(a) or Section 7.3(b) would not be then satisfied, measured as of the time the Company asserts a right of termination under this Section 8.1(d)(i), and such breach or inaccuracy has not been cured within 30 days following notice by the Company thereof or such breach or inaccuracy is not reasonably capable of being cured; provided, that the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(d) at any time as of which the Company is in breach of any representation, warranty, covenant or agreement such that a condition set forth in Section 7.2(a) or Section 7.2(b) would not be then satisfied, measured as of such time; or

(ii) at any time prior to the receipt of the Company Requisite Vote, in order to accept a Superior Proposal in accordance with Section 5.2; provided, however, that the Company has paid the Termination Fee.

8.2 Effect of Termination.

(a) Any termination of this Agreement in accordance with Section 8.1 will be effective immediately upon the delivery of a written notice of the terminating party to the other party hereto and, if then due, payment of the Termination Fee or Reverse Termination Fee, as applicable. If this Agreement is terminated in accordance with Section 8.1, this Agreement will become null and void and be of no further force or effect and there will be no liability on the part of Parent, Merger Sub or the Company (or any of their respective directors, officers, employees, shareholders, agents or Representatives), except as set forth in the last sentence of Section 6.2, Section 8 and Section 9, each of which will remain in full force and effect and survive any termination of this Agreement; provided, however, that nothing herein will relieve any party from liability for actual and intentional fraud in the making of any of its representations and warranties set forth in this Agreement or Willful Breach of any of its covenants or agreements set forth in this Agreement.

(b) If Parent terminates this Agreement in accordance with Section 8.1(c)(ii), the Company will promptly pay Parent a fee (the “Termination Fee”) of $1,646,000,000 in cash, but in no event later than two Business Days after the date of receipt of Parent’s termination notice. If the Company terminates this Agreement in accordance with Section 8.1(d)(ii), it will, in connection with and as a condition to such termination, pay Parent the Termination Fee. If (i) Parent or the Company, as applicable, terminates this Agreement in accordance with Section 8.1(b)(ii), Section 8.1(b)(iii) or Section 8.1(c)(i) and, at the time of such termination, the Company Requisite Vote shall not have been obtained, (ii) prior to such time, a Company Acquisition Proposal has been publicly announced and not publicly withdrawn at least four Business Days prior to the Shareholders Meeting, and (iii) within 12 months after the date on which this Agreement is terminated, the Company enters into a definitive agreement with respect to a Company Acquisition Proposal that is ultimately consummated or a Company Acquisition Proposal is consummated (provided that, for purposes of this clause (iii), the references to “20%” in the definition of “Company Acquisition Proposal” shall be deemed to be references to “50%”), then the Company will pay Parent the Termination Fee upon the consummation of the transaction contemplated by such Company Acquisition Proposal. All amounts due hereunder will be payable by wire transfer in immediately available funds to such account as Parent may designate in writing to the Company. If the Company fails to promptly make any payment required in accordance with this Section 8.2(b), the Company will indemnify Parent for its fees and expenses (including attorneys’ fees and expenses) incurred in connection with pursuing such payment and will pay interest on the amount of the payment at the prime rate of Bank of America (or its successors or assigns) in effect on the date the payment was payable in accordance with this Section 8.2(b). The Company will not be required to pay the Termination Fee pursuant to this Section 8.2(b) more than once. Except in the case of the Company’s actual and intentional fraud in the making of any of its representations and warranties set forth in this Agreement or Willful Breach by the Company of its covenants or agreements set forth in this Agreement, in the event that the Termination Fee is triggered and is paid pursuant to this Section 8.2(b), receipt of the Termination Fee shall be the sole and exclusive remedy of Parent and its Affiliates and Representatives against the Company and its Affiliates and Representatives under this Agreement or arising out of or related to this Agreement or the transactions contemplated hereby, and upon payment of such amount, neither the Company nor any of its Affiliates or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable Proceeding, by virtue of any applicable Law or otherwise.

(c) If Parent or the Company terminates this Agreement in accordance with (i) Section 8.1(b)(i), and any applicable Restraint that gives rise to such termination right is in respect of, pursuant to or arises under any Antitrust Law or Foreign Investment Law, or (ii) Section 8.1(b)(ii), and, in each of cases (i) and (ii), at the time of such termination, (A) the condition set forth in Section 7.1(b) has been satisfied, (B) any of the conditions set forth in Section 7.1(a) or Section 7.1(c) has not been satisfied (and, in the case of Section 7.1(c), the statute, rule, regulation, Order or injunction that has caused Section 7.1(c) to not be satisfied is in respect of, pursuant to or arises under any Antitrust Law or Foreign Investment Law), (C) all of the conditions set forth in Section 7.2 are satisfied (or, in the case of conditions that by their terms are to be satisfied at the Closing, are capable of being satisfied on such date), and (D) a breach by the Company of its obligations in Section 6.4 has not contributed materially and substantially to the applicable Restraint that gives rise to the termination right pursuant to Section 8.1(b)(i) or the failure of any of the conditions set forth in Section 7.1(a) or Section 7.1(c) to be satisfied, then Parent will promptly pay or cause to be paid to the Company a fee (the “Reverse Termination Fee”) of $2,224,000,000 in cash, but in no event later than two Business Days after such termination. All amounts due hereunder will be payable by wire transfer in immediately available funds to such account as the Company may designate in writing to Parent. If Parent fails to promptly make any payment required in accordance with this Section 8.2(c), Parent will indemnify the Company for its fees and expenses (including attorneys’ fees and expenses) incurred in connection with pursuing such payment and will pay interest on the amount of the payment at the prime rate of Bank of America (or its successors or assigns) in effect on the date the payment was payable in accordance with this Section 8.2(c). Parent will not be required to pay the Reverse Termination Fee pursuant to this Section 8.2(c) more than once. Except in the case of Parent’s or Merger Sub’s actual and intentional fraud in the making of any of its representations and warranties set forth in this Agreement or Willful Breach by Parent or Merger Sub of its covenants or agreements set forth in this Agreement, in the event that the Reverse Termination Fee is triggered and is paid pursuant to this Section 8.2(c), receipt of the Reverse Termination Fee shall be the sole and exclusive remedy of the Company and its Affiliates and Representatives against Parent and its Affiliates and Representatives under this Agreement or arising out of or related to this Agreement or the transactions contemplated hereby, and upon payment of such amount, neither Parent nor any of its Affiliates or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable Proceeding, by virtue of any applicable Law or otherwise.

8.3 Fees and Expenses. Except as set forth in Section 6.4, Section 6.6 and Section 8.2, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses whether or not the Merger is consummated.

8.4 Amendment. Subject to Law and as otherwise provided in the Agreement, this Agreement may be amended, modified and supplemented, by written agreement of the parties hereto. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5 Waiver. At any time prior to the Effective Time, either party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto or (b) waive compliance with any of the agreements of the other party hereto or any conditions to its own obligations, in each case, only to the extent such obligations, agreements and conditions are intended for its benefit; provided, however, that any such extension or waiver will be binding upon a party hereto only if such extension or waiver is set forth in a writing executed by such party.

SECTION 9 - MISCELLANEOUS

9.1 No Survival. None of the representations and warranties contained herein will survive the Effective Time.

9.2 Notices. Any notice or other communication required or permitted hereunder will be in writing and will be deemed given when delivered in person, by overnight courier, or by email transmission (provided, that no

“bounce back” or similar message of non-delivery is received with respect thereto), or two Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

(a) if to Parent or Merger Sub or, after the Effective Time, to the Surviving Corporation, to it at:

Pfizer Inc.

66 Hudson Boulevard East

New York, New York, 10001-2192

Attention: Bryan Supran, Senior Vice President and Deputy General Counsel

Email: [***********]

with a copy (which does not constitute notice under this Agreement) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attn:             David K. Lam

                     Zachary S. Podolsky

Email:          dklam@wlrk.com

                      zpodolsky@wlrk.com

(b) if to the Company, to it at:

Seagen Inc.

21823 30th Drive SE

Bothell, Washington 98021

Attention: Jean Liu, Chief Legal Officer

Email: [***********]

with a copy (which does not constitute notice under this Agreement) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attn:             Matthew G. Hurd

                     Melissa Sawyer

                     Bradley S. King

Email:          hurdm@sullcrom.com

                      sawyerm@sullcrom.com

                      kingbrad@sullcrom.com

Telephone:   (212) 558-4000

Any party hereto may by notice delivered in accordance with this Section 9.2 to the other parties hereto designate updated information for notices hereunder. Notice of any change to the address or any of the other details specified in or pursuant to this section will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date specified in such notice or the date that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this section. Nothing in this section will be deemed to constitute consent to the manner or address for service of process in connection with any legal Proceeding, including litigation arising out of or in connection with this Agreement.

9.3 Entire Agreement. This Agreement (including the Company Disclosure Letter, Annexes and Exhibits hereto and the documents and instruments referenced herein), together with the Voting Agreement, contains the entire agreement among the parties hereto with respect to the Merger and related transactions, and supersedes all prior agreements, written or oral, among the parties hereto with respect thereto, other than the Confidentiality Agreement, which will survive and remain in full force and effect (other than the “standstill” provisions, which will expire concurrently with the execution and delivery of this Agreement).

9.4 Governing Law. This Agreement and all actions arising under or in connection therewith will be governed by and construed in accordance with the Laws of the State of Delaware, regardless of any other Laws that might otherwise govern under applicable principles of conflicts of law.

9.5 Binding Effect; No Assignment; No Third-Party Beneficiaries.

(a) This Agreement will not be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto, except that (i) Merger Sub may assign, in its sole discretion and without the consent of any other party hereto, any or all of its rights, interests and obligations hereunder (A) to Parent, (B) to Parent and one or more direct or indirect wholly owned Subsidiaries of Parent or (C) to one or more direct or indirect wholly owned Subsidiaries of Parent (each, a “Merger Sub Assignee”) and (ii) Parent may assign, in its sole discretion and without the consent of any other party hereto, any or all of its rights, interests and obligations hereunder to one or more of its direct or indirect wholly owned Subsidiaries (each, a “Parent Assignee”). Any Merger Sub Assignee and any Parent Assignee may thereafter assign, in its sole discretion and without the consent of any other party hereto, any or all of its rights, interests and obligations hereunder to one or more additional Merger Sub Assignees or Parent Assignees, respectively; provided, however, that in connection with any assignment to any Merger Sub Assignee or Parent Assignee, Parent and Merger Sub (or the assignor), as applicable, will remain liable for the performance by Parent and Merger Sub (and such assignor, if applicable), as applicable, of their obligations hereunder. Subject to the preceding sentence, but without relieving any party hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

(b) Other than Section 6.6, which will confer third-party beneficiary rights to the parties identified therein, nothing in this Agreement, express or implied, will confer upon any Person other than Parent, Merger Sub and the Company and their respective successors and permitted assigns any right, benefit or remedy of any nature by reason of this Agreement.

9.6 Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by an electronic signature, electronic scan or electronic transmission in portable document format (.pdf), including (but not limited to) DocuSign, delivered by electronic mail), each of which will be deemed an original but all of which together will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.

9.7 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The parties hereto will replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

9.8 Submission to Jurisdiction; Waiver. Each of the Company, Parent and Merger Sub irrevocably agrees that any legal action or Proceeding with respect to this Agreement or the transactions contemplated hereby or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns will be brought and determined in the Court of Chancery in the State of Delaware and, if such court declines jurisdiction, any other state court of the State of Delaware or the United States District Court for the District of Delaware, and each of the Company, Parent and Merger Sub hereby irrevocably submits with respect to any action or Proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the Company, Parent and Merger Sub hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), or (c) to the fullest extent permitted by Law, that (i) the suit, action or Proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or Proceeding is improper or (iii) this Agreement, or the subject matter hereof, is not enforceable in or by such courts.

9.9 Service of Process. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.8 in any such action or Proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.2. However, the foregoing will not limit the right of a party to effect service of process on the other party by any other legally available method.

9.10 Rules of Construction. Except where stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement, (a) “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting, (b) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (c) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if,” (d) descriptive headings, the table of defined terms and the table of contents are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement, (e) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms, (f) references to a Person are also to its permitted successors and assigns, (g) references to an “Article,” “Section,” “Exhibit,” “Annex” or “Schedule” refer to an Article or Section of, or an Exhibit, Annex or Schedule to, this Agreement, (h) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States, (i) references to a federal, state, local or foreign statute or Law shall mean such Law as from time to time amended, modified or supplemented, and include any rules, regulations and delegated legislation issued thereunder, (j) references to any communication by any Governmental Authority include communications by the staff of such Governmental Authority and (k) words denoting any gender will be deemed to include all genders and words denoting natural persons will be deemed to include business entities and vice versa. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto. No summary of this Agreement prepared by any party will affect the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or ruling of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Whenever the final day for performance of an obligation under this Agreement, other than an obligation under Section 5.2, falls on a day other than a Business Day, the time period for performance thereof will automatically be extended to the next day that is a Business Day. The term “made available to Parent” as it relates to materials provided to Parent shall be deemed to have been fulfilled if copies of the subject materials (i) were made available to Parent in the Data Room or through the Lorenz DocuBridge platform managed by the Company to which Parent has been granted access prior to the execution of this Agreement, in each case, by 5:00 p.m. (Pacific Standard Time) on March 11, 2023, (ii) were publicly available on EDGAR at least one Business Day prior to the date of this Agreement, or (iii) made available to Parent as provided in Section 9.10 of the Company Disclosure Letter. The covenants and obligations set forth in the Company Disclosure Letter are hereby incorporated into this Agreement, and each party shall perform such covenants and obligations as if fully set forth herein.

9.11 Specific Performance.

(a) The parties hereto acknowledge and agree that, in the event of any breach of this Agreement, irreparable harm would occur that monetary damages could not make whole. It is accordingly agreed that (i) each party hereto will be entitled, in addition to any other remedy to which it may be entitled at law or in equity, to compel specific performance to prevent or restrain breaches or threatened breaches of this Agreement in any action without the posting of a bond or undertaking and (ii) the parties hereto will, and hereby do, waive, in any action for specific performance, the defense of adequacy of a remedy at law and any other objections to specific performance of this Agreement.

(b) Notwithstanding the parties’ rights to specific performance pursuant to Section 9.11(a), each party may pursue any other remedy available to it at law or in equity, including monetary damages.

9.12 No Waiver; Remedies Cumulative. No failure or delay by any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

9.13 Waiver of Jury Trial. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OR ACTION RELATED HERETO OR THERETO. Each party to this Agreement certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.13.

* * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first written above.

SEAGEN INC.

By:	/s/ David Epstein
Name:	David R. Epstein
Title:	Chief Executive Officer

PFIZER INC.

By:	/s/ Albert Bourla
Name:	Albert Bourla
Title:	Chairman and CEO

ARIS MERGER SUB, INC.

By:	/s/ Deborah Baron
Name:	Deborah Baron
Title:	President

[Signature Page to Agreement and Plan of Merger]

ANNEX I

DEFINITIONS

“401(k) Plan” has the meaning set forth in Section 6.7(d).

“Advisor” has the meaning set forth in the Recitals.

“Affiliate” means, with respect to any Person, any individual, partnership, corporation, entity or other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first Person specified.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 5.2(a).

“Anti-Corruption Laws” has the meaning set forth in Section 3.17(a).

“Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act and the antitrust, competition or trade regulation laws of any jurisdiction other than the United States, including any other federal, state, foreign or multinational law, code, rule, regulation or decree designed or intended to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment or lessening of effective competition.

“Benefit Plan” has the meaning set forth in Section 3.10(a).

“Book-Entry Share” has the meaning set forth in Section 2.1(c).

“Budget and Capital Plan” means the budget and capital plan set forth in Section 1.1(a) of the Company Disclosure Letter.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings other than a day on which banking institutions located in New York, New York or Seattle, Washington are permitted or required by Law to remain closed.

“Bylaws” has the meaning set forth in Section 3.1.

“Capitalization Date” has the meaning set forth in Section 3.2(a).

“Certificate” has the meaning set forth in Section 2.1(c).

“Certificate of Incorporation” has the meaning set forth in Section 3.1.

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“CMA” has the meaning set forth in Section 6.4(e).

“Code” has the meaning set forth in Section 2.5.

“Common Shares” has the meaning set forth in Section 2.1.

“Company” has the meaning set forth in the Preamble.

Annex I - 1

“Company Acquisition Proposal” means a proposal or offer (whether or not in writing) from any Person (other than Parent or any of its Subsidiaries) providing for (in one transaction or a series of transactions) any: (i) merger, consolidation, share exchange, business combination, recapitalization, reorganization, dissolution, liquidation or similar transaction involving the Company or any Company Subsidiary, pursuant to which any Person or group of related Persons would beneficially own or Control, directly or indirectly, 20% or more (on a non-diluted basis) of any class of equity or voting securities of the Company or any resulting parent company of the Company, (ii) sale, lease, license or other disposition, directly or indirectly, of assets of the Company (including capital stock or other equity interests of any Company Subsidiary) or any Company Subsidiary representing 20% or more of the consolidated assets, net revenues or net income of the Company and each Company Subsidiary, taken as a whole, or to which 20% or more of the revenues, earnings or assets of the Company and each Company Subsidiary, taken as a whole and on a consolidated basis, are attributable, (iii) issuance or sale or other disposition of capital stock or other equity interests representing 20% or more (on a non-diluted basis) of any class of equity or voting securities of the Company, (iv) tender offer, exchange offer or any other transaction or series of transactions that, if consummated, would result in any Person or group of related Persons, directly or indirectly, beneficially owning or having the right to acquire beneficial ownership of capital stock or other equity interests representing 20% or more (on a non-diluted basis) of any class of equity or voting securities of the Company or (v) combination of the foregoing.

“Company Adverse Recommendation Change” means, with respect to any action by the Company Board of Directors, (a) withdrawing, amending, changing, modifying for qualifying, or otherwise proposing publicly to withdraw, amend, change, modify or qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (b) failing to make the Company Board Recommendation in the Proxy Statement, (c) approving or recommending or declaring advisable, or otherwise proposing publicly to approve or recommend or declare advisable, any Company Acquisition Proposal or (d) if a Company Acquisition Proposal has been publicly disclosed, failing to publicly recommend against such Company Acquisition Proposal within 10 Business Days of the request of Parent and failing to publicly reaffirm the Company Board Recommendation within such 10-Business Day period upon such request.

“Company Board of Directors” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in the Recitals.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement.

“Company ESPP” means the Company’s Amended and Restated 2000 Employee Stock Purchase Plan.

“Company Intellectual Property” has the meaning set forth in Section 3.14(a).

“Company Intervening Event” means a material event, fact, circumstance, development, occurrence or change not known to the Company Board of Directors, or the magnitude or consequences of which were not reasonably foreseen by the Company Board of Directors, at the time the Company Board of Directors initially resolved to make the Company Board Recommendation, which event, fact, circumstance, development, occurrence, change, magnitude or consequences become known to the Company Board of Directors prior to the date on which the Company Requisite Vote is obtained; provided, however, that no Company Acquisition Proposal will constitute a Company Intervening Event.

“Company Leased Real Property” has the meaning set forth in Section 3.15(b).

“Company Material Adverse Effect” means any effect, change, development or occurrence that has had, or would reasonably be expected to have, a material adverse effect, individually or in the aggregate, on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and each Company

Annex I - 2

Subsidiary, taken as a whole; provided, however, that any effect, change, development or occurrence resulting from the following will not be taken into account in determining whether a Company Material Adverse Effect has occurred: (i) changes in general economic, regulatory, business, financial market or political conditions in the United States or elsewhere in the world; (ii) changes in the economic, regulatory, financial or business conditions generally affecting the biopharmaceutical industry; (iii) in and of itself, any change in the Company’s stock price or any failure by the Company to meet any revenue, earnings or other similar internal or analysts’ projections (it being understood that any effect, change, development or occurrence giving rise to or contributing to such change or failure may be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect); (iv) any change resulting from any outbreak, continuation or escalation of acts of war (whether or not declared), civil disobedience, hostilities, cyberattacks, sabotage, an act of terrorism, military actions, earthquakes, fires, explosions or any weather or natural disasters, or any regional, national or international calamity or crisis, whether or not caused by any Person, or other similar force majeure events, including any worsening of such conditions existing as of the date of this Agreement or responses of any Governmental Authority thereto; (v) any health emergencies, including pandemics (including COVID-19 and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks or other outbreaks of diseases or quarantine restrictions) or epidemics or any Law, directive or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews, limitations on gathering or other restrictions that relate to, or arise out of, an epidemic, pandemic, outbreak of illness (including COVID-19) or other public health event or any change in such Law or interpretation thereof or any worsening of such conditions threatened or existing; (vi) any adoption, implementation, promulgation, repeal, modification, amendment or other changes in laws or GAAP or any other applicable accounting standards or, in each case, the interpretation thereof; (vii) any event, occurrence, circumstance, change or effect arising from fluctuations in the value of any currency, exchange rates, interest rates or inflation; (viii) the negotiation, execution, or public announcement of the Merger or the other transactions contemplated hereby (it being understood and agreed that this clause (viii) will not apply with respect to any representation or warranty the purpose of which is to address the consequences of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or the performance of obligations of the Company hereunder); (ix) any event, occurrence, circumstance, change or effect resulting or arising from the identity of Parent or Merger Sub as the acquiror of the Company; (x) any steps required to be taken pursuant to this Agreement or taken with the prior written consent of Parent; (xi) any of the matters set forth on Section 1.1(b) of the Company Disclosure Letter; and (xii) any Transaction Litigation; provided, further, that if the effects, changes, developments, events or occurrences set forth in clauses (i), (ii), (iv), (v), (vi) and (vii) above have a disproportionate impact on the Company and each Company Subsidiary, taken as a whole, relative to the other participants in the biopharmaceutical industry, such effects, changes, developments or occurrences may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent of such disproportionate impact.

“Company Material Contract” has the meaning set forth in Section 3.13(a).

“Company Non-Products PSU” has the meaning set forth in Section 2.4(d).

“Company Option” means an option to purchase Common Shares granted by the Company under the Company Stock Plans other than the Company ESPP.

“Company Option Grant Date” has the meaning set forth in Section 3.2(b).

“Company Owned Real Property” has the meaning set forth in Section 3.15(a).

“Company Permits” has the meaning set forth in Section 3.10(a).

“Company Preferred Shares” has the meaning set forth in Section 3.2(a).

Annex I - 3

“Company Product” means each product researched, developed, designed, manufactured, or marketed, or that has been sold or offered for sale, marketed, distributed, developed, designed, or manufactured by or on behalf of the Company or a Company Subsidiary.

“Company Products PSU” has the meaning set forth in Section 2.4(e).

“Company PSU” means a restricted stock unit with performance-based vesting or delivery requirements granted by the Company, under a Company Stock Plan or otherwise.

“Company Requisite Vote” has the meaning set forth in Section 3.3(a).

“Company RSU” means a restricted stock unit granted by the Company, under a Company Stock Plan or otherwise.

“Company SEC Documents” has the meaning set forth in Section 3.5(a).

“Company Stock Plan Awards” means, collectively, the Company Options, the Company RSUs, and the Company PSUs.

“Company Stock Plans” means the Company’s Amended and Restated 2007 Equity Incentive Plan and the Company ESPP.

“Company Subsidiary” means any Subsidiary of the Company.

“Company Systems” has the meaning set forth in Section 3.14(n).

“Confidentiality Agreement” means the Confidentiality Agreement entered into as of May 24, 2022 between the Company and Parent.

“Consent” has the meaning set forth in Section 3.4(b).

“Continuing Employee” has the meaning set forth in Section 6.7(a).

“Contract” means any contract, agreement, subcontract, arrangement, lease, sublease, conditional sales contract, purchase order, sales order, license, indenture, note, bond, loan, instrument, binding undertaking, commitment or other agreement or other instrument, in each case, whether written or oral.

“Control” means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a Person, whether through the ownership of voting securities or partnership or other interests, by Contract or otherwise. A general partner or managing member of a Person will always be considered to Control such Person. The terms “Controlling” and “Controlled” and similar words have correlative meanings.

“Copyrights” means works of authorship (whether or not copyrightable, including all software, whether in source code or object code format) and all copyrights (whether or not registered), including all registrations thereof and applications therefor, and all renewals, extensions, restorations and reversions of the foregoing.

“COVID-19” means the novel coronavirus (SARS-CoV-2), including any evolutions, variations or mutations thereof or any other virus, infection or infectious or transmissible disease or global or regional health event or the events surrounding such virus, infection, disease or health event.

“Data Room” means the virtual data room hosted by Datasite and maintained by the Company.

“Delisting Period” has the meaning set forth in Section 6.1.

“DGCL” has the meaning set forth in the Recitals.

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“Disclosing Party” has the meaning set forth in Section 6.4(c).

“Dissenting Shares” has the meaning set forth in Section 2.3(a).

“DOJ” means the U.S. Department of Justice.

“EDGAR” has the meaning set forth in Section 3.

“EC” has the meaning set forth in Section 6.4(f).

“Effective Time” has the meaning set forth in Section 1.2.

“Environmental Laws” means all Laws relating to pollution or the protection of human health or safety as it relates to Hazardous Materials or the environment (including occupational health and safety as it relates to Hazardous Materials exposure), including Laws relating to emissions, discharges, releases or threatened releases of, or exposure to, Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, presence, registration, labeling, or other handling of Hazardous Materials or products containing Hazardous Materials, or the arrangement of any such activities.

“ERISA” has the meaning set forth in Section 3.10(a).

“ERISA Affiliate” has the meaning set forth in Section 3.10(d).

“Existing Policies” has the meaning set forth in Section 6.6(b).

“Exchange Act” has the meaning set forth in Section 3.4(b).

“Exchange Fund” has the meaning set forth in Section 2.2(a).

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977.

“FDA” has the meaning set forth in Section 3.18(a).

“Foreign Investment Laws” means any Law that provides for the review, clearance or notification of transactions on grounds of national security or other national or public interest, including any state, national or multi-jurisdictional Laws, that are designed or intended to prohibit, restrict or regulate actions by foreigners to acquire interests in or control over domestic equities, securities, entities, assets, land or interests.

“FTC” means the U.S. Federal Trade Commission.

“GAAP” has the meaning set forth in Section 3.5(a).

“Global Trade Control Laws” means the U.S. Export Administration Regulations; the U.S. International Traffic in Arms Regulations; the economic sanctions rules and regulations implemented under statutory authority and/or President’s Executive Orders and administered by the U.S. Treasury Department’s Office of Foreign Assets Control; U.S. Customs Regulations; European Union (E.U.) Council Regulations on export controls, including Nos. 428/2009, 267/2012; other E.U. Council sanctions regulations, as implemented in E.U. Member States; United Nations sanctions policies; all relevant regulations and legislative instruments made under any of the above; other relevant economic sanctions and export and import control laws applicable to the Company and the Company Subsidiaries.

“Good Clinical Practices” has the meaning set forth in Section 3.18(d).

“Good Laboratory Practices” has the meaning set forth in Section 3.18(d).

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“Good Manufacturing Practices” has the meaning set forth in Section 3.18(e).

“Government Contract” means Contract with any Governmental Authority, excluding any Contract (i) with any public colleges, public universities or public academic medical centers or (ii) primarily for the purpose of a Governmental Authority providing trial sites for the clinical operations of the Company or any Company Subsidiary.

“Government Official” means (i) any elected or appointed government official (e.g., a legislator or a member of a ministry of health); (ii) any employee or person acting for or on behalf of a government, a government department or agency, an institution or entity owned or Controlled by a government (e.g., a healthcare professional employed by a government-owned or -Controlled hospital, or a person serving on a healthcare committee that advises a government), or an enterprise or instrumentality performing a governmental function; (iii) any candidate for public office, or officer, employee, or person acting for or on behalf of a political party or candidate for public office; (iv) an employee or person acting for or on behalf of a public international organization (e.g., the United Nations, the Red Cross, or the World Bank); (v) any member of a military or a royal or ruling family; or (vi) any person otherwise categorized as a government official under Law.

“Governmental Authority” means any court, nation, government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to or on behalf of, government.

“Hazardous Materials” means any material (including biological material), substance, chemical or waste (or combination thereof) that (a) is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, a substance of concern or words of similar effect under any Environmental Law, including petroleum, oil, PFAS or PFOS or (b) for which standards of care have been established under any Environmental Law.

“Healthcare Laws” means, to the extent related to the conduct of the Company’s or any Company Subsidiary’s business, as applicable, as of the date of this Agreement, means (a) all federal and state fraud and abuse Laws, including, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn), the civil False Claims Act (31 U.S.C. § 3729 et seq.), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes; (b) the administrative simplification provisions of the Health Insurance Portability and Accountability Act of 1996 (18 U.S.C. §§ 669, 1035, 1347 and 1518; 42 U.S.C. § 1320d et seq.) and the regulations promulgated thereunder; (c) Titles XVIII (42 U.S.C. § 1395 et seq.) and XIX (42 U.S.C. § 1396 et seq.) of the Social Security Act and the regulations promulgated thereunder; (d) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (42 U.S.C. § 1395w-101 et seq.) and the regulations promulgated thereunder; (e) the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h) and state or local Laws regulating or requiring reporting of interactions between pharmaceutical manufacturers and members of the healthcare industry and regulations promulgated thereunder; (f) Laws governing government pricing or price reporting programs and regulations promulgated thereunder, including the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, the Public Health Service Act (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126) or any state pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement, and any successor government programs; (g) the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 321 et seq.; and all regulations, agency guidance or similar legal requirements promulgated thereunder; and (h) any and all other healthcare Laws and regulations from any domestic or international jurisdiction applicable to the Company or any Company Subsidiary or affecting their respective businesses.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“ICH” has the meaning set forth in Section 3.18(d).

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“IND” has the meaning set forth in Section 3.18(b).

“Indebtedness” means without duplication and including all prepayment penalties, breakage costs and all other related, similar fees, (a) any indebtedness or other obligation for borrowed money (including the issuance of any debt security), whether current, short-term or long-term and whether secured or unsecured, (b) any indebtedness evidenced by a note, bond, debenture or other security or similar instrument, (c) any liabilities or obligations with respect to interest rate swaps, collars, caps, hedging agreements and any other derivatives instruments, (d) any direct or contingent obligations under letters of credit, bankers’ acceptances, bank guarantees, surety bonds and similar instruments, each to the extent drawn upon (other than letters of credit used as security for leases), (e) any obligation to pay the deferred purchase price of property or services (other than trade accounts payable and accrued expenses in the ordinary course of business and contingent payment obligations that have not yet become payable as of the date of this Agreement), (f) all capital or finance lease obligations and all synthetic lease obligations, (g) all obligations of others of the type described in clauses (a) through (f) above and clause (h) below secured by any Lien on owned or acquired property, whether or not the obligations secured thereby have been assumed and (h) guarantees with respect to obligations of others of the type described in clauses (a) through (g) above.

“Indemnified Parties” has the meaning set forth in Section 6.6(a).

“Institutional Review Board” has the meaning set forth in Section 3.18(d).

“Intellectual Property” means all rights, title and interests in and to all intellectual property rights of every kind and nature however denominated, throughout the world and intangible industrial property rights, and all related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including (a) all Patents, Trademarks, Copyrights, Trade Secrets, and software, (b) internet domain names and social media designations, (c) all royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any of the foregoing, (d) any and all registrations, applications, common-law rights, and statutory rights relating to any of the foregoing, and (e) all claims and causes of action, with respect to any of the foregoing, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, or violation, with the right but not the obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages, including costs and attorney’s fees.

“Intellectual Property Agreement” means any license-in, license-out, consent to use, covenant not to sue, non-assertion, coexistence, settlement or similar Contract pursuant to which the Company or any Company Subsidiary grants or receives a license or other right to or from a third party under Company Intellectual Property (including software) used by the Company or any Company Subsidiary, other than (a) non-customized software subject to customary “shrink-wrap”- or “click-through”-type Contracts, (b) agreements with employees or independent contractors on the Company’s standard form of agreement, and (c) non-exclusive licenses granted by or to the Company or a Company Subsidiary in the ordinary course of business consistent with past practice to or by service providers, contract manufacturers, contract research organizations and distributors ancillary to the performance of services contemplated by such arrangements.

“IT Systems” means hardware, servers, databases, software, networks, telecommunications systems, websites, computer equipment, interfaces, platforms, systems, other information technology and related infrastructure.

“Knowledge of the Company” means with respect to any matter in question the actual knowledge of the individuals, after reasonable inquiry, set forth on Section 1.1(c) of the Company Disclosure Letter.

“Labor Agreement” has the meaning set forth in Section 3.11(a).

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“Law” means any applicable domestic, federal, state, municipal, local, national, supranational, foreign or other statute, law (whether statutory or common law), constitution, code, ordinance, rule, administrative interpretation, regulation, Order, writ, judgment, decree, license, permit or any other enforceable requirement of any Governmental Authority.

“Lease” has the meaning set forth in Section 3.15(b).

“Lien” means any lien, restrictive covenant, charge, security interest, claim, mortgage, pledge, encumbrance, right of first refusal, preemptive right or similar restriction of any nature.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.1(c).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Assignee” has the meaning set forth in Section 9.5(a).

“Merger Sub Common Shares” has the meaning set forth in Section 2.1.

“Nasdaq” means The Nasdaq Stock Market LLC.

“NDA” has the meaning set forth in Section 3.18(b).

“Non-U.S. Benefit Plan” means a Benefit Plan that is maintained primarily for the benefit of current or former employees or other individual service providers outside of the United States.

“Notice Period” has the meaning set forth in Section 5.2(d).

“NYSE” means New York Stock Exchange LLC.

“Order” means any decree, order, settlement, consent, stipulation, judgment, injunction, writ, award, temporary restraining order or other order in any Proceeding by or with any Governmental Authority.

“Outside Date” has the meaning set forth in Section 8.1(b)(ii).

“Owned Company Intellectual Property” has the meaning set forth in Section 3.14(a).

“Owned Registered Company Intellectual Property” has the meaning set forth in Section 3.14(b).

“Parent” has the meaning set forth in the Preamble.

“Parent 401(k) Plan” has the meaning set forth in Section 6.7(d).

“Parent Assignee” has the meaning set forth in Section 9.5(a).

“Parent Cash Award” has the meaning set forth in Section 2.4(c).

“Parent Material Adverse Effect” has the meaning set forth in Section 4.1.

“Parent Organizational Documents” means the certificate of incorporation and memorandum and articles of association and/or bylaws, each as amended as of the date of this Agreement, of each of Parent and Merger Sub.

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“Parent Performance Cash Award” has the meaning set forth in Section 2.4(e).

“Patents” means patents, registrations, invention disclosures, and patent applications, including divisionals, provisionals, continuations, continuations-in-part, renewals, supplementary protection certificates, extensions, reissues and reexaminations thereof, and all patents that may issue on such applications.

“Paying Agent” has the meaning set forth in Section 2.2(a).

“Pension Plans” has the meaning set forth in Section 3.10(a).

“Permitted Lien” means (a) Liens for Taxes (i) that are not yet due and payable or (ii) the amount and/or validity of which are being contested in good faith and by appropriate Proceedings and for which adequate reserves have been maintained in accordance with GAAP, (b) mechanics’, materialmen’s or other similar Liens arising by operation of Law with respect to obligations incurred in the ordinary course of business consistent with past practice and which are (i) not yet due and payable or (ii) being contested in good faith by appropriate Proceedings and for which adequate reserves have been maintained in accordance with GAAP, (c) Liens arising under equipment leases with third Persons entered into in the ordinary course of business consistent with past practice, (d) any other Liens if the underlying obligations are non-monetary, incurred in the ordinary course of business consistent with past practice and do not, individually or in the aggregate, materially impair the continued use and operation of the assets of the Company or any Company Subsidiary to which they relate in the conduct of the business of the Company and each Company Subsidiary, taken as a whole, as currently conducted (or in the case of Liens with respect to Parent and its Subsidiaries, do not, individually or in the aggregate, materially impair the continued use and operation of the assets of Parent and its Subsidiaries to which they relate in the conduct of the business of Parent and its Subsidiaries, taken as a whole, as currently conducted), (e) with respect to real property, zoning regulations, building codes and other land use regulations or similar laws imposed by any Governmental Authority (excluding Liens imposed by Environmental Laws related to the investigation or remediation of contaminated real property), to the extent not violated by the Company’s or any Company Subsidiary’s current use of such real property (or in the case of Liens with respect to Parent or any of its Subsidiaries, to the extent not violated by Parent’s or any of its Subsidiaries’ current use of such real property) and (f) non-exclusive licenses, customary covenants not to sue and similar rights granted under Intellectual Property rights by the Company or a Company Subsidiary in the ordinary course of business consistent with past practice.

“Person” means any individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

“Personal Information” means any information or data in any media that, alone or in combination with other information, (i) can be used to identify a natural person or (ii) constitutes “personal information,” “personal data,” “protected health information” or any other equivalent term as defined under applicable Law.

“Post-Closing SEC Reports” has the meaning set forth in Section 6.1.

“Post Signing Company RSU” has the meaning set forth in Section 2.4(c).

“Potential Deemed Partnership” means any of the entities set forth in Section 1.1(d) of the Company Disclosure Letter.

“Prior Plan” has the meaning set forth in Section 6.7(c).

“Privacy Obligations” has the meaning set forth in Section 3.20(a).

“Proceeding” means any legal, civil, criminal, administrative, regulatory, arbitral, mediatory, enforcement, civil penalty, alternative dispute resolution, examination, debarment, seizure or other proceeding, litigation, suit, action, charge, complaint, subpoena, prosecution, claim, audit, assessment, inquiry or investigation.

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“Process” or “Processing” means any operation or set of operations that is performed upon data or information in the possession, custody or Control of the Company, the Company Subsidiaries, or any of their respective vendors that Process Personal Information on their behalf and in their service to the Company or the Company Subsidiaries, whether or not by automatic means, including collection, access, acquisition, creation, derivation, recordation, organization, storage, adaptation, alteration, correction, retrieval, maintenance, consultation, use, disclosure, dissemination, transmission, transfer, making available, alignment, combination, blocking, storage, retention, deleting, erasure, or destruction.

“Proxy Statement” means the proxy statement to be provided to the Company’s shareholders in connection with the Shareholders Meeting.

“Receiving Party” has the meaning set forth in Section 6.4(c).

“Registered Company Intellectual Property” has the meaning set forth in Section 3.14(b).

“Regulatory Approvals” has the meaning set forth in Section 7.1(a).

“Representative” means, with respect to any Person, such Person’s Affiliates and its and their respective officers, directors, managers, partners, employees, accountants, counsel, financial advisors, consultants, temporary agency employees, independent contractors, and other advisors, agents or representatives.

“Restraints” has the meaning set forth in Section 8.1(b)(i).

“Restricted Parties” include, but are not limited to, the Sanctioned Persons and those Persons on any lists of prohibited or debarred parties established under the U.S. Federal Food Drug and Cosmetic Act; the list of persons and entities suspended or debarred from contracting with the U.S. government; and similar lists of restricted parties maintained by the governmental entities of the jurisdictions of business, import, and export of the Company and the Company Subsidiaries.

“Reverse Termination Fee” has the meaning set forth in Section 8.2(c).

“Sanctioned Country” means the Crimea, the so-called Donetsk People’s Republic and so-called Luhansk People’s Republic regions of Ukraine, Russia, Cuba, Iran, Venezuela, North Korea and Syria.

“Sanctioned Person” means any Person that is the target of Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State, the UN Security Council, the European Union, His Majesty’s Treasury of the United Kingdom, the Federal Department of Finance of Switzerland or such similar Governmental Authority of any European Union Member State, (b) any Person located, organized or resident in a Sanctioned Country, or (c) any Person 50% or more owned or otherwise controlled by any such Person or Persons described in clauses (a) and (b) above.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government through OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, His Majesty’s Treasury of the United Kingdom or Switzerland.

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.5(a).

“SEC” has the meaning set forth in Section 3.

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“Securities Act” has the meaning set forth in Section 3.5(a).

“Security Breach” means any unauthorized and/or unlawful access to or acquisition, disclosure, destruction, loss, compromise, Processing, misuse, alteration or corruption of Personal Information owned or controlled by the Company or any Company Subsidiary.

“Shareholders Meeting” has the meaning set forth in Section 5.4.

“Specified Letter” means a pre-consummation letter from the FTC in similar form to that set forth in its blog post dated August 3, 2021 and posted at this link: https://www.ftc.gov/system/files/attachments/blog_posts/Adjusting%20merger%20review%20to%20deal%20with%20the%20surge%20in%20merger%20filings/sample_pre-consummation_warning_letter.pdf

“Specified Company Pipeline Products” means the Company Products set forth on Section 1.1(e) of the Company Disclosure Letter.

“Subsidiary” of a Person means any other Person with respect to which the first Person (a) has the right to elect a majority of the board of directors or other Persons performing similar functions or (b) beneficially owns more than 50% of the voting stock (or of any other form of voting or controlling equity interest in the case of a Person that is not a corporation), in each case, directly or indirectly through one or more other Persons. For the avoidance of doubt, no Potential Deemed Partnership shall be deemed to be a Subsidiary of the Company other than, to the extent such Potential Deemed Partnership is an entity regarded for tax purposes, for purposes of Section 3.12 and Section 5.1(b)(T).

“Successor Plan” has the meaning set forth in Section 6.7(c).

“Superior Proposal” has the meaning set forth in Section 5.2(b).

“Surviving Corporation” has the meaning set forth in Section 1.1(a).

“Tax” or “Taxes” means all U.S. federal, state, local or non-U.S. taxes, governmental fees, levies, duties, tariffs, imposts, and other similar charges and assessments, including any income, alternative or add-on minimum, gross income, estimated, gross receipts, net worth, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or similar), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), medical device excise, hospital, health, insurance, environmental (including taxes under former Section 59A of the Code), windfall profit tax, custom duty, or other tax, governmental fee or other like assessment or charge of any kind whatsoever in the nature of a tax, including any interest, penalty or addition to tax imposed with respect thereto.

“Tax Return” means any return, report, information statement, election, notice, designation, declaration, claim for refund, form or other document, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with respect to Taxes (whether in tangible, electronic or other form).

“Termination Fee” has the meaning set forth in Section 8.2(b).

“Trade Secrets” means trade secrets, including ideas, research and development, know-how, formulations of products, drawings, prototypes, models, designs, manufacturing, production and other processes and techniques, schematics, engineering, production and other designs, business methods, customer lists, supplier lists and any other “trade secret” as defined under applicable Law.

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“Trademarks” means trademarks, service marks, corporate names, business names, trade names, brand names, product names, logos, slogans, trade dress and other indicia of source or origin, any applications and registrations for any of the foregoing and all renewals and extensions thereof, and all goodwill associated therewith and symbolized thereby.

“Transaction Litigation” has the meaning set forth in Section 6.5.

“Union” has the meaning set forth in Section 3.11(a).

“Voting Agreement” has the meaning set forth in the Recitals.

“WARN Act” has the meaning set forth in Section 3.11(b).

“Willful Breach” means, with respect to any agreement or covenant in this Agreement, a material breach that is the consequence of an act or omission taken or omitted to be taken that the breaching party intentionally takes (or intentionally fails to take) with the knowledge that such act or omission would cause a material breach of such agreement or covenant.

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ANNEX II

FORM OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SEAGEN INC.

ARTICLE I

The name of the corporation is: Seagen Inc. (the “Corporation”).

ARTICLE II

The address, including street, number, city, and county of the registered office of the Corporation in the State of Delaware is the Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware (“DGCL”).

ARTICLE IV

Section 1. Corporation shall be authorized to issue 1,000 shares of capital stock, all of which 1,000 shares shall be shares of common stock, par value $0.01 per share (the “Common Stock”).

Section 2. Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of the Common Stock shall have one vote and the Common Stock shall vote together as a single class.

ARTICLE V

Any one or more directors may be removed, with or without cause, by the vote or written consent of the holders of a majority of the issued and outstanding shares of capital stock of the Corporation entitled to be voted in the election of directors.

ARTICLE VI

In furtherance and not in limitation of those powers conferred by law, the board of directors of the Corporation (the “Board”) is expressly authorized and empowered to make, alter and repeal the by-laws of the Corporation (the “By-Laws”).

ARTICLE VII

Meetings of the stockholders shall be held at such place, within or without the State of Delaware as may be designated by, or in the manner provided in, the By-Laws or, if not so designated, at the registered office of the

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Corporation in the State of Delaware, Elections of directors need not be by written ballot unless and to the extent that the By-Laws so provide.

ARTICLE VIII

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereinafter prescribed by law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

ARTICLE IX

(A) To the fullest extent permitted by the DGCL, as the same may be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is hereafter amended to authorize, with the approval of a corporation’s stockholders, further reductions in the liability of a corporation’s directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the DGCL, as so amended.

(B) Any repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection of a director of the Corporation with respect to any acts or omissions of such director occurring prior to such repeal or modification.

ARTICLE X

(A) To the fullest extent permitted by applicable law, the Corporation is also authorized to provide indemnification of (and advancement of expenses to) such agents (and any other persons to which Delaware law permits the Corporation to provide indemnification) through By-Law provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to a corporation, its stockholders, and others.

(B) Any repeal or modification of any of the foregoing provisions of this Article X shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such repeal or modification.

Annex II - 2

ANNEX B

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of March 12, 2023, is by and among (i) Pfizer Inc., a Delaware corporation (“Parent”), (ii) Seagen Inc., a Delaware corporation (the “Company”), and (iii) Baker Bros. Advisors LP (the “Advisor”), on behalf of itself and the persons listed on Schedule A hereto in their capacity as record or beneficial owners of Common Shares (as defined below) (each, a “Stockholder” and, collectively, the “Stockholders”). Each of Parent, the Company and the Advisor are sometimes referred to as a “Party.”

RECITALS

A. Concurrently with the execution and delivery of this Agreement, Parent, the Company and Aris Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) that, among other things and subject to the terms and conditions set forth therein, provides for the merger of Merger Sub with and into the Company, with the Company being the surviving corporation (the “Merger”);

B. As of the date hereof, each Stockholder is the record and/or “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of shares of common stock, par value $0.001 per share, of the Company (the “Common Shares”) set forth next to such Stockholder’s name on Schedule A hereto, being all of the Common Shares owned of record or beneficially by such Stockholder as of the date hereof (with respect to such Stockholder, the “Owned Shares,” and the Owned Shares together with any additional Common Shares that such Stockholder may acquire record and/or beneficial ownership of after the date hereof (including pursuant to a stock split, reverse stock split, stock dividend or distribution or any change in Common Shares by reason of any recapitalization, reorganization, combination, reclassification, exchange of shares or similar transaction), such Stockholder’s “Covered Shares”);

C. The Advisor has sole voting and dispositive power with respect to all of the Owned Shares; and

D. In connection with the execution by Parent and Merger Sub of the Merger Agreement, the Advisor has agreed to enter into this Agreement with respect to the Covered Shares.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.

1.1. “Expiration Time” shall mean the earlier to occur of (a) the Effective Time, (b) such time as the Merger Agreement is terminated in accordance with the terms of Section 8 of the Merger Agreement, (c) the termination of this Agreement by written agreement of all of the Parties, (d) the date on which any amendment to the Merger Agreement is effected, or any waiver of the Company’s rights under the Merger Agreement is granted, in each case without the Advisor’s prior written consent, that (i) diminishes (in any amount) the Merger Consideration to be received by stockholders of the Company, (ii) changes the form of the Merger Consideration payable to the stockholders of the Company, (iii) extends the Outside Date beyond December 31, 2024 or (iv) imposes any additional conditions or obligations that would reasonably be expected to prevent or impede the consummation of the Merger by the Outside Date.

1.2. “Transfer” shall mean (a) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, or other transfer (by operation of Law or otherwise), either voluntary or involuntary, or entry into any option or other Contract, arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of Law or otherwise), of any Covered Shares or any interest in any Covered Shares (in each case other than this Agreement); (b) the deposit of such Covered Shares into a voting trust, the entry into a voting agreement or arrangement (other than this Agreement) with respect to such Covered Shares or the grant of any proxy or power of attorney (other than this Agreement) with respect to such Covered Shares; or (c) any Contract or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), or (b) above; provided, that liens on Covered Shares in favor of a bank or broker-dealer, in each case holding custody of Covered Shares in the ordinary course of business, shall not be considered a Transfer hereunder, provided that any transfer as a result of the exercise of remedies under such liens shall be deemed to be a Transfer.

2. Agreement to Not Transfer the Covered Shares; No Inconsistent Arrangements.

2.1. No Transfer of Covered Shares. Until the Expiration Time, the Advisor agrees that neither the Advisor nor any Stockholder shall Transfer or cause or permit the Transfer of any Covered Shares of any Stockholder, other than with the prior written consent of Parent; provided that the Advisor and any Stockholder may, without the consent of Parent, (i) Transfer Covered Shares to any controlled affiliate of the Advisor or any Stockholder, (ii) Transfer up to 4,000,000 Covered Shares in connection with a pro rata distribution of Covered Shares held by 667, L.P. to its partners, (iii) Transfer up to 1,400,000 Covered Shares to any charitable foundation or organization and (iv) subsequent to the date that the Company Required Vote is obtained, Transfer up to 4,700,000 Covered Shares in any calendar year to any other Person or Persons; provided, further, that any Transfer shall be permitted pursuant to clause (i) or (ii) above only if the transferee(s) of any such Transfer agrees in writing (reasonably satisfactory to Parent) prior to such Transfer to be bound by the terms and conditions of this Agreement with respect to the applicable Covered Shares as if such transferee(s) were the Advisor. Common Shares transferred pursuant to clause (iii) or (iv) of the preceding sentence shall cease to be Covered Shares after such Transfer. Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2.1 shall be null and void and of no effect whatsoever. If any involuntary Transfer of any of such Stockholder’s Covered Shares shall occur (including, but not limited to, a sale by such Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall, subject to applicable Law, take and hold such Covered Shares subject to all of the restrictions, obligations, liabilities and rights under this Agreement as if such transferee(s) were the Advisor. Until the Expiration Time, the Advisor shall maintain sole voting and dispositive power over any Covered Shares of any Stockholder, other than any Covered Shares Transferred after the date hereof in accordance with the prior provisions of this Section 2.1.

2.2. No Inconsistent Arrangements. Until the Expiration Time, the Advisor agrees that it shall not, and shall cause the Stockholders not to, take any action, in its capacity as the holder of voting and dispositive power over the Covered Shares, that would directly or indirectly have the effect of preventing, materially delaying or materially impairing the Advisor from performing any of its obligations under this Agreement or that would, or would reasonably be expected to, have the effect of preventing, materially delaying or materially impairing, the consummation of the Merger or the other transactions contemplated by the Merger Agreement or the performance by the Company of its obligations under the Merger Agreement.

3. Agreement to Vote the Covered Shares.

3.1. Voting Agreement. Until the Expiration Time, at every meeting of the Company’s stockholders at which any of the following matters are to be voted on (and at every adjournment or postponement thereof), and on any action or approval of the Company’s stockholders by written consent with respect to any of the following matters, the Advisor shall vote (including via proxy) all of the Covered Shares (or cause the holder of record on any applicable record date to vote (including via proxy) all of the Covered Shares) (a) in favor of any proposal to approve the adoption of the Merger Agreement and approve the Merger; and (b) against (1) any action or agreement that would reasonably be expected to result in any of the conditions to the Company’s obligations set forth in Section 7 under the Merger Agreement not being fulfilled or result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Advisor contained in this Agreement and (2) any Company Acquisition Proposal, or any agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede or interfere with the consummation of the Merger and the other transactions contemplated by the Merger Agreement (clauses (a) and (b), the “Covered Proposals”).

3.2. Quorum. Until the Expiration Time, at every meeting of the Company’s stockholders (and at every adjournment or postponement thereof), the Advisor shall cause each Stockholder to be represented in person or by proxy at such meeting (or cause the holders of record on any applicable record date to be represented in person or by proxy at such meeting) in order for the Covered Shares to be counted as present for purposes of establishing a quorum.

3.3. Return of Proxy. The Advisor shall execute and deliver (or cause the holders of record to execute and deliver), promptly upon receipt, any proxy card or voting instructions it or the Stockholders receive that is sent to stockholders of the Company soliciting proxies with respect to any matter described in Section 3.1, which shall be voted in the manner described in Section 3.1 (with Parent to be promptly notified (and provided reasonable evidence) of such execution and delivery of such proxy card or voting instructions).

4. Waiver of Certain Actions. The Advisor hereby agrees that (a) it shall not (and shall cause each Stockholder not to) commence or participate in, and (b) it shall take (and shall cause each Stockholder to take) all actions necessary to opt out of any class in any class action with respect to, in each of cases (a) and (b), any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective Affiliates, successors, directors, managers or officers (i) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the closing of the Merger) or (ii) alleging a breach of any duty of the Company Board of Directors in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby.

5. Fiduciary Duties; Legal Obligations. The Advisor is entering into this Agreement solely in its capacity as the holder of voting and dispositive power over the Covered Shares. Nothing in this Agreement shall in any way limit or affect any actions taken by any Affiliate or designee of the Advisor in his or her capacity as a director or officer of the Company or from complying with his or her fiduciary duties or other legal obligations while acting in such capacity as a director or officer of the Company, it being understood that this Agreement applies to the Advisor solely in its capacity as the holder of voting and dispositive power over the Covered Shares and does not apply to any such Affiliate or designee’s actions, judgments or decisions as a director or officer of the Company.

6. Representations and Warranties of the Advisor. The Advisor hereby represents and warrants to Parent and the Company that:

6.1. Due Authority. The Advisor has the full power and capacity to make, enter into and carry out the terms of this Agreement. The Advisor is duly organized, validly existing and in good standing in accordance with the Laws of its jurisdiction of formation, as applicable, and the execution and delivery of this Agreement, the performance of the Advisor’s obligations hereunder, and the consummation of the transactions contemplated hereby have been validly authorized. This Agreement has been duly and validly executed and delivered by the Advisor and constitutes a valid and binding obligation of the Advisor enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

6.2. Ownership of the Covered Shares. (a) The applicable Stockholder is, as of the date hereof, the beneficial and record owner of the Covered Shares set forth on Schedule A, free and clear of any and all Liens other than those (i) created by this Agreement or (ii) arising under applicable securities Laws, and (b) the Advisor has sole voting and dispositive power over all of the Covered Shares. Neither the Advisor nor any Stockholder has not entered into any agreement to Transfer any Covered Shares. As of the date hereof, each Stockholder does not own, beneficially or of record, any Common Shares or other voting shares of the Company (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any Common Shares or other voting shares of the Company) other than the Owned Shares.

6.3. No Conflict; Consents.

a. The execution and delivery of this Agreement by the Advisor does not, and the performance by the Advisor of its obligations under this Agreement and the compliance by the Advisor with any provisions hereof does not and will not: (a) conflict with or violate any Laws, or (b) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Covered Shares of a Stockholder pursuant to any Contract or obligation to which the Advisor or any Stockholder is a party or by which the Advisor or any Stockholder is subject.

b. No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Entity or any other Person, is required by or with respect to the Advisor or any Stockholder in connection with the execution and delivery of this Agreement or the consummation by it of the transactions contemplated hereby.

6.4. Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of the Advisor, threatened against or affecting the Advisor or any Stockholder that would reasonably be expected to impair the ability of the Advisor to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

7. Miscellaneous.

7.1. No Solicitation. Until the Expiration Time, the Advisor will not, and will cause its controlled Affiliates (including the Stockholders) not to, take any action that the Company is prohibited from taking pursuant to Section 5.2 of the Merger Agreement, subject in each case to Section 5 of this Agreement in all respects.

7.2. Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Common Shares by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Common Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

7.3. Amendments and Modifications. Subject to applicable Law, this Agreement may be amended, modified and supplemented, by written agreement of the Parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

7.4. Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Party incurring such fees, costs or expenses.

7.5. Notices. Any notice or other communication required or permitted hereunder will be in writing and will be deemed given when delivered in person, by overnight courier, or by email transmission (provided that no

“bounce back” or similar message of non-delivery is received with respect thereto), or two Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

a.	if to the Advisor, to:

Baker Bros. Advisors LP

860 Washington St., 3rd Floor

New York, NY 10014

Attention: Scott L. Lessing, President

Email: [***********]

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Attn:	Douglas A. Rappaport

Zachary N. Wittenberg

Email:	darappaport@akingump.com

zwittenberg@akingump.com

b.	if to Parent, to:

Pfizer Inc.

66 Hudson Boulevard East

New York, New York, 10001-2192

Attention: Bryan Supran, Senior Vice President and Deputy General Counsel

Email: [*******]

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attn:	David K. Lam

Zachary S. Podolsky

Email:	dklam@wlrk.com

zpodolsky@wlrk.com

c.	if to the Company, to:

Seagen Inc.

21823 30th Drive SE

Bothell, Washington 98021

Attention: Jean Liu, Chief Legal Officer

Email: [*******]

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attn:	Matthew G. Hurd

Melissa Sawyer

Bradley S. King

Email:	hurdm@sullcrom.com

sawyerm@sullcrom.com

kingbrad@sullcrom.com

Telephone:     (212) 558-4000

Any Party may by notice delivered in accordance with this Section 7.5 to the other Parties designate updated information for notices hereunder. Notice of any change to the address or any of the other details specified in or pursuant to this section will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date specified in such notice or the date that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 7.5. Nothing in this Section 7.5 will be deemed to constitute consent to the manner or address for service of process in connection with any legal Proceeding, including litigation arising out of or in connection with this Agreement.

7.6. Governing Law. This Agreement and all actions arising under or in connection therewith will be governed by and construed in accordance with the Laws of the State of Delaware, regardless of any other Laws that might otherwise govern under applicable principles of conflicts of law.

7.7. Jurisdiction. Each of the Company, Parent and the Advisor (on behalf of itself and the Stockholders) irrevocably agrees that any legal action or Proceeding with respect to this Agreement or the transactions contemplated hereby or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns will be brought and determined in the Court of Chancery in the State of Delaware and, if such court declines jurisdiction, any other state court of the State of Delaware or the United States District Court for the District of Delaware, and each of the Company, Parent and the Advisor (on behalf of itself and the Stockholders) hereby irrevocably submits with respect to any action or Proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the Company, Parent and the Advisor (on behalf of itself and the Stockholders) hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), or (c) to the fullest extent permitted by Law, that (i) the suit, action or Proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or Proceeding is improper or (iii) this Agreement, or the subject matter hereof, is not enforceable in or by such courts.

7.8. Service of Process. Each Party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 7.7 in any such action or Proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 7.5. However, the foregoing will not limit the right of a Party to effect service of process on any other Party by any other legally available method.

7.9. Waiver of Jury Trial. EACH OF PARENT, COMPANY AND THE ADVISOR (ON BEHALF OF ITSELF AND THE STOCKHOLDERS) HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OR ACTION RELATED HERETO OR THERETO. Each Party certifies and acknowledges that (a) no Representative of any other Party has represented, expressly or otherwise, that such other Party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such Party has considered the implications of this waiver, (c) such Party makes this waiver voluntarily, and (d) such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 7.9.

7.10. No Waiver; Remedies Cumulative. No failure or delay by any Party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

7.11. Documentation and Information. The Advisor shall not, and shall cause its controlled Affiliates (including the Stockholders) not to, make any public announcement regarding this Agreement or the transactions contemplated hereby without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law (provided that reasonable notice of any such disclosure will be provided to Parent, and the Advisor will consider in good faith the reasonable comments of Parent with respect to such disclosure and otherwise cooperate with Parent in obtaining confidential treatment with respect to such disclosure if requested by Parent at Parent’s sole cost and expense). The Advisor consents to and authorizes (and hereby agrees that the Stockholders consent and authorize) the publication and disclosure by Parent and the Company of the Advisor’s and the Stockholders’ identity and holding of the Covered Shares, and the terms of this Agreement (including the disclosure of this Agreement), in any press release, the Proxy Statement and any other disclosure document required in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement (provided that reasonable notice of any such disclosure will be provided to the Advisor, and Parent will consider in good faith the reasonable comments of the Advisor with respect to such disclosure), and the Advisor acknowledges (and hereby agrees that the Stockholders acknowledge) that Parent and the Company may, in their sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Authority or securities exchange. The Advisor agrees to promptly give the Company and Parent any information it may reasonably require for the preparation of any such disclosure documents, and the Advisor agrees to promptly notify the Company and Parent of any required corrections with respect to any information supplied by the Advisor specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.

7.12. Further Assurances. The Advisor agrees that it shall, and shall cause the Stockholders to, from time to time, at the reasonable request of Parent and without further consideration, execute and deliver such additional documents and take all such further action as may be reasonable required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

7.13. Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Time, in furtherance of this Agreement, the Advisor, on behalf of itself and the Stockholders, hereby authorizes the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to the Covered Shares (and that this Agreement places limits on the voting and transfer of the Covered Shares), subject to the provisions hereof and provided that any such stop transfer order and notice will immediately be withdrawn and terminated by the Company following the Expiration Time; provided, that such stop transfer order will not be applicable to any Transfer effectuated in compliance with Section 2.1 hereof.

7.14. Specific Performance. The Parties acknowledge and agree that, in the event of any breach of this Agreement, irreparable harm would occur that monetary damages could not make whole. It is accordingly agreed that (i) each Party will be entitled, in addition to any other remedy to which it may be entitled at law or in equity, to compel specific performance to prevent or restrain breaches or threatened breaches of this Agreement in any action without the posting of a bond or undertaking and (ii) the Parties will, and hereby do, waive, in any action for specific performance, the defense of adequacy of a remedy at law and any other objections to specific performance of this Agreement. Notwithstanding the Parties’ rights to specific performance pursuant to this Section 7.14, each Party may pursue any other remedy available to it at law or in equity, including monetary damages.

7.15. Indemnification. From and after the Effective Time, Parent will indemnify, defend and hold harmless the Advisor and the Stockholders against any costs or expenses (including attorneys’ fees and expenses), amounts paid in settlement, judgments, fines, losses, claims, damages or liabilities incurred by any of them in connection with, arising out of or otherwise related to any third-party claim, whether asserted or claimed prior to, at or after the Effective Time, arising from or in connection with the execution of this Agreement and the transactions contemplated hereby, including the Merger.

7.16. Entire Agreement. This Agreement, including the Schedules hereto, constitutes the entire agreement among the Parties, and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to such subject matter. For the avoidance of doubt, nothing in this Agreement shall be deemed to amend, alter or modify, in any respect, any of the provisions of the Merger Agreement.

7.17. Interpretation. Except where stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting, (b) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (c) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if,” (d) descriptive headings are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement, (e) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms, (f) references to a Person are also to its permitted successors and assigns, (g) references to a “Section,” or “Schedule” refer to a Section of, or a Schedule to, this Agreement, (h) references to a federal, state, local or foreign statute or Law shall mean such Law as from time to time amended, modified or supplemented, and include any rules, regulations and delegated legislation issued thereunder, and (i) words denoting any gender will be deemed to include all genders and words denoting natural persons will be deemed to include business entities and vice versa. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party. No summary of this Agreement prepared by any Party will affect the meaning or interpretation of this Agreement. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or ruling of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Whenever the final day for performance of an obligation under this Agreement, falls on a day other than a Business Day, the time period for performance thereof will automatically be extended to the next day that is a Business Day.

7.18. Assignment; Third-Party Beneficiaries. This Agreement will not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. Nothing in this Agreement, express or implied, will confer upon any Person other than the Parties and their respective successors and permitted assigns any right, benefit or remedy of any nature by reason of this Agreement.

7.19. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The Parties will replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

7.20. Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement shall survive the Effective Time.

7.21. Termination. This Agreement shall automatically terminate without further action by any of the Parties and shall have no further force or effect as of the Expiration Time; provided that the provisions of Sections 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.10, 7.15, 7.17, 7.20 and 7.21 shall survive any such termination. Notwithstanding the foregoing, termination of this Agreement shall not prevent any Party from seeking any remedies (at Law or in equity) against any other Party for that Party’s breach of any of the terms of this Agreement prior to the date of termination.

7.22. Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by an electronic signature, electronic scan or electronic transmission in portable document format (.pdf), including (but not limited to) DocuSign, delivered by electronic mail), each of which will be deemed an original but all of which together will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

7.23. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or the Company any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Advisor and the Stockholders, as applicable, and Parent shall have no authority to direct the Advisor in the voting or disposition of any Covered Shares, expect as specifically provided herein.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

PFIZER INC.

By:	/s/ Deborah Baron
Name: Deborah Baron
Title: Senior Vice President

SEAGEN INC.

By:	/s/ David Epstein
Name: David R. Epstein
Title: Chief Executive Officer

BAKER BROS. ADVISORS LP

By:	/s/ Scott Lessing
Name: Scott Lessing
Title: President

Schedule A

Name	Address	Owned Shares*
667, L.P.	c/o Baker Bros. Advisors LP 860 Washington Street, 3rd Floor New York, NY 10014	3,947,262
Baker Brothers Life Sciences, L.P.	c/o Baker Bros. Advisors LP 860 Washington Street, 3rd Floor New York, NY 10014	42,825,004

*

If any additional Common Shares are owned by any of the Stockholders as of the date hereof, such shares shall be automatically deemed to be “Owned Shares” notwithstanding the contents of this Schedule A.

ANNEX C

OPINION OF CENTERVIEW PARTNERS LLC

Centerview Partners LLC

31 West 52nd Street

New York, NY 10019

March 12, 2023

The Board of Directors

Seagen Inc.

21823 30th Drive SE

Bothell, WA 98021

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, par value $0.001 per share (the “Shares”) (other than Excluded Shares, as defined below), of Seagen Inc., a Delaware corporation (the “Company”), of the $229.00 per Share in cash, without interest, proposed to be paid to such holders pursuant to the Agreement and Plan of Merger proposed to be entered into (the “Agreement”) by and among Pfizer Inc., a Delaware corporation (“Parent”), Aris Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company. The Agreement provides that Merger Sub will be merged with and into the Company (the “Merger” and, collectively with the other transactions contemplated by the Agreement, the “Transaction”), as a result of which the Company will become a wholly owned subsidiary of Parent and each issued and outstanding Share immediately prior to the effective time of the Merger (other than (i) all Shares that are owned by the Company as treasury shares and any Shares owned by Parent, Merger Sub, or any direct or indirect wholly owned subsidiary of Parent or the Company and (ii) any Dissenting Shares (as defined in the Agreement) (the shares referred to in clauses (i) and (ii), together with any Shares held by any affiliate of the Company or Parent, “Excluded Shares”)) will be converted into the right to receive $229.00 per Share in cash (the $229.00 per Share consideration to be paid in the Merger, the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Transaction. We will receive a fee for our services in connection with the Transaction, a portion of which is payable upon the execution of the Agreement, which will be paid on December 1, 2023, and a substantial portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.

We are a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the past two years, except for our current engagement, we have not been engaged to provide financial advisory or other services to the Company, and we have not received any compensation from the Company during such period. In the past two years, we

The Board of Directors

Seagen Inc.

March 12, 2023

have been engaged to provide and are currently providing financial advisory services unrelated to the Company to Parent, for which we have received compensation and for which we expect to receive additional compensation, including in connection with Parent’s acquisition of Arena Pharmaceuticals, Inc. in 2022 and certain other strategic matters. We may provide financial advisory and other services to or with respect to the Company or Parent or their respective affiliates in the future, for which we may receive compensation. Certain (i) of our and our affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of our affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, the Company, Parent, or any of their respective affiliates, or any other party that may be involved in the Transaction.

In connection with this opinion, we have reviewed, among other things: (i) a draft of the Agreement dated March 12, 2023 (the “Draft Agreement”); (ii) Annual Reports on Form 10-K of the Company for the years ended December 31, 2022, December 31, 2021 and December 31, 2020; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; (iv) certain publicly available research analyst reports for the Company; (v) certain other communications from the Company to its stockholders; and (vi) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company, including certain financial forecasts, analyses and projections relating to the Company prepared by management of the Company and furnished to us by the Company for purposes of our analysis (the “Forecasts”) (collectively, the “Internal Data”). We have also participated in discussions with members of the senior management and representatives of the Company regarding their assessment of the Internal Data. In addition, we reviewed publicly available financial and stock market data, including valuation multiples, for the Company and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that we deemed relevant. We also compared certain of the proposed financial terms of the Transaction with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant and conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

We have assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by us for purposes of this opinion and have, with your consent, relied upon such information as being complete and accurate. In that regard, we have assumed, at your direction, that the Internal Data (including, without limitation, the Forecasts) has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby and we have relied, at your direction, on the Internal Data for purposes of our analysis and this opinion. We express no view or opinion as to the Internal Data or the assumptions on which it is based. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal, and we have not been asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company. We have assumed, at your direction, that the final executed Agreement will not differ in any respect material to our analysis or this opinion from the Draft Agreement reviewed by us. We have also assumed, at your direction, that the Transaction will be consummated on the terms set forth in the Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to our analysis or this opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other

The Board of Directors

Seagen Inc.

March 12, 2023

change will be imposed, the effect of which would be material to our analysis or this opinion. We have not evaluated and do not express any opinion as to the solvency or fair value of the Company, or the ability of the Company to pay its obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We are not legal, regulatory, tax or accounting advisors, and we express no opinion as to any legal, regulatory, tax or accounting matters.

We express no view as to, and our opinion does not address, the Company’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage. This opinion is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of the Shares (other than Excluded Shares) of the Consideration to be paid to such holders pursuant to the Agreement. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any other agreements or arrangements contemplated by the Agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any other class of securities, creditors or other constituencies of the Company or any other party. In addition, we express no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any party, or class of such persons in connection with the Transaction, whether relative to the Consideration to be paid to the holders of the Shares pursuant to the Agreement or otherwise. Our opinion is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof, and we do not have any obligation or responsibility to update, revise or reaffirm this opinion based on circumstances, developments or events occurring after the date hereof. Our opinion does not constitute a recommendation to any stockholder of the Company or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter.

Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The issuance of this opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Based upon and subject to the foregoing, including the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth herein, we are of the opinion, as of the date hereof, that the Consideration to be paid to the holders of Shares (other than Excluded Shares) pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

CENTERVIEW PARTNERS LLC

Seagen seagen inc. 21823 30th dr. Se bothell, wa 98021 vote by internet before the meeting - go to www.proxyvote.com or scan the qr barcode above use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern time on may 29, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During the meeting - go to www.virtualshareholdermeeting.com/sgen2023sm you may attend the meeting via the internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. Vote by phone - 1-800-690-6903 use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern time on may 29, 2023. Have your proxy card in hand when you call and then follow the instructions. Vote by mail mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to vote processing, c/o broadridge, 51 mercedes way, edgewood, ny 11717. To vote, mark blocks below in blue or black ink as follows: v14507-s65885 keep this portion for your records this proxy card is valid only when signed and dated. Detach and return this portion only seagen inc. The board unanimously recommends you vote "for" proposal 1 and "for" proposal 2: for against abstain 1. To consider and vote on the proposal to adopt the agreement and plan of merger (as it may be amended or supplemented from time to time, the "merger agreement"), dated march 12, 2023, by and among seagen inc. ("seagen"), pfizer inc. ("pfizer") and aris merger sub, inc., a wholly-owned subsidiary of pfizer ("merger sub"), and pursuant to which merger sub will be merged with and into seagen, with seagen surviving the merger as a wholly-owned subsidiary of pfizer (the "merger" and such proposal the "merger agreement proposal"). 2. To consider and vote on the proposal to approve, on a non-binding, advisory basis, certain compensation arrangements for seagen's named executive officers in connection with the merger (the "compensation proposal"). Note: in their discretion, the proxies are authorized to vote upon such other business as may properly come before the special meeting or any adjournments or postponements thereof. The shares of our common stock represented by this proxy, when properly executed, will be voted as specified by the undersigned stockholder(s) in items 1 and 2 above. If this card contains no specific voting instructions, the shares will be voted for proposal 1 and for proposal 2. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [please sign within box] date signature (joint owners) date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be held on May 30, 2023: The Notice and Proxy Statement is available at www.proxyvote.com. V14508-S65885 seagen inc. This Proxy is Solicited by the Board of Directors of Seagen Inc. For the Special Meeting of Stockholders to be held on May 30, 2023 at 12:00 p.m. (Pacific time) virtually via the Internet at www.virtualshareholdermeeting.com/SGEN2023SM The undersigned hereby appoints David R. Epstein and Jean I. Liu, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Seagen Inc. Common stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the special meeting of Seagen Inc. Stockholders (the "Special Meeting"), or any adjournments or postponements thereof, as directed on the reverse side, with all powers which the undersigned would possess if present at the Special Meeting. This proxy card, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is made but the card is signed, this proxy card will be voted "for" the merger agreement proposal and "for" the compensation proposal and in the discretion of the proxies with respect to such other business as may properly come before the special meeting. Continued and to be signed on reverse side